     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL  , 1997
                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                              CELL GENESYS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

             DELAWARE                           8731                          94-3061375
 (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                                              KATHLEEN SEREDA GLAUB
               342 LAKESIDE DRIVE                               342 LAKESIDE DRIVE
         FOSTER CITY, CALIFORNIA 94404                    FOSTER CITY, CALIFORNIA 94404
                 (415) 358-9600                                   (415) 358-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE         (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                NUMBER, INCLUDING                                TELEPHONE NUMBER,
 AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE
                    OFFICES)                         INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:

            STEPHEN A. SHERWIN, M.D.                             DAVID W. CARTER
        CHAIRMAN OF THE BOARD, PRESIDENT                 CHAIRMAN OF THE BOARD, PRESIDENT
          AND CHIEF EXECUTIVE OFFICER                      AND CHIEF EXECUTIVE OFFICER
               CELL GENESYS, INC.                          SOMATIX THERAPY CORPORATION
               342 LAKESIDE DRIVE                           950 MARINA VILLAGE PARKWAY
         FOSTER CITY, CALIFORNIA 94404                      ALAMEDA, CALIFORNIA 94501
                 (415) 358-9600                                   (510) 748-3000

        WILLIAM H. HINMAN, JR., ESQ.                         J. STEPHAN DOLEZALEK, ESQ.
              SHEARMAN & STERLING                        BROBECK, PHLEGER & HARRISON LLP
             555 CALIFORNIA STREET                    TWO EMBARCADERO PLACE, 2200 GENG ROAD
        SAN FRANCISCO, CALIFORNIA 94104                    PALO ALTO, CALIFORNIA 94303
                 (415) 616-1100                                   (415) 424-0160

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and certain other conditions to the merger proposed herein are satisfied.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                                                      PROPOSED
                                                         PROPOSED      MAXIMUM
                                           AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
        TITLE OF EACH CLASS OF              TO BE     OFFERING PRICE  OFFERING   REGISTRATION
    SECURITIES TO BE REGISTERED(1)      REGISTERED(2)  PER UNIT(3)    PRICE(3)      FEE(3)
---------------------------------------------------------------------------------------------
Common stock, par value $.001 per
 share (including associated preferred
 share purchase rights)..............    11,025,100       $4.00      $44,066,614  $13,353.52
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) This registration statement relates to securities of the registrant issuable to holders of capital stock of Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), in the proposed merger of a wholly owned subsidiary of the registrant with and into Somatix.
(2) Based upon the number of shares of capital stock of Somatix outstanding as of April 22, 1997.
(3) Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the average of the high and low bid prices of the common stock, par value $.01 per share, of Somatix on The Nasdaq National Market on April 28, 1997. Pursuant to Rule 457(b) under the Securities Act, the registration fee has been reduced by the $15,341.40 paid on February 14, 1997 upon the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the proxy material of the registrant and Somatix included herein.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              CELL GENESYS, INC.
                              342 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404

Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders (the "Cell Genesys Annual Meeting") of Cell Genesys, Inc. ("Cell Genesys") to be held at the Holiday Inn, 1221 Chess Drive, Foster City, California 94404, on Friday, May 30, 1997, at 9:00 a.m., local time.

  At the Cell Genesys Annual Meeting you will be asked to consider and vote upon proposals:

    1. To approve and adopt the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Cell Genesys, Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), and S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), and to approve the merger (the "Merger") of Merger Sub with and into Somatix pursuant to the Merger Agreement and the issuance of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock") pursuant to the Merger. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix will be converted into the right to receive
  0.3850 shares of Cell Genesys Common Stock, (ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, and (iv) Somatix will become a wholly owned subsidiary of Cell Genesys;

    2. To approve and adopt an amendment (the "Cell Genesys Amendment") to the certificate of incorporation of Cell Genesys to increase the number of shares authorized for issuance to 80,000,000;

    3. To approve a special grant of an option to purchase 30,000 shares of Cell Genesys Common Stock at an exercise price equal to the fair market value per share of the Cell Genesys Common Stock on the effective date of such grant (the "Special Option Grant"), effective as of the Effective Time, to each of the eight independent directors of the combined company as of the Effective Time,

    4. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected;

    5. To approve an amendment (the "Incentive Plan Amendment") to Cell Genesys' 1989 Incentive Stock Plan to increase the number of shares of Cell Genesys Common Stock reserved for issuance by 1,750,000 shares, to a total of approximately 5,445,000 shares;

    6. To ratify the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997; and

    7. To transact such other business as may properly come before the Cell Genesys Annual Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF CELL GENESYS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE

ISSUANCE OF CELL GENESYS COMMON STOCK PURSUANT THERETO, (II) THE APPROVAL OF THE CELL GENESYS AMENDMENT, (III) THE APPROVAL OF THE SPECIAL OPTION GRANT,
(IV) THE ELECTION OF THE DIRECTOR NOMINEES SPECIFIED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, (V) THE APPROVAL OF THE INCENTIVE PLAN AMENDMENT AND (VI) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF CELL GENESYS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

  You are urged to read carefully the accompanying Joint Proxy
Statement/Prospectus for more detailed information concerning Cell Genesys, Somatix, the Merger Agreement and the Merger.

  Whether or not you plan to attend the Cell Genesys Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Cell Genesys Annual Meeting. If you attend the Cell Genesys Annual Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          /s/ Stephen A. Sherwin
                                          Stephen A. Sherwin, M.D.
                                          Chairman of the Board, President
                                            and Chief Executive Officer

April 30, 1997

                              CELL GENESYS, INC.
                              342 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 30, 1997

                               ----------------

To the Stockholders of Cell Genesys, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Cell Genesys Annual Meeting") of Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), will be held at the Holiday Inn, 1221 Chess Drive, Foster City, California 94404, on Friday,
May 30, 1997, at 9:00 a.m., local time, for the following purposes:

    1. To approve and adopt the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Cell Genesys, Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), and S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), and to approve the merger (the "Merger") of Merger Sub with and into Somatix pursuant to the Merger Agreement and the issuance of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock") pursuant to the Merger. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix will be converted into the right to receive
  0.3850 shares of Cell Genesys Common Stock, (ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, and (iv) Somatix will become a wholly owned subsidiary of Cell Genesys;

    2. To approve and adopt an amendment to the certificate of incorporation of Cell Genesys to increase the number of shares authorized for issuance to 80,000,000;

    3. To approve a special grant of an option to purchase 30,000 shares of Cell Genesys Common Stock at an exercise price equal to the fair market value per share of the Cell Genesys Common Stock on the effective date of such grant, effective as of the Effective Time, to each of the eight independent directors of the combined company as of the Effective Time;

    4. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected;

    5. To approve an amendment to Cell Genesys' 1989 Incentive Stock Plan to increase the number of shares of Cell Genesys Common Stock reserved for issuance by 1,750,000 shares, to a total of approximately 5,445,000 shares;

    6. To ratify the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997; and

    7. To transact such other business as may properly come before the Cell Genesys Annual Meeting or any adjournments or postponements thereof.

  The Merger, the Merger Agreement and the other matters enumerated above are more fully described in the accompanying Joint Proxy Statement/Prospectus.

  Only holders of record of common stock, par value $.001 per share, of Cell Genesys on April 22, 1997 are entitled to notice of and to vote at the Cell Genesys Annual Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Cell Genesys Annual Meeting. However, to ensure your representation at the Cell Genesys Annual Meeting, you are urged to complete, sign and date the accompanying proxy card and return it as promptly as possible in the enclosed postage-prepaid, self-addressed envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Cell Genesys Annual Meeting. If you attend the Cell Genesys Annual Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Kathleen Sereda Glaub
                                          Kathleen Sereda Glaub
                                          Secretary

April 30, 1997

                          SOMATIX THERAPY CORPORATION
                          950 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders (the "Somatix Special Meeting") of Somatix Therapy Corporation ("Somatix") to be held at 850 Marina Village Parkway, Alameda, California 94501, on Friday, May 30, 1997, at 9:00 a.m., local time.

At the Somatix Special Meeting you will be asked to consider and vote upon proposals:

  1. To approve and adopt the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Somatix, Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), and S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), and to approve the merger (the "Merger") of Merger Sub with and into Somatix pursuant to the Merger Agreement. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix will be converted into the right to receive 0.3850 shares of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock"),
(ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix (together, the "Somatix Series A Preferred Stock") will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, and (iv) Somatix will become a wholly owned subsidiary of Cell Genesys;

  2. To approve and adopt an amendment (the "Somatix Amendment") to the certificate of incorporation of Somatix to provide that the Somatix Series A Preferred Stock will be converted into Cell Genesys Common Stock pursuant to the Merger; and

  3. To transact such other business as may properly come before the Somatix Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF SOMATIX HAS, WITH ONE ABSTENTION, APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND, WITH ONE ABSTENTION, RECOMMENDS THAT THE STOCKHOLDERS OF SOMATIX VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND
(II) THE APPROVAL OF THE SOMATIX AMENDMENT.

  You are urged to read carefully the accompanying Joint Proxy
Statement/Prospectus for more detailed information concerning Somatix, Cell Genesys, the Merger Agreement and the Merger.

  Whether or not you plan to attend the Somatix Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Somatix Special Meeting. If you attend the Somatix Special Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card. Your prompt cooperation will be greatly appreciated.

                                          Very truly yours,

                                          /s/ David W. Carter
                                          David W. Carter
                                          Chairman of the Board, President and
                                           Chief Executive Officer

April 30, 1997

                          SOMATIX THERAPY CORPORATION
                          950 MARINA VILLAGE PARKWAY
                           ALAMEDA, CALIFORNIA 94501

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 30, 1997

                               ----------------

To the Stockholders of Somatix Therapy Corporation:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Somatix Special Meeting") of Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), will be held at 850 Marina Village Parkway, Alameda, California 94501, on Friday, May 30, 1997, at 9:00 a.m., local time, for the following purposes:

  1. To approve and adopt the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Somatix, Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), and S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), and to approve the merger (the "Merger") of Merger Sub with and into Somatix pursuant to the Merger Agreement. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix (the "Somatix Common Stock") will be converted into the right to receive 0.3850 shares of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock"), (ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix (together, the "Somatix Series A Preferred Stock") will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix (the "Somatix Series B Preferred Stock") will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, and (iv) Somatix will become a wholly owned subsidiary of Cell Genesys;

  2. To approve and adopt an amendment to the certificate of incorporation of Somatix to provide that the Somatix Series A Preferred Stock will be converted into Cell Genesys Common Stock pursuant to the Merger; and

  3. To transact such other business as may properly come before the Somatix Special Meeting or any adjournments or postponements thereof.

  The Merger, the Merger Agreement and the other matters enumerated above are more fully described in the accompanying Joint Proxy Statement/Prospectus.

  Only holders of record of Somatix Common Stock, Somatix Series A Preferred Stock and Somatix Series B Preferred Stock on April 22, 1997 are entitled to notice of and to vote at the Somatix Special Meeting and any adjournments or postponements thereof.

  All stockholders are cordially invited to attend the Somatix Special Meeting. However, to ensure your representation at the Somatix Special Meeting, you are urged to complete, sign and date the accompanying proxy card and return it as promptly as possible in the enclosed postage-prepaid, self-addressed envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Somatix Special Meeting. If you attend the Somatix Special Meeting in person, you may vote your shares personally on all matters even if you have previously returned a proxy card.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ Edward O. Lanphier II
                                      Edward O. Lanphier II
                                      Secretary

April 30, 1997

                              CELL GENESYS, INC.
                                      AND
                          SOMATIX THERAPY CORPORATION
                             JOINT PROXY STATEMENT
                                ---------------
                              CELL GENESYS, INC.
                                  PROSPECTUS
                                ---------------
  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), in connection with the solicitation of proxies by the board of directors of Cell Genesys for use at the annual meeting of stockholders of Cell Genesys to be held at the Holiday Inn, 1221 Chess Drive, Foster City, California 94404, on Friday, May 30, 1997, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders of Cell Genesys.
  This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), in connection with the solicitation of proxies by the board of directors of Somatix for use at the special meeting of stockholders of Somatix to be held at 850 Marina Village Parkway, Alameda, California 94501, on Friday, May 30, 1997, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of Somatix.
  This Joint Proxy Statement/Prospectus also constitutes a prospectus of Cell Genesys with respect to shares of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock") to be issued in connection with the merger (the "Merger") of S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), with and into Somatix pursuant to the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Somatix, Cell Genesys and Merger Sub. At the effective time of the Merger (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix (the "Somatix Common Stock") will be converted into the right to receive 0.3850 shares of Cell Genesys Common Stock ("Common Exchange Ratio"),
(ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix (together, the "Somatix Series A Preferred Stock") will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix (the "Somatix Series B Preferred Stock" and, together with the Somatix Common Stock and the Somatix Series A Preferred Stock, the "Somatix Capital Stock") will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, (iv) each outstanding option and warrant to purchase Somatix Common Stock will be assumed by Cell Genesys and converted into an option or warrant, as the case may be, to purchase the number of shares of Cell Genesys Common Stock equal to the product of the number of shares of Somatix Common Stock subject to such option or warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (v) Somatix will become a wholly owned subsidiary of Cell Genesys.
  The proposed Merger is contingent upon, among other things, the approval of the holders of the requisite number of shares of (i) Cell Genesys Common Stock, (ii) Somatix Capital Stock and (iii) Somatix Series A Preferred Stock, all as described in this Joint Proxy Statement/Prospectus. The proposed Merger will be consummated as soon as practicable after such approvals are obtained and the other conditions to the Merger are satisfied or waived. Cell Genesys and Somatix currently expect that the Merger will become effective on May 30, 1997.
  On January 10, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported bid prices on The Nasdaq National Market of Cell Genesys Common Stock and Somatix Common Stock were $9.125 and $3.813, respectively. On April 28, 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the last reported bid prices on The Nasdaq National Market of Cell Genesys Common Stock and Somatix Common Stock were $4.625 and $1.500, respectively.
  All information contained in this Joint Proxy Statement/Prospectus relating to Cell Genesys has been supplied by Cell Genesys, and all information contained herein relating to Somatix has been supplied by Somatix.
  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Cell Genesys and Somatix on or about May 1, 1997.

  SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH CELL GENESYS AND SOMATIX STOCKHOLDERS.
                                ---------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
 SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------
     The date of this Joint Proxy Statement/Prospectus is April 30, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   1
TRADEMARKS................................................................   2
SUMMARY...................................................................   3
  Cell Genesys............................................................   3
  Somatix.................................................................   3
  Merger Sub..............................................................   4
  The Merger..............................................................   4
  The Cell Genesys Annual Meeting.........................................   4
  The Somatix Special Meeting.............................................   6
  Recommendation of Cell Genesys' Board of Directors......................   7
  Recommendation of Somatix' Board of Directors...........................   7
  Opinion of Cell Genesys' Financial Advisor..............................   7
  Opinion of Somatix' Financial Advisor...................................   8
  Regulatory Matters......................................................   8
  Appraisal Rights........................................................   8
  Effective Time of the Merger............................................   8
  Conditions to the Merger................................................   8
  Termination.............................................................   9
  Fees and Expenses.......................................................   9
  Stock Option Agreements.................................................   9
  Accounting Treatment....................................................   9
  Interests of Certain Persons............................................   9
  Exchange of Share Certificates..........................................  10
  Certain Federal Income Tax Consequences.................................  10
  Operations Following the Merger.........................................  10
  Markets and Market Prices...............................................  11
  Selected Historical and Pro Forma Financial Information.................  12
  Comparative Per Share Data..............................................  15
RISK FACTORS..............................................................  16
  Risks Relating to the Merger............................................  16
  Risks Relating to Somatix, Cell Genesys and the Combined Company........  18
THE MEETINGS..............................................................  25
  The Cell Genesys Annual Meeting.........................................  25
  The Somatix Special Meeting.............................................  26
  Proxies.................................................................  28
THE MERGER................................................................  29
  General.................................................................  29
  Conversion of Somatix Capital Stock.....................................  29
  Background of the Merger................................................  29
  Cell Genesys' Reasons for the Merger; Recommendation of Cell Genesys'
   Board of Directors.....................................................  33
  Somatix' Reasons for the Merger; Recommendation of Somatix' Board of
   Directors..............................................................  34
  Opinion of Cell Genesys' Financial Advisor..............................  36
  Opinion of Somatix' Financial Advisor...................................  40
  Certain Federal Income Tax Consequences.................................  43
  Certain Federal Securities Law Consequences.............................  44
  Accounting Treatment....................................................  44

                                                                            PAGE
                                                                            ----
  Interests of Certain Persons in the Merger...............................  45
  Regulatory Matters.......................................................  46
  Appraisal Rights.........................................................  46
  Exchange of Shares.......................................................  46
THE MERGER AGREEMENT.......................................................  48
  Effective Time...........................................................  48
  Corporate Matters........................................................  48
  Conversion of Securities.................................................  48
  Options and Warrants to Purchase Somatix Common Stock....................  48
  Representations and Warranties...........................................  48
  Conduct of Business Pending the Merger...................................  49
  Cooperation; Steering Committee..........................................  50
  Notices of Certain Events................................................  50
  Access to Information; Confidentiality...................................  50
  No Solicitation of Transactions..........................................  50
  Plan of Reorganization...................................................  51
  Further Action; Consents; Filings........................................  51
  Officers and Directors of Cell Genesys After the Merger..................  51
  Nasdaq National Market Listing...........................................  52
  Bridge Facility..........................................................  52
  Audited Financial Statements.............................................  53
  Permitted Financings.....................................................  53
  Directors' and Officers' Indemnification and Insurance...................  53
  Conditions to the Merger.................................................  54
  Termination..............................................................  55
  Termination Fees and Expenses............................................  56
  Amendment and Waiver.....................................................  56
THE STOCK OPTION AGREEMENTS................................................  57
  General..................................................................  57
  The Cell Genesys Stock Option Agreement..................................  57
  The Somatix Stock Option Agreement.......................................  58
CELL GENESYS...............................................................  60
  Overview.................................................................  60
  Background...............................................................  61
  Gene Therapy.............................................................  61
  Product Development Programs.............................................  62
  Government Regulation....................................................  65
  Other Assets of Cell Genesys.............................................  66
  Gene Therapy Patents and Trade Secrets...................................  67
  Human Resources..........................................................  68
  Facilities...............................................................  68
SOMATIX....................................................................  69
  Overview.................................................................  69
  Platform Technology......................................................  69
  Product Development Programs.............................................  70
  Patents, Proprietary Rights and Licenses.................................  73
  Government Regulation....................................................  74

                                                                           PAGE
                                                                           ----
  Human Resources.........................................................  74
  Facilities..............................................................  74
THE COMBINED COMPANY......................................................  75
  Overview................................................................  75
  Gene Therapy............................................................  75
  Strategy for the Combined Company.......................................  75
  Product Development Programs............................................  76
  Proprietary Technologies................................................  78
  Other Assets of the Combined Company....................................  79
  Corporate Relationships.................................................  80
  Intellectual Property Position..........................................  81
  Facilities and Personnel................................................  81
  Management and Directors................................................  82
  Scientific Advisory Board...............................................  83
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............  84
DESCRIPTION OF CELL GENESYS CAPITAL STOCK.................................  89
  Cell Genesys Common Stock...............................................  89
  Cell Genesys Preferred Stock............................................  89
  Cell Genesys Rights Plan................................................  89
COMPARISON OF STOCKHOLDER RIGHTS..........................................  92
  Special Meetings of Stockholders........................................  92
  Stockholder Rights Plans................................................  92
ADDITIONAL MATTERS SUBMITTED TO A VOTE OF CELL GENESYS STOCKHOLDERS.......  93
  Additional Proposal No. 1--Amendment to Certificate of Incorporation....  93
  Additional Proposal No. 2--Special Option Grant.........................  93
  Additional Proposal No. 3--Election of Directors........................  94
  Additional Proposal No. 4--Amendment to 1989 Incentive Stock Plan.......  96
  Additional Proposal No. 5--Ratification of Appointment of Independent
   Auditors............................................................... 101
ADDITIONAL MATTERS SUBMITTED TO A VOTE OF SOMATIX STOCKHOLDERS............ 102
  Additional Proposal No. 1--Amendment to Certificate of Incorporation.... 102
OTHER INFORMATION REGARDING CELL GENESYS.................................. 103
  Directors and Officers.................................................. 103
  Stock Ownership of Principal Stockholders and Management................ 105
  Compliance with Section 16(a) of the Exchange Act....................... 106
  Employment Contracts.................................................... 106
CELL GENESYS EXECUTIVE COMPENSATION....................................... 107
  Summary Compensation Table.............................................. 107
  Option Grants in Last Fiscal Year....................................... 108
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
   Option Values.......................................................... 108
CELL GENESYS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...... 109
  Compensation Committee Interlocks and Insider Participation............. 111
CELL GENESYS STOCK PERFORMANCE GRAPH...................................... 112
  Stockholder Return Comparison........................................... 112

                                                                            PAGE
                                                                            ----
OTHER INFORMATION REGARDING SOMATIX........................................ 113
  Directors and Officers................................................... 113
  Stock Ownership of Principal Stockholders and Management................. 115

OTHER MATTERS.............................................................. 117
EXPERTS.................................................................... 117
LEGAL MATTERS.............................................................. 117
STOCKHOLDER PROPOSALS...................................................... 117

                                   APPENDICES

APPENDIX A--Amended and Restated Agreement and Plan of Merger and
 Reorganization............................................................ A-1
APPENDIX B--Fairness Opinion of Lehman Brothers Inc........................ B-1
APPENDIX C--Fairness Opinion of Donaldson, Lufkin & Jenrette Securities
 Corporation............................................................... C-1

                             AVAILABLE INFORMATION

  Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), and Somatix Therapy Corporation, a corporation organized under the laws of the State of Delaware ("Somatix"), are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, Cell Genesys and Somatix are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov. The Cell Genesys Common Stock and the Somatix Common Stock are each quoted on The Nasdaq National Market. Reports, proxy and information statements and other information filed by Cell Genesys and Somatix with The Nasdaq National Market may also be inspected at the offices of the National Association Securities Dealers, Inc. (the "NASD"), Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Cell Genesys has filed with the Commission a registration statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued by Cell Genesys to holders of Somatix Capital Stock. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  This Joint Proxy Statement/Prospectus is accompanied by copies of Somatix' Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and Somatix' Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Cell Genesys with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1. Cell Genesys' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  2. Cell Genesys' amended and restated Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996 filed on April 29, 1997;

  3. The description of Cell Genesys' capital stock contained in Cell Genesys' Registration Statement on Form 8-A filed on August 8, 1995;

  4. Cell Genesys' Current Report on Form 8-K filed on January 27, 1997; and

  5. Cell Genesys' Current Report on Form 8-K filed on April 3, 1997.

  The following documents previously filed by Somatix with the Commission are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1.Somatix' Annual Report on Form 10-K for the fiscal year ended June 30,
  1996;

  2.Somatix' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996;

  3.Somatix' Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996;

  4.Somatix' Current Report on Form 8-K filed on January 27, 1997; and

  5.Somatix' Current Report on Form 8-K filed on April 3, 1997.

  All documents filed by Cell Genesys and Somatix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Cell Genesys Annual Meeting (as defined below) and the Somatix Special Meeting (as defined below) shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               ----------------

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR CELL GENESYS DOCUMENTS SHOULD BE DIRECTED TO CELL GENESYS, INC., 342 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404 (TELEPHONE (415) 358-9600), ATTENTION: INVESTOR RELATIONS. REQUESTS FOR SOMATIX DOCUMENTS SHOULD BE DIRECTED TO SOMATIX THERAPY CORPORATION, 950 MARINA VILLAGE PARKWAY, ALAMEDA, CALIFORNIA 94501 (TELEPHONE
(510) 748-3000), ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE CELL GENESYS ANNUAL MEETING AND THE SOMATIX SPECIAL MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO MAY 22, 1997.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CELL GENESYS, MERGER SUB OR SOMATIX. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF EITHER CELL GENESYS OR SOMATIX SINCE THE DATE HEREOF.

                               ----------------

                                  TRADEMARKS

  This Joint Proxy Statement/Prospectus contains trademarks of Cell Genesys and Somatix, as well as trademarks of other companies.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. This summary is not, and is not intended to be, a complete description of the matters covered in this Joint Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the appendices hereto and the documents incorporated herein by reference. Stockholders of Cell Genesys and Somatix are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the appendices hereto and the documents incorporated herein by reference.

  Other than statements of historical fact, statements contained in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to be realized as a result of the Merger and as to future financial performance, and the analyses performed by the financial advisors to Cell Genesys and Somatix, constitute forward-looking statements. Holders of Somatix Capital Stock and Cell Genesys Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Joint Proxy Statement/ Prospectus, which speak only as of the date hereof. Neither Cell Genesys nor Somatix undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See "The Merger--Cell Genesys' Reasons for the Merger; Recommendation of Cell Genesys' Board of Directors," "--Somatix' Reasons for the Merger; Recommendation of Somatix' Board of Directors," "--Opinion of Cell Genesys' Financial Advisor," "--Opinion of Somatix' Financial Advisor," "Cell Genesys," "Somatix" and "The Combined Company." There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in this Joint Proxy Statement/Prospectus under "Risk Factors."

CELL GENESYS

  Cell Genesys is focused on the development and commercialization of gene therapies to treat major, life-threatening diseases, including Acquired Immune Deficiency Syndrome ("AIDS") and cancer. Cell Genesys' objective is to commercialize both ex vivo gene therapy with genetically engineered human immune cells and in vivo gene therapy. Gene therapy for AIDS is in Phase II human clinical testing and is being developed through a worldwide collaboration with Hoechst AG and certain of its affiliates (collectively, "Hoechst Marion Roussel"). Cell Genesys has retained worldwide rights to gene therapy for cancer and is conducting preclinical studies for colon, ovarian and other specific types of cancer. Outside of gene therapy, Cell Genesys has other assets, including Abgenix, Inc. ("Abgenix"), a subsidiary of Cell Genesys established in June 1996 to focus on the development and commercialization of human antibodies to treat a wide range of medical disorders, including inflammation, autoimmune disorders, cancer and other serious diseases, as well as Cell Genesys' licensing program in gene activation technology for the production of therapeutic proteins. See "Cell Genesys."

  The principal executive offices of Cell Genesys are located at 342 Lakeside Drive, Foster City, California 94404, and its telephone number is (415) 358-9600. As used in this Joint Proxy Statement/Prospectus, the term "Cell Genesys" refers to Cell Genesys, Inc. and its subsidiaries, unless the context otherwise requires.

SOMATIX

  Somatix is focused on the development and commercialization of proprietary processes for the genetic modification of cells and their use in the treatment of human disease. Somatix was formed through the merger and/or acquisition of four companies since 1990--Hana Biologics, Inc., Somatix Corporation, GeneSys Therapeutics Corporation and Merlin Pharmaceutical Corporation. Through the combination of these four companies and its internal development programs, Somatix has established a substantial scientific and intellectual property position in the technology of gene transfer. Somatix is pursuing the research and development of gene transfer and human gene therapy utilizing retroviral, lentiviral, adenoviral, adeno-associated viral, and synthetic vector systems. Somatix is applying its core scientific expertise to the development of novel treatments for cancer, neurological diseases and genetic diseases. See "Somatix."

  The principal executive offices of Somatix are located at 950 Marina Village Parkway, Alameda, California 94501, and its telephone number is (510) 748-3000. As used in this Joint Proxy Statement/Prospectus, the term "Somatix" refers to Somatix Therapy Corporation and its subsidiaries, unless the context otherwise requires.

MERGER SUB

  Merger Sub, a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys, was incorporated in January 1997 for the purpose of effecting the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Merger Sub are located at 342 Lakeside Drive, Foster City, California 94404, and its telephone number is
(415) 358-9600.

THE MERGER

  Pursuant to the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Somatix, Cell Genesys and S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys ("Merger Sub"), Merger Sub will be merged (the "Merger") with and into Somatix, and at the effective time thereof (the "Effective Time"), (i) each outstanding share of common stock, par value $.01 per share, of Somatix (the "Somatix Common Stock") will be converted into the right to receive 0.3850 shares of common stock, par value $.001 per share, of Cell Genesys (together with the associated preferred share purchase rights, the "Cell Genesys Common Stock"), (ii) each outstanding share of series A-1 preferred stock and series A-2 preferred stock of Somatix (together, the "Somatix Series A Preferred Stock") will be converted into the right to receive
2.4062 shares of Cell Genesys Common Stock, (iii) each outstanding share of series B-1 preferred stock of Somatix (the "Somatix Series B Preferred Stock" and, together with the Somatix Common Stock and the Somatix Series A Preferred Stock, the "Somatix Capital Stock") will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time, (iv) each outstanding option and warrant to purchase Somatix Common Stock will be assumed by Cell Genesys and converted into an option or warrant, as the case may be, to purchase the number of shares of Cell Genesys Common Stock equal to the product of the number of shares of Somatix Common Stock subject to such option or warrant immediately prior to the Effective Time multiplied by the Common Exchange Ratio (as defined below under "The Merger--Conversion of Somatix Capital Stock--Somatix Common Stock"), and (v) Somatix will become a wholly owned subsidiary of Cell Genesys. See "The Merger" and "The Merger Agreement." As of April 28, 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the approximate aggregate market price as of such date of the shares of Cell Genesys Common Stock that would have become issuable by Cell Genesys in the Merger if the Merger had been consummated on such date would have been $50,991,087. The actual aggregate market price of the shares of Cell Genesys Common Stock that will become issuable at the Effective Time will not be known until the Effective Time. As of April 28, 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus, the number of shares of Cell Genesys Common Stock that would have been issuable in exchange for the Somatix Series B Preferred Stock if the Merger had been consummated on such date was 997,990. The actual number of shares of Cell Genesys Common Stock that will be issued in exchange for the Somatix Series B Preferred Stock in the Merger will not be known until three days prior to the Effective Time and is not subject to any cap.

THE CELL GENESYS ANNUAL MEETING

  Date and Place of the Meeting. The annual meeting of stockholders of Cell Genesys (the "Cell Genesys Annual Meeting") will be held at the Holiday Inn, 1221 Chess Drive, Foster City, California 94404, on Friday, May 30, 1997, at 9:00 a.m., local time.

  Stockholders Entitled to Vote. The record date for determination of holders of Cell Genesys Common Stock entitled to vote at the Cell Genesys Annual Meeting was April 22, 1997 (the "Cell Genesys Record Date"). As of the close of business on the Cell Genesys Record Date, 16,566,348 shares of Cell Genesys Common Stock were outstanding, held by approximately 249 holders of record. Only holders of record of Cell Genesys Common Stock as of the close of business on the Cell Genesys Record Date are entitled to notice of and to vote at the Cell Genesys Annual Meeting and any adjournments or postponements thereof.

  Purpose of the Meeting. The purpose of the Cell Genesys Annual Meeting is to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the Merger and the issuance of Cell Genesys Common Stock pursuant thereto; (ii) to approve and adopt an amendment (the "Cell Genesys Amendment") to the certificate of incorporation of Cell Genesys to increase the number of shares authorized for issuance to 80,000,000; (iii) to approve a special grant of an option to purchase 30,000 shares of Cell Genesys Common Stock at an exercise price equal to the fair market value of the Cell Genesys Common Stock on the effective date of such grant (the "Special Option Grant"), effective as of the Effective Time, to each of the eight independent directors of the combined company resulting from the Merger (the "Combined Company") as of the Effective Time; (iv) to elect directors to serve until the next annual meeting of stockholders or until their successors are elected; (v) to approve an amendment (the "Incentive Plan Amendment") to Cell Genesys' 1989 Incentive Stock Plan (the "Cell Genesys Incentive Plan") to increase the number of shares of Cell Genesys Common Stock reserved for issuance by 1,750,000 shares, to a total of approximately 5,445,000 shares; and (vi) to ratify the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997; and to transact such other business as may properly come before the Cell Genesys Annual Meeting or any adjournments or postponements thereof.

  Vote Required. The approval of the Merger Agreement, the Merger and the issuance of shares of Cell Genesys Common Stock pursuant to the Merger, the approval of the Special Option Grant, the approval of the Incentive Plan Amendment and the ratification of the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997, will each require the affirmative vote of a majority of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting. The approval of the Cell Genesys Amendment will require the affirmative vote of a majority of the outstanding shares of Cell Genesys Common Stock. The election of each director will require the affirmative vote of a plurality of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting. See "The Meetings--The Cell Genesys Annual Meeting--Voting; Vote Required."

  Shares of Cell Genesys Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Cell Genesys Annual Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the Cell Genesys Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter, other than with respect to the approval of the Cell Genesys Amendment, which approval will require the affirmative vote of a majority of the outstanding shares of Cell Genesys Common Stock.

  Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Cell Genesys Record Date, directors and executive officers of Cell Genesys and their respective affiliates may be deemed to be the beneficial owners of shares of Cell Genesys Common Stock representing approximately

9.22 percent of the outstanding voting power of Cell Genesys. Each of the directors and executive officers of Cell Genesys has indicated that such person intends to vote or direct the vote of all the shares of Cell Genesys Common Stock over which such person has voting control in favor of the Merger Agreement, the Merger, the issuance of shares of Cell Genesys Common Stock pursuant to the Merger, the Cell Genesys Amendment, the approval of the Special Option Grant, the election of the director nominees specified herein and the ratification of the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997. In addition, Hoechst Marion Roussel, a corporate partner of Cell Genesys and the beneficial owner of shares of Cell Genesys Common Stock representing approximately 12.1 percent of the outstanding voting power of Cell Genesys, has agreed to vote or direct the vote of all the shares of Cell Genesys Common Stock over which it has voting control in favor of the Merger Agreement and the Merger.

THE SOMATIX SPECIAL MEETING

  Date and Place of the Meeting. The special meeting of stockholders of Somatix (the "Somatix Special Meeting") will be held at 850 Marina Village Parkway, Alameda, California 94501, on Friday, May 30, 1997, at 9:00 a.m., local time.

  Stockholders Entitled to Vote. The record date for determination of holders of Somatix Capital Stock entitled to vote at the Somatix Special Meeting was March 14, 1997 (the "Somatix Record Date"). As of the close of business on the Somatix Record Date, (i) 24,496,624 shares of Somatix Common Stock were outstanding, held by approximately 933 holders of record; (ii) 247,651 shares of Somatix Series A Preferred Stock were outstanding, held by nine holders of record; and (iii) 33,333 shares of Somatix Series B Preferred Stock were outstanding, held by one holder of record. Only holders of record of Somatix Capital Stock as of the close of business on the Somatix Record Date are entitled to notice of and to vote at the Somatix Special Meeting and any adjournments or postponements thereof.

  Purpose of the Meeting. The purpose of the Somatix Special Meeting is to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the Merger and (ii) to approve and adopt an amendment (the "Somatix Amendment") to the certificate of incorporation of Somatix to provide that the Somatix Series A Preferred Stock will be converted into Cell Genesys Common Stock pursuant to the Merger; and to transact such other business as may properly come before the Somatix Special Meeting or any adjournments or postponements thereof.

  Vote Required. The approval of the Merger Agreement and the Merger and the approval of the Somatix Amendment, will require the affirmative vote of a majority of the outstanding shares of Somatix Capital Stock (with the Somatix Series A Preferred Stock and Somatix Series B Preferred Stock voting on an as-converted basis), voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Somatix Series A Preferred Stock. See "The Meetings--The Somatix Special Meeting--Voting; Vote Required."

  Shares of Somatix Capital Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Somatix Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the Somatix Capital Stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter, other than with respect to the approval of the

Merger Agreement and the Merger and the approval of the Somatix Amendment, which approvals will require the affirmative vote of a majority of the outstanding shares of Somatix Capital Stock (with the Somatix Series A Preferred Stock and Somatix Series B Preferred Stock voting on an as-converted basis), voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Somatix Series A Preferred Stock.

  Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Somatix Record Date, directors and executive officers of Somatix and their respective affiliates may be deemed to be the beneficial owners of shares of Somatix Capital Stock representing approximately 15.12 percent of the outstanding voting power of Somatix. Each of the directors (other than Leon E. Rosenberg, M.D., an affiliate of Bristol-Myers Squibb Company ("Bristol-Myers Squibb"); see "--Recommendation of Somatix' Board of Directors") and executive officers of Somatix has indicated that such person intends to vote or direct the vote of all the shares of Somatix Capital Stock over which such person has voting control in favor of the Merger Agreement, the Merger and the Somatix Amendment. In addition, Bristol-Myers Squibb, the beneficial owner of shares of Somatix Capital Stock representing approximately
8.11 percent of the outstanding voting power of Somatix, has agreed to vote or direct the vote of all the shares of Somatix Capital Stock over which it has voting control in favor of the Merger Agreement and the Merger.

RECOMMENDATION OF CELL GENESYS' BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF CELL GENESYS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE OF CELL GENESYS COMMON STOCK PURSUANT THERETO, (II) THE APPROVAL OF THE CELL GENESYS AMENDMENT,
(III) THE APPROVAL OF THE SPECIAL OPTION GRANT, (IV) THE ELECTION OF THE DIRECTOR NOMINEES SPECIFIED HEREIN, (V) THE APPROVAL OF THE INCENTIVE PLAN AMENDMENT AND (VI) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF CELL GENESYS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997. See "The Merger--Cell Genesys' Reasons for the Merger; Recommendation of Cell Genesys' Board of Directors."

RECOMMENDATION OF SOMATIX' BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF SOMATIX HAS, WITH ONE ABSTENTION, APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND, WITH ONE ABSTENTION, RECOMMENDS THAT THE STOCKHOLDERS OF SOMATIX VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND (II) THE APPROVAL OF THE SOMATIX AMENDMENT. See "The Merger--Somatix' Reasons for the Merger; Recommendation of Somatix' Board of Directors."

  Leon E. Rosenberg, M.D., a director of Somatix and former president of Bristol-Myers Squibb Pharmaceutical Research Institute, a subsidiary of Bristol-Myers Squibb, a significant stockholder of Somatix, abstained from voting with respect to the approval and adoption of the Merger Agreement. Due to potential conflicts of interest arising out of Bristol-Myers Squibb's contractual relationship with Somatix, Dr. Rosenberg was advised by counsel to Bristol-Myers Squibb to abstain from voting on the Merger.

OPINION OF CELL GENESYS' FINANCIAL ADVISOR

  In making its recommendation with respect to the Merger, the board of directors of Cell Genesys considered, among other things, the written opinion dated January 12, 1997, of Lehman Brothers Inc. ("Lehman Brothers"), Cell Genesys' financial advisor, to the effect that, based upon and subject to the various assumptions and considerations set forth in such opinion, as of such date, the Exchange Ratio (as defined in such written opinion) to be offered to the stockholders of Somatix in the Merger is fair to Cell Genesys from a financial point of view. A copy of Lehman Brothers' opinion letter is attached to this Joint Proxy Statement/Prospectus as

Appendix B. Lehman Brothers' opinion letter, which sets forth the assumptions made, procedures followed and matters considered by Lehman Brothers, and the scope of Lehman Brothers' review, should be read carefully in its entirety. The Merger Agreement does not require that such opinion be updated prior to the Effective Time. Certain of the fees payable by Cell Genesys to Lehman Brothers as compensation for services rendered by Lehman Brothers in connection with the Merger are contingent upon the effectiveness of the Merger. See "The Merger-- Opinion of Cell Genesys' Financial Advisor."

OPINION OF SOMATIX' FINANCIAL ADVISOR

  In making its recommendation with respect to the Merger, the board of directors of Somatix considered, among other things, the written opinion dated January 12, 1997, of Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette"), Somatix' financial advisor, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Common Exchange Ratio was fair to the holders of Somatix Common Stock, the Series A Exchange Ratio was fair to the holders of Somatix Series A Preferred Stock and the Series B Exchange Ratio was fair to the holders of Somatix Series B Preferred Stock, in each case, from a financial point of view. A copy of Donaldson, Lufkin & Jenrette's opinion is attached to this Joint Proxy Statement/Prospectus as Appendix C. Donaldson, Lufkin & Jenrette's opinion, which sets forth the assumptions made, procedures followed and other matters considered by Donaldson, Lufkin & Jenrette, and the limits of Donaldson, Lufkin & Jenrette's review, should be read carefully in its entirety. The Merger Agreement does not require that such opinion be updated prior to the Effective Time. Certain of the fees payable by Somatix to Donaldson, Lufkin & Jenrette as compensation for services rendered by Donaldson, Lufkin & Jenrette in connection with the Merger are contingent upon the effectiveness of the Merger. See "The Merger--Opinion of Somatix' Financial Advisor."

REGULATORY MATTERS

  No filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no other filing with or approval of any federal or state governmental entity is required in connection with the Merger.

APPRAISAL RIGHTS

  Holders of Somatix Capital Stock are not entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware (the "General Corporation Law") in connection with the Merger because the Somatix Common Stock was designated as a national market system security on The Nasdaq National Market on the Somatix Record Date and the shares of Cell Genesys Common Stock to be issued pursuant to the Merger will be designated as national market system securities on The Nasdaq National Market at the Effective Time. Holders of Cell Genesys Common Stock are not entitled to appraisal rights under
Section 262 of the General Corporation Law in connection with the Merger because Cell Genesys is not a constituent corporation in the Merger.

EFFECTIVE TIME OF THE MERGER

  As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, the parties thereto will file a certificate of merger with the Secretary of State of the State of Delaware. The Merger will become effective upon such filing, which, assuming all conditions are met, is anticipated to occur on or before May 30, 1997. See "The Merger Agreement-- Effective Time."

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the satisfaction of certain conditions, including, without limitation, (i) the approval and adoption of the Merger Agreement and the approval of the Merger by the requisite vote of the stockholders of both Cell Genesys and Somatix; (ii) the absence of any restrictive court orders or any other legal restraints or prohibitions, preventing or making illegal the consummation of the Merger; (iii) the continuing accuracy of the representations and warranties made in the Merger Agreement at and as of the Effective Time; and (iv) the receipt by Cell Genesys and Somatix of certain opinions regarding tax matters. Certain of the conditions to the Merger run in favor of Cell Genesys or Somatix only. While neither Cell Genesys nor Somatix currently intends to waive any such conditions, if either Cell Genesys or Somatix were to elect to waive any such conditions, assuming all other conditions to the Merger had been satisfied, the Merger would be consummated without the waived conditions having been satisfied. However, if any such condition is waived by Cell Genesys or Somatix, and the board of directors of Cell Genesys or Somatix, as the case may be, determines in the exercise of its business judgment and upon the advice of counsel that such condition is material, Cell Genesys or Somatix, as the case may be, will resolicit proxies from its stockholders in connection with the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be. See "The Merger Agreement--Conditions to the Merger."

TERMINATION

  The Merger Agreement may be terminated and the Merger, the Cell Genesys Amendment and the Somatix Amendment may be abandoned prior to the Effective Time notwithstanding approval by the stockholders of Cell Genesys and/or Somatix, under the circumstances specified in the Merger Agreement, including by mutual written agreement of Cell Genesys and Somatix and termination by either party if the Merger is not consummated by August 31, 1997. See "The Merger Agreement--Termination."

FEES AND EXPENSES

  Under certain circumstances, either Cell Genesys or Somatix may be required to pay a termination fee and to reimburse the other party for its reasonable out-of-pocket expenses if the Merger Agreement is terminated. See "The Merger Agreement--Termination Fees and Expenses."

STOCK OPTION AGREEMENTS

  Concurrent with the execution of the Merger Agreement and as an inducement to the other party to enter into the Merger Agreement, Cell Genesys and Somatix entered into stock option agreements, each dated as of January 12, 1997, pursuant to which (i) Somatix granted to Cell Genesys an option to purchase up to 5,441,480 newly issued shares of Somatix Common Stock, representing approximately 19.9 percent of the shares of the Somatix Common Stock issued and outstanding on the date of grant, at a purchase price of $3.51 per share (the "Somatix Stock Option Agreement") and (ii) Cell Genesys granted to Somatix an option to purchase up to 3,286,703 newly issued shares of Cell Genesys Common Stock, representing approximately 19.9 percent of the shares of the Cell Genesys Common Stock issued and outstanding on the date of grant, at a purchase price of $9.12 per share (the "Cell Genesys Stock Option Agreement" and, together with the Somatix Stock Option Agreement, the "Stock Option Agreements").

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a purchase and substantially all of the purchase price is expected to be allocated to in-process acquired technology and charged to expense in the quarter ending June 30, 1997.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Cell Genesys and Somatix boards of directors with respect to the Merger Agreement and the transactions contemplated thereby, holders of Cell Genesys Common Stock and Somatix Capital Stock, respectively, should be aware that certain members of Somatix' management and of the Cell Genesys and Somatix boards of directors have interests in the Merger that are in addition to the interests of Cell Genesys' and Somatix' stockholders in general. See "The Merger--Interests of Certain Persons in the Merger."

EXCHANGE OF SHARE CERTIFICATES

  If the Merger becomes effective, Cell Genesys will mail a letter of transmittal with instructions to all holders of record of Somatix Capital Stock as of the Effective Time for use in surrendering their stock certificates in exchange for certificates representing Cell Genesys Common Stock and a cash payment in lieu of fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "The Merger--Exchange of Shares."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is expected to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, holders of Somatix Capital Stock will not recognize gain or loss for federal income tax purposes by reason of the conversion of Somatix Capital Stock into Cell Genesys Common Stock, except for cash received in lieu of fractional shares. It is a condition to Cell Genesys' and Somatix' obligations to consummate the Merger that they shall each have received opinions from their respective tax counsel, which opinions shall not have been withdrawn or modified in any material respect, to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code and that each of Cell Genesys, Merger Sub and Somatix will be a party to the reorganization within the meaning of Section 368(b) of the Code. The Merger will not have any tax consequences to Cell Genesys stockholders. See "The Merger--Certain Federal Income Tax Consequences."

OPERATIONS FOLLOWING THE MERGER

  Following the Merger, Cell Genesys plans to integrate promptly the operations, facilities and personnel of Cell Genesys and Somatix. The general result will be to combine research, development and administration organizations with a reduced headcount and overhead structure. The headquarters and business operations of the Combined Company will be located in Cell Genesys' current facilities in Foster City, California. In connection with the Merger, the Combined Company is expected to incur a charge in the quarter ending June 30, 1997, currently estimated to be in the range of $100 million to $105 million, to reflect the combination of the two companies, including the write-off of in-process acquired technology, the elimination of redundant facilities, severance costs relating to employee terminations, the write-off of certain intangibles and property and equipment, and transaction costs. Of the total charge, approximately $90 million is expected to be noncash. See "The Combined Company."

MARKETS AND MARKET PRICES

  The Cell Genesys Common Stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market under the symbol "CEGE." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of Cell Genesys Common Stock as quoted on The Nasdaq National Market. Cell Genesys did not pay any cash dividends with respect to the Cell Genesys Common Stock during any of the periods indicated below.

                                                                    HIGH   LOW
                                                                   ------ -----
   Calendar Year 1995
     First Quarter................................................ $ 7.88 $5.25
     Second Quarter............................................... $ 5.63 $3.81
     Third Quarter................................................ $ 7.13 $5.00
     Fourth Quarter............................................... $10.00 $5.88
   Calendar Year 1996
     First Quarter................................................ $11.63 $7.38
     Second Quarter............................................... $10.00 $7.38
     Third Quarter................................................ $ 8.00 $6.25
     Fourth Quarter............................................... $ 9.25 $6.25
   Calendar Year 1997
     First Quarter................................................ $ 9.44 $6.13
     Second Quarter (through April 28, 1997)...................... $ 6.25 $4.63

  The Somatix Common Stock is traded in the over-the-counter market and is quoted on The Nasdaq National Market under the symbol "SOMA." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of Somatix Common Stock as quoted on The Nasdaq National Market. Somatix did not pay any cash dividends with respect to the Somatix Common Stock during any of the periods indicated below.

                                                                    HIGH   LOW
                                                                    ----- -----
   Calendar Year 1995
     First Quarter................................................. $4.91 $3.00
     Second Quarter................................................ $4.63 $3.00
     Third Quarter................................................. $7.38 $4.00
     Fourth Quarter................................................ $6.38 $3.75
   Calendar Year 1996
     First Quarter................................................. $7.13 $5.63
     Second Quarter................................................ $9.31 $6.38
     Third Quarter................................................. $7.00 $4.19
     Fourth Quarter................................................ $4.31 $3.13
   Calendar Year 1997
     First Quarter................................................. $3.81 $2.00
     Second Quarter (through April 28, 1997)....................... $2.13 $1.44

  The following table sets forth the closing bid prices per share of Cell Genesys Common Stock and Somatix Common Stock on The Nasdaq National Market on January 10, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on April 28, 1997, the latest practicable trading day prior to the printing of this Joint Proxy Statement/Prospectus. The following table also sets forth the equivalent market value of Somatix Common Stock based on the Common Exchange Ratio as of January 10, 1997 and April 28, 1997.

                                                       CELL
                                                      GENESYS SOMATIX
                                                      COMMON  COMMON   SOMATIX
   DATE                                                STOCK   STOCK  EQUIVALENT
   ----                                               ------- ------- ----------
   January 10, 1997.................................. $9.125  $3.813    $3.513
   April 28, 1997.................................... $4.625  $1.500    $1.781

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following selected historical consolidated financial information of Cell Genesys and Somatix has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the notes thereto, which are incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." Selected historical consolidated financial information of Cell Genesys is presented as of and for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996. Selected historical consolidated financial information of Somatix is presented as of and for the fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996, and as of and for the six-month period ended December 31, 1996.

  The following selected pro forma financial information of Cell Genesys and Somatix has been derived from the pro forma condensed combined financial statements, which give effect to the Merger as a purchase, and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements." For pro forma purposes, (i) Cell Genesys' consolidated balance sheet as of December 31, 1996 has been combined with Somatix' consolidated balance sheet as of December 31, 1996, giving effect to the Merger and the Cross-License and Settlement (as defined below) as if each had occurred on December 31, 1996, and (ii) Cell Genesys' consolidated statements of operations for the fiscal year ended December 31, 1996 have been combined with Somatix' unaudited consolidated statements of operations for the 12-month period ended December 31, 1996, giving effect to the Merger and the Cross-License and Settlement as if each had occurred on January 1, 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger or the Cross-License and Settlement had been consummated on January 1, 1996 or December 31, 1996, respectively, nor is it necessarily indicative of future operating results or financial position.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           YEARS ENDED DECEMBER 31,
                                    ------------------------------------------
           CELL GENESYS              1992    1993     1994     1995     1996
           ------------             ------  -------  -------  -------  -------
Historical Consolidated Statements
 of Operations Data:
 Revenue..........................  $5,801  $ 6,916  $ 9,416  $13,822  $22,505
 Operating expenses...............  10,434   17,036   26,856   31,549   35,056
 Operating loss...................  (4,633) (10,120) (17,440) (17,727) (12,551)
 Net loss.........................  (4,321)  (8,616) (14,544) (14,988)  (9,274)
 Net loss per share...............   (2.38)   (0.80)   (1.07)   (1.07)   (0.57)
 Shares used in computing net loss
  per share.......................   1,814   10,830   13,630   14,025   16,373

                                           AS OF DECEMBER 31,
                               -----------------------------------------------
                                1992      1993      1994      1995      1996
                               -------  --------  --------  --------  --------
Historical Consolidated
 Balance Sheet Data:
 Cash, cash equivalents and
 short-term investments....... $15,495  $ 85,700  $ 70,772  $ 81,929  $ 85,584
 Working capital..............  14,438    82,956    67,923    76,098    64,137
 Total assets.................  18,628    91,599    82,162    94,120    99,809
 Long-term obligations........     878     1,648     5,126     7,720     6,133
 Accumulated deficit..........  (8,730)  (17,346)  (32,405)  (46,459)  (56,270)
 Stockholders' equity.........  16,353    86,385    72,329    79,393    71,064
 Book value per share.........   15.83      6.43      5.27      4.97      4.30

                                  YEARS ENDED JUNE 30,
                         -------------------------------------------
                                                                       SIX MONTHS
                                                                         ENDED
                                                                      DECEMBER 31,
        SOMATIX           1992     1993     1994     1995     1996        1996
        -------          -------  -------  -------  -------  -------  ------------
Historical Consolidated
 Statements of
 Operations Data:
 Revenue................ $    69  $   --   $ 2,900  $   250  $   --     $   --
 Operating expenses.....  44,085   16,635   17,081   39,525   21,544     11,402
 Operating loss......... (44,016) (16,635) (14,181) (39,275) (21,544)   (11,402)
 Net loss............... (43,223) (15,671) (13,707) (39,053) (20,688)   (10,887)
 Net loss per share.....   (4.43)   (1.19)   (0.95)   (2.34)   (0.90)     (0.45)
 Shares used in
  computing net loss per
  share.................   9,752   13,191   14,418   16,661   22,971     24,403

                                         AS OF JUNE 30,
                         ---------------------------------------------------
                                                                                 AS OF
                                                                              DECEMBER 31,
                           1992      1993      1994       1995       1996         1996
                         --------  --------  ---------  ---------  ---------  ------------
Historical Consolidated
 Balance Sheet Data:
 Cash, cash equivalents
  and
  short-term
  investments........... $ 22,096  $ 11,696  $  19,973  $  14,576  $  14,441   $   9,691
 Working capital........   20,622    10,722     18,613      9,905     10,463       5,475
 Total assets...........   38,755    23,524     25,747     19,128     19,370      13,518
 Long-term obligations..      330       176      1,627      1,692      1,217         992
 Accumulated deficit....  (81,042)  (96,713)  (110,420)  (149,473)  (170,161)   (181,049)
 Stockholders' equity...   36,510    21,552     21,846     10,489     12,203       6,600
 Book value per share...     2.78      1.62       1.39       0.50       0.50        0.27

          SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                          YEAR ENDED DECEMBER 31, 1996
                                    -------------------------------------------
                                                                     PRO FORMA
                                                                      COMBINED
                                      CELL                PRO FORMA  REFLECTING
                                    GENESYS    SOMATIX   ADJUSTMENTS   MERGER
                                    --------  ---------  ----------- ----------
Statement of Operations Data:
  Revenue.......................... $ 22,505  $     --     $   --    $  22,505
  Operating expenses...............   35,056     22,845        --       57,901
  Operating loss...................  (12,551)   (22,845)       --      (35,396)
  Net loss.........................   (9,274)   (21,895)    (1,050)    (32,219)
  Net loss per share...............    (0.57)     (0.91)                 (1.20)
  Shares used in computing net loss
   per share.......................   16,373     23,374                 26,940
                                             AS OF DECEMBER 31, 1996
                                    -------------------------------------------
Balance Sheet Data:
  Cash, cash equivalents and short-
   term investments................ $ 85,584  $   9,691    $   --    $  95,275
  Working capital..................   64,137      5,475     (4,611)     65,001
  Total assets.....................   99,809     13,518        500     113,827
  Long-term obligations............    6,133      1,704     15,000      22,837
  Accumulated deficit..............  (56,270)  (181,049)    71,110    (166,209)
  Stockholders' equity.............   71,064      6,600    (19,111)     58,553

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Cell Genesys and Somatix and combined per share data on an unaudited pro forma basis after giving effect to the Merger as a purchase, assuming that 0.3850 shares of Cell Genesys Common Stock are issued in exchange for each share of Somatix Common Stock in the Merger, and after giving effect to the Cross-License and Settlement. The historical per share data of Cell Genesys and Somatix presented below is presented as of and for the fiscal year ended December 31, 1996 and the fiscal year ended June 30, 1996, respectively. The pro forma per share data presented below combines Cell Genesys' per share data as of and for the fiscal year ended December 31, 1996 with Somatix' unaudited per share data as of and for the 12-month period ended December 31, 1996. This data should be read in conjunction with the selected historical financial information, the unaudited condensed pro forma combined financial statements and the separate historical financial statements of Cell Genesys and Somatix and the notes thereto incorporated or included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited condensed pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger or the Cross-License and Settlement been consummated at the beginning of the periods presented and should not be construed as representative of future operating results.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Historical--Cell Genesys:
     Net loss per share............................................    $(0.57)
     Book value per share..........................................      4.30
     Cash dividends per share......................................       --
                                                                     YEAR ENDED
                                                                      JUNE 30,
                                                                        1996
                                                                    ------------
   Historical--Somatix:
     Net loss per share............................................    $(0.90)
     Book value per share..........................................      0.50
     Cash dividends per share......................................       --
                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Pro Forma Combined:
     Pro forma combined net loss per share.........................    $(1.20)
     Pro forma combined book value per share.......................      2.17
                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
   Equivalent Pro Forma Combined--per Somatix share:
     Pro forma combined net loss per share.........................    $(0.46)
     Pro forma combined book value per share.......................      0.83

                                 RISK FACTORS

  Holders of Somatix Capital Stock, in evaluating whether to approve the Merger Agreement and the Merger and thereby become holders of Cell Genesys Common Stock, and holders of Cell Genesys Common Stock, in evaluating whether to approve the Merger Agreement and the Merger, and the issuance of Cell Genesys Common Stock pursuant to the Merger, should carefully consider the following risk factors, in addition to the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus. Other than statements of historical fact, statements contained in this Joint Proxy Statement/Prospectus, including statements as to the benefits expected to be realized as a result of the Merger and as to future financial performance constitute forward-looking statements. The Combined Company's actual results may differ significantly from the results discussed in the forward-looking statements contained in this Joint Proxy Statement/Prospectus. Factors that might cause such a difference include, but are not limited to, those discussed below. Holders of Somatix Capital Stock and Cell Genesys Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Joint Proxy Statement/Prospectus, which speak only as of the date hereof. Neither Cell Genesys nor Somatix undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISKS RELATING TO THE MERGER

  Integration of Operations. The integration of operations following the Merger will require the dedication of management resources which will detract from attention to the day-to-day business of the Combined Company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. Following the Merger, the Combined Company is expected to seek to reduce expenses by eliminating duplicative or unnecessary facilities, employees, research and development programs and other expenses, and by focusing its resources in those research and development programs which have the greatest scientific merit and highest probability of attracting a corporate partner. There can be no assurance that the Combined Company will be able to reduce expenses in this fashion, that there will not be high costs associated with such activities, that management will focus the Combined Company's resources on research and development programs with the actual greatest probability of success or that there will not be other material adverse effects of such activities. Such effects could materially increase the losses of the Combined Company. In addition, there can be no assurance that integration of the product development programs of the two companies will not have material adverse effects on results of operations. In connection with the Merger, the Combined Company is expected to incur a charge in the quarter ending June 30, 1997, currently estimated to be in the range of $100 million to $105 million, to reflect the combination of the two companies, including the primarily noncash charge for in-process acquired technology, the elimination of redundant facilities, severance costs relating to employee terminations, the write-off of certain intangibles and property and equipment, and transaction costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that the Combined Company will not incur additional charges in subsequent quarters to reflect costs associated with the Merger.

  Management of Growth. The Combined Company's success will depend in part on its ability to manage the growth of its operations. Any such growth is expected to place a significant strain on the Combined Company's managerial, operational and financial resources. The Combined Company's ability to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. These demands are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. There can be no assurance that the Combined Company will be able to manage effectively the expansion of its operations, that its systems, procedures or controls will be adequate to support the Combined Company's operations or that the Combined Company's management will be able to exploit opportunities for its products or proprietary technology. In addition, the Combined Company will need to successfully structure and manage any additional collaborative relationships into which it may enter. There can be no assurance that the Combined Company will be successful in adding technical personnel as needed to meet the staffing requirements of any additional collaborative relationships. An inability to manage growth, if any, could have a material adverse effect on the Combined Company's business, results of operations, financial condition and cash flow.

  Additional Shares to Be Issued by Cell Genesys; Shares Eligible for Future Sale. As a result of the Merger, it is anticipated that Cell Genesys will issue approximately 11,000,000 shares of Cell Genesys Common Stock, and approximately 2,165,000 shares of Cell Genesys Common Stock will be issuable upon the exercise of options and warrants to purchase Somatix Common Stock assumed pursuant to the Merger. In general, these shares will be freely tradable following the Merger, subject to certain resale restrictions for affiliates of Somatix or Cell Genesys pursuant to Rules 144 and/or 145 under the Securities Act. See "The Merger--Certain Federal Securities Law Consequences." An aggregate of approximately 3,700,000 of the shares issued in the Merger will be beneficially owned by affiliates of Somatix and, therefore, subject to resale restrictions. At the time of the Merger substantially all shares of existing Cell Genesys Common Stock will be eligible for sale in the public market subject in certain cases to volume and other limitations. Approximately 4,000,000 additional shares have been registered for sale under Cell Genesys' stock option and stock purchase plans. The sale of a significant number of the foregoing shares may cause substantial fluctuations in the price of Cell Genesys Common Stock over short time periods.

  Fixed Common and Series A Exchange Ratios. The number of shares of Cell Genesys Common Stock into which each share of Somatix Common Stock and Somatix Series A Preferred Stock is to be converted in the Merger is fixed. The market value of Cell Genesys Common Stock and/or Somatix Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger due to, among other factors, market perception of the benefits expected to be achieved by the Merger, changes in the business, operations or prospects of Cell Genesys or Somatix, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Common Exchange Ratio and Series A Exchange Ratio (as defined below) will not be adjusted to reflect changes in the market value of Cell Genesys Common Stock or Somatix Common Stock, the market value of the Cell Genesys Common Stock issued in the Merger, and the value of the Somatix Common Stock and Somatix Series A Preferred Stock surrendered in the Merger, may be higher or lower than the value of such shares at the time the Merger was negotiated or approved by stockholders.

  Floating Series B Exchange Ratio. The number of shares of Cell Genesys Common Stock into which each share of Somatix Series B Preferred Stock is to be converted in the Merger is not fixed. Each share of Somatix Series B Preferred Stock will be converted into the right to receive a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time. Since the value, rather than the number, of shares of Cell Genesys Common Stock to be issued to holders of Somatix Series B Preferred Stock in the Merger is fixed, the number of shares of Cell Genesys Common Stock to be issued in the Merger could vary significantly from the number of such shares that would have been issued if the Merger had been consummated as of the date of execution of the original Merger Agreement, the date hereof or the date on which stockholders vote on the Merger.

  Need for Substantial Additional Funds. The Combined Company will require substantial funds to continue Cell Genesys' and Somatix' existing and planned preclinical and clinical trials and their respective research and development activities, and to establish manufacturing and marketing capabilities for any products it may develop. Cell Genesys and Somatix expect that the combination of their existing capital resources, together with payments to be received under existing collaborative agreements and amounts available under existing equipment financing facilities, will enable the Combined Company to maintain the companies' respective operations at least through the end of 1998. Beyond such time, the Combined Company will need to raise substantial additional capital to fund its operations. See "The Combined Company."

  The Combined Company's future capital requirements will depend on, and could increase as a result of, many factors, including the continuation of the collaboration with Hoechst Marion Roussel, continued scientific progress in its research and development programs, the magnitude of such programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims, competing technological and market developments, changes in collaborative relationships, the terms of any additional collaborative arrangements into which the Combined Company may enter, the Combined Company's ability to establish research, development and commercialization arrangements pertaining to products other than those covered by existing collaborative arrangements, the cost of establishing manufacturing facilities, the cost of commercialization activities, and the demand for the Combined Company's products if and when approved.

  Cell Genesys and Somatix expect that the Combined Company will raise additional funds through additional equity or debt financings, collaborative relationships, or otherwise. Because of these long-term capital requirements, the Combined Company may seek to access the public or private equity markets whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available to the Combined Company, or, if available, that it will be on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Combined Company may be required to delay, reduce the scope of, or eliminate one or more of its research, development and clinical activities or to seek to obtain funds through arrangements with collaborative partners or others that may require the Combined Company to relinquish rights to certain of its technologies, product candidates or products that the Combined Company would otherwise seek to develop or commercialize itself, any of which could have a material adverse effect on the Combined Company. See "The Combined Company."

RISKS RELATING TO SOMATIX, CELL GENESYS AND THE COMBINED COMPANY

  Early Stage of Development; No Developed or Approved Products. Cell Genesys' and Somatix' potential gene therapy products are in research and development. No revenues have been generated from the sale of any of such products, nor are any such revenues expected for at least the next several years. The products currently under development by Cell Genesys and Somatix will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. There can be no assurance that Cell Genesys', Somatix' or the Combined Company's research and development efforts will be successful or that any commercially successful products will ultimately be developed by Cell Genesys, Somatix or the Combined Company. Even if developed, these products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit Cell Genesys, Somatix or the Combined Company to operate profitably.

  Technological Uncertainty. Gene therapy is a new technology, and existing preclinical and clinical data on the safety and efficacy of gene therapy are very limited. Data relating to Cell Genesys' and Somatix' specific gene therapy approaches are even more limited. Somatix' GVAX(TM) cancer vaccine product and Cell Genesys' AIDS gene therapy are currently being tested in Phase I/II and Phase II human clinical trials to determine their safety and efficacy, although it is anticipated that certain ongoing GVAX(TM) clinical trials will be phased out by the Combined Company. Somatix has completed a Phase I human clinical trial to determine the safety of stem cell gene therapy for chronic granulomatous disease, although the Combined Company is also expected to phase out this trial. None of the other products or therapies under development at Somatix or Cell Genesys are in human clinical trials. The results of preclinical studies do not predict safety or efficacy in humans. Possible side effects of gene therapy may be serious and life-threatening. There can be no assurance that unacceptable side effects will not be discovered during preclinical and clinical testing of Cell Genesys', Somatix' or the Combined Company's potential products or thereafter. There are many reasons that potential products that appear promising at an early stage of research or development do not result in commercialization. Although Cell Genesys and Somatix are each testing proposed products or therapies in human clinical trials, there can be no assurance that Cell Genesys or Somatix will be permitted to undertake human clinical trials for any of its other products or that the results of such testing will demonstrate safety or efficacy. Even if clinical trials are successful, there is no assurance that Cell Genesys, Somatix or the Combined Company will obtain regulatory approval for any indication, or that an approved product can be produced in commercial quantities at reasonable cost, or be successfully marketed. Cell Genesys and Somatix have also recently begun development of in vivo approaches to gene therapy that will target specific cells. There can be no assurance that the desired specificity will be attained or that such products will not have serious side effects. See the "Combined Company."

  Patents and Trade Secrets. The patent positions of pharmaceutical and biotechnology firms, including Cell Genesys and Somatix, are generally uncertain and involve complex legal and factual questions. While Cell Genesys and Somatix are each prosecuting patent applications, neither knows whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or will be invalidated. Because patent applications in the United States are confidential until patents are issued and publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, neither Cell Genesys nor Somatix can be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions.

  The commercial success of the Combined Company will also depend in part on not infringing the patents or proprietary rights of others and not breaching licenses granted to Cell Genesys, Somatix or the Combined Company. The Combined Company may be required to obtain licenses to third party technology necessary to conduct its business. Any failure by the Combined Company to license at reasonable cost any technology required to commercialize its technologies or products may have an adverse impact on the Combined Company.

  Litigation, which could result in substantial cost to the Combined Company, may also be necessary to enforce any patents issued to Cell Genesys, Somatix or the Combined Company, as the case may be, or to determine the scope and validity of other parties' proprietary rights. To determine the priority of inventions, interference proceedings are frequently declared by the United States Patent Office that could result in substantial costs to the Combined Company and may result in an adverse decision as to the priority of Cell Genesys', Somatix' or the Combined Company's inventions. Cell Genesys and Somatix are each currently involved in separate interference proceedings and the Combined Company may be involved in others in the future. Cell Genesys and Somatix believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights. See "--Legal Proceedings."

  Cell Genesys and Somatix also rely on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain their competitive positions. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Combined Company's trade secrets or disclose such technology, or that the Combined Company can meaningfully protect its rights to its unpatented trade secrets.

  Cell Genesys and Somatix each require their respective employees and consultants to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with it. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions conceived by the individual while employed by Cell Genesys or Somatix, as the case may be, relating to its business are the exclusive property of Cell Genesys or Somatix, respectively. These agreements may not provide meaningful protection for the Combined Company's trade secrets in the event of unauthorized use or disclosure of such information.

  Legal Proceedings. One of Somatix' competitors has been granted an exclusive license to a United States patent recently issued to the National Institutes of Health, covering ex vivo gene therapy. The United States Patent and Trademark office recently declared an interference between the competitor's patent, a patent application exclusively licensed to Somatix, and a patent application of a third party. Somatix has been accorded Senior Party status, because the application licensed to Somatix has a priority date earlier than that of either the patent issued to the National Institutes of Health or the patent application of the third party. The interference proceeding is in its early stages. It is expected that, unless settled, the proceeding may last several years. Somatix has settled a parallel action with Transkaryotic Therapeutics, Inc. through a technology cross-license. While Somatix believes that it has a strong position, nothing can be predicted about the outcome of the proceeding, and an adverse result would have a material adverse effect on Somatix' intellectual property position and its business.

  Competition. Competition in the field of gene therapy from other biotechnology and pharmaceutical companies and from research and academic institutions is intense and expected to increase. There are numerous competitors working on products to treat each of the diseases for which Cell Genesys and Somatix are seeking to develop therapeutic products. Some competitors are pursuing a product development strategy competitive with Cell Genesys' and/or Somatix', particularly with respect to Cell Genesys' human monoclonal antibody program. Certain of these competitive products are in substantially more advanced stages of product development and clinical trials. The Combined Company's competitors may develop technologies and products that are more effective than those being developed by Cell Genesys, Somatix or the Combined Company or that would render the Combined Company's technology and products less competitive or obsolete. Many of these competitors have substantially greater financial resources and larger research and development staffs than Cell Genesys or Somatix have, or the Combined Company will have. In addition, many of these competitors may have significantly greater experience than Cell Genesys and Somatix in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining United States Food and Drug Administration (the "FDA") and other regulatory approvals of products, and in manufacturing and marketing such products. Accordingly, Cell Genesys' competitors may succeed in obtaining patent protection, receiving FDA approval or commercializing products more rapidly than Cell Genesys, Somatix or the Combined Company. There can be no assurance that the Combined Company will be able to obtain certain biological materials necessary to support its research, development or manufacturing of any of Cell Genesys', Somatix' or the Combined Company's planned therapies. If the Combined Company is permitted to commence commercial sales of products, it will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which it has limited or no experience. It is anticipated that the Combined Company will build additional clinical scale and commercial scale manufacturing facilities to the extent that contract facilities are not available in order to commercialize its products. It is also anticipated that the Combined Company will secure funding for these and other product development activities through its partners and future potential partners. Cell Genesys and Somatix also compete with universities and other research institutions in the development of products, technologies and processes. In many instances, Cell Genesys and Somatix compete with other commercial entities in acquiring products or technology from universities.

  Cell Genesys and Somatix expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position, and sales, marketing and distribution capabilities. Cell Genesys' and Somatix' competitive positions also depend upon their ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between product conception and commercial sales.

  Cell Genesys has entered into a collaborative research and development agreement with the National Institute of Allergy and Infectious Diseases at the National Institutes of Health to facilitate initial clinical trials of genetically modified T cells directed against the Human Immunodeficiency Virus ("HIV"), and with the National Cancer Institute related to the development of one of its cancer gene therapies. In the past such collaborative research and development agreements have provided that potential products developed under such agreements must be reasonably priced. Although this provision is no longer in effect, future government regulations could be established which could limit the potential profitability of such products.

  The levels of revenues and profitability of biotechnology and pharmaceutical companies such as the Combined Company may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. In the United States there have been, and Cell Genesys and Somatix expect that there will continue to be, a number of federal and state proposals to control health care costs. Neither Cell Genesys nor Somatix can predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on Cell Genesys, Somatix or the Combined Company. In the United States and elsewhere, sales of therapeutic products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. If Cell Genesys, Somatix or the Combined Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow Cell Genesys, Somatix or the Combined Company to sell its products on a competitive basis.

  Operating Loss and Accumulated Deficit. Cell Genesys and Somatix have each incurred net losses since their inceptions. At December 31, 1996, Cell Genesys' and Somatix' accumulated deficits were approximately $56.3 million and $181.0 million, respectively. Such losses have resulted principally from expenses incurred in their respective research and development programs, the acquisition of new technology, and to a lesser extent, from general and administrative expenses. Cell Genesys and Somatix incurred losses of $9.3 million and $20.7 million, respectively, for their fiscal years ended December 31, 1996 and June 30, 1996, respectively, and expect to incur substantial and increasing losses for at least the next several years due primarily to the expansion of research and development programs, including preclinical studies, clinical trials and manufacturing. Cell Genesys and Somatix expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that the Combined Company will successfully develop, commercialize, manufacture or market its products or ever achieve or sustain product revenues or profitability.

  Volatility of Stock Price. The market prices for securities of biopharmaceutical and biotechnology companies (including Cell Genesys and Somatix) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in Cell Genesys' and Somatix' respective operating results, announcements of technological innovations or new therapeutic products by Cell Genesys or Somatix or their competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by Cell Genesys, Somatix, the Combined Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Cell Genesys Common Stock and the Somatix Common Stock before the Merger, and on the common stock of the Combined Company after the Merger.

  Government Regulation. Regulation by governmental authorities in the United States and foreign countries is a significant factor in the manufacture and marketing of Cell Genesys' and Somatix' proposed products and their respective research and development activities. All of Cell Genesys', Somatix' and the Combined Company's products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Since certain of Cell Genesys' and Somatix' potential products involve the application of new technologies, regulatory approvals may take longer than for products produced using more conventional methods. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable federal statutes and regulations, requires the expenditure of substantial resources. Any failure by Cell Genesys, Somatix or the Combined Company or their respective collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of any products developed by Cell Genesys, Somatix or the Combined Company and their ability to receive product or royalty revenue.

  In responding to a new drug application or a product license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which Cell Genesys, Somatix or the Combined Company is seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

  In addition to laws and regulations enforced by the FDA, Cell Genesys and Somatix are also, and the Combined Company will also be, subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local laws and regulations. Cell Genesys' and Somatix' research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although Cell Genesys and Somatix believe that their safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Cell Genesys, Somatix or the Combined Company could be held liable for any damages that result and any such liability could exceed the resources of Cell Genesys, Somatix or the Combined Company.

  The manufacturing facilities of each of Cell Genesys and Somatix are subject to licensing requirements of the California Department of Health Services. While not subject to license by the FDA, such facilities are subject to inspection by the FDA as well as by the California Department of Health Services. A separate license from the FDA is required for commercial manufacture of any product. Failure to maintain such licenses or to meet the inspection criteria of the FDA and the California Department of Health Services would result in disruption to the manufacturing processes of the Combined Company and would have a material adverse effect on the Combined Company.

  For marketing outside the United States, Cell Genesys and Somatix are, and the Combined Company will be, subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Failure to comply with such regulatory requirements or obtain such approvals could impair the Combined Company's ability to develop these markets and have an adverse effect on the Combined Company's prospects.

  Commercialization; Lack of Marketing Experience. It is anticipated that the Combined Company will market and sell some of its potential products directly, while relying on sales and marketing expertise of potential corporate partners for other programs. Neither Cell Genesys nor Somatix has, and the Combined Company will not have, any experience in sales, marketing or distribution of biopharmaceutical products or has or will have developed a specific sales and marketing plan with respect to any of their potential products. The decision to market products directly or through corporate partners will be based on a number of factors including market size and concentration, the size and expertise of the partner's sales force in a particular market and the Combined Company's overall strategic objectives. Cell Genesys and Somatix are each currently engaged in various stages of discussions with potential partners. There can be no assurance that Cell Genesys, Somatix or the Combined Company will be able to establish such relationships, if at all, on acceptable terms and conditions.

  Product Liabilities and Insurance. Clinical trials or marketing of any of Cell Genesys', Somatix' or the Combined Company's potential products may expose the Combined Company to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling such products. Cell Genesys and Somatix currently maintain product liability insurance with respect to their respective clinical trials. There can be no assurance that the Combined Company will be able to maintain such insurance or, if maintained, that sufficient coverage can be acquired at a reasonable cost. An inability to maintain insurance at acceptable cost or at all could prevent or inhibit the clinical testing or commercialization of products developed by the Combined Company. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Combined Company.

  Hazardous Materials; Environmental Matters. Cell Genesys' and Somatix' research and development activities involve, and the Combined Company's research and development activities will involve, the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Cell Genesys and Somatix are, and the Combined Company will be, subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although Cell Genesys and Somatix believe that their respective safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Combined Company could be held liable for any damages that result and any such liability could exceed the resources of the Combined Company. The Combined Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Combined Company's operations, business or assets may be materially or adversely affected by current or future environmental laws or regulations.

  Reimbursement. In both domestic and foreign markets, sales of the Combined Company's potential products will depend in part upon coverage and reimbursement from third-party payors, including health care organizations, government agencies, private health care insurers and other health care payors such as health maintenance organizations, self-insured employee plans and the Blue Cross/Blue Shield plans. There is considerable pressure to reduce the cost of drug products. In particular, reimbursement from government agencies and insurers and large health organizations may become more restricted in the future. Cell Genesys', Somatix' and the Combined Company's potential products represent a new mode of therapy and, while the cost-benefit ratio of the products may be favorable, Cell Genesys and Somatix expect that the costs associated with the Combined Company's products will be substantial. There can be no assurance that the Combined Company's proposed products, if successfully developed, will be considered cost-effective by third-party payors, that insurance coverage will be available or, if available, that such third-party payors' reimbursement policies will not adversely affect the Combined Company's ability to sell its products on a profitable basis. In addition, there can be no assurance that insurance coverage will be provided by such third-party payors at all or without substantial delay or, if such coverage is provided, that the approved reimbursement will provide sufficient funds to enable the Combined Company to become profitable.

  Uncertainty of Pharmaceutical Pricing and Related Matters. The future revenues and profitability of and availability of capital for biotechnology companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and Cell Genesys and Somatix expect that there will continue to be, a number of federal and state proposals to implement similar government control. While neither Cell Genesys nor Somatix can predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Combined Company's prospects.

  Dependence Upon Key Personnel and Collaborative Relationships. Cell Genesys' and Somatix' success are, and the Combined Company's success will be, highly dependent on the retention of principal members of management and scientific staff and the recruitment of additional qualified personnel. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have an adverse effect on the operations of the Combined Company. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel in the areas of Cell Genesys' and Somatix' activities. There is no assurance that the Combined Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. These activities are expected to require the addition of new personnel with expertise in the areas of clinical testing, manufacturing, marketing and distribution and the development of additional expertise by existing personnel. The failure to acquire such personnel or develop such expertise could adversely affect prospects for the Combined Company's success.

  Cell Genesys has clinical trial arrangements with the National Institutes of Allergy and Infectious Diseases covering the initial proof-of-principle study for AIDS gene therapy being conducted in identical twin pairs now in Phase II testing. Cell Genesys also has clinical trial arrangements with the University of California, San Francisco and San Francisco General Hospital, the University of Colorado Health Sciences Center, Massachusetts General Hospital and the University of California, Los Angeles covering Cell Genesys' patient-specific configuration of its AIDS gene therapy also now in Phase II testing. If these relationships were terminated, progress of clinical testing would be adversely affected.

  Somatix has had clinical trial arrangements with The Johns Hopkins University covering a Phase I clinical trial to treat kidney cancer patients, completed as of May 1995, and a Phase I/II clinical trial to treat prostate cancer patients which is ongoing. Somatix has additional arrangements with the Netherlands Cancer Institute and the Dana Farber Cancer Institute to treat melanoma patients in two separate Phase I/II clinical trials. Both trials are currently in progress. In the event that any of these relationships are terminated, the completion and evaluation of clinical trials could be adversely affected. Somatix has also completed a Phase I clinical trial in chronic granulomatous disease in collaboration with the National Institutes of Health. In addition, Somatix has an arrangement with the Parkinson's Institute of Santa Clara, California to provide animal facilities, animals and consulting services in connection with preclinical testing of Somatix' gene therapy product for Parkinson's disease. If these relationships were terminated, progress of preclinical testing would be adversely affected.

  Somatix depends, and the Combined Company will depend, in part, on the continued availability of outside scientific collaborators performing research, which may be funded by Somatix or the Combined Company, in certain areas relevant to Somatix' research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days' notice to Somatix. Somatix' scientific collaborators are not employees of Somatix. As a result, Somatix has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Somatix' activities. Somatix' agreements with these collaborators, as well as those with Somatix' scientific consultants provide that any rights Somatix obtains as a result of the research efforts of these individuals will be subject to the rights of the research institutions in such work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to Somatix. For these reasons, there can be no assurance that inventions or processes discovered by Somatix' scientific collaborators or consultants will become the property of Somatix or the Combined Company.

                                 THE MEETINGS

THE CELL GENESYS ANNUAL MEETING

  General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of Cell Genesys in connection with the solicitation of proxies by the board of directors of Cell Genesys for use at the Cell Genesys Annual Meeting to be held at the Holiday Inn, 1221 Chess Drive, Foster City, California 94404, on Friday, May 30, 1997, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of annual meeting of stockholders of Cell Genesys.

  Matters to Be Considered. At the Cell Genesys Annual Meeting, stockholders of record of Cell Genesys as of the close of business on the Cell Genesys Record Date will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the Merger and the issuance of Cell Genesys Common Stock pursuant thereto; (ii) to approve and adopt the Cell Genesys Amendment; (iii) to approve the Special Option Grant; (iv) to elect directors to serve until the next annual meeting of stockholders or until their successors are elected; (v) to approve the Incentive Plan Amendment; and
(vi) to ratify the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997; and to transact such other business as may properly come before the Cell Genesys Annual Meeting or any adjournments or postponements thereof.

  Board of Directors' Recommendations. THE BOARD OF DIRECTORS OF CELL GENESYS HAS DETERMINED THAT EACH OF THE MERGER AND THE CELL GENESYS AMENDMENT IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF CELL GENESYS AND HAS THEREFORE UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND THE CELL GENESYS AMENDMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE OF CELL GENESYS COMMON STOCK PURSUANT THERETO AND (II) THE APPROVAL OF THE CELL GENESYS AMENDMENT. THE BOARD OF DIRECTORS OF CELL GENESYS HAS ALSO UNANIMOUSLY APPROVED AND RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR (I) THE APPROVAL OF THE SPECIAL OPTION GRANT, (II) THE ELECTION OF THE CELL GENESYS DIRECTOR NOMINEES SPECIFIED HEREIN, (III) THE APPROVAL OF THE INCENTIVE PLAN AMENDMENT AND (IV) THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF CELL GENESYS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

  Record Date. The board of directors of Cell Genesys fixed April 22, 1997 as the record date for determination of holders of Cell Genesys Common Stock entitled to notice of and to vote at the Cell Genesys Annual Meeting. As of the close of business on the Cell Genesys Record Date, 16,566,348 shares of Cell Genesys Common Stock were outstanding, held by approximately 249 holders of record. Only holders of record of Cell Genesys Common Stock as of the close of business on the Cell Genesys Record Date are entitled to notice of and to vote at the Cell Genesys Annual Meeting and any adjournments or postponements thereof.

  Voting; Vote Required. Each holder of record of Cell Genesys Common Stock on the Cell Genesys Record Date is entitled to cast one vote per share of Cell Genesys Common Stock held thereby on the Cell Genesys Record Date, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Cell Genesys at the Cell Genesys Annual Meeting; provided, however, that each record holder of Cell Genesys Common Stock on the Cell Genesys Record Date voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select; provided further that votes cannot be cast for more candidates than the number of directors to be elected; provided further that no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes.

  Shares of Cell Genesys Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Cell Genesys Annual Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the holders of Cell Genesys Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter, other than with respect to the approval of the Cell Genesys Amendment, which approval will require the affirmative vote of a majority of the outstanding shares of Cell Genesys Common Stock.

  The approval of the Merger Agreement, the Merger and the issuance of shares of Cell Genesys Common Stock pursuant to the Merger, the approval of the Special Option Grant, the approval of the Incentive Plan Amendment and the ratification of the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997, will each require the affirmative vote of a majority of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting. The approval of the Cell Genesys Amendment will require the affirmative vote of a majority of the outstanding shares of Cell Genesys Common Stock. The election of each director will require the affirmative vote of a plurality of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting.

  Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Cell Genesys Record Date, directors and executive officers of Cell Genesys and their respective affiliates may be deemed to be the beneficial owners of shares of Cell Genesys Common Stock representing approximately 9.22 percent of the outstanding voting power of Cell Genesys. See "Other Information Regarding Cell Genesys--Stock Ownership of Principal Stockholders and Management." Each of the directors and executive officers of Cell Genesys has indicated that such person intends to vote or direct the vote of all the shares of Cell Genesys Common Stock over which such person has voting control in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the issuance of shares of Cell Genesys Common Stock pursuant thereto, the approval of the Cell Genesys Amendment, the approval of the Special Option Grant, the election of the director nominees specified herein, the approval of the Incentive Plan Amendment and the ratification of the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997. In addition, Hoechst Marion Roussel, a corporate partner of Cell Genesys and the beneficial owner of shares of Cell Genesys Common Stock representing approximately 12.1 percent of the outstanding voting power of Cell Genesys, has agreed to vote or direct the vote of all the shares of Cell Genesys Common Stock over which it has voting control in favor of the Merger Agreement and the Merger.


THE SOMATIX SPECIAL MEETING

  General. This Joint Proxy Statement/Prospectus is also being furnished to stockholders of Somatix in connection with the solicitation of proxies by the board of directors of Somatix for use at the Somatix Special Meeting to be held at 850 Marina Village Parkway, Alameda, California 94501, on Friday, May 30, 1997, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of Somatix.

  Matters to Be Considered. At the Somatix Special Meeting, stockholders of record of Somatix as of the close of business on the Somatix Record Date will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement and to approve the Merger and (ii) to approve and adopt the Somatix Amendment; and to transact such other business as may properly come before the Somatix Special Meeting or any adjournments or postponements thereof.

  Board of Directors' Recommendations. THE BOARD OF DIRECTORS OF SOMATIX HAS DETERMINED THAT EACH OF THE MERGER AND THE SOMATIX AMENDMENT IS FAIR AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF SOMATIX

AND HAS THEREFORE, WITH ONE ABSTENTION, APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND THE SOMATIX AMENDMENT, AND, WITH ONE ABSTENTION, RECOMMENDS THAT THE STOCKHOLDERS OF SOMATIX VOTE FOR (I) THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND
(II) THE APPROVAL OF THE SOMATIX AMENDMENT.

  Record Date. The board of directors of Somatix fixed April 22, 1997 as the record date for determination of holders of Somatix Capital Stock entitled to notice of and to vote at the Somatix Special Meeting. As of the close of business on the Somatix Record Date, (i) 24,496,624 shares of Somatix Common Stock were outstanding, held by approximately 933 holders of record; (ii) 247,651 shares of Somatix Series A Preferred Stock were outstanding, held by nine holders of record; and (iii) 33,333 shares of Somatix Series B Preferred Stock were outstanding, held by one holder of record. Only holders of record of Somatix Capital Stock as of the close of business on the Somatix Record Date are entitled to notice of and to vote at the Somatix Special Meeting and any adjournments or postponements thereof.

  Voting; Vote Required. Each holder of record of Somatix Capital Stock on the Somatix Record Date is entitled to cast one vote for each share of Somatix Common Stock held thereby, or into which shares of Series A Preferred Stock or Somatix Series B Preferred Stock held thereby are convertible (6.25 shares of Somatix Common Stock, in the case of each share of the Series A Preferred Stock, and the number of shares of Somatix Common Stock equal to $150.00 divided by 101 percent of the daily volume weighted average of the Somatix Common Stock for the 40 trading day period ending two trading days prior to the Somatix Record Date, in the case of each share of the Series B Preferred Stock), on the Somatix Record Date, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Somatix at the Somatix Special Meeting.

  Shares of Somatix Capital Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the Somatix Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the Somatix Capital Stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Joint Proxy Statement/Prospectus will therefore not be considered votes cast and, accordingly, will not affect the determination as to whether a majority of votes cast has been obtained with respect to a particular matter, other than with respect to the approval of the Merger Agreement and the Merger and the approval of the Somatix Amendment.

  The approval of the Merger Agreement and the Merger, and the approval of the Somatix Amendment, will require the affirmative vote of a majority of the outstanding shares of Somatix Capital Stock (with the Somatix Series A Preferred Stock and Somatix Series B Preferred Stock voting on an as-converted basis), voting together as a single class, and the affirmative vote of a majority of the outstanding shares of Somatix Series A Preferred Stock.

  Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the Somatix Record Date, directors and executive officers of Somatix and their respective affiliates may be deemed to be the beneficial owners of shares of Somatix Capital Stock representing approximately 15.12 percent of the outstanding voting power of Somatix. See "Other Information Regarding Somatix--Stock Ownership of Principal Stockholders and Management." Each of the directors (other than Leon E. Rosenberg, M.D., an affiliate of Bristol-Myers Squibb; see "The Merger--Somatix' Reasons for the Merger:
Recommendation of Somatix' Board of Directors") and executive officers of Somatix has indicated that such person intends to vote or direct the vote of all the shares of Somatix Capital Stock over which such person has voting control in favor of the Merger Agreement, the Merger and the Somatix Amendment. In addition, Bristol-Myers Squibb, the beneficial owner of shares of Somatix Capital Stock representing approximately 8.11 percent of the outstanding voting power of Somatix, has agreed to vote or direct the vote of all the shares of Somatix Capital Stock over which it has voting control in favor of the Merger Agreement and the Merger.

PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to holders of Cell Genesys Common Stock and holders of Somatix Capital Stock in connection with the solicitation of proxies by and on behalf of the boards of directors of Cell Genesys and Somatix for use at the Cell Genesys Annual Meeting and the Somatix Special Meeting, respectively. All shares of Cell Genesys Common Stock and all shares of Somatix Capital Stock that are entitled to vote and are represented at the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be, by properly executed proxies received prior to or at such stockholders meeting and not duly and timely revoked, will be voted at such stockholders meetings in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted (i) in the case of the Cell Genesys Annual Meeting, FOR (A) the approval and adoption of the Merger Agreement and the approval of the Merger and the issuance of shares of Cell Genesys Common Stock pursuant to the Merger, (B) the approval of the Cell Genesys Amendment, (C) the approval of the Special Option Grant,
(D) the election of the Cell Genesys director nominees specified herein, (E) the approval of the Incentive Plan Amendment and (F) the ratification of the appointment of Ernst & Young LLP as independent auditors of Cell Genesys for the fiscal year ending December 31, 1997; and (ii) in the case of the Somatix Special Meeting, FOR (A) the approval and adoption of the Merger Agreement and the approval of the Merger and (B) the approval of the Somatix Amendment.

  If any other matters are properly presented for consideration at either the Cell Genesys Annual Meeting or the Somatix Special Meeting or any adjournments or postponements thereof, including, among other things, consideration of a motion to adjourn or postpone either such stockholders meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Cell Genesys or Somatix, as the case may be, at or before the taking of the vote at the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Cell Genesys or Somatix, as the case may be, before the taking of the vote at the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be, or
(iii) attending the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be, and voting in person (although attendance at the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be, will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered, in the case of holders of Cell Genesys Common Stock, to Cell Genesys, Inc., at 342 Lakeside Drive, Foster City, California 94404, Attention: Secretary, and in the case of holders of Somatix Capital Stock, to Somatix Therapy Corporation, at 950 Marina Village Parkway, Alameda, California 94501,
Attention: Secretary, or hand-delivered to the Secretary of Cell Genesys or Somatix, as the case may be, at or before the taking of the vote at the Cell Genesys Annual Meeting or the Somatix Special Meeting, respectively.

  All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne equally by Cell Genesys and Somatix. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Cell Genesys and Somatix in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Cell Genesys and Somatix have retained D.F. King & Co., Inc. at an estimated cost of $60,000 to assist in their respective solicitations of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Cell Genesys and Somatix will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

              STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS.

                                  THE MERGER

GENERAL

  The Merger Agreement provides that Merger Sub will be merged with and into Somatix. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Somatix will continue as the surviving corporation of the Merger (the "Surviving Corporation" ) and will become a direct wholly owned subsidiary of Cell Genesys. The Merger will take place as promptly as practicable after the adoption and approval of the Merger Agreement and the approval of the Merger by the stockholders of Cell Genesys and Somatix, and the satisfaction or waiver of the other conditions to the Merger set forth in the Merger Agreement. See "The Merger Agreement."

CONVERSION OF SOMATIX CAPITAL STOCK

  At the Effective Time, by virtue of the Merger and without any action on the part of Cell Genesys, Merger Sub, Somatix or the holders of Somatix Capital Stock, each share of Somatix Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Somatix Capital Stock to be cancelled as described below) and all rights in respect thereof will forthwith cease to exist and will be converted into and become exchangeable for the number of shares of Cell Genesys Common Stock (and associated Cell Genesys Rights) described below.

  Somatix Common Stock. Each share of Somatix Common Stock will be converted into the number of shares of Cell Genesys Common Stock equal to 0.3850 (the "Common Exchange Ratio").

  Somatix Series A Preferred Stock. Each share of Series A Preferred Stock will be converted into the number of shares of Cell Genesys Common Stock equal to 2.4062 (the "Series A Exchange Ratio").

  Somatix Series B Preferred Stock. Each share of Somatix Series B Preferred Stock will be converted into the number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 divided by the average of the daily closing prices of the Cell Genesys Common Stock over the 30-day period ending three days prior to the Effective Time (the "Series B Exchange Ratio" and, together with the Common Exchange Ratio and the Series A Exchange Ratio, the "Exchange Ratios").

  Somatix Treasury Stock. Each share of Somatix Capital Stock held in the treasury of Somatix and each share of Somatix Capital Stock owned by Cell Genesys or any direct or indirect wholly owned subsidiary of Cell Genesys or of Somatix immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto.

  No Fractional Shares. No fractional share certificates for Cell Genesys Common Stock will be issued upon the surrender for exchange of certificates evidencing shares of Somatix Capital Stock. In lieu thereof, the Exchange Agent or Cell Genesys, as the case may be, will pay each holder of Somatix Capital Stock an amount in cash calculated as provided in the Merger Agreement.

  Certain Adjustments. If, between the date of the Merger Agreement and the Effective Time, the outstanding shares of Somatix Capital Stock or Cell Genesys Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, the Common Exchange Ratio and the Series A Exchange Ratio will be adjusted accordingly to provide the holders of Somatix Common Stock and Somatix Series A Preferred Stock the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

BACKGROUND OF THE MERGER

  In the fall of 1994, members of the senior management of Cell Genesys and Somatix met on several occasions to discuss the possibility of a business combination of Cell Genesys and Somatix. These discussions were held on a general level and involved exchanging information regarding the respective scientific programs of the companies. Although the discussions were brought to the attention of the respective boards of directors of the companies, neither board took any formal action to pursue these matters. Cell Genesys and Somatix had no further contacts regarding a business combination until May 1996.

  In May 1996, Stephen A. Sherwin, M.D., chairman, president and chief executive officer of Cell Genesys, met with David W. Carter, chairman, president and chief executive officer of Somatix. The possibility of a business combination of Cell Genesys and Somatix was briefly discussed at such meeting. Dr. Sherwin informed Mr. Carter that he would call him back in the summer to discuss further the possibility of such a combination.

  In June 1996, Bruce A. Hironaka, vice president for corporate development of Cell Genesys, met with Edward O. Lanphier II, executive vice president and chief financial officer of Somatix, at the 1996 annual meeting of the Biotechnology Industry Organization. During their meeting Messrs. Hironaka and Lanphier discussed the possibility of a business combination of Cell Genesys and Somatix.

  In July 1996, Somatix engaged Donaldson, Lufkin & Jenrette to consider strategic partnerships or combinations between Somatix and other pharmaceutical or biotechnology companies. Donaldson, Lufkin & Jenrette pursued the initiation of discussions with gene therapy companies and other companies in the pharmaceutical or biotechnology industry that Somatix and Donaldson, Lufkin & Jenrette believed would have an interest in pursuing a strategic partnership or combination.

  A total of 12 potential partners were contacted of which four indicated an interest in receiving additional public information. Of these four recipients, two potential partners indicated an interest in receiving confidential information. After receiving requested information and discussions with Donaldson, Lufkin & Jenrette, none of the contacted potential Somatix partners indicated a willingness to pursue a transaction.

  Even without the receipt of public or confidential information about Somatix, most of the potential partners were familiar with Somatix and its technology. The reasons given by potential partners for not pursuing a transaction included (i) prior commitments on the part of the potential partner to an alternative gene transfer technology; (ii) the lengthy time period before the commercial viability of Somatix' programs could be demonstrated; (iii) concern of the potential partner that it was not clear which gene transfer vector technology would ultimately prevail; (iv) concern of the potential partner about choosing a strategic partner too early in the development cycle of gene therapy technologies; and (v) the level of Bristol-Myers Squibb's equity ownership and its contractual relationship with Somatix.

  On August 12, 1996, Dr. Sherwin met with Mr. Carter to discuss further the possibility of a business combination of Cell Genesys and Somatix, the rationale therefor, and the principal issues that would arise in the context of negotiating and consummating such a business combination. Following their August 12 meeting, Dr. Sherwin and Mr. Carter had several telephone conversations in early September 1996 to further discuss issues in connection with a potential business combination. Also during September 1996, Messrs. Hironaka and Lanphier met on two occasions to continue discussions relating to a potential business combination of Cell Genesys and Somatix and the due diligence investigations that each company would be required to undertake with respect to the other.

  On September 23, 1996, at a special meeting, the board of directors of Somatix approved the terms of and authorized management to execute and deliver financing documents pursuant to which Somatix received a $5 million investment and the right to take down limited additional financing in the future, subject to meeting certain requirements, from a single non-United States investor. This financing was completed in view of informal advice received from Somatix' financial advisors at the time that completing a financing other than this would be difficult or impossible given Somatix' financial status and the status of its research and development and clinical programs. At this same meeting, the board of directors of Somatix discussed the ongoing discussions with Cell Genesys, and also instructed management to continue to pursue alternative partnering and financing possibilities.

  On September 30 and October 1, 1996, representatives of Cell Genesys and Somatix met, each to provide the other an overview of its business and research and development programs. Following those meetings, Cell Genesys and Somatix entered into a confidentiality agreement on October 14, 1996, and thereafter representatives of Cell Genesys and Somatix met to commence their respective technical due diligence investigations, and met on several occasions during the remainder of October 1996 in connection with such due diligence investigations and to discuss open issues relating to a potential business combination.

  On October 24, 1996, at a regular meeting, the board of directors of Cell Genesys, among other things, met with Cell Genesys' management and its financial and legal advisors to discuss the status of the discussions with Somatix. Such meeting included a presentation by Lehman Brothers during which it updated the board of directors on financial and market conditions related to the proposed transaction. Lehman Brothers did not render any opinion in connection with such discussions. At the conclusion of such discussions, the board of directors of Cell Genesys authorized management to continue discussions with Somatix.

  Representatives of Cell Genesys and Somatix continued to meet during late October and November to discuss the proposed business combination, to continue their respective technical due diligence investigations and, with the assistance of their respective financial and legal advisors, to commence their respective financial and legal due diligence investigations. On November 21, 1996, representatives of Cell Genesys and Somatix, including their respective financial and legal advisors, met to discuss business issues that could potentially arise in connection with the proposed business combination.

  On November 22, 1996, at a special meeting, the board of directors of Cell Genesys, among other things, met with Cell Genesys' management and its financial and legal advisors to discuss the status of the discussions with Somatix. Such meeting included a presentation by Lehman Brothers during which it updated the board of directors on financial and market conditions related to the proposed transaction. Lehman Brothers did not render any opinion in connection with such discussions. At the conclusion of such discussions, the board of directors of Cell Genesys authorized management to continue discussions with Somatix.

  On December 2, 1996, in connection with their respective financial due diligence investigations, representatives of Cell Genesys and Somatix met and, with the assistance of their respective financial advisors, each gave a presentation with respect to its financial condition.

  Throughout December 1996, Cell Genesys and Somatix continued their respective business, financial and legal due diligence investigations, and their representatives continued discussions regarding the possible terms and timing of the proposed transaction and potential plans to integrate the two companies upon consummation of a business combination.

  On December 6, 1996, representatives of Cell Genesys and Somatix, including certain of each company's scientific advisors, met to discuss the preliminary results of their respective business, financial and legal due diligence investigations, and potential research and development strategies for the Combined Company.

  On December 10, 1996, at a regular meeting, the board of directors of Cell Genesys, among other things, met with Cell Genesys' management and its financial and legal advisors to discuss the status of the discussions with Somatix. Such meeting included a presentation by Lehman Brothers during which it updated the board of directors on financial and market conditions related to the proposed transaction. Lehman Brothers did not render any opinion in connection with such discussions. At the conclusion of such discussions, the board of directors of Cell Genesys authorized management to continue discussions with Somatix.

  On December 19, 1996, at a regular meeting, the board of directors of Somatix again discussed the ongoing discussions with Cell Genesys, including presentations from some of Somatix' senior scientific advisors, including Richard Mulligan, Ph.D., Thomas E. Shenk, Ph.D., Inder M. Verma, Ph.D. and Fred H. Gage, Ph.D., each of whom had met with either Dr. Sherwin and/or other Cell Genesys scientific management to discuss the benefits that would arise from a combination of the two companies' respective research and development programs. Donaldson, Lufkin & Jenrette again updated the board of directors with respect to general market conditions and on prospects of finding alternative financing or partnering opportunities. With respect to potential partnering opportunities, Donaldson, Lufkin & Jenrette indicated that there had been no material developments or increased likelihood that any of the 12 potential partners previously contacted would be willing to pursue a transaction. With respect to finding alternative financing, Donaldson, Lufkin & Jenrette indicated again that it would be difficult or impossible, given Somatix' financial status and the status of its research and development and clinical programs, to complete any additional financing transaction. The board of directors instructed management to continue its discussions with Cell Genesys.

  On December 20, 1996, representatives of Cell Genesys and Somatix, including their respective financial and legal advisors, met to commence negotiating the definitive terms of a merger agreement. Such negotiations continued at various times through January 12, 1997.

  On January 6, 1997, at a special meeting, the board of directors of Cell Genesys, among other things, met with Cell Genesys' management and its financial and legal advisors to discuss the status of the discussions with Somatix. Such meeting included a presentation by Lehman Brothers during which it updated the board of directors on financial and market conditions related to the proposed transaction. Lehman Brothers did not render any opinion in connection with such discussions. At the conclusion of such discussions, the board of directors of Cell Genesys authorized management to continue discussions with Somatix.

  During the late morning and early afternoon of January 12, 1997, at a special meeting, the board of directors of Cell Genesys met with Cell Genesys' management and its financial and legal advisors to discuss the results of their evaluations of Somatix and the status of the negotiations with Somatix. The financial and legal advisors reviewed the terms of the proposed merger agreement. At the conclusion of such discussions, the board of directors of Cell Genesys approved the then current draft of the merger agreement, the Merger and the Exchange Ratios.

  During the evening of January 12, 1997, at a special meeting, the board of directors of Somatix met with Somatix' management and its financial and legal advisors to discuss the results of their evaluations of Cell Genesys and the status of the negotiations with Cell Genesys. The financial and legal advisors reviewed the terms of the proposed merger, including a detailed review of the various provisions of the merger agreement and the bridge financing contemplated therein. At the conclusion of such discussions, the board of directors of Somatix discussed questions raised by individual board members, and then approved the then current draft of the merger agreement, the Merger and the Exchange Ratios.

  After the meeting of the Somatix board of directors concluded, representatives of Cell Genesys and Somatix met to finalize the merger agreement. At approximately 1:30 a.m., San Francisco time, on January 13, 1997, Cell Genesys, Somatix and Merger Sub each delivered final copies of the Merger Agreement and related documents. Cell Genesys and Somatix announced the Merger Agreement at 5:30 a.m., San Francisco time, by the issuance of press releases.

  On March 27, 1997, Cell Genesys announced that, together with its Abgenix subsidiary and Abgenix' Xenotech L.P. joint venture partner, Japan Tobacco, Inc. ("Japan Tobacco"), it had signed a comprehensive patent cross-license and settlement agreement with GenPharm International Inc. that resolved all related litigation and claims between the parties (the "Cross-License and Settlement"). In connection with the Cross-License and Settlement, Cell Genesys sought Somatix' consent to the Cross-License and Settlement, which consent was required under the Merger Agreement as in effect prior to its amendment and restatement as of March 27, 1997. Somatix indicated a willingness to consent to the Cross-License and Settlement, but sought an amendment to the original Merger Agreement to, among other things, eliminate certain adjustments to the Common Exchange Ratio and the Series A Exchange Ratio. On March 27, 1997, Somatix consented to the Cross-License and Settlement and the Merger Agreement was amended and restated to, among other things, eliminate two contingent downward adjustments to the Common Exchange Ratio and the Series A Exchange Ratio, which, if they had become applicable, and assuming the Merger had been consummated as of March 27, 1997, could have reduced the Common Exchange Ratio by an aggregate of .0150 to .3700, and the Series A Exchange Ratio by an aggregate of .0936 to 2.3125.

  The Common Exchange Ratio and the Series A Exchange Ratio and the other terms of the Merger were determined in arm's-length negotiations between the management teams and the boards of directors of Cell Genesys and Somatix. The Common Exchange Ratio and the Series A Exchange Ratio were determined after consideration of the shares and options outstanding of each company, the relative trading prices of the two companies' stock over various periods of time, the business prospects of the Combined Company and the financial analysis of the companies' respective financial advisors summarized under "-- Opinion of Cell Genesys' Financial Advisor" and "--Opinion of Somatix' Financial Advisor."

CELL GENESYS' REASONS FOR THE MERGER; RECOMMENDATION OF CELL GENESYS' BOARD OF DIRECTORS

  The board of directors of Cell Genesys has carefully considered the advisability of the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Cell Genesys' stockholders. THE BOARD OF DIRECTORS OF CELL GENESYS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER AND THE ISSUANCE OF CELL GENESYS COMMON STOCK PURSUANT THERETO, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND THE ISSUANCE OF CELL GENESYS COMMON STOCK PURSUANT THERETO.

  The board of directors of Cell Genesys believes that the Merger provides a unique opportunity for Cell Genesys and that it is consistent with Cell Genesys' long-term business strategy to strengthen and complement Cell Genesys' gene therapy programs. In the course of its deliberations, the board of directors of Cell Genesys reviewed and considered with Cell Genesys' management a number of factors relevant to the Merger in light of Cell Genesys' status as an early stage research and development biotechnology company. In particular, the board of directors of Cell Genesys considered, among other things, the following positive factors:

    (i) the respective businesses, assets, operations, managements, including scientific personnel and advisors, and prospects of Cell Genesys and Somatix;

    (ii) the complementary gene therapy delivery technologies and therapeutic product development opportunities of Cell Genesys and Somatix;

    (iii) the respective intellectual property portfolios of Cell Genesys and Somatix;

    (iv) the respective prospects of Cell Genesys and Somatix for obtaining additional financing for their proposed activities, including from potential corporate partners and public capital markets;

    (v) the results of investigations comparing certain financial and stock market information for certain other life science companies which are publicly traded;

    (vi) the conclusions of a review of the financial terms of certain recent business combinations which were deemed comparable, in whole or in part, to the proposed Merger;

    (vii) the historical market prices of, and other information with respect to, the Cell Genesys Common Stock and the Somatix Common Stock (see "Summary--Markets and Market Prices");

    (viii) the observations and conclusions of management of Cell Genesys with respect to the prospects for a strategic business combination between Cell Genesys and candidates other than Somatix;

    (ix) the prospects for the long-term performance of Cell Genesys Common Stock as well as the potential volatility of such stock;

    (x) the terms and conditions of the Merger, including the tax-free status of the Merger and the accounting and financial impact of the Merger;

    (xi) a financial presentation by Lehman Brothers, including (A) certain quantitative analyses of factors relating to the financial implications of the Merger and (B) the opinion of Lehman Brothers that the Exchange Ratios were fair from a financial point of view to Cell Genesys (see "--Opinion of Cell Genesys' Financial Advisor"); and

    (xii) reports from management and financial and legal advisors as to the results of their due diligence investigation of Somatix.

  The board of directors of Cell Genesys also considered a variety of potentially negative factors in its deliberations concerning the Merger. In particular, the board of directors of Cell Genesys considered, among other things:

    (i) the potential dilutive effect of the issuance of Cell Genesys Common Stock pursuant to the Merger;

    (ii) the substantial charges expected to be incurred, primarily in the quarter ending June 30, 1997, in connection with the Merger, including costs of integrating the business and transaction expenses arising from the Merger;

    (iii) the risk that the public market price of the Cell Genesys Common Stock may be adversely affected by announcement of the Merger;

    (iv) the risk that, despite the efforts of the Combined Company, key technical and management personnel may not remain employed by the Combined Company;

    (v) the risk that other benefits sought to be achieved in the Merger will not be achieved; and

    (vi) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by the board of directors of Cell Genesys (of which, the above enumerated factors include all of the material factors considered), it did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to the same factors. However, as a general matter, the board of directors of Cell Genesys believed that the above enumerated positive factors supported its decision to approve the Merger, including any such factors relating to the financial implications of the Merger, and, taken as a whole, outweighed the risks associated with the Merger as set forth in the above enumerated negative factors.

SOMATIX' REASONS FOR THE MERGER; RECOMMENDATION OF SOMATIX' BOARD OF DIRECTORS

  The board of directors of Somatix has carefully considered the advisability of the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Somatix' stockholders. THE BOARD OF DIRECTORS OF SOMATIX HAS, WITH ONE ABSTENTION, APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER, AND, WITH ONE ABSTENTION, RECOMMENDS THAT THE STOCKHOLDERS OF SOMATIX VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

  In the course of its deliberations, the board of directors of Somatix reviewed and considered with Somatix' management a number of factors relevant to the Merger in light of Somatix' status as an early stage research and development biotechnology company. In particular, the board of directors of Somatix considered, among other things, the following positive factors:

    (i) Somatix' need to raise significant additional capital to finance its operations, the relative difficulty of obtaining equity and other financings given the developmental status of Somatix' programs, and the fact that such programs are not currently supported by corporate partners;

    (ii) the terms and conditions of the Merger Agreement, including the amount and form of the consideration, which it believed represented the most favorable transaction possible with Cell Genesys for the Somatix stockholders;

    (iii) the historical market prices of, and other information with respect to, the Cell Genesys Common Stock and the Somatix Common Stock (see "Summary--Markets and Market Prices");

    (iv) the respective businesses, prospects, financial performance, financial condition and operations of Cell Genesys and Somatix;

    (v) the complementary gene therapy delivery technologies and therapeutic product development opportunities of Cell Genesys and Somatix;

    (vi) the compatibility of the managements of Cell Genesys and Somatix;

    (vii) a financial presentation by Donaldson, Lufkin & Jenrette, including
  (A) certain quantitative analyses of factors relating to the financial implications of the Merger and (B) the written opinion of Donaldson, Lufkin & Jenrette to the effect that, as of January 12, 1997 and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion letter, the Common Exchange Ratio was fair to the holders of Somatix Common Stock, the Series A Exchange Ratio was fair to the holders of Somatix Series A Preferred Stock and the Series B Exchange Ratio was fair to the holders of Somatix Series B Preferred Stock, in each case, from a financial point of view (see "--Opinion of Somatix' Financial Advisor");

    (viii) reports from management and financial and legal advisors as to the results of their due diligence investigation of Cell Genesys;

    (ix) the unanimous support of senior Somatix scientific advisors, including Richard Mulligan, Ph.D. Thomas E. Shenk, Ph.D., Inder M. Verma, Ph.D. and Fred H. Gage, Ph.D., each of whom had conducted his own scientific due diligence investigation of Cell Genesys and had met with senior Cell Genesys scientific management; and

    (x) the structure of the Merger, which will permit the holders of Somatix Capital Stock to exchange their shares for Cell Genesys Common Stock on a tax-free basis.

  The board of directors of Somatix also considered a variety of potentially negative factors in its deliberations concerning the Merger. In particular, the board of directors of Somatix considered, among other things:

    (i) the potential disruption of Somatix' business that might result from employee uncertainty and lack of focus following announcement of the Merger and during the integration of the operations of Cell Genesys and Somatix;

    (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on (A) Somatix' ability to attract and retain key management and technical personnel, (B) progress of certain development projects and (C) Somatix' vulnerability to an unsolicited takeover bid or other change of control transaction on terms less favorable to Somatix' stockholders than the Merger;

    (iii) the risk that the market price of Cell Genesys Common Stock might be adversely affected by the public announcement of the Merger;

    (iv) the risk that other benefits sought to be achieved in the Merger will not be achieved; and

    (v) other risks described above under "Risk Factors."

  In view of the wide variety of factors, both positive and negative, considered by the board of directors of Somatix (of which, the above enumerated factors include all of the material factors considered), it did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to the same factors. However, as a general matter, the board of directors of Somatix believed that the above enumerated positive factors supported its decision to approve the Merger, including any such factors relating to the financial implications of the Merger, and, taken as a whole, outweighed the risks associated with the Merger as set forth in the above enumerated negative factors.

  Leon E. Rosenberg, M.D., a director of Somatix and former president of Bristol-Myers Squibb Pharmaceutical Research Institute, a subsidiary of Bristol-Myers Squibb, a significant stockholder of Somatix, abstained from voting with respect to the approval and adoption of the Merger Agreement. Due to potential conflicts of interest arising out of Bristol-Myers Squibb's contractual relationship with Somatix, Dr. Rosenberg was advised by counsel to Bristol-Myers Squibb to abstain from voting on the Merger.

OPINION OF CELL GENESYS' FINANCIAL ADVISOR

  Cell Genesys retained Lehman Brothers to act as its financial advisor in connection with the Merger. Lehman Brothers was selected by the board of directors of Cell Genesys to act as Cell Genesys' financial advisor based on Lehman Brothers' qualifications, expertise and reputation, as well as Lehman Brothers' investment banking relationship and familiarity with Cell Genesys.

  Between October 24, 1996 and January 6, 1997, Lehman Brothers made five oral presentations to the board of directors of Cell Genesys. These presentations covered the then current state of the equity market and the then current absolute and relative trading prices of the Cell Genesys Common Stock and the Somatix Common Stock, and applied certain exchange ratio analyses, comparable company analyses and comparable transaction analyses to the then current status of discussions with Somatix. Finally, in its oral presentation made on January 12, 1997, Lehman Brothers reviewed the terms of the proposed merger agreement with Somatix and reviewed the then current state of the equity market, the then current absolute and relative trading prices of the Cell Genesys Common Stock and the Somatix Common Stock, and applied the financial and comparative analyses that are described below to the then current terms of the proposed merger agreement. In addition, Lehman Brothers delivered an oral opinion to the board of directors of Cell Genesys on January 12, 1997, which it subsequently confirmed in writing, to the effect that on the date of the Lehman Brothers opinion, and based upon assumptions made, matters considered, and limitations on its review as set forth in the opinion, from a financial point of view, the Exchange Ratio (as defined in the Lehman Brothers opinion) to be offered to the stockholders of Somatix in the Merger was fair to Cell Genesys.

  THE FULL TEXT OF THE LEHMAN BROTHERS OPINION IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CELL GENESYS STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUS-SION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UN-DERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEH-MAN BROTHERS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION.

  Lehman Brothers' opinion is directed only to the fairness of the Exchange Ratios to Cell Genesys from a financial point of view and does not constitute a recommendation to any stockholder of Cell Genesys as to how such stockholder should vote at the Cell Genesys Annual Meeting. The summary of the opinion of Lehman Brothers set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  No limitations were imposed by Cell Genesys on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the board of directors of Cell Genesys as to the form or amount of the consideration to be paid by Cell Genesys in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Somatix, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be offered to the stockholders of Somatix in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the board of directors of Cell Genesys and was rendered to the board of directors of Cell Genesys in connection with the board's consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of Cell Genesys or Somatix as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Cell Genesys' underlying business decision to proceed with or effect the Merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed (i) the Merger Agreement and the specific terms of the Merger, (ii) the Form 10-K for the fiscal year ended December 31, 1995 and the Form 10-Q for the quarter ended September 30, 1996 of Cell Genesys and the Form 10-K for the fiscal year ended June 30, 1996 and the Form 10-Q for the quarter ended September 30, 1996 for Somatix, and such other publicly available information concerning Cell Genesys and Somatix that Lehman Brothers believed to be relevant to its analysis, (iii) financial and operating information with respect to the business, operations and prospects of Cell Genesys and Somatix furnished to Lehman Brothers by Cell Genesys and Somatix, (iv) trading histories of Cell Genesys and Somatix common stock and a comparison of those trading histories with those of other companies that Lehman Brothers deemed relevant, (v) a comparison of the historical financial results and present financial condition of Cell Genesys and Somatix with those of other companies that Lehman Brothers deemed relevant, and (vi) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the managements of Cell Genesys and Somatix concerning their respective businesses, operations, assets, financial conditions and prospects and the operating synergies and other strategic benefits expected to result from a combination of the businesses of Cell Genesys and Somatix, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Cell Genesys and Somatix that they are not aware of any facts or circumstances that would make such information materially inaccurate or misleading. With respect to the financial projections of Cell Genesys and Somatix, upon advice of Cell Genesys, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Cell Genesys as to the future financial performance of Cell Genesys and Somatix and that Cell Genesys and Somatix will perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Cell Genesys or Somatix and did not make or obtain any evaluations or appraisals of the assets or liabilities of Cell Genesys or Somatix. Upon the advice of Cell Genesys and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the stockholders of Cell Genesys and Somatix. Their opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 12, 1997.

  In connection with the preparation and delivery of its opinion to the board of directors of Cell Genesys, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Lehman Brothers did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cell Genesys. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  Exchange Ratio Analysis. This analysis sets forth the implied value to be offered to the stockholders of Somatix by Cell Genesys. The closing price of Cell Genesys' stock on January 10, 1997, the last trading day prior to announcement of the Merger, was $9.125, which, with the Common Exchange Ratio of 0.385, implies a value of $3.513 per Somatix share. The closing price of Somatix stock on the last trading day prior to announcement of the Merger was $3.813.

  Common Stock Trading Volume Analysis. Lehman Brothers analyzed the historical daily trading volume of Somatix' common stock over various periods. Lehman Brothers noted that from January 11, 1996 to January 10, 1997, 36,774,700 shares were traded. Of these shares, 18.2 percent of the shares traded at $3.00 to $4.00; 19.0 percent of the shares traded at $4.00 to $5.00;
10.1 percent of the shares traded at $5.00 to $6.00; and the remaining 52.7 percent of the shares traded at $6.00 per share or above.

  Comparable Public Company Analysis. Lehman Brothers compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and operating performance of Somatix, based upon information provided to Lehman Brothers by the management of Somatix and information that was publicly available. The companies that Lehman Brothers included in its universe of comparable gene therapy companies were Avigen Inc., CellPro Incorporated, GeneMedicine, Inc., Ribozyme Pharmaceuticals, Inc., SyStemix, Inc., Targeted Genetics Corporation and Vical Incorporated (the "Comparable Companies"). Lehman Brothers examined both the market value of the total outstanding equity (the "Market Value") and the Market Value minus "Cash" (the "Technology Value"), the historical cash burn rate, cash on hand and years of cash remaining for the Comparable Companies. "Cash" equals cash and cash equivalents plus short-term marketable securities.

  Lehman Brothers noted that the fully-diluted Market Value for Somatix of $116.0 million, implied by the 0.385 Common Exchange Ratio, the closing price of Cell Genesys on the trading day prior to announcement of the Merger and Somatix' fully-diluted shares of 33.0 million (determined as of the trading day prior to announcement of the merger) ("Somatix' Fully-Diluted Shares"), was equal to the mean value of the Comparable Companies and a 23.2 percent discount to the median value for the Comparable Companies of $151.4 million.

  Lehman Brothers also noted that the fully-diluted Technology Value for Somatix of $106.0 million, implied by the 0.385 exchange ratio, the closing price of Cell Genesys on the trading day prior to announcement of the Merger, Somatix' Fully-Diluted Shares, and Somatix' cash on hand at December 31, 1996 of $10.0 million, was a 10.1 percent premium to the mean value of $96.3 million for the Comparable Companies and a 35.9 percent premium to the median value of $78.0 million for the Comparable Companies.

  Lehman Brothers noted that, per discussions with Somatix management, Somatix had approximately $10.0 million in cash and cash equivalents at December 31, 1996. Lehman Brothers noted that Somatix' implied burn life, calculated as the cash on hand divided by the latest 12 months cash burn rate (defined as the sum of net income and depreciation less capital expenditures) of 0.5 years was
85.3 percent less than the mean burn life of 3.4 years for the Comparable Companies and 82.1 percent less than the median burn life of 2.8 years for the Comparable Companies.

  Lehman Brothers also compared the price performance of Somatix' common stock from January 11, 1996 to January 10, 1997 to that of the Comparable Companies as well as to the Nasdaq 100 index. Using January 11, 1996 as the base of 100 percent, on January 10, 1997, Somatix' common stock price was 61.0 percent of the base value, compared to 86.9 percent for the Comparable Companies and
156.0 percent for the Nasdaq 100 index.

  Because of the inherent differences between the business, operations and prospects of Somatix and the businesses, operations and prospects of the Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses, but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Somatix and the Comparable Companies that would affect the public trading values of each. In particular, Lehman Brothers considered for each company the quality and amount of corporate collaborations, the size and desirability of the markets focused upon and the strengths of management. These qualitative judgments did not lead to specific conclusions regarding the fairness of the merger consideration, but rather were part of Lehman Brothers' evaluation of the relevancy of this comparative analysis under the particular circumstances of the Merger.

  Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow analysis on the projected financial information provided by Cell Genesys' management as an estimate of the projected financial performance of Somatix. Lehman Brothers noted that Cell Genesys' projections for Somatix were prepared based on assumptions that included, among other things, the success of Somatix in arranging corporate partnering arrangements as well as the success of each of its products in human clinical trials and in the marketplace. Lehman Brothers informed the board of directors of Cell Genesys that any forecast in the biotechnology industry is subject to a number of variables which present significant obstacles. These variables include the ability to secure adequate funding to bring products to market, the technological feasibility, market capacity and market acceptance of products and the competitive risk presented by other biotechnology companies with similar products and/or better resources.

  Lehman Brothers discounted to present value the projected stream of after-tax cash flows and the terminal year value (the "Terminal Value") of the business. The Terminal Value for the discounted cash flow analysis of the projections was based upon a range of 15 to 20 times net income in 2006. Lehman Brothers used discount rates ranging from 25 to 35 percent, which were chosen based on factors such as the current level of inflation and interest rates, the inherent business risk of Somatix and the biotechnology industry as a whole, and the cost of capital to Somatix.

  Of the two scenarios analyzed by Lehman Brothers, the first produced Technology Values ranging from $57.9 million to $182.4 million and Market Values ranging from $67.9 million to $192.4 million. This represents a range of Market Values per share for Somatix' stock, based on fully-diluted shares of 33.0 million, of $2.05 to $5.83. The second of the scenarios produced Technology Values ranging from $72.3 million to $227.1 million and Market Values ranging from $82.3 million to $237.1 million. This represents a range of Market Values per share for Somatix' stock, based on fully-diluted shares of 33.0 million, of $2.49 to $7.18.

  Analysis of Selected Comparable Transactions. Lehman Brothers compared the financial and operating performance of certain companies that had engaged in recent merger or alliance transactions, and that Lehman Brothers considered relevant, with the historical financial and operating performance of Somatix, based upon information that was publicly available at the time and based upon information provided to Lehman Brothers by Somatix' management. The transactions that Lehman Brothers considered comparable to the Merger included the transactions by Elan with Athena Neurosciences, NA Biologicals with Univax Biologics, Cytogen with Cellcor, Medco Research with Repligen (terminated), Chiron with Viagene, Ligand with Glycomed, Amgen with Synergen, NeXagen with Vestar, Genzyme with BioSurface, Immunex with Receptech, and Chiron with Cetus. Lehman Brothers analyzed the tender/merger price per share for each of these transactions (the "Merger Purchase Price Per Share"). The Merger Purchase Price Per Share for each of these transactions was then compared to the target stock price one day prior to the announcement of the transaction to calculate the premium over such stock price (the "Premium"). The Premium in the comparable transactions analyzed by Lehman Brothers ranged from a high of
123.5 percent to a low of 1.1 percent. Lehman Brothers noted that the premium implied by the 0.385 exchange ratio and the closing price of Cell Genesys on the trading day prior to announcement of the Merger was (7.9) percent.

  In addition, the Merger Purchase Price Per Share for each of these transactions was then compared to the target's stock price one month prior to the announcement of the transaction. The high and low premiums were 98.6 percent and (13.6) percent. Lehman Brothers noted that the premium for Somatix to its stock price one month prior to the announcement of the transaction was (1.4) percent.

  Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Cell Genesys and Somatix compared to the businesses, operations and prospects of the companies that were parties to the selected transactions analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Somatix and such acquired companies. In particular, Lehman Brothers considered for each acquired company the quality and amount of corporate collaborations, the size and desirability of the markets focused upon and the strengths of management. Additionally, Lehman Brothers considered the strategic fit of the acquired company with the acquiring company, the form of consideration offered to the seller and the tax characteristics of the transaction. These qualitative judgments did not lead to specific conclusions regarding the fairness of the merger consideration, but rather were part of Lehman Brothers' evaluation of the relevance of this comparative analysis under the particular circumstances of the Merger.

  Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Cell Genesys selected Lehman Brothers because of its expertise, reputation and familiarity with Cell Genesys and Somatix in particular and the biotechnology industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

  As compensation for its services in connection with the Merger, Cell Genesys has agreed to pay Lehman Brothers a fee, upon consummation of the Merger, equal to approximately $1.69 million. In addition, Cell Genesys has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Cell Genesys and the rendering of its opinion.

  Lehman Brothers is acting as financial advisor to Cell Genesys in connection with the Merger. Lehman Brothers has also performed various investment banking services for Cell Genesys in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of Cell Genesys and Somatix for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF SOMATIX' FINANCIAL ADVISOR

  Somatix retained Donaldson, Lufkin & Jenrette to act as its financial advisor in connection with the Merger. Donaldson, Lufkin & Jenrette was selected by the board of directors of Somatix to act as Somatix' financial advisor based on Donaldson, Lufkin & Jenrette's qualifications, expertise and reputation, as well as Donaldson, Lufkin & Jenrette's investment banking relationship and familiarity with Somatix.

  Donaldson, Lufkin & Jenrette rendered to the board of directors of Somatix at its meeting on January 12, 1997, Donaldson, Lufkin & Jenrette's written opinion dated such date that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion letter, the Common Exchange Ratio was fair to the holders of Somatix Common Stock, the Series A Exchange Ratio was fair to the holders of Series A Preferred Stock and the Series B Exchange Ratio was fair to the holders of Series B Preferred Stock, in each case, from a financial point of view.

  THE FULL TEXT OF THE OPINION OF DONALDSON, LUFKIN & JENRETTE DATED JANUARY 12, 1997 IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX C. SOMATIX STOCKHOLDERS ARE URGED TO READ DONALDSON, LUFKIN & JENRETTE'S OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED AND THE LIMITS OF DONALDSON, LUFKIN & JENRETTE'S REVIEW.

  Donaldson, Lufkin & Jenrette's opinion was prepared for the board of directors of Somatix and is directed only to the fairness of the Exchange Ratios to stockholders of Somatix from a financial point of view and does not constitute a recommendation to any stockholder of Somatix as to how such stockholder should vote at the Somatix Special Meeting nor does it constitute an opinion as to the price at which Cell Genesys Common Stock will actually trade at any time. Donaldson, Lufkin & Jenrette was not requested to and did not make any recommendation to the board of directors of Somatix as to the form or amount of the consideration to be received by stockholders of Somatix in the Merger, which was determined through arm's-length negotiations between the parties. No restrictions or limitations were imposed by Somatix upon Donaldson, Lufkin & Jenrette with respect to the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.

  In arriving at its opinion, Donaldson, Lufkin & Jenrette reviewed a draft of the Merger Agreement and the exhibits thereto, including drafts of the Stock Option Agreements, none of which differed materially from such agreements as executed on January 12, 1997. Donaldson, Lufkin & Jenrette also reviewed the terms of the Somatix Series A Preferred Stock, the Somatix Series B Preferred Stock and the Fletcher Warrant and financial and other information that was publicly available or furnished to it by or on behalf of Somatix and Cell Genesys, including information provided during discussions with their respective managements. Included in the information provided were certain financial projections for Somatix prepared by the management of Somatix and certain financial projections for Cell Genesys prepared by the management of Cell Genesys. In addition, Donaldson, Lufkin & Jenrette compared certain financial and securities data of Somatix and Cell Genesys with that of selected biotechnology companies focused on gene therapy whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of Somatix Common Stock and Cell Genesys Common Stock; reviewed prices and premiums paid in certain other selected business combinations; and conducted such other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of rendering its opinion.

  In rendering its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Somatix and Cell Genesys or their respective representatives, or that it otherwise reviewed. With respect to the financial projections supplied to it, Donaldson, Lufkin & Jenrette assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Somatix and Cell Genesys as to the future operating and financial performance of Somatix and Cell Genesys, respectively. With respect to any potential liabilities of, or other impact on, Cell Genesys related to the litigation in which Cell Genesys is involved, Donaldson, Lufkin & Jenrette was not requested to and did not express any opinion regarding the financial impact of such matters on Cell Genesys and the effect, if any, of such matters on the fairness to the stockholders of Somatix from a financial point of view of the Exchange Ratios. Donaldson, Lufkin & Jenrette did not assume any responsibility for making any independent evaluation of Somatix' assets or liabilities or for making an independent verification of any information reviewed by it. Donaldson, Lufkin & Jenrette further assumed that the Merger will qualify as a tax-free reorganization under the Code.

  Donaldson, Lufkin & Jenrette's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may have affected its opinion, Donaldson, Lufkin & Jenrette is not obligated to update, review or reaffirm its opinion.

  The following is a summary of the presentation made by Donaldson, Lufkin & Jenrette to the board of directors of Somatix at its January 12, 1997 board meeting.

  Funding Options. Donaldson, Lufkin & Jenrette reviewed Somatix' declining historical and projected cash balances and liquidity, together with the other possible options of Somatix for meeting future funding needs that had previously been explored. See "--Background of the Merger."

  Contribution Analysis. Donaldson, Lufkin & Jenrette analyzed Somatix' and Cell Genesys' relative contribution to the Combined Company with respect to certain financial results and positions, including total revenue, operating loss and net loss for the 12 months ended September 30, 1996 and cash as estimated as of December 31, 1996. Somatix' contribution to the Combined Company's pro forma results for the 12 months ended September 30, 1996 was zero percent of total revenue and approximately 66 percent of the operating loss and 72 percent of net loss. Somatix' contribution to the estimated Combined Company's cash on hand as of December 31, 1996 was approximately 10 percent.

  Transaction Analysis. Donaldson, Lufkin & Jenrette reviewed publicly available information for selected transactions completed since January 1994 involving the combination of biotechnology companies. The comparative transactions reviewed (the "Comparative Transactions") included four public transactions that were proposed and completed during the period. These transactions include the combination of North American Biologicals Inc. and Univax Biologics Inc.; Chiron Corp. and Viagene Inc.; Ligand Pharmaceuticals Inc. and Glycomed Inc.; and NeXagen Inc. and Vestar Inc. The Comparative Transactions selected are not intended to represent a complete list of biotechnology company transactions that have occurred since January 1994; rather, they include only transactions involving combinations of companies with operating size or financial performance characteristics believed to be comparable to Somatix' characteristics. Donaldson, Lufkin & Jenrette did not believe that multiple analysis is relevant in the case of this type of company because most of these companies did not anticipate product revenues for at least five years from the merger announcement date. Because none of these companies had any product revenue and since their respective EBIT, EBITDA and net income were all negative at the time of acquisition, a premiums paid analysis was presented. The premiums for the Comparative Transactions over the trading prices one day, one month, three months and six months prior to announcement dates ranged from 8.1 to 36.6 percent, 13.5 to 37.7 percent, 3.3 to 48.4 percent and (3.4) to 57.3 percent, respectively. In light of the particular circumstances of Somatix (including, among other things, its limited funding options), Donaldson, Lufkin & Jenrette also presented an analysis of the 18 public transactions since January 1993 in which stock was included in whole or in part as consideration and for which a premium was not paid to the shareholders of the acquired company, as measured either one day, one week or one month prior to announcement of such transaction.

  Discounted Cash Flow Analysis. Donaldson, Lufkin & Jenrette performed a seven-year discounted cash flow analysis of Somatix' long-range projections using a weighted average cost of capital approach. In conducting this analysis, Donaldson, Lufkin & Jenrette relied on certain assumptions, financial forecasts and other information provided by Somatix' management which included one set of projections which assumes the GVAX(TM) program is canceled and one set of projections which assumes the GVAX(TM) program is not canceled. Donaldson, Lufkin & Jenrette informed the board of directors of Somatix that any forecast in the biotechnology industry is subject to a number of variables which present significant obstacles. These variables include the ability to secure adequate funding to bring products to market, the technological feasibility, market capacity and market acceptance of products and the competitive risk presented by other biotechnology companies with similar products and/or better resources.

  Using the information set forth in Somatix' forecast, Donaldson, Lufkin & Jenrette calculated the estimated "Free Cash Flow" based on projected unleveraged net income adjusted for (i) certain projected non-cash items (e.g., depreciation and amortization); (ii) projected changes in cash working capital; and (iii) projected capital expenditures. Using the weighted average cost of capital approach, Donaldson, Lufkin & Jenrette analyzed Somatix' forecast and discounted the stream of Free Cash Flows from fiscal year 1997 to fiscal year 2003 provided in such forecast back to June 30, 1996 using discount rates ranging from 40 to 50 percent. Donaldson, Lufkin & Jenrette believed that such discount rates were appropriate because of Somatix' high cost of acquiring capital. To estimate the residual value of Somatix at the end of the forecast period, Donaldson, Lufkin & Jenrette applied terminal multiples of 20.0 to 40.0 times to the projected fiscal year 2003 Net Income and discounted such value back to June 30, 1996 using discount rates ranging from 40 to 50 percent. Donaldson, Lufkin & Jenrette then aggregated the present value of the Free Cash Flows and the present value of the residual value to derive a range of implied enterprise values for Somatix. The range of implied enterprise values for Somatix was then adjusted for cash and cash equivalents by adding $7.1 million to the implied enterprise values to yield an implied equity value. This equated to a valuation range of $0.63 to $2.47 per share assuming Somatix cancels the GVAX(TM) program and a valuation range of $1.77 to $6.99 per share assuming Somatix does not cancel the GVAX(TM) program. Such discounted cash flow analysis, and the values derived therefrom assume, however, that Somatix will obtain sufficient funding to meet its projected research and development costs and other funding needs. The underlying projections, however, do not anticipate such funding needs being satisfied by cash flow from operations because Somatix is not expected to generate cash flow from operations during the next several years.

  In addition, Donaldson, Lufkin & Jenrette also reviewed other factors, including the pro forma ownership of the Combined Company and the historical trading prices of the Somatix Common Stock and Cell Genesys Common Stock in relationship to each other.

  The summary of the Donaldson, Lufkin & Jenrette analyses set forth above does not purport to be a complete description of the analysis performed by Donaldson, Lufkin & Jenrette, but describes in summary form the principal elements of the presentation made by Donaldson, Lufkin & Jenrette to the Somatix board of directors on January 12, 1997. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Donaldson, Lufkin & Jenrette was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as whole, supported its determination. Accordingly, notwithstanding the factors suggested above, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create an incomplete view of the process underlying the analyses performed by Donaldson, Lufkin & Jenrette in connection with the preparation of its opinion. In performing its analyses, Donaldson, Lufkin & Jenrette made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Donaldson, Lufkin & Jenrette is an internationally recognized investment banking and advisory firm. Donaldson, Lufkin & Jenrette, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Pursuant to the terms of an engagement letter dated July 23, 1996, Somatix has agreed to pay Donaldson, Lufkin & Jenrette a retainer of $25,000 per quarter, a fee of $450,000 upon the delivery of Donaldson, Lufkin & Jenrette's opinion described above, irrespective of the conclusion reached therein (and an additional fee of $100,000 for each update of such opinion) and an additional fee to be paid upon consummation of the Merger equal to 1.5 percent of the total consideration to be paid by an acquiror in connection with the acquisition of Somatix (including the assumption or refinancing of any debt or preferred stock), less the amounts paid with respect to the retainer and fairness opinion fees. Somatix has also agreed to reimburse Donaldson, Lufkin & Jenrette promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by Donaldson, Lufkin & Jenrette in connection with its engagement, and to indemnify Donaldson, Lufkin & Jenrette and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

  In the ordinary course of business, Donaldson, Lufkin & Jenrette may actively trade the securities of both Somatix and Cell Genesys for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax consequences of the Merger to Somatix and holders of Somatix Capital Stock. The discussion is based on current law. The discussion does not address aspects of federal taxation other than income taxation, nor does it address all aspects of federal income taxation including, without limitation, aspects of federal income taxation that may be applicable to particular stockholders, such as stockholders who are dealers in securities, foreign persons or those who acquired their Somatix Capital Stock in a compensation transaction. The discussion also does not address the federal income tax consequences of the Merger to holders of options or warrants to purchase Somatix Capital Stock, or to the holder(s) of the Fletcher Warrant. In addition, it does not address the state, local or foreign tax consequences of the Merger, if any.

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

  HOLDERS OF SOMATIX CAPITAL STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

  Assuming the Merger qualifies as a "reorganization" within the meaning of
Section 368 of the Code, the principal federal income tax consequences of the Merger to Somatix and holders of Somatix Capital Stock will, in the opinion of counsel to Cell Genesys and Somatix, respectively, be as follows: (i) no gain or loss will be recognized by Somatix or Cell Genesys in the Merger; (ii) no gain or loss will be recognized by holders of Somatix Capital Stock upon their receipt of Cell Genesys Common Stock in exchange for their Somatix Capital Stock, except that holders of Somatix Capital Stock who receive cash proceeds in lieu of fractional shares of Cell Genesys Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of Somatix Capital Stock allocated to their fractional share interests;
(iii) such gain or loss, if any, will constitute capital gain or loss if the fractional share interests exchanged are held as capital assets at the time of the Merger; (iv) such capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share interests (including the holding period of Somatix Capital Stock attributed thereto as described below) exceeds one year; (v) the tax basis of Cell Genesys Common Stock received by holders of Somatix Capital Stock will be the same as the tax basis of the Somatix Capital Stock exchanged therefor less the tax basis, if any, allocated to fractional share interests; and (vi) the holding period of Cell Genesys Common Stock (including fractional share interests for which cash is received in lieu thereof) in the hands of holders of Somatix Capital Stock will include the holding period of their Somatix Capital Stock exchanged therefor; provided that such Somatix Capital Stock is held as a capital asset at the time of the Merger.

  It is a condition to Cell Genesys' and Somatix' obligations to effect the Merger that Cell Genesys and Somatix shall each have received opinions (the "Tax Opinions") from their respective counsel, Shearman & Sterling and Brobeck, Phleger & Harrison LLP, which Tax Opinions shall not have been withdrawn or modified in any material respect, to the effect that, on the basis of certain representations, and subject to certain assumptions and limitations stated in the Tax Opinions, the Merger will qualify as a tax-free reorganization under Section 368 of the Code and that each of Cell Genesys, Merger Sub and Somatix will be a party to the reorganization within the meaning of Section 368(b) of the Code.

  No ruling has been or will be obtained from the Internal Revenue Service with respect to the Merger. The Tax Opinions are not binding on the Internal Revenue Service or the courts, and no assurance can be given that the Internal Revenue Service would not be able to successfully challenge the conclusions expressed in the Tax Opinions.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Cell Genesys Common Stock received by Somatix stockholders in the Merger will be freely transferable, except that shares of Cell Genesys Common Stock received by persons who are deemed to be affiliates of Somatix prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Cell Genesys) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be affiliates of Somatix or Cell Genesys are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party. The Merger Agreement requires Somatix to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Cell Genesys Common Stock issued to such person in or pursuant to the Merger except in compliance with the Securities Act and the rules and regulations promulgated by the Commission thereunder. This Joint Proxy Statement/Prospectus does not cover any resales of Cell Genesys Common Stock received by affiliates of Somatix in the Merger.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a purchase and substantially all of the purchase price is expected to be allocated to in-process-acquired technology and charged to expense in the quarter ending June 30, 1997.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Employment Agreements. Each of David W. Carter, Edward O. Lanphier II, Lawrence K. Cohen, Ph.D. and Joseph Rokovich are parties to employment agreements with Somatix which are affected by a change in control of Somatix, such as the Merger. These agreements provide that in the event the employee is terminated after a change of control, such employee is entitled to certain severance benefits. The value of such severance benefits for Messrs. Carter, Lanphier, Cohen and Rokovich, which includes salary and other cash compensation, is estimated to be approximately $390,072, $198,672, $182,552 and $130,870, respectively.

  Stock Options. All options to purchase shares of Somatix Common Stock held by such persons will become immediately exercisable upon such a change in control and will thereafter remain exercisable for a period of three years, whether or not the employment of such person continues following the change in control. As of March 31, 1997, each of Messrs. Carter, Lanphier, Cohen and Rokovich has unvested options to purchase Somatix Common Stock in the amount of 131,250, 67,188, 95,250 and 63,875 shares, respectively. The exercise price for such options ranges from $3.00 per share to $6.625 per share with a weighted average exercise price of such options for Messrs. Carter, Lanphier, Cohen and Rokovich of $3.75, $4.47, $5.09 and $4.03, respectively. Based upon the current trading price of Somatix Common Stock, such options have no immediate value. However, such options may realize value within the three-year term of exercisability.

  Management Incentive Bonuses. In December 1996, the Somatix board of directors agreed that each of Messrs. Carter, Lanphier, Cohen and Rokovich would be paid 100 percent of the available bonus under the fiscal year 1997 Management Incentive Plan established for such officers in the event of and at the time of a change in control. The amount of such bonus payments, including for this purpose amounts that nonetheless have become payable or would have been paid to Messrs. Carter, Lanphier, Cohen and Rokovich subsequent to Somatix' fiscal year end at June 30, 1997 is approximately $102,000, $57,330, $52,494 and $32,238, respectively.

  Split-Dollar Life Insurance. In connection with the Merger, the Somatix board of directors waived collateral assignments for certain split-dollar life insurance policies (which action has an estimated value to Messrs. Carter and Lanphier of $483,785 and $55,530, respectively) and has granted certain tax protection to Messrs. Carter and Lanphier with respect to tax consequences arising from such assignments (which action has an estimated value to Messrs. Carter and Lanphier of $368,661 and $42,315, respectively).

  Director Option Grants. In connection with the Merger, and at the Effective Time, Mr. Carter, chairman of the board of directors, president and chief executive officer of Somatix and John T. Potts, Jr., M.D., Thomas E. Shenk, Ph.D. and Inder M. Verma, Ph.D., all of whom currently serve as directors of Somatix, will become, and James M. Gower, Raju S. Kucherlapati, Ph.D., Joseph
E. Maroun and Eugene L. Step, all of whom currently serve as directors of Cell Genesys, will remain, directors of Cell Genesys. At such time, subject to the approval of Cell Genesys' stockholders at the Cell Genesys Annual Meeting, they will each receive a special grant of options to purchase 30,000 shares of Cell Genesys Common Stock. See "Additional Matters Submitted to a Vote of Cell Genesys Stockholders--Additional Proposal No. 2--Special Option Grant."

  Indemnification; Insurance and Indemnification Agreements. Under the Merger Agreement, Cell Genesys has agreed that the certificate of incorporation of the Surviving Corporation in the Merger will contain the indemnification provisions set forth in Somatix' certificate of incorporation and that such provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Somatix. Cell Genesys has agreed to honor and fulfill in all respects Somatix' obligations pursuant to such certificate of incorporation. The Merger Agreement also provides that Cell Genesys and the Surviving Corporation will honor and fulfill in all respects the obligations of Somatix pursuant to indemnification agreements with Somatix' directors and officers existing at or before the Effective Time.

  Directors' and Officers' Liability Insurance. The Surviving Corporation is obligated, for three years after the Effective Time, to use all commercially reasonable efforts to maintain in effect directors' and officers' liability insurance, if available, covering Somatix' current directors and officers on terms comparable to the current insurance policies maintained by Somatix; provided, however, that in no event will the Surviving Corporation be required to expend pursuant to the Merger Agreement more than 125 percent of current annual premiums paid by Somatix for such insurance.

REGULATORY MATTERS

  No filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no other filing with or approval of any federal or state governmental entity is required in connection with the Merger.

APPRAISAL RIGHTS

  Holders of Somatix Capital Stock are not entitled to appraisal rights under
Section 262 of the General Corporation Law in connection with the Merger because the Somatix Common Stock was designated as a national market system security on The Nasdaq National Market on the Somatix Record Date and the shares of Cell Genesys Common Stock to be issued pursuant to the Merger will be designated as national market system securities on The Nasdaq National Market at the Effective Time. Holders of Cell Genesys Common Stock are not entitled to appraisal rights under Section 262 of the General Corporation Law in connection with the Merger because Cell Genesys is not a constituent corporation in the Merger.

EXCHANGE OF SHARES

  At or prior to the Effective Time, Cell Genesys will appoint, and will retain for a period of at least six months after the Effective Time, an exchange agent (the "Exchange Agent") to effect the exchange of shares of Somatix Capital Stock for Cell Genesys Common Stock in connection with the Merger. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Somatix Capital Stock a letter of transmittal containing instructions with respect to effecting the surrender of certificates evidencing shares of Somatix Capital Stock in exchange for certificates evidencing shares of Cell Genesys Common Stock.

  Commencing immediately after the Effective Time and until the appointment of the Exchange Agent is terminated, each holder of a certificate or certificates theretofore evidencing shares of Somatix Capital Stock may surrender the same, together with a duly executed letter of transmittal and such other customary documents as Cell Genesys may reasonably require, to the Exchange Agent, and, after the appointment of the Exchange Agent has been terminated, any such holder may surrender any such certificate, letter of transmittal and other documents to Cell Genesys. Such holder will be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Cell Genesys Common Stock into which the shares of Somatix Capital Stock theretofore represented by the certificate or certificates so surrendered have been converted pursuant to the Merger, together with a cash payment in lieu of fractional shares, if any, and all such shares of Cell Genesys Common Stock will be deemed to have been issued at the Effective Time. Until surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Somatix Capital Stock will be deemed for all corporate purposes of Cell Genesys, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Cell Genesys Common Stock into which the shares of Somatix Capital Stock theretofore represented thereby have been converted at the Effective Time.

  Until certificates representing shares of Somatix Capital Stock are surrendered, no dividend or other distribution, if any, payable to the holders of record of Cell Genesys Common Stock as of any date subsequent to the Effective Time will be paid to the holder of such certificate. Upon the surrender of any such certificate representing shares of Somatix Capital Stock, however, the record holder of the certificate or certificates representing shares of Cell Genesys Common Stock issued in exchange therefor will receive from the Exchange Agent or from Cell Genesys, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender will have become payable with respect to such number of shares of Cell Genesys Common Stock. No interest will be payable with respect to the payment of any such presurrender dividends upon the surrender of certificates theretofore representing shares of Somatix Capital Stock.

  No fractional share certificates for Cell Genesys Common Stock will be issued upon the surrender for exchange of certificates evidencing shares of Somatix Capital Stock. In lieu thereof, the Exchange Agent or Cell Genesys, as the case may be, will pay each holder of Somatix Capital Stock an amount in cash calculated as provided in the Merger Agreement.

  Risk of loss and title to certificates representing shares of Somatix Capital Stock will pass only upon proper delivery of such certificates to the Exchange Agent.

  At the Effective Time, the stock transfer books of Somatix with respect to shares of Somatix Capital Stock will each be closed, and there will be no further registration of transfers of shares of Somatix Capital Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Somatix Capital Stock that is not registered in the stock transfer records of Somatix, at the Effective Time, a certificate or certificates representing the number of full shares of Cell Genesys Common Stock into which such shares of Somatix Capital Stock have been converted will be issued to the transferee together with a cash payment in lieu of fractional shares, if any, and a cash payment in the amount of any presurrender dividends, if any, if the certificate or certificates representing such shares of Somatix Capital Stock is or are properly surrendered as described above, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

EFFECTIVE TIME

  The Merger will become effective by the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware. Cell Genesys and Somatix currently anticipate that the Effective Time will occur on May 30, 1997. However, there can be no assurance that the conditions to the Merger will be satisfied by such date, or at all, or that the Merger Agreement will not be terminated.

CORPORATE MATTERS

  At the Effective Time the certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and by-laws of the Surviving Corporation, and the officers and directors of Merger Sub immediately prior to the Effective Time will become the initial officers and directors of the Surviving Corporation.

CONVERSION OF SECURITIES

  At the Effective Time, by virtue of the Merger and without any action on the part of Cell Genesys, Merger Sub, Somatix, the holders of Somatix Capital Stock or the holders of common stock, par value $.01 per share, of Merger Sub,
(i) each share of Somatix Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into shares of Cell Genesys Common Stock as described above under "The Merger-- Conversion of Somatix Capital Stock" and (ii) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof will forthwith cease to exist and will be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

OPTIONS AND WARRANTS TO PURCHASE SOMATIX COMMON STOCK

  At the Effective Time, each option or warrant granted by Somatix to purchase shares of Somatix Common Stock which is outstanding and unexercised immediately prior to the Effective Time, will be assumed by Cell Genesys and converted into an option or warrant to purchase shares of Cell Genesys Common Stock in such number and at such exercise price as described below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger). The number of shares of Cell Genesys Common Stock to be subject to the new option or warrant will be equal to the product of (i) the number of shares of Somatix Common Stock subject to the original option or warrant multiplied by (ii) the Common Exchange Ratio. The exercise price per share of Cell Genesys Common Stock under the new option or warrant will be equal to the quotient of (i) the exercise price per share of Somatix Common Stock under the original option or warrant divided by (ii) the Common Exchange Ratio. Upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Cell Genesys Common Stock deliverable upon such exercise will be rounded down, if necessary, to the nearest whole share and the aggregate exercise price will be rounded up, if necessary, to the nearest cent. As soon as practicable after the Effective Time, Cell Genesys will file with the Commission and use its best efforts to have declared effective a registration statement on Form S-8 with respect to the shares of Cell Genesys Common Stock issuable under any assumed Somatix stock option plans.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties on the part of Somatix, Cell Genesys and Merger Sub, including, without limitation, representations and warranties as to (i) organization

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

and qualification and subsidiaries; (ii) organizational documents; (iii) capitalization; (iv) authority relative to the Merger Agreement and the Stock Option Agreements; (v) no conflict and required filings and consents;
(vi) permits and compliance with laws; (vii) Commission filings and financial statements; (viii) absence of certain changes or events since the end of the previous fiscal year; (ix) employee benefit plans and labor matters; (x) tax matters; (xi) contracts and debt instruments; (xii) litigation; (xiii) environmental matters; (xiv) intellectual property; (xv) opinions of financial advisors; (xvi) brokers; and (xvii) certain interests of officers and directors in the constituent corporations.

  The Merger Agreement contains certain additional representations and warranties on the part of Somatix, including, without limitation, representations and warranties as to projected balances of cash, cash equivalents and marketable securities of Somatix (the "Projected Cash Balances") and an operating budget for Somatix (the "Operating Budget") for the period between execution of the Merger Agreement and August 31, 1997.

CONDUCT OF BUSINESS PENDING THE MERGER

  The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, Somatix and Cell Genesys and their respective subsidiaries must conduct their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve substantially intact their respective business organizations. The Merger Agreement further provides that neither Somatix nor Cell Genesys nor any of their respective subsidiaries may, without the prior written consent of the other party, between the date of the Merger Agreement and the Effective Time,
(i) amend its certificate of incorporation or by-laws; (ii) issue any shares of capital stock, except for (A) issuances of common stock pursuant to options and warrants thereon outstanding on the date of the Merger Agreement and described therein, (B) issuances by Somatix of noncash dividends required to be made under the terms of the certificate of designations of Somatix applicable to the Somatix Series A Preferred Stock, (C) issuances by Cell Genesys of options to new hires and (D) issuances by Cell Genesys of options to employees, officers and directors consistent with past practice; (iii) sell any property or assets, except, in the case of Cell Genesys, in the ordinary course of business consistent with past practice or in an aggregate amount not in excess of $10,000,000; (iv) acquire any interest in any person or any division thereof or any assets, except, in the case of Cell Genesys, any acquisition for consideration that is not, in the aggregate for all such acquisitions, in excess of 10 percent of the market value of Cell Genesys; (v) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person for borrowed money;
(vi) terminate, cancel or request any material change in, or agree to any material change in, any material contract or enter into any corporate partnering transaction or similar arrangement or any other agreement material to its business; (vii) make or authorize any capital expenditure, except that
(A) Somatix may make capital expenditures not in excess of $5,000 individually and $50,000 in the aggregate and (B) Cell Genesys may make capital expenditures in the ordinary course of business consistent with past practice;
(viii) declare or pay any dividend or other distribution with respect to any of its capital stock or, in the case of Somatix, the Fletcher Warrant, except that Somatix may pay noncash dividends required to be made under the terms of the certificate of designations of Somatix applicable to the Somatix Series A Preferred Stock; (ix) reclassify, combine, split or subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (x) increase the compensation payable to its officers, consultants or employees, except, in the case of Cell Genesys, for increases in accordance with past practice (including, without limitation, annual merit increases and bonuses), or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control that would be triggered by the Merger with any of its directors, officers, consultants or other employees, or establish or amend any employee benefit plan, policy or arrangement for the benefit of any of its directors, officers, consultants or other employees, except to the extent required by applicable law or the terms of a collective bargaining agreement;
(xi) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by United States generally accepted accounting principles;
(xii) make any tax election or settle or compromise any material income tax liability, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on its consolidated balance sheet included in its most recent annual report on Form 10-K filed with the

Commission, and only to the extent of such reserves; or (xiii) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

COOPERATION; STEERING COMMITTEE

  Pursuant to the Merger Agreement, Cell Genesys and Somatix established a committee (the "Steering Committee") for the purpose of, to the extent permitted by applicable law, facilitating the efficient transition and combination of the respective businesses of Cell Genesys and Somatix as promptly as practicable following the Effective Time. The Steering Committee may consist of up to 10 individuals who will be designated from time to time by the chairman of the board of directors of Cell Genesys in consultation with the chairman of the board of directors of Somatix, and is chaired by Cell Genesys.

NOTICES OF CERTAIN EVENTS

  The Merger Agreement provides that each of Cell Genesys and Somatix must give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any governmental entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Cell Genesys, Somatix or their respective subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, would become a default under any material contract of such party; and (v) any change that could reasonably be expected to have a material adverse effect on Somatix or Cell Genesys or to delay or impede the ability of either Somatix or Cell Genesys to perform its obligations pursuant to the Merger Agreement or the Stock Option Agreements and to effect the consummation of the Merger.

ACCESS TO INFORMATION; CONFIDENTIALITY

  The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, each of Cell Genesys and Somatix must (and must cause its respective subsidiaries to) (i) provide to the other access at reasonable times to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party may reasonably request. In addition, the obligations of Cell Genesys and Somatix under the confidentiality agreement entered into between them as of October 14, 1996 remain in effect.

NO SOLICITATION OF TRANSACTIONS

  Pursuant to the Merger Agreement, neither Somatix nor Cell Genesys may, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. However, the Merger Agreement provides that the boards of directors of Cell Genesys and Somatix may (i) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and (ii) after receiving the advice of outside counsel to the effect that such board of directors is required to do so in order to discharge properly its fiduciary duties, consider, negotiate, approve and recommend to its stockholders an unsolicited bona fide written acquisition proposal which (A) was not received in violation of the Merger Agreement, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing and (D) such board of directors determines in good faith, after consultation with its financial advisors, would result in a transaction more favorable to its stockholders than the transaction contemplated by the Merger Agreement (any such acquisition proposal, a "Superior Proposal"). The Merger Agreement requires that each party thereto must notify the other parties thereto promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding such an acquisition proposal or a Competing Transaction is made.

  For purposes of the Merger Agreement, "Competing Transaction" means, with respect to any person, (i) any merger, consolidation, share exchange, business combination or other similar transaction involving such person; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15 percent or more of the assets of such person and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25 percent or more of the outstanding voting securities of such person or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25 percent or more of the outstanding voting securities of such person; (v) any solicitation by any person (A) proposing any transaction described in (i),
(ii), (iii) or (iv) above or (B) who is not a stockholder of such person on that date of the Merger Agreement, in opposition to the approval of the Merger Agreement by the stockholders of Cell Genesys or Somatix; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

PLAN OF REORGANIZATION

  The Merger Agreement is intended to constitute a tax-free "plan of reorganization" within the meaning of the income tax regulations promulgated under the Code. Pursuant to the Merger Agreement, Somatix and Cell Genesys have agreed that, from and after the date of the Merger Agreement, they will use all reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a tax-free reorganization under the Code. In the event that the Merger fails to qualify as a tax-free reorganization under the Code, Somatix and Cell Genesys have agreed to negotiate in good faith to restructure the Merger so that it will qualify as a tax-free transaction under the Code.

FURTHER ACTION; CONSENTS; FILINGS

  The Merger Agreement provides that each of Somatix and Cell Genesys must use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger,
(ii) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Cell Genesys, Merger Sub, Somatix or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and
(iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to the Merger Agreement and the Merger required under the rules and regulations of the NASD, the Securities Act, the Exchange Act and any other applicable federal or state securities laws and any other applicable law.

OFFICERS AND DIRECTORS OF CELL GENESYS AFTER THE MERGER

  At the Effective Time, subject to the certificate of incorporation and by-laws of Cell Genesys, Stephen A. Sherwin, M.D. will continue to hold the offices of Chairman of the Board, President and Chief Executive Officer of Cell Genesys.

  Immediately after the Effective Time, the total number of persons serving on the board of directors of Cell Genesys will be nine and, subject to the election at the Cell Genesys Annual Meeting of the Cell Genesys director

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

nominees designated under "Additional Matters Submitted to a Vote of Cell Genesys Stockholders--Additional Proposal No. 3--Election of Directors," will consist of the following individuals:

    David W. Carter
    James M. Gower
    Raju S. Kucherlapati, Ph.D.
    Joseph E. Maroun
    John T. Potts, Jr., M.D.
    Thomas E. Shenk, Ph.D.
    Stephen A. Sherwin, M.D.
    Eugene L. Step
    Inder M. Verma, Ph.D.

In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of Cell Genesys is unable or unwilling to serve in such position, the party with which such person was affiliated prior to that date of the Merger Agreement will designate another person to serve in such person's stead in accordance with the provisions of the immediately preceding sentence; provided that any such designee must be reasonably satisfactory to each of Cell Genesys and Somatix. From and after the Effective Time, the composition of the board of directors of Cell Genesys will be determined in accordance with its certificate of incorporation and by-laws.

NASDAQ NATIONAL MARKET LISTING

  Somatix and Cell Genesys have each agreed to use all reasonable efforts to obtain, prior to the Effective Time, the approval for listing on The Nasdaq National Market, effective upon official notice of issuance, of the shares of Cell Genesys Common Stock into which the shares of Somatix Capital Stock will be converted pursuant to the Merger.

BRIDGE FACILITY

  Pursuant to the Merger Agreement, Somatix has agreed to use all reasonable efforts to prevent the actual balances of cash, cash equivalents and marketable securities held by Somatix on any date (the "Actual Balances") from falling below $5,000,000. In connection therewith, the Merger Agreement provides that during the term thereof Somatix must promptly notify Cell Genesys if the Projected Cash Balances are (i) then forecast by senior management of Somatix to fall below $5,000,000 within 30 days or (ii) then below $5,000,000. The Merger Agreement further provides that, upon Somatix' written request and so long as no Commitment Termination Event (as defined below) has occurred which reduces the then available Bridge Facility amount to $0.00 and certain customary conditions have been satisfied, Cell Genesys must lend Somatix funds (the "Bridge Facility") upon the terms set forth in the Merger Agreement and in the promissory note, dated January 12, 1997 (the "Bridge Facility Promissory Note"), made by Somatix to the order of Cell Genesys, in amounts sufficient to prevent the Projected Cash Balances from falling below $5,000,000. All funds provided to Somatix under the Bridge Facility must be used solely to fund ordinary and necessary operating expenses in accordance with the then current Operating Budget.

  For purposes of the Merger Agreement and the Bridge Facility Promissory Note, "Commitment Termination Event" means any of (i) termination of the Merger Agreement or the Bridge Facility Promissory Note for any reason whatsoever; (ii) the occurrence of an event of default under the Bridge Facility Promissory Note; and (iii) a material breach of the Merger Agreement or the Bridge Facility Promissory Note.

  At Cell Genesys' request, Somatix must borrow under the Bridge Facility to prevent the Actual Balances from falling below $5,000,000. Somatix will grant Cell Genesys a security interest in certain Somatix intellectual property to secure the indebtedness at any time outstanding under the Bridge Facility.

  The Bridge Facility will mature and become due and payable in full on the earliest to occur of (i) December 31, 1997; (ii) the 180th day after termination of the Merger Agreement for any reason whatsoever; and
(iii) notwithstanding the immediately preceding clause (ii), the first business day after termination of the Merger Agreement by Cell Genesys, because (A) the board of directors of Somatix has withdrawn, modified or changed its recommendation of the Merger Agreement, the Merger or the Somatix Amendment in a manner adverse to Cell Genesys or its stockholders or resolved to do so, (B) the board of directors of Somatix has recommended to the stockholders of Somatix a Competing Transaction or resolved to do so or (C) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of Somatix has been commenced and the board of directors of Somatix has failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

  Somatix is obligated, in consultation with the Steering Committee, to revise the Projected Cash Balances and the Operating Budget from time to time, but in no event less frequently than monthly; provided, however, that, in the event Somatix delivers to Cell Genesys a revised Operating Budget materially adversely different than the Operating Budget delivered on the date of the Merger Agreement without the prior written consent of Cell Genesys, Cell Genesys' Obligations under the Bridge Facility will be suspended until such time as the parties agree to a revised Operating Budget.

AUDITED FINANCIAL STATEMENTS

  As soon as practicable after the date of the Merger Agreement or, in the case of the fiscal quarter of Somatix ending March 31, 1997, as soon as practicable after March 31, 1997 if Cell Genesys does not then reasonably expect the Effective Time to occur within 45 days of such date, Somatix will cause its independent auditors to conduct an audit of the balance sheets of Somatix at and as of December 31, 1996 and March 31, 1997, respectively, and related statements of operations, stockholders' equity and cash flows of Somatix for the six-month period ended December 31, 1996 and the nine-month period ending March 31, 1997, respectively, and to render its unqualified report thereon. Within one business day of receipt of the above described audited consolidated financial statements of Somatix, Somatix must deliver to Cell Genesys true, complete and correct copies of such financial statements, together with the auditors' report thereon.

PERMITTED FINANCINGS

  Notwithstanding the restrictions contained elsewhere in the Merger Agreement and the provisions of the Bridge Facility, Somatix may incur indebtedness in addition to that in effect on that date of the Merger Agreement in a principal amount not in excess of $2,000,000 (a "Permitted Financing") if, among other things, such additional indebtedness is unsecured and any shares of Somatix Capital Stock (or warrants, options or similar securities convertible into or exchangeable for Somatix Capital Stock) issued in connection with such additional indebtedness will, by their terms, be converted into shares of Cell Genesys Common Stock pursuant to the Merger. In addition, the terms and conditions of a Permitted Financing must be reasonably satisfactory to Cell Genesys. All funds provided to Somatix under any Permitted Financing must be used solely to fund ordinary and necessary operating expenses in accordance with the then current Operating Budget.

DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

  The Merger Agreement requires that the certificate of incorporation and by-laws of the Surviving Corporation contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of Somatix on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner

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

that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of Somatix, unless such modification is required by law.

  Pursuant to the Merger Agreement, Somatix must, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation must, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of Somatix and each of its subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date of the Merger Agreement.

  The Merger Agreement provides that the Surviving Corporation must use all reasonable efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by Somatix (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 125 percent of current annual premiums paid by Somatix for such insurance.

CONDITIONS TO THE MERGER

  Conditions to the Obligations of Each Party. The obligations of both Cell Genesys and Somatix to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, without limitation, (i) the continuing effectiveness of the Registration Statement; (ii) the approval of the Merger Agreement and the Merger by the stockholders of each of Somatix and Cell Genesys; (iii) the approval of the Cell Genesys Amendment by the stockholders of Cell Genesys; (iv) the absence of any injunction or order making the Merger illegal or otherwise prohibiting its consummation; (v) the receipt of all material consents, approvals and authorizations legally required to be obtained to consummate the Merger; and (vi) the authorization for listing on The Nasdaq National Market, subject to official notice of issuance, of the shares of Cell Genesys Common Stock into which shares of Somatix Capital Stock will be converted pursuant to the Merger Agreement.

  Conditions to the Obligations of Somatix. The obligations of Somatix to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, without limitation, (i) the accuracy at and as of the Effective Time of each of the representations and warranties of Cell Genesys contained in the Merger Agreement; (ii) the performance or compliance by Cell Genesys with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) the receipt from Brobeck, Phleger & Harrison LLP, special counsel to Somatix, of its opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization. Each of the foregoing conditions is in favor of Somatix only, which has no current intention of waiving any such conditions. However, if Somatix were to elect to waive any such conditions, assuming all other conditions to the Merger had been satisfied, the Merger would be consummated without the waived conditions having been satisfied.

  Conditions to the Obligations of Cell Genesys. The obligations of Cell Genesys to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions, including, without limitation, (i) the accuracy at and as of the Effective Time of each of the representations and warranties of Somatix contained in the Merger Agreement; (ii) the performance or compliance by Somatix with all material agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) the receipt from Shearman & Sterling, special counsel to Cell Genesys, of its opinion to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization; (iv) the approval of the Somatix Amendment by the stockholders of Somatix; and (v) the election by the holder(s) of the Fletcher Warrant in accordance with the terms of the Fletcher Warrant either (A) to resell the Fletcher Warrant to Somatix for cash or (B) to permit Cell Genesys to assume the Fletcher Warrant pursuant to the Merger Agreement. Each of the foregoing conditions is in favor of Cell Genesys only, which has no current intention of waiving any such conditions. However, if Cell Genesys were to elect to waive any such conditions, assuming all other conditions to the Merger had been satisfied, the Merger would be consummated without the waived conditions having been satisfied.

  If any of the foregoing conditions applicable to such party's obligation to consummate the Merger is waived by Cell Genesys or Somatix, and the board of directors of Cell Genesys or Somatix, as the case may be, determines in the exercise of its business judgment and upon the advice of counsel that such condition is material, Cell Genesys or Somatix, as the case may be, will resolicit proxies from its stockholders in connection with the Cell Genesys Annual Meeting or the Somatix Special Meeting, as the case may be.

TERMINATION

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding the adoption and approval of the Merger Agreement by the stockholders of Cell Genesys and Somatix, (i) by mutual written consent duly authorized by the boards of directors of each of Cell Genesys and Somatix; (ii) by either Cell Genesys or Somatix, if the Effective Time does not occur on or before August 31, 1997; (iii) by either Cell Genesys or Somatix, if any governmental order, writ, injunction or decree preventing the consummation of the Merger is entered by any court of competent jurisdiction and becomes final and nonappealable; (iv) by Cell Genesys, if (A) the board of directors of Somatix withdraws, modifies or changes its recommendation of the Merger Agreement, the Merger or the Somatix Amendment in a manner adverse to Cell Genesys or its stockholders or resolves to do so, (B) the board of directors of Somatix recommends to the stockholders of Somatix a Competing Transaction or resolves to do so or (C) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of Somatix is commenced and the board of directors of Somatix fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); (v) by Somatix, if (A) the board of directors of Cell Genesys withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Somatix or its stockholders or resolves to do so, (B) the board of directors of Cell Genesys recommends to the stockholders of Cell Genesys a Competing Transaction or resolves to do so or
(C) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of Cell Genesys is commenced and the board of directors of Cell Genesys fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); (vi) by Cell Genesys or Somatix, if (A) the Merger Agreement and the Merger fail to receive the requisite votes for approval at the Somatix Special Meeting or any adjournment or postponement thereof or (B) if the Merger Agreement and the Merger fail to receive the requisite votes for approval at the Cell Genesys Annual Meeting or any adjournment or postponement thereof; (vii) by Cell Genesys, upon a material uncured breach of any representation, warranty, covenant or agreement on the part of Somatix set forth in the Merger Agreement; (viii) by Somatix, upon a material uncured breach of any representation, warranty, covenant or agreement on the part of Cell Genesys set forth in the Merger Agreement; (ix) by Somatix, if (A) the board of directors of Somatix resolves to accept, accepts or recommends to the stockholders of Somatix a Superior Proposal and (B) Somatix pays to Cell Genesys all termination fees and expenses owing by Somatix to Cell Genesys pursuant to the Merger Agreement; and (x) by Cell Genesys, if (A) the board of directors of Cell Genesys resolves to accept, accepts or recommends to the stockholders of Cell Genesys a Superior Proposal and (B) Cell Genesys pays to Somatix all termination fees and expenses owing by Cell Genesys to Somatix pursuant to the Merger Agreement.

TERMINATION FEES AND EXPENSES

  The Merger Agreement provides that (i) if Cell Genesys terminates the Merger Agreement pursuant to clause (iv), (vi)(A) or (vii) in the immediately preceding paragraph or if Somatix terminates the Merger Agreement pursuant to clause (vi)(A) or (ix) in the immediately preceding paragraph, then Somatix must pay to Cell Genesys an amount equal to $3,000,000 plus all of Cell Genesys' reasonable out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger and (ii) if Somatix terminates the Merger Agreement pursuant to clause (v), (vi)(B) or (viii) in the immediately preceding paragraph or Cell Genesys terminates the Merger Agreement pursuant to clause (vi)(B) or (x) in the immediately preceding paragraph, then Cell Genesys must pay to Somatix an amount equal to $3,000,000 plus all of Somatix' reasonable out-of-pocket expenses incurred in connection with the Merger Agreement and the Merger.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement by the stockholders of Somatix or Cell Genesys, as the case may be, no amendment may be made, except such amendments as have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the General Corporation Law. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

  At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for or waive compliance with the performance of any obligation or other act of any other party thereto or (ii) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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

                          THE STOCK OPTION AGREEMENTS

GENERAL

  Concurrent with the execution of the Merger Agreement and as an inducement to the other party to enter into the Merger Agreement, Cell Genesys and Somatix entered into stock option agreements, each dated as of January 12, 1997, pursuant to which (i) Somatix granted to Cell Genesys an option to purchase up to 5,441,480 newly issued shares of Somatix Common Stock, representing approximately 19.9 percent of the shares of the Somatix Common Stock issued and outstanding on the date of grant, at a purchase price of $3.51 per share and (ii) Cell Genesys granted to Somatix an option to purchase up to 3,286,703 newly issued shares of Cell Genesys Common Stock, representing approximately 19.9 percent of the shares of the Cell Genesys Common Stock issued and outstanding on the date of grant, at a purchase price of $9.12 per share.

  The following descriptions of the Stock Option Agreements are qualified in their entirety by reference to the complete text of the Somatix Stock Option Agreement and the Cell Genesys Stock Option Agreement, copies of which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to Cell Genesys' Current Report on Form 8-K filed with the Commission on January 27, 1997 and incorporated herein by reference. Copies of the Somatix Stock Option Agreement and the Cell Genesys Stock Option Agreement are also attached as Exhibit 10.1 and Exhibit 10.2, respectively, to Somatix' Current Report on Form 8-K filed with the Commission on January 27, 1997 and incorporated herein by reference.

THE CELL GENESYS STOCK OPTION AGREEMENT

  Pursuant to the Cell Genesys Stock Option Agreement, Cell Genesys granted to Somatix an option (the "Cell Genesys Stock Option") to purchase up to 3,286,703 newly issued shares of Cell Genesys Common Stock (the "Cell Genesys Option Shares"), representing approximately 19.9 percent of the shares of the Cell Genesys Common Stock issued and outstanding on the date of grant, at a purchase price of $9.12 per share (the "Cell Genesys Purchase Price").

  Somatix may exercise the Cell Genesys Stock Option, in whole or in part, at any time or from time to time after the occurrence of any event or circumstance which obligates Cell Genesys to pay to Somatix any fee or expenses upon termination of the Merger Agreement and prior to the first to occur of any of (i) the Effective Time, (ii) the termination of the Cell Genesys Stock Option Agreement pursuant to its terms and (iii) the date which is 90 days after the occurrence of any event triggering Somatix' right to exercise the Cell Genesys Stock Option.

  The Cell Genesys Stock Option Agreement provides that, in the event Somatix wishes to exercise the Cell Genesys Stock Option, it must send a written notice to Cell Genesys specifying (i)(A) the total number of Cell Genesys Option Shares Somatix wishes to purchase and the denominations of the certificate or certificates evidencing such Cell Genesys Option Shares which Somatix wishes to receive or (B) the total number of Cell Genesys Option Shares Somatix wishes to receive cash payment with respect to and (ii) a date and place for the closing of such purchase or payment. Upon receipt of such an exercise notice, Cell Genesys will be obligated to (i) deliver to Somatix a certificate or certificates evidencing the number of Cell Genesys Option Shares specified in such exercise notice or (ii) pay to Somatix an amount in cash equal to (A) the excess, if any, over the Cell Genesys Purchase Price of the higher of (1) if applicable, the highest price per share of Cell Genesys Common Stock paid by any person in a Competing Transaction and (2) the closing price of the shares of Cell Genesys Common Stock on The Nasdaq National Market on the last trading day immediately prior to the date of the applicable exercise notice, multiplied by (B) the number of Cell Genesys Option Shares specified in such exercise notice. Notwithstanding the foregoing, Cell Genesys may, by written notice to Somatix within three business days after receipt of an exercise notice under the Cell Genesys Stock Option Agreement with respect to the purchase of Cell Genesys Option Shares as described in clause (i) of the preceding sentence, elect to pay to Somatix within 10 business days following receipt of such exercise notice an amount in cash calculated as described in clause (ii) of the preceding sentence. Furthermore, if, at the time a cash payment elected by Somatix

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

upon exercise of the Cell Genesys Stock Option is due, Cell Genesys has not consummated a Competing Transaction, Cell Genesys may elect to make such payment in cash or in shares of Cell Genesys Common Stock valued at the closing price of shares of Cell Genesys Common Stock on The Nasdaq National Market on the business day prior to such payment.

  The Cell Genesys Stock Option Agreement provides for customary anti-dilution adjustments in the event of any change in Cell Genesys Common Stock or in the number of outstanding shares of Cell Genesys Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Cell Genesys. The Cell Genesys Stock Option Agreement further provides that, in the event that Cell Genesys enters into a merger agreement pursuant to which it will not be the surviving corporation or pursuant to which a change of control of Cell Genesys will occur or an agreement to sell or otherwise transfer all or substantially all of its assets to any person other than Somatix or any of its subsidiaries, then proper provision must be made in the agreements governing such transaction so that Somatix will receive upon exercise of the Cell Genesys Stock Option the number and class of shares or other securities or property that Somatix would have received in respect of Cell Genesys Common Stock if the Cell Genesys Stock Option had been exercised immediately prior to such transaction, or on the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect to receive such securities, cash or other property.

  The Cell Genesys Stock Option Agreement contains certain customary representations, warranties and covenants on the part of Cell Genesys and Somatix, including covenants on the part of Cell Genesys with respect to the listing of the Cell Genesys Option Shares for quotation on The Nasdaq National Market and the registration of the Cell Genesys Option Shares under the Securities Act and any applicable state securities laws.

  The Cell Genesys Stock Option Agreement will terminate by its terms on February 12, 1998.

THE SOMATIX STOCK OPTION AGREEMENT

  Pursuant to the Somatix Stock Option Agreement, Somatix granted to Cell Genesys an option (the "Somatix Stock Option") to purchase up to 5,441,480 newly issued shares of Somatix Common Stock (the "Somatix Option Shares"), representing approximately 19.9 percent of the shares of the Somatix Common Stock issued and outstanding on the date of grant, at a purchase price of $3.51 per share (the "Somatix Purchase Price").

  Cell Genesys may exercise the Somatix Stock Option, in whole or in part, at any time or from time to time after the occurrence of any event or circumstance which obligates Somatix to pay to Cell Genesys any fee or expenses upon termination of the Merger Agreement and prior to the first to occur of any of (i) the Effective Time, (ii) the termination of the Somatix Stock Option Agreement pursuant to its terms and (iii) the date which is 90 days after the occurrence of any event triggering Cell Genesys' right to exercise the Somatix Stock Option.

  The Somatix Stock Option Agreement provides that, in the event Cell Genesys wishes to exercise the Somatix Stock Option, it must send a written notice to Somatix specifying (i)(A) the total number of Somatix Option Shares Cell Genesys wishes to purchase and the denominations of the certificate or certificates evidencing such Somatix Option Shares which Cell Genesys wishes to receive or (B) the total number of Somatix Option Shares Cell Genesys wishes to receive cash payment with respect to and (ii) a date and place for the closing of such purchase or payment. Upon receipt of such an exercise notice, Somatix will be obligated to (i) deliver to Cell Genesys a certificate or certificates evidencing the number of Somatix Option Shares specified in such exercise notice or (ii) pay to Cell Genesys an amount in cash equal to
(A) the excess, if any, over the Somatix Purchase Price of the higher of (1) if applicable, the highest price per share of Somatix Common Stock paid by any person in a Competing Transaction and (2) the closing price of the shares of Somatix Common Stock on The Nasdaq National Market on the last trading day immediately prior to the date of the applicable exercise notice, multiplied by
(B) the number of Somatix Option Shares specified in such exercise notice. Notwithstanding the foregoing, Somatix may, by written notice to Cell Genesys within three business days after receipt of an exercise notice under the Somatix Stock Option Agreement with respect to the purchase of Somatix Option

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

Shares as described in clause (i) of the preceding sentence, elect to pay to Cell Genesys within 10 business days following receipt of such exercise notice an amount in cash calculated as described in clause (ii) of the preceding sentence. Furthermore, if, at the time a cash payment elected by Cell Genesys upon exercise of the Somatix Stock Option is due, Somatix has not consummated a Competing Transaction, Somatix may elect to make such payment in cash or in shares of Somatix Common Stock valued at the closing price of shares of Somatix Common Stock on The Nasdaq National Market on the business day prior to such payment.

  The Somatix Stock Option Agreement provides for customary anti-dilution adjustments in the event of any change in Somatix Common Stock or in the number of outstanding shares of Somatix Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Somatix. The Somatix Stock Option Agreement further provides that, in the event that Somatix enters into a merger agreement pursuant to which it will not be the surviving corporation or pursuant to which a change of control of Somatix will occur or an agreement to sell or otherwise transfer all or substantially all of its assets to any person other than Cell Genesys or any of its subsidiaries, then proper provision must be made in the agreements governing such transaction so that Cell Genesys will receive upon exercise of the Somatix Stock Option the number and class of shares or other securities or property that Cell Genesys would have received in respect of Somatix Common Stock if the Somatix Stock Option had been exercised immediately prior to such transaction, or on the record date therefor, as applicable, and elected to the fullest extent it would have been permitted to elect to receive such securities, cash or other property.

  The Somatix Stock Option Agreement contains certain customary representations, warranties and covenants on the part of Somatix and Cell Genesys, including covenants on the part of Somatix with respect to the listing of the Somatix Option Shares for quotation on The Nasdaq National Market and the registration of the Somatix Option Shares under the Securities Act and any applicable state securities laws.

  The Somatix Stock Option Agreement will terminate by its terms on February 12, 1998.



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

                                 CELL GENESYS

OVERVIEW

  Since its inception in April 1988, Cell Genesys has focused its research and product development efforts on human disease therapies which are based on innovative gene modification technologies. Cell Genesys' strategic objective is to develop and commercialize ex vivo and in vivo gene therapies to treat major, life-threatening diseases and disorders. Cell Genesys' AIDS gene therapy is in Phase II human clinical testing and is being developed through a worldwide collaboration with Hoechst Marion Roussel. Cancer gene therapy, for which Cell Genesys currently has worldwide rights, is in preclinical testing for colon, ovarian and other specific types of cancer. These and other gene therapy programs utilize proprietary, engineered genes and gene delivery systems. During 1996, Cell Genesys established a subsidiary, Abgenix, to focus on developing and commercializing antibody therapies for inflammation, autoimmune disorders, cancer and other serious diseases.

  Cell Genesys believes that it is likely that gene therapies will be developed on a continuum, progressing from ex vivo (modification of cells outside the patient's body) to in vivo (modification of cells within the patient's body). Both approaches require the use of genes, which may be engineered with specific therapeutic qualities, along with transport vehicles called "vectors."

  Cell Genesys' clinical and preclinical programs currently use engineered genes and vectors ex vivo to impart new capabilities to certain of the patient's immune cells, such as T cells and stem cells. This treatment involves extracting the immune cells from the patient's blood through standard blood bank procedures, purifying and genetically modifying the cells to target disease, and expanding their numbers. The genetically modified cells are then reinfused into the patient as therapy to specifically target and destroy diseased cells.

  Cell Genesys believes that in vivo gene therapy, which also is in research at Cell Genesys, will offer the opportunity to ultimately provide "gene in a bottle" products that will be able to be used much like any biopharmaceutical. This approach involves transporting genes into the patient's body to selectively modify certain cells or activate specific genetic functions, providing new disease-fighting capabilities. Unlike cells used in ex vivo gene therapy, target cells for in vivo gene therapy typically cannot be easily removed for external processing. Cell Genesys' goal is to stimulate cells inside the patient to produce a protein needed to normalize key biological processes, inhibit specific disease mechanisms, or generate an immune response against disease.

  Successful gene therapy--whether ex vivo or in vivo--depends to a great extent on vectors, the vehicles used to transport genes into cells. Multiple types of vectors are needed, and the appropriateness of a specific vector is based on the disease indication, safety considerations, production efficiencies, disease site and other factors. Certain viruses, because of their natural ability to insert genes into cellular DNA, have proven to be particularly efficient vectors. Cell Genesys has engineered proprietary retroviral and adenoviral vectors that have been modified with the goal of eliminating disease properties and providing safe, efficient, long-term gene expression.

  To develop its technologies as broadly as possible, to fund product development and to accelerate the commercialization of certain product opportunities, Cell Genesys has and intends to continue to enter selectively into strategic collaborative agreements with established pharmaceutical and biotechnology companies. Such alliances are intended to provide financial resources, research, development and manufacturing capabilities, and marketing infrastructure to aid in the commercialization of potential disease therapies. Cell Genesys also evaluates on an ongoing basis in-licensing or acquiring genes and technologies that complement Cell Genesys' portfolio. There can be no assurance that Cell Genesys will be able to enter into additional collaborative relationships or obtain new genes and technologies on acceptable terms, if at all, or that, if such actions occur, they will be successful. Failure to enter new corporate relationships or expand Cell Genesys' product and technological base may limit Cell Genesys' success unless alternative avenues are available.

  During 1996, Cell Genesys made progress in its research and development of gene therapy. In AIDS gene therapy, Cell Genesys demonstrated safety in Phase I/II human clinical studies and initiated Phase II efficacy

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

studies on a patient-specific approach to treatment. In cancer gene therapy, Cell Genesys initiated development of its lead therapeutic candidate, conducted pre-investigational new drug application studies for the treatment of colon and other cancers, and signed new agreements with the National Cancer Institute, Dana-Farber Cancer Institute and Arizona Cancer Center at the University of Arizona which provide certain genes that may be useful in creating other specific cancer gene therapies.

  Cell Genesys has maintained its financial strength through funding received from its corporate partnerships, as well as through strategic management of its resources. Cell Genesys reported a loss of $9.3 million for the fiscal year ended December 31, 1996, and ended the year with $85.6 million in cash, cash equivalents and short-term investments.

BACKGROUND

  For many years the pharmaceutical industry has focused on developing chemical compounds as pharmaceutical drugs and disease therapies. These compounds are most often synthesized in the laboratory or derived from substances found in nature. The therapeutic value of such compounds generally depends on their ability to stimulate or inhibit physiological processes related to disease, to interfere directly with infection or cancer, or to correct various chemical imbalances. These traditional pharmaceutical products include antibiotics, analgesics and compounds which treat inflammation, cardiovascular diseases and cancer. However, traditional pharmaceutical products are not always successful in treating many diseases for a variety of reasons, including unwanted side effects and delivery of insufficient amounts of the drug to the site of the disease. Equally important, traditional pharmaceutical products may halt further damage from disease processes, but generally cannot stimulate the regrowth of damaged cells or tissues.

  Although the biotechnology industry has made significant advances over the past 20 years, protein-based therapeutic products also may not adequately treat diseases which involve the loss or dysfunction of particular cells in the body. This may be true, for example, for diseases in which cell populations are lost as a result of infection or malignancy. Examples include AIDS, other viral infections and certain types of cancer. The use of chemical compounds, therapeutic proteins or monoclonal antibodies to treat diseases of this type has not been completely successful because such products cannot replace the many complex biological functions of missing or damaged cells and because it is often impossible to deliver such products in adequate concentrations to the site of disease without unwanted side effects. Therefore, an appropriate therapeutic strategy for diseases resulting from cell loss or dysfunction may involve the transplantation of cells or cell therapy. Cell Genesys believes that an important approach to cell therapy is the genetic modification of cells, ex vivo or in vivo, to potentially provide new or enhanced functions as a form of "gene therapy."

GENE THERAPY

  At the core of gene therapy are genes, or pieces of DNA, which normally exist in cells. These genes are engineered to make them suitable for medical purposes and then inserted into the patient's cells to perform specific therapeutic functions. Depending upon the choice of genetic material delivered, gene therapy may be used to enhance normal cell activities or enable cells to perform new roles. Certain forms of gene therapy involve "gene correction," which introduces normal genes into patients with genetically inherited diseases, or "vaccination," which uses genetic material or modified cells to stimulate the patient's immune response. Cell Genesys' lead gene therapy efforts are focused on expanding the capabilities of specific cells to target and more effectively fight disease.

  Another key component of gene therapy is the methodology used to introduce therapeutic genes into cells. Whether ex vivo or in vivo, the insertion of genes into cells can be accomplished using reagents known as vectors. There are both viral and non-viral vectors. The appropriate vector system or other delivery vehicle may vary depending on the disease indication. Viral vectors take advantage of the natural ability of many viruses to insert their own genetic material into the chromosomes of the infected cells at high efficiency. Viruses used as vectors are genetically modified with the objective that, once inserted into cells, infectious viruses cannot form from these vectors.

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  To date, Cell Genesys has focused on the development of proprietary viral vectors such as retroviral and adenoviral vectors. Currently, retroviral vectors are used in Cell Genesys' AIDS and cancer gene therapy. Cell Genesys is using a retroviral vector system to insert genes ex vivo into a certain type of immune white blood cells, known as killer T cells. The T cells are genetically modified so that they can recognize and destroy HIV-infected cells. Cell Genesys' Phase I/II human clinical trials to evaluate AIDS gene therapy are currently under way. A similar approach is being used with Cell Genesys' T cell gene therapies as potential treatment for specific cancers, such as colon, breast and lung cancers and for which Cell Genesys expects to initiate human clinical trials by mid-1997. Adenoviral vectors in research at Cell Genesys easily infect certain cell types including lung cells, and do not appear to insert permanently genetic material into the cell's genome. Cell Genesys has engineered forms of the virus to deliver genes that it believes are noninfectious. These novel adenoviral vectors appear to be capable of long-term expression and can potentially avoid the toxicities seen with earlier versions of the vectors.

  Cell Genesys believes that gene therapy methodology will need to vary depending upon the disease indication. The differences between ex vivo and in vivo gene therapy and viral and non-viral vectors must be considered in the context of the disease indication, safety factors, production efficiencies, disease site and other factors.

PRODUCT DEVELOPMENT PROGRAMS

  Cell Genesys' strategic objective is to develop and commercialize ex vivo and in vivo gene therapies to treat major, life-threatening diseases and disorders. Toward this end, Cell Genesys is focused on genetically modifying selected cell types, using patient-specific or more broadly applicable treatment approaches, to impart disease-fighting capabilities that are not possible with conventional disease therapies.

  Current development programs focus on the therapeutic use of white blood cells, which are among the most powerful components of the human immune system. White cells, such as T cells and stem cells, are naturally able to seek out and destroy diseased cells and secrete an elaborate cascade of immune hormones in response to disease-causing agents. Employing a unique gene therapy strategy, Cell Genesys is genetically engineering T cells to target and destroy virally-infected or cancer cells that otherwise overwhelm the immune system or elude immune detection. Cell Genesys also is engineering bone marrow stem cells, which give rise to all blood and immune cells and may thus provide a self-renewing source of white blood cells.

  T cells are a type of white blood cell found in the bloodstream and in other tissues and are important components of the body's immune system. Killer T cells directly attack infected or malignant cells through a precise and controlled process that avoids damaging nearby healthy cells. More specifically, killer T cells recognize disease cells by means of a complex structure on the cell surface, referred to as a T cell receptor. Cell Genesys is introducing into killer T cells novel disease-specific T cell receptors that have the potential to recognize infected or malignant cells in multiple patients with that particular disease.

  Cancer Gene Therapies. To treat cancer, Cell Genesys' scientists are engineering T cells to recognize and bind to cells exhibiting a specific cancer-related protein. Since the normal action of T cells is to destroy anything that it binds to, the introduction of these engineered cells into the patient's body is expected to kill specific cancer cells. This approach may prove particularly useful in treating patients whose immune systems are impaired, such as those who have undergone radiation or chemotherapy.

  Preclinical studies for Cell Genesys' lead cancer gene therapy are being conducted in collaboration with the National Cancer Institute and target multiple cancers, including colon, breast, lung, ovarian and prostate cancers. These efforts utilize an antibody gene, CC49, to construct immune cells that specifically bind TAG-72, a protein which is highly specific to and found on the surface of various types of tumor cells. Preclinical laboratory studies have demonstrated highly specific killing of colon tumor cells by these engineered immune cells in vitro. Additional preclinical studies should provide the basis for an investigational new drug application with the FDA and human clinical studies which are currently planned for mid-1997.

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  Cell Genesys initiated a research collaboration in 1995 with the Ludwig
Institute for Cancer Research and the Sloan-Kettering Institute for Cancer Research which has provided a portfolio of reagents for use in developing T cell gene therapies for specific types of cancers, including breast, colon and lung cancers. In 1996, through new agreements established with the National Cancer Institute, Dana-Farber Cancer Institute and Arizona Cancer Center at the University of Arizona, Cell Genesys expanded the portfolio of genes it has the right to engineer and will generate preclinical data for multiple cancer indications. Cell Genesys' objective is to develop cancer gene therapies that represent highly targeted treatment approaches that can selectively destroy tumor cells while leaving healthy cells unharmed.

  AIDS Gene Therapy. HIV infection is the cause of AIDS. The Centers for Disease Control estimates that over 600,000-900,000 Americans are infected with HIV and that more than 450,000 persons in the United States have been afflicted with AIDS. It is estimated that during the next 10 years there will be approximately 50,000 new cases of AIDS each year. A number of antiviral drugs for the treatment of HIV infection have been approved by the FDA. These drugs, including the new protease inhibitors, inhibit virus replication in individuals already infected with HIV. However, they do not kill HIV-infected cells or eliminate persistent sites of infection. Virus replication is only temporarily inhibited and, therefore, the virus quickly reappears when medication is discontinued. Furthermore, patients on long-term drug therapy may become resistant to treatment and must switch to other drugs, until all options have been exhausted.

  Cell Genesys' AIDS gene therapy, by targeting and destroying HIV-infected cells that are the reservoir for the virus, offers a different but highly compatible treatment strategy. Studies published in the scientific literature suggest that T cells may play an important role in attacking HIV-infected cells. Over time, however, it appears that the patient's T cells lose their ability to fight HIV, and the virus infection increases, often with fatal consequences. Cell Genesys has developed a method for arming T cells with the ability to recognize and destroy HIV-infected cells. Specifically, a new targeting mechanism is introduced into killer T cells--genetically engineered receptors--that enable the T cell to recognize viral proteins (antigens) that appear on the surface of an HIV-infected cell. The modified killer T cells can then bind to the infected cell and destroy it. To increase the specificity of anti-HIV T cells and to attempt to overcome the virus' tendency to become resistant to antiviral drugs, Cell Genesys has constructed a genetically engineered receptor that targets the part of the virus that is involved in binding to healthy cells during infection. A proprietary gene for the new receptor, which can potentially function in multiple patients with HIV infection, is introduced into killer T cells using Cell Genesys' high efficiency gene transfer technology. This proprietary methodology increases the ability to generate larger numbers of modified T cells for patient therapy.

  Two Phase II human clinical studies are currently under way using Cell Genesys' ex vivo gene therapy. The initial proof-of-principle study for AIDS gene therapy is being conducted by Drs. Robert Walker and H. Clifford Lane, two AIDS researchers at the National Institute of Allergy and Infectious Diseases in Bethesda, Maryland. This trial is designed to determine the efficacy of repeated doses of Cell Genesys' T cell gene therapy over an extended period. Approximately 30 pairs of identical twins, one HIV-positive, the other not, are participating in the Phase II portion of the study, in which T cells are obtained from the healthy twin, modified by inserting the CD4-zeta gene which should enable them to recognize and destroy HIV-infected cells, expanded in number and then infused into the HIV-positive twin as therapy. To date, Cell Genesys has evaluated over 100 treatment cycles of this proof-of-principle AIDS gene therapy, and has observed no significant treatment-related safety problems associated with this therapy. In addition, six-month data have demonstrated that the genetically modified killer T cells continue to persist in the patient's circulatory system.

  Cell Genesys' patient-specific treatment intended for commercialization is currently undergoing a series of Phase II pilot studies designed to evaluate various treatment protocols, including combination therapy with antiviral drugs. Initiated in June 1996, this effort involves genetically engineering the patient's own T cells to recognize and destroy HIV-infected cells. Leading clinical investigators in the AIDS field--Drs. Steven Deeks and Paul Volberding of the University of California, San Francisco and San Francisco General Hospital, respectively, Drs. Elizabeth Connick and Robert Schooley of the University of Colorado Health Sciences Center,

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Drs. Bruce Walker and David Scudder of Massachusetts General Hospital, and Dr.
Ronald Mitsayasu of the University of California, Los Angeles--are conducting these studies. Initial clinical findings confirm earlier safety results and cell persistence data. Additional clinical trials of Cell Genesys' AIDS gene therapy will be conducted during 1997. These include an evaluation of an improved manufacturing process involving the genetic modification of both killer T cells and helper T cells as well as a reduction in cell processing time to less than three weeks. In addition, a new pilot study is planned by Cell Genesys to evaluate whether the combination of AIDS gene therapy and antiviral drugs can delay the recurrence of HIV infection, which has been generally observed in patients who stop their antiviral drug therapy. This pilot study will help determine whether the gene therapy can reduce the requirement for long-term treatment with combinations of three or more antiviral drugs. The company anticipates efficacy data from certain of these trials at the end of 1997. Cell Genesys' T cell gene therapy is a novel therapy which must undergo rigorous human testing regulated by the FDA. There is no assurance that the therapy will be proven safe or efficacious or, if approved, that the therapy can be successfully commercialized. Although preliminary results of Cell Genesys' Phase I/II clinical testing in AIDS gene therapy reported to date have shown no significant treatment-related safety problems, there can be no assurance that this therapy will be tolerated over an extended period of time or that the clinical efficacy of this therapy will be demonstrated.

  In October 1995, Cell Genesys signed a worldwide agreement with Hoechst Marion Roussel for the development and commercialization of Cell Genesys' AIDS gene therapy program. The agreement could provide more than $160 million in funding for this program, including $50 million in committed funding and $100 million in progress-dependent funding for research and development costs in North America, plus a $10 million warrant for future equity. The committed funding included a $20 million equity investment in Cell Genesys Common Stock, representing approximately 12 percent of the outstanding Cell Genesys Common Stock as of January 31, 1997. Under the agreement, Cell Genesys is leading product development in North America and providing worldwide manufacturing services. Hoechst Marion Roussel has worldwide marketing rights to AIDS gene therapy. In North America, Cell Genesys will participate in profit sharing and has retained a copromotion option. Elsewhere in the world, Cell Genesys will receive royalties. Cell Genesys has retained worldwide rights for cancer gene therapy. In addition to AIDS gene therapy, Hoechst Marion Roussel also has a first right to negotiate on up to two additional T cell gene therapy product candidates that, if exercised, would result in additional payments to Cell Genesys. The collaboration also provides for consolidation of intellectual property related to Cell Genesys' gene therapy technology through a cross-licensing agreement among Cell Genesys, Hoechst Marion Roussel and its licensor in this field, Massachusetts General Hospital. Through December 1996, Cell Genesys has received approximately $50 million under its agreement with Hoechst Marion Roussel. There can be no assurance that Cell Genesys will receive any further progress-dependent funding from Hoechst Marion Roussel pursuant to this arrangement, or that Hoechst Marion Roussel will exercise its warrant to purchase additional shares of Cell Genesys' capital stock.

  In December 1996, Cell Genesys also agreed to establish a licensing agreement with Hoechst Marion Roussel for use of its gene activation technology in the production of erythropoietin and a second undisclosed protein. The agreement provides for up to $26 million in milestone payments and fees, in addition to royalties on future sales of these two gene-activated protein products. Cell Genesys received $4 million upon execution of the letter of intent in December 1996 and executed a definitive agreement in the first quarter of 1997.

  Cell Processing Capabilities. To commercialize its first gene therapies, Cell Genesys intends to operate cell processing centers at regional sites around the United States. This centralization of specialist services is similar to the centralization of blood processing, in which blood is drawn from patients at blood banks and processed elsewhere to control the cost, quality and efficiency of service. Cell Genesys currently provides all cell processing for its patient-specific AIDS gene therapy clinical trial. Cell Genesys is currently expanding its cell processing capacity in preparation for cancer gene therapy clinical studies.

  In Vivo Gene Therapy. The accessibility of cardiovascular and inflammatory conditions through the bloodstream has led Cell Genesys to explore a variety of new opportunities for gene therapy. Most recently,

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through a collaboration with Duke University, Cell Genesys' proprietary adenoviral vectors are being used as ex vivo and in vivo gene delivery systems to evaluate the potential of cardiovascular gene therapy. One potential treatment target is inhibition of restenosis, a potentially damaging blockage of blood flow that may occur after arteries are unblocked through coronary angioplasty or heart surgery.

  In 1997, Cell Genesys' goal is to generate preclinical data to support a product development decision for an in vivo gene therapy. A number of opportunities are under evaluation to in-license specific genes for such an in vivo gene therapy application.

  Stem Cell Gene Therapy. Cell Genesys' scientists are also engineering bone marrow stem cells for potential use in the treatment of cancer and AIDS. Stem cells give rise to all blood and immune cells. As such, they offer a self-renewing source of white blood cells, including T cells, and might therefore involve less frequent treatment than T cell gene therapy. Research results to date show that the use of tumor-specific stem cells engineered by Cell Genesys' scientists and introduced into laboratory mice prevented the occurrence of fatal cancers in 80% of the treated animals.

  "Universal Donor" Cells. Cell Genesys is conducting longer-term research on universal donor T cells which could be administered to multiple patients without tissue rejection. Universal donor T cells will require additional genetic engineering to eliminate or suppress the immunologic fingerprint that is present on every cell in the body. Tissue rejection occurs when the recipient's immune system recognizes the unique immunologic fingerprint of a transplanted cell as foreign.

GOVERNMENT REGULATION

  FDA Regulation. The activities required before a pharmaceutical agent may be marketed in the United States begin with preclinical testing. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies and other information must be submitted to the FDA as part of an investigational new drug application, which must be reviewed and approved by the FDA before proposed clinical testing can begin. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the investigational new drug application. Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution at which the study will be conducted. The institutional review board will consider, among other things, ethical factors and the safety of human subjects. In addition, certain protocols involving the use of genetically modified human cells must also be reviewed by the Recombinant Advisory Committee of the National Institutes of Health.

  Typically, clinical testing involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile and pharmacology of the new therapy. Although the preliminary Phase I/II clinical testing results to date of Cell Genesys' AIDS gene therapy have shown no significant treatment-related safety problems, there can be no assurance that such therapy or product will be tolerated at higher doses or that the clinical efficacy of such therapy or product will be demonstrated. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. In the case of products for life-threatening diseases, the initial human testing is generally done with diseased patients rather than with healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase II trials. These trials are frequently referred to as Phase I/II trials.

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  The results of the preclinical and clinical testing, together with chemistry and manufacturing information, are submitted to the FDA in the form of a new drug application for a pharmaceutical product, and in the form of a product license application for a biological product, for approval to commence commercial sales. In responding to a new drug application or a product license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, or if granted may not cover all the clinical indications for which Cell Genesys is seeking approval or may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

  Other Government Regulation. In addition to laws and regulations enforced by the FDA, Cell Genesys is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local laws and regulations as Cell Genesys research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds.

  Cell Genesys' manufacturing facility for production of clinical quantities of its products was licensed in 1994 by the California Department of Health Services. The California Department of Health Services may inspect the facility annually. Manufacture of clinical quantities of Cell Genesys' products does not require an FDA license, although the FDA may at any time inspect the facility. The continued operation of this facility requires compliance with FDA standards for this type of manufacturing. A separate license from the FDA is required for commercial manufacturing of any products. For Cell Genesys' clinical trial of AIDS gene therapy in twins, Cell Genesys uses a contract facility for cell processing activities which are required for the manufacture of clinical materials. The cell processing activities of this contractor are subject to the above laws and regulations. During 1995, Cell Genesys completed construction of its clinical scale cell processing facility. This facility is being used to process cells for Cell Genesys' patient-specific (autologous) AIDS gene therapy Phase II clinical testing which was initiated in 1996. The facility is currently being expanded for Cell Genesys' cancer gene therapy clinical trial planned for 1997. Cell Genesys will consider contract manufacturing for commercial scale requirements in the future to the extent possible, or expansion of its own facilities if necessary.

OTHER ASSETS OF CELL GENESYS

  Gene Activation Technology. Separate from gene therapy, Cell Genesys has developed a novel and proprietary method for protein production referred to as "gene activation." Gene activation involves the insertion of genetic regulatory elements at specific sites in chromosomes in proximity to a human gene responsible for the production ("expression") of a therapeutic protein. Subsequently, the gene-activated protein could be produced in a cell-based production system. Gene activation, which may be applied to therapeutic proteins such as follicle-stimulating hormone or erythropoietin, eliminates the sometimes difficult and time-consuming process of cloning entire human genes. For companies engaged in protein manufacturing, this technology may offer certain production advantages.

  In December 1996, Cell Genesys agreed to establish a licensing agreement with Hoechst Marion Roussel for erythropoietin and a second undisclosed protein. The agreement provides for up to $26 million in milestone payments and fees, in addition to royalties on future sales of these two gene-activated protein products. Cell Genesys received $4 million upon execution of the letter of intent in December 1996 and executed a definitive agreement for the license in February 1997.

  In February 1994, Cell Genesys signed a licensing agreement with Theriak A.G., a subsidiary of Akzo Nobel N.V. ("Akzo Nobel"), to develop and market Cell Genesys' therapeutic protein product, gene-activated follicle stimulating hormone ("FSH") for the treatment of infertility. Akzo Nobel was granted worldwide rights to develop and market gene-activated FSH in exchange for licensing fees, royalties and other payments to Cell Genesys. Akzo Nobel currently markets a urine-purified form of FSH, and has also developed a recombinant

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form of FSH. During 1995, Akzo Nobel settled a patent dispute with another party related to recombinant FSH and plans to market this form of FSH subject to regulatory approval. Pursuant to an amendment to the 1994 agreement made in November 1996, Cell Genesys expects to receive $5 million in license fees from Akzo Nobel.

  Abgenix. While Cell Genesys is focused on the commercialization of gene therapy, Cell Genesys' Abgenix subsidiary is focused on the commercialization of antibody therapies for inflammation/autoimmune disease, cancer and other serious illnesses. Cell Genesys formed Abgenix as a separate business subsidiary in June 1996, contributing $10 million in cash and providing a $4 million convertible loan to the newly formed company. Cell Genesys also contributed research, development and manufacturing technology, as well as patents and other intellectual property specific to the antibody therapy programs. Approximately 40 Cell Genesys employees were transferred to Abgenix, including employees of Cell Genesys' former Xenotech Division and other Cell Genesys employees who were primarily involved with the antibody program. R. Scott Greer, who served for over five years at Cell Genesys and was most recently Senior Vice President of Corporate Development, was named chief executive officer of Abgenix. Abgenix expects in the future to independently finance its research and corporate development programs through licensing, corporate partnerships and capital markets.

  The formation of Abgenix was accompanied by a new agreement with Cell Genesys' development partner, Japan Tobacco, expanding commercialization rights. Under the terms of various agreements, Abgenix and Japan Tobacco are each selecting and developing product candidates based on the transgenic technology developed through a joint venture with JT Immunotech USA Inc. ("JT Immunotech"), a medical subsidiary of Japan Tobacco. For products pursued separately by Abgenix, Abgenix has the opportunity to obtain worldwide rights, opening up prospects for additional corporate alliances and licensing agreements. Abgenix also has options to the rights in North America on a select number of Japan Tobacco's products. Rights to jointly targeted products will be licensed to Abgenix in North America, to Japan Tobacco in Japan, Taiwan and Korea, and co-exclusively to both Abgenix and Japan Tobacco elsewhere in the world. Included in this latter arrangement is anti-IL-8 antibody developed through the partnership and expected to enter human testing during the second half of 1997.

  Cell Genesys' relationship with Japan Tobacco was established in July 1991, when Cell Genesys formed an equally owned worldwide joint venture with JT Immunotech. Through the former Xenotech Division of Cell Genesys, this venture focused on developing strains of transgenic mice capable of producing fully human monoclonal antibodies and conducting preclinical studies with initial antibodies. Through 1996, Cell Genesys has received approximately
$39.9 million in funding through the joint venture, including an equity investment in Cell Genesys Common Stock representing approximately six percent of the outstanding Cell Genesys Common Stock as of April 22, 1997. Committed funding from Japan Tobacco is expected to be completed in 1997.

GENE THERAPY PATENTS AND TRADE SECRETS

  Cell Genesys' success will depend in part on its ability to obtain patent protection for its products both in the United States and other countries. Cell Genesys has filed applications for a number of United States and foreign patents, and has licenses or license options to patents or patent applications. In 1994, Cell Genesys was issued a United States patent for the disease-specific receptor technology underlying its T cell and stem cell gene therapy program. In 1995, Cell Genesys received two United States patents for gene-modified cells related to universal donor cell modifications and a notice of allowance for a European patent on transgenic technology for the production of human antibodies. In 1996, Cell Genesys received two United States patents--one related to gene activation technology, and the other related to Cell Genesys' universal donor program. Also in 1996, Cell Genesys received two European patents--one related to the production of proteins through the use of gene activation technology, and the other related to disease-specific receptor technology which could be utilized in multiple therapeutic applications and underlies Cell Genesys' programs in T cell and stem cell gene therapy. Cell Genesys expects to continue to actively pursue patent prosecution in support of its technological and scientific innovation in order to develop and maintain its competitive position. In addition, Cell Genesys relies on unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position.

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HUMAN RESOURCES

  As of March 31, 1997, Cell Genesys employed 155 persons of whom 25 hold Ph.D. degrees and three hold M.D. degrees. Approximately 117 employees are engaged in research and development, and 38 support business development, intellectual property, finance and other administrative functions. Cell Genesys' senior management and directors have had prior product development experience in the biotechnology and pharmaceutical industries. Included in the figures above are 43 persons employed by Cell Genesys' Abgenix subsidiary. See "Other Information Regarding Cell Genesys--Directors and Officers."

  Cell Genesys' success will depend in large part upon its ability to attract and retain employees. Cell Genesys faces competition in this regard from other companies, research and academic institutions, government entities and other organizations. Cell Genesys believes that it maintains good relations with its employees.

FACILITIES

  Cell Genesys occupies administrative offices and research laboratories covering approximately 107,000 square feet of space in a research and development office park located in Foster City, California. Cell Genesys' lease of these facilities expires in 1998, with an option to renew the lease for two additional four-year terms. Cell Genesys' laboratories are equipped for biochemical and tissue culture research and development. Additionally, Cell Genesys has constructed a facility licensed for Good Manufacturing Practices manufacturing of clinical quantities of Cell Genesys' products.

  In February 1997, Cell Genesys' Abgenix subsidiary moved into newly constructed facilities in Fremont, California. These new facilities consist of approximately 52,000 square feet of offices and laboratory facilities which are leased through 2006, with an option to renew the lease for three additional three-year terms.

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                                    SOMATIX

OVERVIEW

  Somatix is focused on the development and commercialization of proprietary processes for the genetic modification of cells and their use in the treatment of human disease. Somatix was formed through the merger and/or acquisition of four companies since 1990--Hana Biologics, Inc., Somatix Corporation, GeneSys Therapeutics Corporation and Merlin Pharmaceutical Corporation. Through the combination of these four companies and its internal development programs, Somatix has established a substantial scientific and intellectual property position in the technology of gene transfer. Somatix is pursuing the research and development of gene transfer and human gene therapy utilizing retroviral, lentiviral, adenoviral, adeno-associated viral and synthetic vector systems. See "Cell Genesys--Gene Therapy." Somatix is applying its core scientific expertise to the development of novel treatments for cancer, neurological diseases and genetic diseases.

  In August 1995, Bristol-Myers Squibb made an initial $10 million investment in Somatix in return for certain rights, including a right of first offer in Somatix' internally initiated oncology development programs. In May 1996, Bristol-Myers Squibb made a second $10 million investment after Somatix achieved a contractual clinical development milestone in oncology. Pursuant to the terms of the Bristol-Myers Squibb agreement, once Somatix decides to license any of its internally initiated oncology development programs to a third party, it must first give Bristol-Myers Squibb 90 days to review and meet Somatix' terms of such a license. In February 1996, Somatix made a proposal to Bristol-Myers Squibb regarding its GVAX(TM) cancer vaccine programs. At the end of the 90-day period, Bristol-Myers Squibb requested and was granted an extension to continue its evaluation of the GVAX(TM) cancer vaccine program. In November 1996, Bristol-Myers Squibb concluded that the GVAX(TM) cancer vaccine program was not consistent with its long-term strategic product development focus in oncology. Consummation of the Merger will not affect the terms of the Bristol-Myers Squibb agreement.

  With the exception of fiscal year 1990, when Somatix sold its cell biology and diagnostic product lines, Somatix' operations have been unprofitable since its inception, and will continue to be so in the foreseeable future, as Somatix' research and development programs expand into preclinical studies and clinical trials.

PLATFORM TECHNOLOGY

  Through a strategy of mergers, acquisitions and internal development, Somatix has built a broad-based research and development capability across multiple gene transfer systems. Somatix has research and development programs in retroviral, lentiviral, adenoviral, adeno-associated viral, and synthetic vector systems, as well as hematopoietic stem cell gene transfer.

  Retroviral and Lentiviral Vectors. The retroviral vector is the most advanced system for the efficient, ex vivo genetic modification of dividing human cells, and is the vector Somatix is utilizing for the modification of tumor cells, fibroblasts and hematopoietic stem cells. In addition, Somatix is working on a second-generation retroviral vector (i.e., lentiviral vector) that will allow the in vivo delivery of therapeutic genes into nondividing cells. In support of this effort, Somatix obtained an exclusive, worldwide license to a lentiviral vector developed by Inder M. Verma, Ph.D. and colleagues at The Salk Institute in July 1996. The lentiviral vector should eventually allow therapeutic gene transfer into cells, such as neurons, which are clinically relevant but normally do not divide. Coincident with the licensing of the lentiviral technology from The Salk Institute, Dr. Verma was nominated to Somatix' board of directors.

  Adenoviral Vectors. With the acquisition of Merlin Pharmaceutical Corporation in February 1995, Somatix brought Thomas Shenk, Ph.D., to Somatix as a director and member of its scientific advisory board. Somatix has since expanded its program in the research and development of adenoviral vectors, which are highly efficient in the short-term genetic modification of nondividing human cells and have the capacity to carry long segments of genetic information. Somatix is developing a granulocyte-macrophage colony-stimulating factor encoding adenovirus that it believes will be able to rapidly modify a wide spectrum of tumor cells, which may result in faster "turnaround" of the autologous cancer vaccine and potentially lower manufacturing costs. In addition, Somatix is developing a proprietary adenovirus which may avoid the cellular immune responses triggered by the

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in vivo administration of first generation adenoviral vectors. This latter adenovirus is being further modified to allow chromosomal integration and control of gene expression via the delivery of oral agents.

  Adeno-Associated Viral Vectors. In addition to Dr. Shenk, the acquisition of Merlin Pharmaceutical Corporation brought Richard Samulski, Ph.D. to Somatix' scientific advisory board and augmented Somatix' research efforts in adeno-associated viral vectors. The adeno-associated viral vector is an important gene transfer tool because it can efficiently and stably insert its genetic information into the chromosomes of nondividing target cells. Somatix has developed a number of adeno-associated viral vectors for the in vivo genetic modification of neurons, muscle cells and liver cells, and has detected gene expression for up to 12 months in animal model systems. Somatix is conducting experiments to define the immunogenicity of adeno-associated viral vectors, to determine the extent of vector diffusion after injection into the brain and other tissues, and to design a system of transgene regulation which can be controlled through the oral administration of certain well-tolerated agents. In addition, Somatix is developing a manufacturing process for the production of clinical grade adeno-associated viral vectors.

  Synthetic Vectors. Somatix' synthetic vector program is focused on the development of lipid and polymer-mediated gene transfer systems for the in vivo delivery of genetic information to cells via intravenous administration. The near-term goal of the synthetic vector program is the targeted, nonviral delivery of therapeutic gene sequences to cells in vivo. Longer-term goals include the incorporation of viral proteins and genetic elements into these vectors that should enhance the level and duration of transgene expression while avoiding the immunogenicity and other limitations of current-generation viral vectors.

  Stem Cell Gene Therapy. Somatix is focusing on the genetic modification of hematopoietic stem cells as a key strategy for the long-term gene therapy of chronic disease. Hematopoietic stem cells are the precursor cell population from which the human body's entire complement of blood cells is continuously replenished. Genetically modified hematopoietic stem cells, therefore, are seen as an ideal cell type for the long-term, sustained delivery of therapeutic proteins (e.g., factors VIII and IX for the treatment of hemophilia). Furthermore, there are numerous genetic diseases which result in a deficiency of proteins required for metabolic activities (e.g., Gaucher's disease, chronic granulomatous disease, etc.). These diseases are also good candidates for stem cell gene transfer, and will likely provide the initial "proof of concept" for stem cell gene therapy. Consequently, Somatix' stem cell gene transfer group is evaluating several of Somatix' proprietary technologies for use in genetic modification of hematopoietic stem cells. The most advanced effort in this area is gene therapy of chronic granulomatous disease.

PRODUCT DEVELOPMENT PROGRAMS

  Cancer, the second leading cause of death in the United States, is a disease in which certain cells grow uncontrolled by the body's normal self-regulatory mechanisms. Over 1.2 million new cases of cancer are diagnosed each year in the United States. While there are several dozen forms of cancer, Somatix' initial targets are melanoma, renal cell carcinoma, prostate and colorectal cancers. Hundreds of thousands of patients are newly diagnosed with these cancers each year in the United States, with a large percentage suffering a recurrence of their disease one to five years after initial treatment.

  The Autologous GVAX(TM) Cancer Vaccine. Somatix' most advanced therapeutic program is the GM-CSF transduced autologous tumor cell vaccine, or Autologous GVAX(TM) Cancer Vaccine. The vaccine is composed of the patient's own (autologous) tumor cells which have been genetically modified to secrete the immune-stimulating protein granulocyte-macrophage colony-stimulating factor ("GM-CSF").

  The initial preclinical observations suggesting the potential efficacy of a GM-CSF transduced tumor cell vaccine published in a report in 1993 by Glenn Dranoff and coworkers. While several cytokine gene-modified tumor cell vaccines had shown antitumor activity in murine cancer models, the Dranoff study showed the GM-CSF gene-modified tumor cell vaccine to be a more potent inducer of systemic antitumor immunity than those vaccines secreting other effector molecules (e.g., IL-2, IL-4, gamma-IFN, etc.). The wide applicability of the

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GVAX(TM) cancer vaccine to multiple tumor types was supported by data from several murine tumor models including the colon carcinoma CT-26, renal carcinoma RENCA, fibrosarcoma CMS-5, Lewis lung carcinoma, and the Dunning rat model of prostate carcinoma. GM-CSF secreting tumor cells were more potent inducers of antitumor immunity than unmodified tumor cells in every model tested.

  The Autologous GVAX(TM) Cancer Vaccine began Phase I/II clinical testing in patients with renal cell carcinoma at The Johns Hopkins Oncology Center in December 1993. This study was completed in 1995. In May 1994, a Phase I/II clinical trial started at the Netherlands Cancer Institute testing the GVAX(TM) cancer vaccine in patients with advanced melanoma. A Phase I/II advanced melanoma study at the Dana Farber Cancer Institute started in early 1995. The treatment phases of both Phase I/II melanoma studies are expected to be completed in the first quarter of 1997. Somatix has also started a Phase I/II trial of the Autologous GVAX(TM) Cancer Vaccine in prostate cancer patients at The Johns Hopkins Oncology Center.

  The principal end points of these initial Autologous GVAX(TM) Cancer Vaccine clinical trials are related to safety and tolerability. To date, Phase I/II investigators have administered approximately 300 vaccinations of the Autologous GVAX(TM) Cancer Vaccine in over 75 patients. The vaccine has proven to be safe; adverse events have generally been confined to redness and swelling at the vaccination site and minor flu-like symptoms of short duration.

  Preliminary indications of therapeutic activity include a marked infiltration of white blood cells at the vaccination site, as well as cellular activity at metastatic sites distant from the site of vaccine injection. This cellular activity has been associated, in some patients, with a reduction in metastatic tumor size at residual tumor sites. The Phase I/II data suggest that the injection of irradiated, GM-CSF secreting autologous tumor cells can trigger a systemic antitumor response in some patients with metastatic disease. However, the critical efficacy endpoint of any therapeutic investigation in cancer is patient survival, and the autologous vaccine will require further clinical testing to prove whether or not it can affect this endpoint in a statistically significant way.

  The Allogeneic GVAX(TM) Cancer Vaccine. Somatix is now engaged in the development of a second generation, genetically modified tumor cell vaccine. The Allogeneic GVAX(TM) Cancer Vaccine is composed of lethally irradiated, GM-CSF secreting tumor cells derived from tumor cell lines which are not patient-specific and can therefore be manufactured at large scale. The vaccine can thus be produced, tested, distributed and administered without first obtaining autologous tissue from the cancer patient, reducing manufacturing costs and promoting ease of use. Somatix intends to file an investigational new drug application with the FDA in 1997 for the initial clinical evaluation of the allogeneic vaccine in prostate cancer. Somatix is considering additional allogeneic vaccine development for malignant melanoma and breast, colorectal and ovarian cancers.

  Chronic Granulomatous Disease. Somatix' initial clinical evaluation of stem cell gene therapy is in the treatment of chronic granulomatous disease, an immunodeficiency that compromises the ability of white blood cells to eradicate bacterial and fungal infections. In collaboration with Harry Malech, M.D. at the National Institutes of Health, Somatix is evaluating the use of gene therapy to treat this inherited genetic disease. Dr. Malech has completed a Phase I clinical trial in which patients received autologous hematopoietic stem cells genetically modified to produce the p47phox protein. The study showed that the p47phox-modified stem cells can be safely administered to humans and successfully generate functional white blood cells in chronic granulomatous disease patients. Somatix is continuing to develop this product using a primate model system to further optimize both stem cell gene transfer and engraftment of genetically modified HSCs.

  Gene Therapy of Neurologic Diseases. Diseases of the central nervous system are important targets for new drug development. Pharmaceuticals to treat central nervous system diseases are the second largest drug expenditure category behind cardiovascular drugs. However, the brain is one of the most difficult organs to treat with drugs since the blood-brain barrier prevents many small molecules and most proteins from passing out of the blood stream into target areas for treatment. Additionally, the brain is a highly complex, inaccessible organ which operates as many distinct regions. Thus, systemically administered drugs often affect multiple systems in the brain, increasing their toxicity. Therefore, it may be a significant advantage to deliver drugs locally to the specific region of the brain requiring therapy in order to avoid debilitating side effects.

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  Gene therapy, in particular, appears to offer promise because it may be used to promote cell-based delivery of therapeutic proteins (i) to specific regions of the brain; (ii) from inside the blood brain barrier; (iii) in a continuous fashion; and (iv) for long periods of time. The lack of adequate drug therapy for major neurodegenerative diseases such as Alzheimer's disease and Parkinson's disease and the discovery of a number of neuronal growth factors ("neurotrophic factors") that could retard degeneration and perhaps revitalize damaged neurons make gene therapy an attractive experimental approach to these diseases. Gene therapy of Parkinson's disease is Somatix' most advanced central nervous system program.

  Although the neurodegeneration that leads to Parkinson's disease is not well understood, it is known that the loss of dopamine-producing cells causes the debilitating movement symptoms of Parkinson's disease. Dopamine levels can be restored through the oral administration of L-dopa, a precursor that is converted to dopamine, and significantly alleviates the symptoms of Parkinson's disease. However, the clinical benefit of L-dopa is attenuated after an average of five years in a majority of patients. This is due to side effects of the drug relating to global exposure of the brain to L-dopa, and the increased dosing required to overcome continued degeneration of dopaminergic neurons.

  Somatix is evaluating the use of gene therapy to produce a continuous and efficacious supply of L-dopa in the brain. Several therapeutic genes may ultimately be required to treat the disease; however, one key transgene encodes the rate limiting enzyme in the biosynthesis of L-dopa, tyrosine hydroxylase. Additionally, scientists believe that administration of neurotrophic factors to the region of the brain containing dopaminergic neurons may retard their degeneration and keep natural dopamine production at levels sufficient for normal motor function for a significantly longer period of time. Recent preclinical data have suggested that neurotrophic factors may act on such dopaminergic neurons in a potent and specific way. Eventually, Somatix may introduce a Parkinson's disease therapy combining neurotrophic factors with tyrosine hydroxylase gene delivery. Somatix may have to license certain genes for these factors in order to fully exploit a combination therapy.

  Central Nervous System Program Results and Progress. Somatix has conducted extensive studies of ex vivo and in vivo gene therapy of the central nervous system in rodent and nonhuman primate models over the past three years. Ex vivo studies have centered on the striatal implantation of autologous fibroblasts genetically modified, via retroviral vectors, to produce tyrosine hydroxylase. The fibroblasts are derived from skin biopsies of the animals and are genetically modified in Somatix' gene transfer laboratories. In vivo experiments have focused on adeno-associated viral vectors encoding the tyrosine hydroxylase and GTP cyclohydrolase ("GTP-CHI") enzymes, which are injected directly into the brain where target cells are genetically modified in situ. For either strategy, the required stereotaxic surgery has been reduced to a routine clinical procedure and does not represent a significant technical barrier.

  In late 1995, Somatix undertook a large ex vivo preclinical study involving 24 Parkinsonian, nonhuman primates. The study was designed to measure the longevity of gene expression and, secondarily, the behavioral effect of implanting tyrosine hydroxylase-modified fibroblasts. Certain primates received the genetically modified cells while others served as untreated controls. The experiment was completed after six months, and postmortems have been conducted. While evidence of transgene expression was observed at the longest time point studied to date--four months--the fibroblast grafts were shown not to contain sufficient cells for a rigorous efficacy evaluation of the ex vivo strategy. Experiments are planned to address the technical issues raised by this study. In 1995 and 1996, Somatix expanded its focus on ex vivo gene delivery to the central nervous system to include in vivo gene transfer using both adeno-associated viral vectors and lentiviral vectors. Research efforts have centered on further development of the delivery technology and continued demonstration of the potential of delivering both neurotransmitters and neurotrophic factors via direct gene transfer systems. Rodent and primate experiments characterizing gene transfer efficiency, cell-type specificity, the localization of infection and duration of expression were undertaken. Additionally, animal experiments designed to assess adeno-associated viral vectors' long-term gene expression demonstrated prolonged delivery of proteins--in excess of six months--as well as selective infection of neurons.


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PATENTS, PROPRIETARY RIGHTS AND LICENSES

  Somatix' proprietary position includes rights under patents and patent applications covering genetically modified cells, gene transfer vectors for and methods of transferring foreign genes into such cells, and the use of these genetically modified cells to treat certain diseases. Somatix' policy is to file, where appropriate, patent applications based on its own research to protect technology, inventions, and improvements that are important to the development of its business. Somatix also relies upon trade secrets, expertise, continuing technological innovations, and licensing opportunities to develop and maintain its competitive position. Somatix plans to aggressively pursue patent applications to issuance and to defend its patents against third parties. To date, Somatix' proprietary position also includes patents and patent applications licensed from academic institutions and a corporation. Somatix' proprietary position is as follows:

  Gene Transfer Methodology. Somatix has exclusively licensed from The Whitehead Institute patent applications that have been filed in the United States, Europe, Japan, Canada, and several other countries. These applications cover vectors that Somatix is developing in its gene therapy programs.

  Somatix also has an exclusive license from The Whitehead Institute to patent applications in the United States, Europe, and Japan that covers packaging cell lines used to produce vectors, methods of construction, and methods of use for introducing DNA into cells.

  In connection with its acquisition of Merlin Pharmaceutical Corporation in February 1995, Somatix acquired rights to novel adeno-associated virus vector methodology, including licenses from DNX, Inc., the University of Pittsburgh and the State University of New York. Under such licenses, Somatix has exclusive rights to several important inventions and patent applications for adeno-associated viral vectors, and to the production of those vectors for gene therapy applications.

  In July 1996, Somatix licensed a new gene transfer technology from The Salk Institute. This technology, based on lentiviral vectors, appears to be a highly efficient method of introducing genes into non-dividing cells.

  Somatix is also developing adenovirus and non-viral, synthetic vectors for use in gene therapy, expanding its technology platform to five distinct types of gene transfer system. Somatix has filed, and will continue to file, patent applications on technology developed internally, where appropriate.

  Cell Types. Somatix has an exclusive license from The Whitehead Institute to two United States patents, and a pending United States patent application, covering genetically modified epithelial cells and methods for creating them; a European patent has also been issued. Somatix also has an exclusive, worldwide license from The Whitehead Institute to a United States patent, and to a United States patent application and a related European patent, covering genetically modified fibroblasts fixed in an extracellular matrix for implantation in patients.

  Somatix also has an exclusive, worldwide license from The Whitehead Institute to patent applications for genetically modified hepatocytes and endothelial cells, as well as methods for their creation and use in gene therapy. A European patent has been issued on the creation and use of genetically modified endothelial cells.

  Gene Therapy Applications. Somatix has an exclusive, worldwide license from the University of California to an issued patent and a United States patent application covering methods for treating diseases of the central nervous system using genetically modified cells. Somatix also has an exclusive license to a patent application covering the genetic modification of cells to express GTP cyclohydrolase, which may be useful for the gene therapy treatment of Parkinson's disease.

  Somatix also has an exclusive, worldwide license from The Johns Hopkins University and the University of Texas to a patent application, and an issued European patent, for the use of genetically modified cells for cancer vaccines. Somatix also has an exclusive, worldwide license from The Whitehead Institute to their interest in a patent application for the use of genetically modified tumor cells expressing GM-CSF for use as cancer vaccines.

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  Additionally, Somatix is currently negotiating or has obtained exclusive rights to patents and patent applications covering the use of adeno-associated viral vectors for gene therapy via muscle tissue, cardiac tissue, the central nervous system, and the gut, which may be useful in Somatix' programs.

  Somatix has acquired significant proprietary rights under license agreements that permit the licensors to terminate those agreements in the event of certain material breaches by Somatix. Although Somatix has no reason to believe it is currently in default under any of these agreements, there can be no assurance that such defaults will not occur in the future. Should a default occur, and should any of those agreements be terminated in the future, Somatix could lose the right to continue to develop one or more of these potential products. Patent prosecution involves collaboration between Somatix' in-house patent counsel and outside intellectual property counsel.

GOVERNMENT REGULATION

  Somatix is subject to regulation by the FDA and other government agencies and regulators in the same manner as Cell Genesys. See "Cell Genesys-- Government Regulation." Somatix' manufacturing facility for production of clinical quantities of its products was licensed in 1993 by the California Department of Health Services. The California Department of Health Services may inspect the facility annually. Manufacture of clinical quantities of Somatix' products does not require an FDA license, although the FDA may at any time inspect the facility. The continued operation of this facility requires compliance with FDA standards for this type of manufacturing. A separate license from the FDA is required for commercial manufacturing of any products. During 1995 and 1996, Somatix completed construction of its clinical scale cell processing facility. This facility was expanded in anticipation of a large efficacy trial of the GVAX(TM) cancer vaccine.

HUMAN RESOURCES

  As of March 31, 1997, Somatix employed 81 individuals full-time, of whom 15 hold Ph.D. degrees and seven hold M.D. degrees. Of these employees, 48 were engaged in research, 22 in gene therapy development, and 11 in finance and administration. None of Somatix' employees is represented by a labor union or is the subject of a collective bargaining agreement. Somatix has never experienced a work stoppage and believes that it maintains good relations with its employees.

FACILITIES

  Somatix operates a laboratory facility in Alameda, California. This facility houses the research and development staff and laboratories of Somatix. Somatix has occupied this facility since March 1987 and believes that it is well maintained and generally adequate for Somatix' present needs and intended uses. The facility is located in a building of approximately 40,000 square feet at 850 Marina Village Parkway, Alameda, California. The facility is leased through February 2007, at an approximate annual rent of $633,000. In addition, on July 1, 1994 Somatix leased approximately 16,000 square feet of office space for the corporate headquarters and administrative staff at 950 Marina Village Parkway, Alameda, California and on March 1, 1994 leased 26,000 square feet of shell space at 2060 Challenger Drive, Alameda, California for a prospective manufacturing site which has been subleased for the balance of the lease. The approximate annual rents are $237,000 and $425,000, respectively, through February 2004. Somatix has a one-time option to terminate these leases after five years. On January 25, 1996, Somatix leased approximately 13,000 square feet for an animal facility at 2061 Challenger Drive, Alameda, California through February 2007 at an approximate annual rent of $197,000. Office space at 1301 Marina Village Parkway, Alameda, California, consisting of 13,000 square feet, leased at an approximate annual rent of $211,000 until September 1993 and $277,000 per year thereafter through November 1997 has been subleased for the remainder of the lease.

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                             THE COMBINED COMPANY

  This section contains forward-looking statements which involve risks and uncertainties. Other than statements of historical fact, statements contained in this section, including statements as to the benefits expected to be realized as a result of the Merger and as to future financial performance constitute forward-looking statements. The Combined Company's actual results may differ significantly from the results discussed in the forward-looking statements contained in this section. Holders of Somatix Capital Stock and Cell Genesys Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this section, which speak only as of the date hereof. Neither Cell Genesys nor Somatix undertakes any obligation to release publicly the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See "Risk Factors."

OVERVIEW

  Gene therapy offers opportunities to intervene at the most basic levels of the disease process and apply increasing knowledge of the relationship of genes to disease. See "Cell Genesys--Gene Therapy." To succeed in this innovative field of medical research, however, a company needs very broad capabilities in gene delivery technologies, as well as a portfolio of product development programs and a strong intellectual property position. The ability to establish strategic alliances with major corporations and research institutes is also essential to commercial success.

  Cell Genesys and Somatix each expects that the Merger will create a leading gene therapy company with the critical mass of technologies, products, intellectual property and scientific talent necessary to commercialize both ex vivo and in vivo gene therapies. The research and development programs of the two companies are highly complementary, with Cell Genesys focused on the treatment of AIDS and cancer, and Somatix focused on cancer, central nervous system diseases and other disorders. The Combined Company will have a broad portfolio of gene delivery technologies, which are expected to attract new corporate partners and increase access to genes from genomic companies and research institutes needed to create new gene therapy products. The Combined Company's patent estate is expected to be the largest in gene therapy and covers therapeutic applications, gene delivery systems, and a wide variety of cell types. See "Cell Genesys--Gene Therapy Patents and Trade Secrets" and "Somatix--Patents, Proprietary Rights and Licenses."

GENE THERAPY

  Gene therapy allows the introduction of new genetic material into cells for therapeutic purposes. This genetic material contains pieces of DNA that guide a specific cell function. Depending upon the choice of material delivered, gene therapy may be used to enhance normal cell activities or enable cells to perform new roles. Certain forms of gene therapy involve "gene correction," which introduces normal genes into patients with genetically inherited diseases, or "vaccination," which uses genetic material or modified cells to simulate the patients' immune responses. Gene therapy also is used to expand the capabilities of specific immune cells, such as T cells and stem cells, to target and more effectively fight disease.

  Product development programs at Cell Genesys and Somatix include ex vivo gene therapy, which involves the use of cells modified outside the patients' bodies, and in vivo gene therapy, which involves the modification of cells within the patients' bodies. Both approaches require the use of genes, which may be engineered with specific therapeutic qualities, along with transport vehicles called "vectors." See "Cell Genesys--Gene Therapy," "--Product Development Programs," "Somatix--Platform Technology" and "--Product Development."

STRATEGY FOR THE COMBINED COMPANY

  Cell Genesys and Somatix have developed a preliminary research and development plan for the Combined Company. While this plan is preliminary, will necessarily evolve over time and is subject to many forces outside the control of either Cell Genesys or Somatix, the plan seeks to capitalize on the strengths of each company and to take advantage of synergies both in terms of technologies and products. The purpose of the plan is to

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significantly strengthen key research and development programs, create additional opportunities to develop forms of gene therapies, and expand corporate partnering opportunities.

  A key driver in research and development efforts will be the ability to finance the Combined Company's gene therapy programs through corporate partners. According to the current preliminary plan, Cell Genesys' programs will continue in AIDS gene therapy, which is currently supported through a worldwide collaboration with Hoechst Marion Roussel, and in cancer gene therapy. A new configuration of Somatix' autologous GVAX(TM) cancer vaccine involving adenoviral vectors is expected to begin clinical trials in lung and melanoma cancer in 1997, with the goal of developing a more attractive economic profile for this product candidate. In addition, another configuration of the GVAX(TM) cancer vaccine involving an allogenic (not patient-specific) product is expected to begin clinical trials in prostate cancer in 1997. While efficacy data from recently completed clinical trials of the current GVAX(TM) product configuration will continue to be evaluated, no additional trials, including a potential Phase III trial for melanoma, are expected to be initiated. With respect to Somatix' central nervous system program, a strategy will be evaluated to build value for this asset through out-licensing, a joint venture arrangement or other arrangements. The Cell Genesys and Somatix stem cell programs will be combined into a broader research effort focused on major unmet medical needs, including AIDS and cancer, while Somatix' stem cell trial for chronic granulomatous disease will be phased out.

  Limited rationalization is anticipated in research because the gene delivery programs of Cell Genesys and Somatix are highly complementary. The adeno-associated viral and lentiviral vector programs of Somatix represent new and important technologies for Cell Genesys. Synergies in the retroviral and adenoviral vector programs broaden both companies' established gene delivery capabilities and the two companies' resources will be consolidated in these programs. In addition, an earlier research effort is under way in synthetic, or nonviral, vectors.

  Prior to and after the Effective Time, these plans will be refined, partnering opportunities for various programs will be evaluated, and the research and development strategy will be further developed.

PRODUCT DEVELOPMENT PROGRAMS

  By capitalizing on the synergies between Cell Genesys and Somatix, and by rationalizing the businesses, the Combined Company expects to be able to build a strong product portfolio with significant commercial potential. Resources will be focused on proprietary research and development programs that have the most scientific merit and the greatest probability of corporate partnering.

  Each of the following product development programs involves novel gene therapies that must undergo rigorous human testing regulated by the FDA. There is no assurance that these therapies will be proven safe or efficacious or, if approved, that these therapies can be successfully commercialized.

 Cancer Gene Therapies

  T Cell Cancer Gene Therapy. To treat cancer, Cell Genesys' scientists are engineering T cells to recognize and bind to cells exhibiting a specific cancer-related protein. The introduction of these engineered cells into the patient's body is expected to kill cancer cells. This approach may prove particularly useful in treating patients whose immune systems are impaired, such as those who have undergone radiation or chemotherapy.

  Preclinical studies for Cell Genesys' lead cancer gene therapy are being conducted in collaboration with the National Cancer Institute and target multiple cancers, including colon, breast, lung, ovarian and prostate cancers. These efforts utilize an antibody gene, CC49, to construct immune cells that specifically bind TAG-72, a protein found on various types of tumor cells. Preclinical laboratory studies have demonstrated highly specific killing of colon tumor cells by these engineered immune cells in vitro. Additional preclinical studies should provide the basis for an investigational new drug application with the FDA and human clinical studies are currently planned for mid-1997.

  In the Combined Company, there will be an increasing emphasis on the treatment of cancer. Cell Genesys initiated a research collaboration in 1995 with the Ludwig Institute for Cancer Research and the Sloan-Kettering

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Institute for Cancer Research that has provided a portfolio of reagents for use in developing T cell gene therapies for specific types of cancer, including breast, colon and lung cancer. In 1996, through new agreements entered into with the National Cancer Institute, Dana-Farber Cancer Institute and Arizona Cancer Center at the University of Arizona, Cell Genesys expanded the portfolio of genes that it has the right to engineer and will generate preclinical data for multiple cancer indications. The objective is to develop highly targeted cancer gene therapies that can selectively destroy tumor cells while leaving healthy cells unharmed. Through Cell Genesys' collaborations with academic and cancer research institutes, additional T cell gene therapies are currently under evaluation for the treatment of cancer. Also in 1997, Cell Genesys' goal is to secure a corporate partner for its cancer gene therapy program. See "Cell Genesys--Product Development Programs."

  GVAX(TM) Cancer Vaccine. Somatix is currently engaged in the development of a genetically modified tumor cell vaccine for use in the treatment of cancer. This vaccine is composed of tumor cells that have been genetically modified to secrete the immune-stimulating protein granulocyte-macrophage colony-stimulating factor. Phase I/II human clinical studies using a vaccine based on the patient's own tumor cells provided evidence of a systemic immune response to the vaccine. Adverse events were generally confined to redness and swelling at the vaccination site and minor flu-like symptoms of short duration. Evidence of immune response included a marked infiltration of white blood cells at the vaccination site, as well as immune cell infiltration at metastatic sites distant from the site of vaccine injection. However, while the data are encouraging, this configuration of the vaccine may be too costly and time-consuming for commercialization. See "Somatix--Product Development Programs."

  A second generation GVAX(TM) cancer vaccine is now under active development and may provide a more attractive economic profile for this product. This new vaccine is based on autologous cells which are genetically modified to secrete granulocyte-macrophage colony-stimulating factor utilizing an adenoviral vector. The use of an adenoviral vector system should significantly reduce the cell processing time involved in producing this gene therapy. The Combined Company is expected to initiate a Phase I human clinical trial for this newly configured product in lung and melanoma cancer in 1997. In addition, another configuration of the GVAX(TM) cancer vaccine involving an allogenic (not patient-specific) product is expected to begin clinical trials in prostate cancer in 1997. See "Somatix--Product Development Programs."

 AIDS Gene Therapy

  Currently available drugs, including the new protease inhibitors, inhibit replication of HIV, the AIDS-causing virus. However, these drugs do not kill HIV-infected cells or eliminate persistent sites of infection. Furthermore, patients on long-term drug therapy tend to become resistant to treatment and may need to switch to other drugs, until all options have been exhausted. Cell Genesys' AIDS gene therapy, by targeting and destroying HIV-infected cells that are the reservoir for the virus, offers a different but highly compatible treatment strategy. To accomplish this goal, Cell Genesys has developed a method for arming the patient's T cells with the ability to recognize and destroy HIV-infected cells.

  The ongoing proof-of-principle study for AIDS gene therapy involves pairs of identical twins, one HIV-positive, the other not. In the Phase II portion of the study, T cells are obtained from the healthy twin, modified to recognize and destroy HIV-infected cells, expanded in number and then infused into the HIV-positive twin as therapy. To date, Cell Genesys has observed no significant treatment-related safety problems associated with this therapy. In addition, six-month data have demonstrated that the genetically modified T cells continue to persist in the patient's circulatory system.

  Cell Genesys' patient-specific AIDS gene therapy, which is intended for commercialization, is currently undergoing a series of Phase II pilot studies designed to evaluate various treatment protocols, including combination therapy with antiviral drugs. Initiated in June 1996, this effort involves genetically engineering the patient's own T cells to recognize and destroy HIV-infected cells. Initial clinical findings confirm earlier safety results and cell persistence data in twins. Cell Genesys expects to complete these pilot studies during 1997 and, based on efficacy data, develop a plan to expand into Phase II/III studies. Although preliminary results of the Cell Genesys' Phase I/II clinical testing in AIDS gene therapy to date have shown no significant treatment-related safety problems, there can be no assurance that this therapy will be tolerated over an extended period of time or that the clinical efficacy of this therapy will be demonstrated. See "Cell Genesys--Product Development Programs--AIDS Gene Therapy."

  Central Nervous System Gene Therapy

  There is currently a lack of adequate drug therapy for major neurodegenerative diseases such as Alzheimer's disease and Parkinson's disease, and biological conditions affecting the blood-brain interface present significant difficulties for future drug therapies. Seeking an alternative, Somatix has developed a strategy using gene therapy for such central nervous system diseases. With the discovery of a number of neuronal growth factors ("neurotrophic factors") that could retard degeneration and perhaps revitalize damaged neurons, Somatix' approach has medical and commercial potential. The Combined Company plans to outlicense this program or establish a joint venture or other arrangement in order to realize the potential value of this program.

  The treatment of central nervous system diseases is also expected to present new opportunities for the Combined Company. To treat Parkinson's disease, for example, Somatix is evaluating the use of gene therapy to produce a continuous and efficacious supply of L-dopa in the brain. Several therapeutic genes may ultimately be required to treat the disease; however, one key transgene encodes the rate limiting enzyme, tyrosine hydroxylase, in the biosynthesis of L-dopa. Additionally, scientists believe that administration of neurotrophic factors to the region of the brain containing dopaminergic neurons may retard their degeneration and keep natural dopamine production at levels sufficient for normal motor function for a significantly longer period of time. Gene therapy could potentially combine neurotrophic factors with tyrosine hydroxylase gene delivery.

  Over the past three years, Somatix has conducted extensive preclinical studies using ex vivo and in vivo gene therapy of Parkinson's disease in animal models. Ex vivo studies have centered on the striatal implantation of autologous fibroblasts genetically modified, via retroviral vector, to produce tyrosine hydroxylase. In vivo experiments have focused on adeno-associated viral vectors encoding the tyrosine hydroxylase and GTP cyclohydrolase enzymes, which are injected directly into the brain where target cells are genetically modified in situ. For either strategy, the required stereotaxic surgery has been reduced to a routine clinical procedure and does not represent a significant technical barrier. Future research efforts may center on further development of the delivery technology and continued demonstration of the potential of delivering both neurotransmitters and neurotrophic factors via direct gene transfer systems.

PROPRIETARY TECHNOLOGIES

  Vectors. The methodology used to introduce therapeutic genes into cells is a key component of gene therapy. The Merger will bring together a number of gene delivery technologies involving both viral and nonviral vectors. Cell Genesys and Somatix currently expect that the Combined Company will use this "toolbox" to create multiple new product development opportunities by matching specific therapeutic genes to the appropriate gene delivery system.

  The appropriateness of a specific vector is based on the disease indication, safety considerations, production efficiencies, disease site and other factors. Certain viruses, because of their natural ability to insert genes into cellular DNA, have proven to be particularly efficient vectors. Modified to eliminate disease properties, they will include the Combined Company's proprietary retroviral, adenoviral, adeno-associated viral and lentiviral vectors, which have been engineered to provide efficient, long-term gene expression. Synthetic, or nonviral, vectors in earlier-stage research also may prove useful in gene delivery. See "Cell Genesys--Gene Therapy" and "Somatix-- Platform Technology."

  Somatix' extensive vector and intellectual property portfolios could position the Combined Company as an attractive partner for academic institutions and genomics companies as well as for biotechnology and pharmaceutical companies that have genes that they want to use therapeutically. This technology also could enhance the Combined Company's ability to access genes for its own product development through potential genomics and other collaborations. See "Cell Genesys--Gene Therapy Patents and Trade Secrets" and "Somatix--Patents, Proprietary Rights and Licenses."

  Genes. Key elements of gene therapy are the genes, or pieces of DNA, that normally exist in cells. These genes may be identified in nature or engineered to make them suitable for medical purposes and then inserted, using vectors, into the patient's cells to perform specific therapeutic functions.

  Depending upon the choice of genetic material delivered, gene therapy may be used to enhance normal cell activities or enable cells to perform new roles. Certain forms of gene therapy involve "gene correction," which introduces normal genes into patients with genetically inherited diseases, or "vaccination," which uses genetic material or modified cells to stimulate the patient's immune response.

  The Combined Company is expected to focus research and development on gene therapy with proprietary genes. The Combined Company's lead efforts in HIV and cancer are expected to be focused on expanding the capabilities of specific cells to target and more effectively fight disease. This is accomplished by constructing proprietary genes. When these genes are inserted into immune cells, such as T cells, they express a disease-specific receptor enabling the cells to target and destroy a specific disease cell in HIV or cancer. Cell Genesys has constructed genes and the consequent genetically modified T cells to target and destroy HIV-infected cells as well as other specifically modified T cells that target and destroy cancer cells.

  The Combined Company is also expected to enter collaborations with genomics companies, other biotechnology and pharmaceutical companies and academic institutions to license specific genes for the Combined Company's product development. In particular, the Combined Company is expected to focus its gene licensing efforts in the areas of cancer, cardiovascular disease and inflammation.

OTHER ASSETS OF THE COMBINED COMPANY

  Gene Activation Technology. Separate from gene therapy, Cell Genesys has developed a novel and proprietary method for protein production referred to as "gene activation." Gene activation involves the insertion of genetic regulatory elements at specific sites in chromosomes in proximity to a human gene responsible for the expression of a therapeutic protein. Subsequently, the gene-activated protein could be produced in a cell-based production system. Gene activation, which may be applied to therapeutic proteins such as follicle-stimulating hormone, or erythropoietin, eliminates the sometimes difficult and time-consuming process of cloning entire human genes. For companies engaged in protein manufacturing, this technology may offer certain production advantages.

  In December 1996, Cell Genesys agreed to establish a licensing agreement with Hoechst Marion Roussel for erythropoietin and a second, undisclosed, protein. The agreement provides for up to $26 million in milestone payments and fees, in addition to royalties on future sales of these two gene-activated protein products. Cell Genesys received $4 million upon execution of the letter of intent in December 1996 and executed a definitive agreement for the license in February 1997.

  In February 1994, Cell Genesys signed a licensing agreement with Akzo Nobel to develop and market Cell Genesys' therapeutic protein product, gene-activated FSH for the treatment of infertility. Akzo Nobel was granted worldwide rights to develop and market gene-activated FSH in exchange for licensing fees, royalties and other payments to Cell Genesys. Akzo Nobel currently markets a urine-purified form of FSH, and has also developed a recombinant form of FSH. During 1995, Akzo Nobel settled a patent dispute with another party related to recombinant FSH and plans to market this form of FSH subject to regulatory approval. Following the renegotiation of the 1994 agreement in November 1996, Cell Genesys expects to receive $5 million in license fees under such agreement. See "Cell Genesys--Other Assets of Cell Genesys--Gene Activation Technology."

  Abgenix. While Cell Genesys is focused on the commercialization of gene therapy, Cell Genesys' Abgenix subsidiary is focused on the commercialization of antibody therapies for inflammation/autoimmune disease, cancer and other serious illnesses. Cell Genesys formed Abgenix as a separate business subsidiary in June 1996, contributing $10 million in cash and providing a $4 million convertible loan to the newly formed company. Cell Genesys also contributed research, development and manufacturing technology, as well as patents and other intellectual property specific to the antibody therapy programs. Approximately 40 Cell Genesys employees were transferred to Abgenix, including employees of Cell Genesys' former Xenotech Division and other Cell Genesys employees who were primarily involved with the antibody program. R. Scott Greer, who served for over five years at Cell Genesys and was most recently Senior Vice President of Corporate Development, was named chief executive officer of Abgenix. See "Cell Genesys--Other Assets of Cell Genesys--Abgenix."

  The formation of Abgenix was accompanied by a new agreement with Cell Genesys' development partner, Japan Tobacco, expanding commercialization rights. Under the terms of various agreements, Abgenix and Japan Tobacco are each selecting and developing product candidates based on the transgenic technology developed through a joint venture with JT Immunotech USA Inc., a medical subsidiary of Japan Tobacco. For products pursued separately by Abgenix, Abgenix has the opportunity to obtain worldwide rights, opening up prospects for additional corporate alliances and licensing agreements. Abgenix also has options to the rights in North America on a select number of Japan Tobacco's products. Rights to jointly targeted products will be licensed to Abgenix in North America, to Japan Tobacco in Japan, Taiwan and Korea, and co-exclusively to both Abgenix and Japan Tobacco elsewhere in the world. Included in this latter arrangement is the anti-IL-8 antibody developed through the partnership and expected to enter human testing during the second half of 1997.

  Cell Genesys' relationship with Japan Tobacco was established in July 1991, when Cell Genesys formed an equally owned worldwide joint venture with JT Immunotech USA. Through the former Xenotech Division of Cell Genesys, this venture focused on developing strains of transgenic mice capable of producing fully human monoclonal antibodies and conducting preclinical studies with initial antibodies. Through 1996, Cell Genesys has received approximately $39.9 million in funding through the joint venture, including an equity investment in Cell Genesys Common Stock representing approximately six percent of the outstanding Cell Genesys Common Stock as of April 22, 1997. Committed funding is expected to be completed in 1997.

CORPORATE RELATIONSHIPS

  Hoechst Marion Roussel. In October 1995, Cell Genesys signed a worldwide agreement with Hoechst Marion Roussel for the development and commercialization of Cell Genesys' AIDS gene therapy program. The agreement could provide more than $160 million in funding for this program, including $50 million in committed funding and $100 million in progress-dependent funding for research and development costs, plus a $10 million warrant for future equity. The committed funding included a $20 million equity investment in Cell Genesys Common Stock, representing approximately 12 percent of the outstanding Cell Genesys Common Stock as of January 31, 1997. Under the agreement, Cell Genesys is leading product development in North America and providing worldwide manufacturing services. Hoechst Marion Roussel has worldwide marketing rights to AIDS gene therapy. In North America, Cell Genesys will participate in profit sharing and has retained a co-promotion option. Elsewhere in the world, Cell Genesys will receive royalties. Cell Genesys has retained worldwide rights for cancer gene therapy. In addition to AIDS gene therapy, Hoechst Marion Roussel also has a first right to negotiate on up to two additional T cell gene therapy product candidates that, if exercised, would result in additional payments to Cell Genesys. The collaboration also provides for consolidation of intellectual property related to Cell Genesys' gene therapy technology through a cross-licensing agreement among Cell Genesys, Hoechst Marion Roussel and its licensor in this field, Massachusetts General Hospital. Through December 1996, Cell Genesys has received approximately $50 million under its agreement with Hoechst Marion Roussel. There can be no assurance that Cell Genesys will receive any further progress-dependent funding from Hoechst Marion Roussel pursuant to this arrangement, or that Hoechst Marion Roussel will exercise its warrant to purchase additional shares of Cell Genesys' capital stock.

  In December 1996, Cell Genesys also agreed to establish a licensing agreement with Hoechst Marion Roussel for use of its gene activation technology in the production of erythropoietin and a second, undisclosed, protein. The agreement provides for up to $26 million in milestone payments and fees, in addition to royalties on future sales of these two gene-activated protein products. Cell Genesys received $4 million upon execution of the letter of intent in December 1996 and executed a definitive agreement for the license, in February 1997.

  Japan Tobacco. Cell Genesys' relationship with Japan Tobacco was established in July 1991, when Cell Genesys formed an equally owned worldwide joint venture with JT Immunotech. Through the former Xenotech Division of Cell Genesys, this venture has focused on developing strains of transgenic mice capable of producing fully human monoclonal antibodies and conducting preclinical studies with initial antibodies. Through 1996, Cell Genesys has received approximately $39.9 million in funding through the joint venture, including an equity investment in Cell Genesys Common Stock representing approximately six percent of the outstanding Cell Genesys Common Stock as of April 22, 1997. Committed funding from Japan Tobacco is expected to be completed in 1997.

  Bristol-Myers Squibb. In August 1995, Bristol-Myers Squibb made an initial $10 million investment in Somatix in return for certain rights, including a right of first offer in Somatix' internally initiated oncology development programs. In May 1996, Bristol-Myers Squibb made a second $10 million investment after Somatix achieved a contractual clinical development milestone in oncology. Bristol-Myers Squibb has no further obligation to invest in or make payments to Somatix. Pursuant to the terms of the Bristol-Myers Squibb agreement, once Somatix decides to license any of its internally initiated oncology development programs to a third party, it must first give Bristol-Myers Squibb 90 days to review and meet Somatix' terms of such a license. In February 1996, Somatix made a proposal to Bristol-Myers Squibb regarding its GVAX(TM) cancer vaccine programs. At the end of the 90-day period, Bristol-Myers Squibb requested and was granted an extension to continue its evaluation of the GVAX(TM) cancer vaccine program. In November 1996, Bristol-Myers Squibb concluded that the GVAX(TM) cancer vaccine program was not consistent with its long-term strategic product development focus in oncology. Cell Genesys has discussed with Bristol-Myers Squibb potential future collaborations between the Combined Company and Bristol-Myers Squibb in the field of gene therapy. Consummation of the Merger will not affect the terms of the Bristol-Myers Squibb agreement.

INTELLECTUAL PROPERTY POSITION

  Cell Genesys and Somatix each believes that their respective approaches to gene therapy will be supported by a substantial gene therapy patent portfolio in the Combined Company. The Combined Company's proprietary position will include rights under patents and patent applications covering genetically modified cells (epithelial, endothelial, hepatocyte, fibroblast and central nervous system), viral and nonviral gene transfer vectors for and methods of transferring foreign genes into such cells, and the use of genetically modified cells and genes to treat certain diseases. It is the policy of both Cell Genesys and Somatix to file, where appropriate, patent applications based on company research to protect technology, inventions, and improvements that are important to the development of their businesses. Cell Genesys and Somatix both expect the Combined Company to continue this policy. The Combined Company's proprietary position will also include patents and patent applications licensed from academic institutions and corporations. In addition, the Combined Company will continue to rely upon trade secrets, expertise, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. The Combined Company is expected to protect and defend this intellectual property against third parties and to pursue aggressively additional patent applications to issuance. See "Risk Factors--Risks Relating to Somatix, Cell Genesys and the Combined Company--Legal Proceedings," "Cell Genesys--Gene Therapy Patents and Trade Secrets" and "Somatix--Patents, Proprietary Rights and Licenses."

FACILITIES AND PERSONNEL

  The Combined Company will be located at existing Cell Genesys facilities in Foster City, California. Somatix' Alameda, California sites will be closed as soon as practicable after the Effective Time, which should lead to a significant reduction in costs for the Combined Company and, most importantly, allow the Combined

Company to integrate operations quickly and more completely. A layoff of approximately 20 percent of the total workforce--approximately 40 to 50 employees--is expected, largely due to the closure of the Alameda, California sites, but also as a consequence of research and development program decisions.

MANAGEMENT AND DIRECTORS

  At the Effective Time, subject to the certificate of incorporation and by-laws of Cell Genesys, Stephen A. Sherwin, M.D. will continue to hold the offices of chairman of the board of directors, president and chief executive officer of Cell Genesys. See "The Merger Agreement--Officers and Directors of Cell Genesys After the Merger." Cell Genesys' other executive officers will serve in their current capacities as the management team of the Combined Company, except for Daniel F. Hoth, M.D., who will no longer be a full-time employee of Cell Genesys effective June 30, 1997, but will continue as a part-time consultant under an exclusive consulting agreement in the fields of gene therapy and cell therapy that was executed in March 1997. See "Other Information Regarding Cell Genesys--Directors and Officers." A number of executive officers of Somatix are expected to continue in a transition capacity during the first year of combined operations.

  Immediately after the Effective Time, the total number of persons serving on the board of directors of Cell Genesys will be nine, and, subject to the election at the Cell Genesys Annual Meeting of the Cell Genesys director nominees designated under "Additional Matters Submitted to a Vote of Cell Genesys Stockholders--Additional Proposal No. 3--Election of Directors," will consist of Stephen A. Sherwin, M.D., who is currently chairman of the board of directors, president and chief executive officer of Cell Genesys, and David W. Carter, who is currently chairman of the board of directors, president and chief executive officer of Somatix, as well as James M. Gower, Raju S. Kucherlapati, Ph.D., Joseph E. Maroun and Eugene L. Step, all of whom currently serve as directors of Cell Genesys and are nominees for election to the board of directors of Cell Genesys at the Cell Genesys Annual Meeting, and John T. Potts, Jr., M.D., Thomas E. Shenk, Ph.D. and Inder M. Verma, Ph.D., all of whom currently serve as directors of Somatix. See "The Merger Agreement--Officers and Directors of Cell Genesys After the Merger," "Additional Matters Submitted to a Vote of Cell Genesys Stockholders-- Additional Proposal No. 3--Election of Directors," "Other Information Regarding Cell Genesys--Directors and Officers" and "Other Information Regarding Somatix--Directors and Officers."

SCIENTIFIC ADVISORY BOARD

  Somatix has created a prominent scientific advisory board that includes several leaders in the gene therapy field. Certain of these individuals, together with certain scientific advisors of Cell Genesys, are expected to join a new scientific advisory board that will assist the Combined Company in developing and implementing its research and development strategy. The following individuals are expected to join the new scientific advisory board:

                NAME                            SCIENTIFIC POSITION
                ----                            -------------------
 J. Michael Bishop, M.D...........  Professor of Microbiology Immunology,
                                     Biochemistry and Biophysics
                                    Director, The G. W. Hooper Research
                                     Foundation
                                    University of California, San Francisco
 Ronald Germain, M.D., Ph.D. .....  Senior Investigator
                                    National Institute of Allergy and
                                     Infectious Diseases
                                    National Institute of Health
 Jerome Groopman, M.D. ...........  Chief, Division of Experimental Medicine
                                    Beth Israel Deaconess Medical Center
                                    Harvard Institutes of Medicine
 Jordan U. Gutterman, M.D. .......  Professor of Medicine, University of Texas
                                    M. D. Anderson Cancer Center
 Philip Hieter, Ph.D. ............  Associate Professor of Molecular Biology &
                                     Genetics
                                    The Johns Hopkins University
 Raju S. Kucherlapati, Ph.D. .....  Chairman of the Department of Molecular
                                     Genetics
                                    Albert Einstein College of Medicine
 Richard Mulligan, Ph.D...........  Investigator, Howard Hughes Medical
                                     Institute
                                    Children's Hospital
                                    Mallinckrodt Professor of Genetics
                                    Harvard Medical School
 John T. Potts, Jr., M.D. ........  Director of Research
                                    Massachusetts General Hospital
                                    Physician-in-Chief Emeritus
                                    Jackson Distinguished Professor of Clinical
                                     Medicine
                                    Harvard Medical School
 Richard Samulski, Ph.D. .........  Director of Gene Therapy Center
                                    University of North Carolina, Chapel Hill
 Thomas E. Shenk, Ph.D............  Investigator, Howard Hughes Medical
                                     Institute
                                    Professor, Princeton University
 Inder M. Verma, Ph.D.............  Professor of Molecular Biology and Virology
                                    The Salk Institute
 Arthur Weiss, M.D., Ph.D.........  Chief, Rheumatology Division
                                    Investigator, Howard Hughes Medical
                                     Institute
                                    University of California, San Francisco

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the Merger and the Cross-License and Settlement. The unaudited pro forma condensed combined balance sheet gives effect to the Merger and the Cross-License and Settlement as if each had occurred on December 31, 1996. The unaudited pro forma condensed combined statement of operations gives effect to the Merger and the Cross-License and Settlement as if each had occurred on January 1, 1996.

  The pro forma condensed combined financial statements are based on the historical financial statements of Cell Genesys and Somatix, giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements, and giving effect to the Cross-License and Settlement. These pro forma condensed combined financial statements have been prepared by Cell Genesys management based upon the audited consolidated financial statements of Cell Genesys as of December 31, 1996 and for the year then ended, the unaudited financial statements of Somatix as of December 31, 1996 and for the six months then ended, the audited statement of operations of Somatix for the year ended June 30, 1996, and the unaudited statement of operations of Somatix for the six months ended December 31, 1995. The pro forma adjustments have been applied to the financial information derived from the financial statements of Cell Genesys and Somatix to account for the Merger as a purchase; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analysis, with appropriate recognition given to the effect of current interest rates and income taxes.

  The Merger will be accounted for using the purchase method of accounting. The unaudited pro forma condensed combined financial information has been prepared on the basis of assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Somatix based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after valuations and other procedures to be performed after the closing of the Merger. Cell Genesys does not expect that the final allocation of the aggregate purchase price for the Merger will differ materially from the preliminary allocations. In the opinion of Cell Genesys, all adjustments necessary to present fairly such unaudited pro forma condensed combined financial information have been made based on the proposed terms and structure of the Merger.

  As a result of the Merger, Cell Genesys expects to record nonrecurring charges to operations consisting of (i) a charge for acquired in-process technology estimated at $95 million and (ii) a restructuring charge estimated in the range of $5 to $10 million, including severance costs and costs associated with elimination of redundant facilities and assets. The charge for acquired in-process technology has been reflected in the unaudited pro forma condensed combined balance sheet, but excluded from the unaudited pro forma condensed combined statement of operations, because the charge are nonrecurring. Estimated restructuring charges have not been included. Amortization of capitalized assembled work force has not been reflected due to immateriality.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger or the Cross-License and Settlement had been consummated on January 1, 1996 or December 31, 1996, respectively, nor is it necessarily indicative of future operating results or financial position.

  These pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Cell Genesys and Somatix incorporated by reference herein.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                                          PRO FORMA
                                                                                CROSS-     COMBINED
                                                                                LICENSE   REFLECTING
                                                                                  AND     MERGER AND
                                                MERGER            PRO FORMA   SETTLEMENT    CROSS-
                                                RELATED            COMBINED     RELATED    LICENSE
                           CELL                PRO FORMA          REFLECTING   PRO FORMA     AND
                         GENESYS    SOMATIX   ADJUSTMENTS NOTE 3    MERGER    ADJUSTMENTS SETTLEMENT
                         --------  ---------  ----------- ------  ----------  ----------- ----------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents.......... $ 20,935  $   5,786   $    --            $  26,721     $   --     $ 26,721
  Marketable securities.   64,649      3,905        --               68,554         --       68,554
  Other current assets..    1,165        998        --                2,163         --        2,163
                         --------  ---------   --------           ---------                --------
    Total current
     assets.............   86,749     10,689        --               97,438         --       97,438
Equipment and
 improvements...........   12,485      2,016        --               14,501         --       14,501
Other assets............      575        813        500      (ii)     1,888         --        1,888
                         --------  ---------   --------           ---------                --------
                         $ 99,809  $  13,518   $    500           $ 113,827     $   --     $113,827
                         ========  =========   ========           =========                ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
  Accounts payable...... $  1,669  $   2,095   $    --            $   3,764     $   --     $  3,764
  Accrued compensation
   and benefits.........    1,414        801        --                2,215         --        2,215
  Deferred revenue from
   related parties......   12,164        --         --               12,164         --       12,164
  Accrued construction
   costs................    2,118        --         --                2,118         --        2,118
  Accrued legal
   expenses.............    1,986        --         --                1,986         --        1,986
  Other accrued
   expenses.............      439      1,335      4,611     (iii)     6,385         --        6,385
  Current portion of
   property and
   equipment financing..    2,822        983        --                3,805         --        3,805
                         --------  ---------   --------           ---------                --------
    Total current
     liabilities........   22,612      5,214      4,611              32,437         --       32,437
Noncurrent portion of
 property and equipment
 financing..............    6,133        992        --                7,125         --        7,125
Other long-term
 liabilities............                 712        --                  712      15,000      15,712
Stockholders' equity:
  Preferred stock.......      --           3         (3)     (iv)       --          --          --
  Common stock..........       16        245       (234)  (iv)(v)        27         --           27
  Additional paid-in
   capital..............  127,318    187,401    (89,988)  (iv)(v)   224,731         --      224,731
  Accumulated deficit...  (56,270)  (181,049)    86,114   (i)(iv)  (151,205)    (15,000)   (166,205)
                         --------  ---------   --------           ---------     -------    --------
    Total stockholders'
     equity.............   71,064      6,600     (4,111)             73,553     (15,000)     58,553
                         --------  ---------   --------           ---------                --------
                         $ 99,809  $  13,518   $    500           $ 113,827     $   --     $113,827
                         ========  =========   ========           =========                ========

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          PRO FORMA                   PRO FORMA
                                                           COMBINED                    COMBINED
                            CELL               PRO FORMA  REFLECTING  PRO FORMA       REFLECTING
                          GENESYS   SOMATIX   ADJUSTMENTS   MERGER   ADJUSTMENTS NOTE   MERGER
                          --------  --------  ----------- ---------- ----------- ---- ----------
Revenue.................  $ 22,505  $    --     $   --     $ 22,505    $    --         $ 22,505
Operating expenses:
  Research and
   development..........    27,587    17,017        --       44,604         --           44,604
  General and
   administrative.......     7,469     4,768        --       12,237         --           12,237
  Restructuring charges.       --      1,060        --        1,060         --            1,060
                          --------  --------    ------     --------    -------         --------
    Total operating
     expenses...........    35,056    22,845        --       57,901         --           57,901
                          --------  --------    ------     --------    -------         --------
Operating loss..........   (12,551)  (22,845)       --      (35,396)        --          (35,396)
Interest income.........     4,446       950        --        5,396         --            5,396
Interest expense........    (1,169)       --        --       (1,169)    (1,050)    2     (2,219)
                          --------  --------    ------     --------    -------         --------
Net loss................  $ (9,274) $(21,895)   $   --     $(31,169)   $(1,050)        $(32,219)
                          ========  ========    ======     ========    =======         ========
Net loss per share......  $  (0.57) $  (0.91)              $  (1.16)                   $  (1.20)
                          ========  ========               ========                    ========
Shares used in computing
 net loss per share.....    16,373    23,974                 26,940                      26,940
                          ========  ========               ========                    ========

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.

  The pro forma condensed consolidated financial statements reflect the conversion of all of the outstanding shares of Somatix Capital Stock into approximately 10,567,000 shares of Cell Genesys Common Stock pursuant to the Merger. This calculation is based on Somatix' capitalization at December 31, 1996 and assumes that the average closing bid price per share of Cell Genesys Common Stock for the 30-day period ending three days prior to the Effective Date equals $9.125, the closing bid price per share of Cell Genesys Common Stock on The Nasdaq National Market on January 10, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement. Certain options and warrants to purchase approximately 5,625,000 shares of Somatix Common Stock will be assumed by Cell Genesys pursuant to the Merger and converted into options or warrants to purchase approximately 2,165,000 shares of Cell Genesys Common Stock. The total cost of the proposed Merger is estimated to be approximately $102 million, including transaction costs. In addition, based upon a preliminary valuation of tangible and intangible assets, Cell Genesys has assigned substantially all of the purchase price to in-process technology. Cell Genesys expects to record a charge to operations for the amount of the in-process technology acquired immediately following the Effective Time. None of the above charges have been reflected in the pro forma condensed consolidated statement of operations for the year ended December 31, 1996, as they are nonrecurring charges.

NOTE 2.

  The pro forma condensed financial statements also reflect the effects of the Cross-License and Settlement, which included the issuance of a $15 million convertible note due September 1998 bearing interest at a rate of seven percent per annum. It is anticipated that a substantial portion of the $15 million will be assigned to in-process technology and charged to operations. Pending the completion of a thorough valuation analysis, for purposes of these pro forma condensed financial statements, it is assumed that the entire amount is in-process technology and charged to operations in the first quarter of 1997. Such amount has not been reflected in the pro forma condensed statement of operations for the year ended December 31,1996 as it is a nonrecurring charge. However, interest on the $15 million note has been included in such statement as though the Cross-License and Settlement had occurred on January 1, 1996.

NOTE 3.

  The pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the Merger and the Cross-License and Settlement as if each had occurred on December 31, 1996, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process technology acquired and the elimination of Somatix' equity accounts. Also included is the estimated charge to operations associated with in-process technology acquired in the Cross-License and Settlement. Excluded from the statement are transaction costs, including payments to financial advisors, independent accountants, attorneys and others. Also excluded are Merger related costs, including severance costs, and other costs associated with the elimination of redundant facilities and assets. The total of these is currently estimated to be in the range of $5 to $10 million. Adjustments included in the pro forma condensed consolidated balance sheet are summarized as follows:

      (i)  Charge to operations for in-process technology, $94,935,000;

     (ii)  Valuation of assembled work force, $500,000;

    (iii)  Transaction costs of approximately $4,611,000; and

     (iv)  Elimination of Somatix equity accounts.

      (v) Issuance of Cell Genesys Common Stock, $0.001 par value, and options and warrants to purchase common stock, as discussed in Note 1. The value of the Cell Genesys Common Stock is equal to the product of 10,567,000 shares multiplied by approximately $9.13 per share, while the options and warrants have been assigned a value of approximately $1 million.

NOTE 4.

  The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1996 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1996, of approximately 10,567,000 shares of Cell Genesys Common Stock as described in Note 1. Options and warrants to purchase approximately 5,625,000 shares of Somatix Common Stock will be assumed by Cell Genesys pursuant to the Merger and converted into options or warrants to purchase approximately 2,165,000 shares of Cell Genesys Common Stock. The Cell Genesys Common Stock issuable upon exercise of the stock options and warrants to be assumed in the Merger have been excluded as the effect would be anti-dilutive.

                   DESCRIPTION OF CELL GENESYS CAPITAL STOCK

  Pursuant to its certificate of incorporation, Cell Genesys is authorized to issue a total of 30,000,000 shares, consisting of 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

CELL GENESYS COMMON STOCK

  As of April 22, 1997, there were 16,566,348 outstanding shares of Cell Genesys Common Stock held by approximately 249 holders of record. The holders of Cell Genesys Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and are entitled to cumulate votes in all elections of directors. The holders of Cell Genesys Common Stock are entitled to share ratably in all assets of Cell Genesys that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock of Cell Genesys then outstanding. The holders of Cell Genesys Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Cell Genesys Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Cell Genesys Common Stock are subject to the rights of the holders of shares of any series of preferred stock that Cell Genesys may issue in the future. Cell Genesys has never paid cash dividends on the Cell Genesys Common Stock. Cell Genesys presently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

CELL GENESYS PREFERRED STOCK

  Cell Genesys may issue preferred stock from time to time in one or more series and the board of directors of Cell Genesys, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The purpose of authorizing the board of directors of Cell Genesys to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Cell Genesys Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of Cell Genesys. As of January 31, 1997, there were no outstanding shares of preferred stock of Cell Genesys and, other than the Cell Genesys Series A Preferred Stock discussed below under "--Cell Genesys Rights Plan," no designated series of preferred stock.

CELL GENESYS RIGHTS PLAN

  Pursuant to the preferred shares rights agreement, dated July 28, 1995 (the "Cell Genesys Rights Agreement"), between Cell Genesys and the First National Bank of Boston, as rights agent (the "Rights Agent"), the board of directors of Cell Genesys declared a dividend of one right (a "Cell Genesys Right") to purchase one one-hundredth of a share of series A participating preferred stock of Cell Genesys (the "Cell Genesys Series A Preferred Stock") for each outstanding share of Cell Genesys Common Stock. Each Cell Genesys Right entitles the registered holder to purchase from Cell Genesys one one-hundredth of a share of Cell Genesys Series A Preferred Stock at an exercise price of $45.00 (the "Rights Purchase Price"), subject to adjustment.

  The Cell Genesys Rights will separate from the shares of Cell Genesys Common Stock, certificates evidencing the Cell Genesys Rights will be issued and the Cell Genesys Rights will become exercisable upon the earlier of (i) 20 days (or such later date as may be determined by a majority of the members (the "Continuing Directors") of the board of directors of Cell Genesys, excluding directors affiliated with an Acquiring Person (as defined below)) following the first date of public announcement (the "Shares Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Cell Genesys Common Stock, and (ii) 20 days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a beneficial ownership by a person or group of 20 percent or more of the outstanding shares of Cell Genesys Common Stock (the earlier of such dates, the "Distribution Date").

  Following the Distribution Date, and until one of the further events described below, holders of the Cell Genesys Rights will be entitled to receive, upon execution and the payment of $45.00 per Cell Genesys Right, one one-hundredth of a share of the Cell Genesys Series A Preferred Stock. In the event that Cell Genesys does not have sufficient Cell Genesys Series A Preferred Stock available for all Cell Genesys Rights to be exercised, or the board of directors of Cell Genesys decides that such action is necessary and not contrary to the interests of Cell Genesys Rights holders, Cell Genesys may instead substitute cash, assets or other securities for the Cell Genesys Series A Preferred Stock for which the Cell Genesys Rights would have been exercisable under this provision or as described below.

  Unless the Cell Genesys Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 20 percent or more of the then outstanding shares of Cell Genesys Common Stock (other than pursuant to a tender offer for all outstanding shares of Cell Genesys Common Stock made in the manner prescribed by Section 14(d) of the Exchange Act that occurs at a time when Continuing Directors are in office and a majority of the Continuing Directors then in office has determined that the offer is both adequate and otherwise in the best interests of Cell Genesys and its stockholders (a "Permitted Offer")), then proper provisions will be made so that each holder of a Cell Genesys Right that has not theretofore been exercised (other than Cell Genesys Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of Cell Genesys Common Stock (or, in certain circumstances as determined by the board of directors, cash, other property or other securities) having a value equal to two times the Rights Purchase Price. Cell Genesys Rights are not exercisable following the occurrence of an event as described above until such time as the Cell Genesys Rights are no longer redeemable by Cell Genesys as set forth below.

  Similarly, unless the Cell Genesys Rights are earlier redeemed, in the event that, after the Shares Acquisition Date, (i) Cell Genesys is acquired in a merger or other business transaction, or (ii) 50 percent or more of Cell Genesys' assets or earning power are sold (other than in transactions in the ordinary course of business), proper provisions must be made so that each holder of a Cell Genesys Right that has not theretofore been exercised (other than Cell Genesys Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Rights Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a Permitted Offer, in which case the Cell Genesys Rights will expire).

  A Permitted Offer means a tender offer for all outstanding shares of Cell Genesys Common Stock that has been determined by a majority of the Continuing Directors to be adequate and otherwise in the best interests of Cell Genesys and its Stockholders. Where the board of directors has determined that a tender offer constitutes a Permitted Offer, the Cell Genesys Rights will not become exercisable for shares of Cell Genesys Common Stock or shares of the acquiring company, as the case may be, at the discounted price described above.

  At any time after the acquisition by an Acquiring Person of 20 percent or more of Cell Genesys' outstanding shares of Cell Genesys Common Stock and prior to the acquisition by such Acquiring Person of 50 percent or more of Cell Genesys' outstanding shares of Cell Genesys Common Stock, the board of directors of Cell Genesys may exchange the Cell Genesys Rights (other than the Cell Genesys Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Cell Genesys Right.

  At any time on or prior to the close of business on the earlier of (i) the 20th day following the Shares Acquisition Date or such later date as may be determined by a majority of the Continuing Directors and publicly announced by Cell Genesys, or (ii) the Final Expiration Date, Cell Genesys may redeem the Cell Genesys Rights in whole, but not in part, at a price of $0.001 per Cell Genesys Right.

  The Rights Purchase Price payable, the number of Cell Genesys Rights, and the amount or number of Cell Genesys Series A Preferred Stock or shares of Cell Genesys Common Stock or other securities or property issuable upon exercise of the Cell Genesys Rights are subject to adjustment from time to time in connection with dilutive issuances by Cell Genesys as set forth in the Cell Genesys Rights Agreement. With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Rights Purchase Price.

  Until a Cell Genesys Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Cell Genesys (other than the rights resulting from such holder's ownership of shares of Cell Genesys Common Stock), including, without limitation, the right to vote or to receive dividends.

  The provisions of the Cell Genesys Rights Agreement may be supplemented or amended by the board of directors in any manner prior to the close of business on the Distribution Date without the approval of Cell Genesys Rights holders. After the Distribution Date, the provisions of the Cell Genesys Rights Agreement may be amended by the board of directors of Cell Genesys in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Cell Genesys Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Cell Genesys Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the Cell Genesys Rights are not redeemable.

  The Cell Genesys Rights will expire on the earliest of (i) July 28, 2005 (the "Final Expiration Date"), (ii) redemption or exchange of the Cell Genesys Rights as described below and (iii) the consummation of an acquisition of Cell Genesys satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer as described below.

  The Cell Genesys Rights may be redeemed by Cell Genesys at $0.001 per Cell Genesys Right within 20 days (or such later date as may be determined by a majority of the board of directors, excluding directors affiliated with an Acquiring Person) after the accumulation of 20 percent or more of Cell Genesys' shares by a single acquiror or group.

  The Cell Genesys Rights may have the effect of rendering more difficult or discouraging an acquisition of Cell Genesys deemed undesirable by the board of directors. The Cell Genesys Rights may cause substantial dilution to a person or group that attempts to acquire Cell Genesys on terms or in a manner not approved by Cell Genesys' board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Cell Genesys Rights. The Cell Genesys Rights should not, however, affect any prospective offeror willing to make an offer for all outstanding shares of Cell Genesys Common Stock at a fair price and otherwise in the best interests of Cell Genesys and its stockholders as determined by the board of directors of Cell Genesys, or affect any prospective offeror willing to negotiate with the board of directors of Cell Genesys.

                       COMPARISON OF STOCKHOLDER RIGHTS

  Since both Cell Genesys and Somatix are incorporated under the laws of the State of Delaware, the rights and privileges of stockholders of Cell Genesys and Somatix, respectively, which rights and privileges are governed by the General Corporation Law, are identical, except (i) to the extent that their respective certificates of incorporation and by-laws differ and (ii) for the rights and privileges of the holders of Cell Genesys Common Stock arising under the Cell Genesys Rights Agreement. Upon consummation of the Merger, holders of Somatix Capital Stock will become holders of Cell Genesys Common Stock and, as such, their rights will be governed by the Cell Genesys certificate of incorporation and by-laws. Although it is not practical to compare all the differences among the Somatix certificate of incorporation and by-laws and the Cell Genesys certificate of incorporation and by-laws, the following is a summary of certain material differences that may significantly affect the rights of Somatix stockholders. This summary is qualified in its entirety by reference to the full text of such documents, copies of which are incorporated by reference in this Joint Proxy Statement/Prospectus.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under the General Corporation Law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. If an annual meeting is not held within 30 days of the designated date and time for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. Cell Genesys' by-laws provide that special stockholder meetings may be called for any purpose at any time by Cell Genesys' board of directors, chairman of the board, the president or any other officer or director of Cell Genesys duly designated by the board of directors. Stockholders of Cell Genesys do not have the right to call special meetings of stockholders or to require Cell Genesys' board of directors to call such meetings. Somatix' by-laws provide that special meetings of stockholders may be called by the chief executive officer or the president of Somatix, and must be called by the chief executive officer, the president or the secretary of Somatix at the request in writing of the board of directors or stockholders owning a majority of the entire issued and outstanding capital stock of Somatix.

STOCKHOLDER RIGHTS PLANS

  The Cell Genesys Rights Agreement and the Cell Genesys Rights issued or issuable thereunder are described above under "Description of Cell Genesys Capital Stock--Cell Genesys Rights Plan." Somatix does not have a stockholder rights plan.

      ADDITIONAL MATTERS SUBMITTED TO A VOTE OF CELL GENESYS STOCKHOLDERS

ADDITIONAL PROPOSAL NO. 1--AMENDMENT TO CERTIFICATE OF INCORPORATION

  The Cell Genesys Amendment. At the meeting of the board of directors of Cell Genesys on January 12, 1997, the board of directors approved an amendment to the certificate of incorporation of Cell Genesys that would increase the authorized Cell Genesys Common Stock from 30,000,000 shares to 80,000,000 shares. At the Cell Genesys Annual Meeting, the stockholders of Cell Genesys will be asked to consider and vote upon a proposal to approve and adopt the following resolution with respect to such amendment to the certificate of incorporation of Cell Genesys:

    RESOLVED, that the first paragraph of Article 4 of the certificate of incorporation be, and it hereby is, amended and restated in its entirety to be and read as follows:

      The total number of shares of stock which the Corporation shall have authority to issue is 80,000,000, of which 75,000,000 shares, having a par value of $.001 each, shall be designated as "Common Stock," and of which 5,000,000 shares, having a par value of $.001 each, shall be designated as "Preferred Stock," or "Preferred."

  Reasons for the Cell Genesys Amendment. In order to issue the number of shares of Cell Genesys Common Stock issuable upon conversion of Somatix Capital Stock pursuant to the Merger and upon exercise of the options and warrants to purchase Somatix Common Stock assumed pursuant to the Merger, the number of shares of authorized Cell Genesys Common Stock must be increased to not fewer than 33,300,000. In addition, the board of directors of Cell Genesys believes that it is desirable for Cell Genesys to have additional authorized but unissued shares of Cell Genesys Common Stock so as to provide flexibility to act promptly with respect to acquisitions, public and private financings, stock dividends and other appropriate purposes. Approval of the increase now will eliminate the delays and expense that otherwise would be incurred if stockholder approval were required to increase the authorized number of shares of Cell Genesys Common Stock for possible future transactions involving the issuance of additional shares.

  Effect of the Cell Genesys Amendment. Additional shares of Cell Genesys Common Stock authorized pursuant to the Cell Genesys Amendment may be issued, subject to certain exceptions, by the board of directors of Cell Genesys at such times, in such amounts and upon such terms as the board of directors of Cell Genesys may determine, without further approval of the stockholders of Cell Genesys. Any such issuance could reduce the current stockholders' proportionate interests in Cell Genesys, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Cell Genesys stockholders have no preemptive rights to subscribe to additional shares when issued.

  Required Vote. The affirmative vote of a majority of the outstanding shares of Cell Genesys Common Stock is required to approve and adopt the Cell Genesys Amendment.

  THE BOARD OF DIRECTORS OF CELL GENESYS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE APPROVAL AND ADOPTION OF THE CELL GENESYS AMENDMENT.

ADDITIONAL PROPOSAL NO. 2--SPECIAL OPTION GRANT

  The Special Option Grant. At a meeting of the board of directors of Cell Genesys on February 13, 1997, the board of directors approved a special grant of an option to purchase 30,000 shares of Cell Genesys Common Stock at an exercise price equal to the fair market value of the Cell Genesys Common Stock on the effective date of such grant, effective as of the Effective Time, to each of the eight independent directors of the Combined Company as of the Effective Time.

  Reasons for the Special Option Grant. In recognition of the new and expanded duties which will be imposed on board of directors of the Combined Company as a result of, among other things, the greater number of research and corporate development programs, employees and facilities that will be managed under its direction, and in order to provide appropriate incentives to the board of directors of the Combined Company and to align its interests with the interests of the stockholders of the Combined Company, the board of directors of Cell Genesys determined to approve the Special Option Grant.

  Required Vote. The affirmative vote of a majority of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting is required to approve the Special Option Grant.

  THE BOARD OF DIRECTORS OF CELL GENESYS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE APPROVAL OF THE SPECIAL OPTION GRANT.

ADDITIONAL PROPOSAL NO. 3--ELECTION OF DIRECTORS

  Nominees. Six directors are to be elected at the Cell Genesys Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Cell Genesys' six nominees named below, all of whom are presently directors of Cell Genesys. Notwithstanding the election of directors of Cell Genesys at the Cell Genesys Annual Meeting, if the Merger is approved by the stockholders of Cell Genesys and Somatix and is consummated, the number of directors comprising the entire board of directors of Cell Genesys will be increased to nine and the directors immediately after the Effective Time will include five of the six Cell Genesys director nominees named below, with Mr. Hutt stepping down as a director, and four individuals who are currently directors of Somatix--David W. Carter, John T. Potts, Jr., M.D., Thomas E. Shenk, Ph.D. and Inder M. Verma, Ph.D.--being appointed by the remaining Cell Genesys Directors. See "The Merger Agreement--Officers and Directors of Cell Genesys After the Merger." If any nominee of Cell Genesys is unable or declines to serve as a director at the time of the Cell Genesys Annual Meeting, the proxies will be voted for any nominee designated by the present board of directors of Cell Genesys to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Cell Genesys is not presently aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders of Cell Genesys or until a successor has been elected and qualified.

  The names of the nominees, and certain information about them as of the Cell Genesys Record Date, are set forth below:

                                                                       DIRECTOR
 NAME                          AGE       PRINCIPAL OCCUPATIONS          SINCE
 ----                          ---       ---------------------         --------
 Stephen A. Sherwin, M.D. ....  48 Chairman of the Board, President      1990
                                    and Chief Executive Officer of
                                    Cell Genesys
 James M. Gower...............  48 Chairman and Chief Executive          1996
                                    Officer of Rigel Inc.
 Peter Barton Hutt............  62 Senior Partner, Covington &           1990
                                    Burling
 Raju S. Kucherlapati, Ph.D. .  54 Chairman, Department of Molecular     1988
                                    Genetics, Albert Einstein
                                    College of Medicine
 Joseph E. Maroun.............  67 Retired Senior Vice President,        1995
                                    President--International Group,
                                    Bristol-Myers Squibb Company
 Eugene L. Step...............  68 Retired Executive Vice President,     1993
                                    President-- Pharmaceutical
                                    Division, Eli Lilly & Company

  Dr. Sherwin has served as the president and chief executive officer and a director of Cell Genesys since March 1990. In March 1994, Dr. Sherwin was elected to the additional position of chairman of the board of directors of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also currently serves as an associate clinical professor of medicine at the University of California, San Francisco, a position he has held since 1986, and he is currently a director of the California Healthcare Institute, a non-profit institution. Dr. Sherwin holds a B.A. in biology from Yale University and an M.D. from Harvard Medical School.

  Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel, Inc. Mr. Gower served as president and chief executive officer of Tularik, Inc. from 1992 to 1996. From 1981 to 1990, he was with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, including as vice president of marketing in the latter four years. Mr. Gower also is a director of Terrapin, Inc., a privately held biotechnology company. Mr. Gower received a B.S. degree in operations research and an M.B.A. from the University of Tennessee.

  Mr. Hutt has served as a director of Cell Genesys since August 1990. Mr. Hutt has been a partner of the law firm of Covington & Burling since 1975. From 1971 to 1975, Mr. Hutt served as Chief Counsel of the United States Food and Drug Administration. Mr. Hutt is a director of IDEC Pharmaceuticals Corporation, Emisphere Technologies, Inc., Interneuron Pharmaceuticals, Inc., VIVUS, Inc., Sparta Pharmaceuticals, Inc. and Parexel International Corporation. Mr. Hutt received an A.B. from Yale University in political science and economics, an L.L.B. from Harvard University and an L.L.M. from New York University.

  Dr. Kucherlapati, a founder of Cell Genesys, has served as a director of Cell Genesys since its inception in 1988 and serves as a scientific advisor to Cell Genesys. Since 1989, he has been the Saul and Lola Kramer Professor and the Chairman of the Department of Molecular Genetics at the Albert Einstein College of Medicine, New York, New York. From 1982 to 1989, Dr. Kucherlapati was a professor at the University of Illinois College of Medicine. Dr. Kucherlapati is a director of Millenium Pharmaceuticals, Inc and another privately held biotechnology company. Dr. Kucherlapati received a B.S. in biology from Andhra University in India and a Ph.D. in genetics from the University of Illinois, Urbana.

  Mr. Maroun has served as a director of Cell Genesys since June 1995. Mr. Maroun spent 30 years with Bristol-Myers Squibb Company, serving until his retirement in 1990, when he was senior vice president of Bristol-Myers Squibb Company, a member of its policy committee and president of its International Group. He has also previously managed operations for Bristol-Myers Squibb Company in Latin America, Canada, Japan, the Far East and Europe. In addition, Mr. Maroun was chairman of the International Section of the Pharmaceutical Manufacturers Association, and chaired various administrative and executive committees. He also headed the U.S.-Japan Pharmaceutical Advisory Group. Mr. Maroun received a B.A. from the University of the Witwatersrand, Johannesburg, South Africa.

  Mr. Step has served as a director of Cell Genesys since March 1993. From 1973 to 1992, Mr. Step served in various positions in senior management at Eli Lilly & Company, most recently as executive vice president, president of its Pharmaceutical Division and a member of its board of directors and the executive committee of the board of directors. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Association. Mr. Step is also a director of Scios Nova, Inc., Medco, Inc., Guidant Corporation, Pathogenesis Corporation and GMIS Inc. Mr. Step received a B.A. in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

  There are no family relationships between directors or executive officers of Cell Genesys.

  Required Vote. The six nominees receiving the highest number of affirmative votes of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting and entitled to vote therefor will be elected as directors of Cell Genesys.

  THE BOARD OF DIRECTORS OF CELL GENESYS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

  Board Meetings and Committees. The board of directors of Cell Genesys held a total of 10 meetings during the fiscal year ended December 31, 1996. Each director attended at least three-quarters of the meetings of the board of directors and each committee on which he or she served during 1996.

  The board of directors of Cell Genesys has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

  The audit committee of the board of directors of Cell Genesys, which consisted of Messrs. Hutt and Step, met two times during fiscal year 1996. The audit committee recommends engagement of Cell Genesys' independent auditors, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by Cell Genesys' independent auditors and for reviewing and evaluating Cell Genesys' accounting principles and its systems of internal accounting controls.

  The compensation committee of the board of directors of Cell Genesys, which consisted of Messrs. Gower and Step, met seven times during fiscal year 1996. The compensation committee reviews and approves Cell Genesys' compensation policies as well as the compensation of, and grant of stock options to, the executive officers.

  Compensation of Directors. During 1996, non-employee directors were eligible to receive for their services as directors of Cell Genesys a $15,000 annual retainer and $1,000 fee per board of directors meeting attended, as well as reimbursement of expenses incurred in attending such meetings. In addition, Cell Genesys' 1989 Incentive Stock Plan, as amended, provides for the automatic grant of options to purchase 30,000 shares of Cell Genesys Common Stock to each non-employee director every four years on the day following the annual stockholders' meeting, beginning with the 1995 annual meeting. Such options vest ratably over 48 months and have exercise prices equal to the fair market value of Cell Genesys Common Stock at the time of grant.

ADDITIONAL PROPOSAL NO. 4--AMENDMENT TO 1989 INCENTIVE STOCK PLAN

  General. The Cell Genesys Incentive Plan was adopted by Cell Genesys' board of directors and initially approved by Cell Genesys' stockholders in September 1989. The Cell Genesys Incentive Plan will terminate by its own terms in 1999.

  Options granted under the Cell Genesys Incentive Plan may be either incentive stock options, within the meaning of Section 422 of the Code, or nonstatutory options. In addition, the Cell Genesys Incentive Plan provides for the grant of stock purchase rights. The Cell Genesys Incentive Plan also provides for automatic grants of nonstatutory stock options to directors who are not employees of Cell Genesys. The Cell Genesys Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

  The Incentive Plan Amendment. At the meeting of the board of directors of Cell Genesys on February 13, 1997, the board of directors approved an amendment to the Cell Genesys Incentive Plan that would increase the number of shares of Cell Genesys Common Stock reserved for future issuance under the Cell Genesys Incentive Plan by 1,750,000 shares, to a total of 5,445,000 shares. At the Cell Genesys Annual Meeting, the stockholders of Cell Genesys will be asked to consider and vote upon a proposal to approve such amendment to the Cell Genesys Incentive Plan.

  As of December 31, 1996, options to purchase 1,253,228 shares of Cell Genesys Common Stock had been exercised, options to purchase 2,364,646 shares of Cell Genesys Common Stock were outstanding with a weighted average exercise price of $6.36, and options to purchase 1,358,642 shares of Cell Genesys Common Stock remained available for future grant. The closing bid price per share of Cell Genesys Common Stock on December 31, 1996 was $9.13.

 Summary of the Incentive Plan Amendment

  Purposes of the Plan. The purposes of the Cell Genesys Incentive Plan are to attract and retain the best available personnel, to provide additional long-term incentives to employees and directors of Cell Genesys and to promote the success of Cell Genesys' business.

  Administration; Limits on Grants. The Cell Genesys Incentive Plan is administered by the Cell Genesys board of directors or by the compensation committee of Cell Genesys' board of directors (the "Cell Genesys Compensation Committee"), which is comprised of two non-employee directors. The Cell Genesys Compensation Committee approves the grant of stock options to Cell Genesys' executive officers. Cell Genesys' board of directors has sole discretion to interpret any provision of the Cell Genesys Incentive Plan. This determination is final and conclusive.

  The Cell Genesys Incentive Plan limits the discretion of the board of directors or the Cell Genesys Compensation Committee in granting options and stock purchase rights to employees. The limitation is intended to preserve Cell Genesys' ability to deduct for federal income tax purposes the compensation expense relating to options and stock purchase rights granted to certain executive officers under the Cell Genesys Incentive Plan. This limitation provides that an employee may be granted in any one fiscal year no more than 250,000 shares through stock options or purchase rights under the Cell Genesys Incentive Plan; provided that this limitation may be increased by up to an additional 250,000 shares granted in connection with the initial employment of an employee, or by up to an additional 250,000 shares granted to an employee in connection with a sale or change in control of Cell Genesys. Without this limitation, certain federal tax legislation enacted in August 1993 might prohibit Cell Genesys from deducting such compensation expense. See "--Tax Information." Since the limitation has been included solely to preserve Cell Genesys' ability to deduct such compensation, Cell Genesys' board of directors may modify or eliminate this limitation if it is not required to preserve the deductibility of such compensation.

  In addition to the foregoing limitation on discretion for certain options and stock purchase rights, there is a limit on the aggregate market value of shares subject to all incentive stock options held by an optionee that may vest during any calendar year. See "--Tax Information--Incentive Stock Options."

  Eligibility. The Cell Genesys Incentive Plan provides that options and stock purchase rights may be granted to Cell Genesys' employees and consultants, and to directors of Cell Genesys who are not employed by Cell Genesys and to employees of and consultants to Cell Genesys' majority-owned subsidiaries. Only employees may be granted "incentive stock options" as defined in Section 422 of the Code. Only employees or consultants may be granted "stock purchase rights." Cell Genesys' board of directors and/or the Cell Genesys Compensation Committee selects the optionees and determines the number of shares to be subject to each option. In the case of non-employee directors, options may be granted only pursuant to a nondiscretionary automatic grant mechanism. Under the Cell Genesys' automatic grant program, each non-employee director automatically receives an option to purchase 30,000 shares of Cell Genesys Common Stock once every four years on the day following the annual meeting of stockholders. Such option vests ratably over 48 months, has a term of 10 years from the date of grant and has an exercise price equal to the fair market value of the Cell Genesys Common Stock on the date of grant.

  Terms of Options. Each option granted under the Cell Genesys Incentive Plan is evidenced by a written stock option agreement between Cell Genesys and the optionee and is subject to the following additional terms and conditions:

    Duration and Termination of Options. Options granted under the Cell Genesys Incentive Plan have a maximum term of 10 years from the date of grant. An option granted to a person who, immediately before the grant of such option, actually or constructively owns more than 10 percent of the voting power or value of all classes of stock of Cell Genesys may not have a term of more than five years. No option may be exercised after the expiration of its term.

    Exercise of Options. Cell Genesys' board of directors, upon recommendation of the Cell Genesys Compensation Committee, determines on the date of grant of each option when the option will be exercisable. Options granted to employees and directors generally become exercisable over four years. Options are exercisable in a variety of ways depending on the terms of the optionee's agreement with Cell Genesys. In general, an option is exercisable at any time or times during its term, in part or in full, to the extent the option is then vested. Options are not exercisable for a fraction of a share. An option granted under the Cell Genesys Incentive Plan is exercised by giving written notice of exercise to Cell Genesys, specifying the number of shares of Cell Genesys Common Stock to be purchased and tendering payment of the purchase price to Cell Genesys. Payment for shares issued upon exercise of an option may, depending on the terms of the option agreement, consist of cash, check, promissory notes, surrender of shares of Cell Genesys Common Stock owned by the optionee or such other consideration as determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee.

    Exercise Price. The exercise price of options granted under the Cell Genesys Incentive Plan is determined by Cell Genesys' board of directors. The exercise price of incentive stock options may not be less than 100 percent of the fair market value of the Cell Genesys Common Stock on the date of grant. The exercise price of nonstatutory stock options may not be less than 85 percent of the fair market value of the Cell Genesys Common Stock on the date of grant. However, the exercise price of options granted to a person who actually or constructively owns more than 10 percent of the voting power or value of all classes of stock of Cell Genesys may not be less than 110 percent or the fair market value on the date of grant. The Cell Genesys Common Stock is traded in the over-the-counter market and quoted on The Nasdaq National Market. While the Cell Genesys Common Stock is quoted on The Nasdaq National Market, the fair market value thereof on any date of determination will be the reported closing bid price thereof on The Nasdaq National Market. If the Cell Genesys Common Stock is listed on a stock exchange in the future, the fair market value per share thereof will be the closing price thereof on such exchange.

    Termination of Employment. Except as described below, if an optionee's employment by or services to Cell Genesys terminate for any reason other than death, the option is exercisable within a period of time determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee to the extent vested on the date of termination. For terminations other than as a result of disability, the time period is generally 30 days and cannot exceed three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option. For terminations that result from total and permanent disability, the time period ranges from six to 12 months. However, the time period cannot extend beyond the expiration date of the option.

    Death. If an optionee dies while employed by Cell Genesys, or within 30 days (or such other period of time as determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee at the date of grant) after the termination of the optionee's employment by or services to Cell Genesys, the option may be exercised by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance. Such options may be exercised within six months after the date of death to the extent exercisable on the date of death. However, the option cannot be exercised beyond the expiration date of the option.

    Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution. During the optionee's lifetime, only the optionee may exercise the option.

    Other Provisions. The option agreement may contain other provisions not inconsistent with the Cell Genesys Incentive Plan, as determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee.

  Terms of Stock Purchase Rights. The acquisition of shares of Cell Genesys Common Stock under the Cell Genesys Incentive Plan pursuant to stock purchase rights is governed by the terms and conditions of the Cell Genesys Incentive Plan and either a stock purchase agreement or stock bonus agreement between Cell Genesys and the participant. Each purchase or bonus is subject to the following additional terms and conditions:

    Rights to Purchase and Duration of Right. The Cell Genesys Incentive Plan allows for the grant of a "stock purchase right" to buy stock or to receive a stock bonus. A stock purchase right must be accepted by the offeree within six months after the date of grant. A stock purchase right is accepted by signing a stock purchase agreement or stock bonus agreement and tendering full payment of the purchase price to Cell Genesys. Payment for shares depends upon the terms of the agreement as determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee.

    Exercise Price. The exercise price of stock purchase rights is determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee and may not be less than 85 percent of the fair market value of the Cell Genesys Common Stock on the date of grant. The Cell Genesys Common Stock is traded in the over-the-counter market and quoted on The Nasdaq National Market. While the Cell Genesys Common Stock is quoted on The Nasdaq National Market, the fair market value thereof on any date of determination will be the reported closing bid price thereof on The Nasdaq National Market. If the Cell Genesys Common Stock is listed on a stock exchange in the future, the fair market value per share thereof will be the closing price thereof on such exchange.

    Repurchase Option. Unless Cell Genesys' board of directors or the Cell Genesys Compensation Committee determines otherwise, the stock purchase agreement or stock bonus agreement will provide Cell Genesys a repurchase option exercisable upon the termination of the purchaser's employment by or services to Cell Genesys for any reason (including death or disability). The purchase price for shares repurchased may be paid by cancellation of any indebtedness of the purchaser to Cell Genesys. The repurchase option lapses at a rate determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee.

    Nontransferability of Rights. A stock purchase right is not transferable by the offeree, other than by will or the laws of descent and distribution. During the offeree's lifetime, only the offeree may exercise the stock purchase right.

    Other Provisions. The stock purchase agreement or stock bonus agreement may contain other provisions not inconsistent with the Cell Genesys Incentive Plan as determined by Cell Genesys' board of directors or the Cell Genesys Compensation Committee.

  Changes in Capitalization. In the event of changes in the Cell Genesys Common Stock by reason of stock dividends, split-ups or combination of shares, reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, Cell Genesys' board of directors or the Cell Genesys Compensation Committee will adjust the exercise price and the number and class of shares subject to each option or stock purchase right as Cell Genesys' board of directors or the Cell Genesys Compensation Committee, as the case may be, deems appropriate. Such adjustment will be final and conclusive.

  Reports. Cell Genesys will provide optionees with all required annual reports regarding options and stock purchase rights issued under the Cell Genesys Incentive Plan and will give notice to participants of the grant of such options and stock purchase rights. In addition, Cell Genesys will respond to reasonable requests for information regarding options and stock purchase rights on an informal basis from time to time.

  Amendment and Termination. The board of directors of Cell Genesys may at any time amend or terminate the Cell Genesys Incentive Plan without approval of the stockholders. Cell Genesys currently intends to obtain stockholder approval of any amendment to the Cell Genesys Incentive Plan to the extent necessary to comply with Rule 16b-3 under the Exchange Act, with
Section 422 of the Code, or with any other applicable law or regulation, including requirements of The Nasdaq Stock Market. Any amendment or termination of the Cell Genesys Incentive Plan is subject to the rights of optionees under agreements entered into prior to such amendment or termination.

  Tax Information. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code. Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the other four most highly compensated executive officers of a publicly held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. To enable Cell Genesys to preserve the benefit of receiving a tax deduction for the full amount of income recognized by Cell Genesys' executive officers upon exercise of stock options, the Cell Genesys Incentive Plan limits the number of shares that may be granted to an employee in any one fiscal year. However, because the change in the Code is new and subject to clarification by the Internal Revenue Service, there can be no assurance that Cell Genesys will be able to continue to deduct all compensation paid to its employees.

  The following is a brief summary of the federal income tax consequences of transactions under the Cell Genesys Incentive Plan based on federal securities and income tax laws in effect December 31, 1996. This summary is not intended to be exhaustive and does not discuss the tax consequences or a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

    Incentive Stock Options. No taxable income is recognized by the optionee upon grant or exercise of an incentive stock option, unless the alternative minimum tax rules apply. If Cell Genesys Common Stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the date of exercise by the optionee, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as long-term capital gain and any loss sustained will be long-term capital loss, and (ii) no deduction will be allowed to Cell Genesys for federal income tax purposes. The exercise of an incentive stock option may result in alternative minimum tax liability to the optionee.

    If Cell Genesys Common Stock acquired upon the exercise of an incentive stock option is disposed of before the expiration of either holding period describe above, generally (i) the optionee will recognize income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) Cell Genesys will be entitled to a tax deduction equal to the amount the employee recognizes as compensation income due to the disqualifying disposition. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by Cell Genesys. Different rules may apply if shares are purchased by any optionee who is subject to Section 16(b) of the Exchange Act and the optionee subsequently disposes of such shares prior to the expiration of statutory holding periods.

    Nonstatutory Stock Options. Generally, with respect to nonstatutory stock options (i) no income will be recognized by the optionee at the time the option is granted; (ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and Cell Genesys will be entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss will be treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

    Stock Purchase Rights. Stock purchase rights receive the same tax treatment as nonstatutory stock options.

  Participation in the Cell Genesys Incentive Plan. The following table shows the number of options granted to the named groups under the Cell Genesys Incentive Plan during the year ended December 31, 1996.

               GRANTEES                                       NUMBER OF OPTIONS
               --------                                       -----------------
      Executive Officers as a Group..........................      287,000
      Non-Executive Director Group...........................       30,000
      Non-Executive Officer Employee Group...................      520,975

  Required Vote. The affirmative vote of a majority of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting is required to approve the Incentive Plan Amendment.

  THE BOARD OF DIRECTORS OF CELL GENESYS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE APPROVAL OF THE INCENTIVE PLAN AMENDMENT.

ADDITIONAL PROPOSAL NO. 5--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The board of directors of Cell Genesys has selected Ernst & Young LLP, independent auditors, to audit the financial statements of Cell Genesys for the fiscal year ending December 31, 1997. Ernst & Young LLP has audited Cell Genesys' financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the Cell Genesys Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

  Required Vote. The affirmative vote of a majority of the shares of Cell Genesys Common Stock present in person or represented by properly executed proxy at the Cell Genesys Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent auditors of Cell Genesys.

  THE BOARD OF DIRECTORS OF CELL GENESYS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CELL GENESYS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF CELL GENESYS.

        ADDITIONAL MATTERS SUBMITTED TO A VOTE OF SOMATIX STOCKHOLDERS

ADDITIONAL PROPOSAL NO. 1--AMENDMENT TO CERTIFICATE OF INCORPORATION

  The Somatix Amendment. At the meeting of the board of directors of Somatix on January 12, 1997, the board of directors approved an amendment to the certificate of incorporation of Somatix to provide that the Somatix Series A Preferred Stock will be converted into Cell Genesys Common Stock pursuant to the Merger. At the Somatix Special Meeting, the holders of Somatix Capital Stock (with the Somatix Series A Preferred Stock and Somatix Series B Preferred Stock voting on an as-converted basis), voting together as a single class, and the holders of Somatix Series A Preferred Stock will be asked to consider and vote upon a proposal to approve and adopt the following resolution with respect to such amendment to the certificate of incorporation of Somatix:

    RESOLVED, that Section 4 of the certificate of designations of preferences of preferred shares of the Corporation setting forth the powers, designations, preferences, special rights, qualifications, limitations and restrictions of the series A-1 preferred stock and series A-2 preferred stock of the Corporation be amended and supplemented by inserting after Section 4(D) thereof the following:

      (E) Anything to the contrary herein notwithstanding, at the effective time (the "Effective Time") of the merger contemplated by the agreement and plan of merger and reorganization, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, the "Merger Agreement"), among Cell Genesys, Inc., a corporation organized under the laws of the State of Delaware ("Cell Genesys"), S Merger Corp., a corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Cell Genesys, and the Corporation, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, shall cease to exist and shall be converted into and become exchangeable for such cash, securities or other property as provided in the Merger Agreement.

  Reasons for the Somatix Amendment. The Somatix Amendment is required as a condition to Cell Genesys' obligation to consummate the Merger to clarify the treatment of the Somatix Series A Preferred Stock under the certificate of designations applicable to the Somatix Series A Preferred Stock upon consummation of the Merger.

  Effect of the Somatix Amendment. Upon consummation of the Merger, each share of Somatix Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 2.4062 shares of Cell Genesys Common Stock.

  Required Vote. The affirmative vote of a majority of the outstanding shares of Somatix Capital Stock (with the Somatix Series A Preferred Stock and Somatix Series B Preferred Stock voting on an as-converted basis), voting together as a single class, and a majority of the outstanding shares of Somatix Series A Preferred Stock, is required to approve and adopt the Somatix Amendment.

  THE BOARD OF DIRECTORS OF SOMATIX, WITH ONE ABSTENTION, RECOMMENDS THAT THE STOCKHOLDERS OF SOMATIX VOTE FOR THE APPROVAL AND ADOPTION OF THE SOMATIX AMENDMENT.

                   OTHER INFORMATION REGARDING CELL GENESYS

DIRECTORS AND OFFICERS

  The directors and executive officers of Cell Genesys are:

                 NAME              AGE        POSITION WITH CELL GENESYS
                 ----              ---        --------------------------
     Stephen A. Sherwin, M.D. ....  48 Chairman of the Board, President and
                                        Chief Executive Officer
     James M. Gower...............  48 Director
     Peter Barton Hutt............  62 Director
     Raju S. Kucherlapati, Ph.D. .  54 Director
     Joseph E. Maroun.............  67 Director
     Eugene L. Step...............  68 Director
     Kathleen Sereda Glaub........  43 Senior Vice President and Chief
                                        Financial Officer
     R. Scott Greer...............  38 President, Abgenix, Inc.
     Daniel F. Hoth, M.D. ........  50 Senior Vice President and Chief Medical
                                        Officer
     Bridget P. Binko.............  45 Vice President--Regulatory Affairs
     David Broad, Ph.D. ..........  43 Vice President--Process Development
     Mitchell H. Finer, Ph.D. ....  38 Vice President--Research
     Bruce A. Hironaka............  42 Vice President--Corporate Development
     Christine McKinley...........  43 Vice President--Human Resources

  A biography of the principal occupations for the past five years of each of the directors of Cell Genesys is provided above under "Additional Matters Submitted to a Vote of Cell Genesys Stockholders--Additional Proposal No. 3-- Election of Directors." A biography of the principal occupations for the past five years of each of the executive officers (other than Dr. Sherwin) is provided below.

  Ms. Glaub was elected senior vice president and chief financial officer of Cell Genesys in October 1995. Ms. Glaub joined Cell Genesys in September 1993 as vice president and chief financial officer. From 1985 to 1990, Ms. Glaub held various financial positions at Genentech, Inc., most recently as treasurer. From 1980 to 1985, she held various positions in the treasury and finance departments at Intel Corporation. Ms. Glaub received a B.A. in psychology from the University of California, Berkeley and an M.B.A. from Northwestern University.

  Mr. Greer has served as president of Abgenix, Inc., a subsidiary of Cell Genesys, since its inception in June 1996. From 1991 to 1996, he held various positions at Cell Genesys, most recently as senior vice president of corporate development. Mr. Greer was director of corporate development at Genetics Institute and has held positions at Booz, Allen, Hamilton, Inc. and Coopers & Lybrand. Mr. Greer received a B.A. from Whitman College and an M.B.A. from Harvard Business School. He is a certified public accountant.

  Dr. Hoth joined Cell Genesys in June 1993 as senior vice president and chief medical officer. From March 1994 to 1996, he also served as chief operating officer of Cell Genesys. In February 1994, he was appointed by the Secretary of Health and Human Services to the National Task Force on AIDS Drug Development. From 1987 to 1993, Dr. Hoth served as director of the AIDS Division of the National Institute of Allergy and Infectious Diseases, which is the principal federal government agency division for AIDS therapy and vaccine research. Previously, Dr. Hoth held senior positions at the National Cancer Institute, including that of chief of the Investigational Drug Branch. Dr. Hoth received a B.A. in psychology from Franklin and Marshall College and an M.D. from Georgetown University. Effective June 30, 1997, Dr. Hoth will no longer be a full-time employee of the company, but will continue as a part-time consultant under an exclusive consulting agreement in the fields of gene therapy and cell therapy that was signed in March 1997.

  Ms. Binko, vice president of regulatory affairs, joined Cell Genesys in 1993, bringing to Cell Genesys extensive experience in FDA regulations. Previously, she worked for five years in a variety of regulatory areas at IDEC Pharmaceuticals, including human clinical studies of antibodies and the licensure of manufacturing facilities. Prior to IDEC, Ms. Binko participated in both investigational new drug application and new drug application filings with the FDA in the antiviral area at Syntex, where she also worked for five years. She received a B.S. in biology and an M.A. in microbiology from the State University of New York at Buffalo.

  Dr. Broad has served at Cell Genesys since 1993 and is currently vice president of process development. His depth of experience in biological product development includes more than six years at Celltech Limited, where he specialized in cell-based manufacturing systems for therapeutic proteins and antibodies. Dr. Broad also served as a senior development scientist at Beecham Pharmaceuticals. He received his B.S. and Ph.D. in microbiology from the University of London and served as a postdoctoral research fellow in the Microbiology Section of the School of Pharmacy, University of London.

  Dr. Finer, vice president of research at Cell Genesys, has been with Cell Genesys since 1990, serving in a variety of scientific positions, most recently as director of molecular biology. He has provided scientific leadership to both the ex vivo and in vivo gene therapy programs at Cell Genesys. Prior to joining Cell Genesys, Dr. Finer was an American Cancer Society postdoctoral fellow at the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology. He received his B.A. in biochemistry, microbiology and immunology from the University of California, Berkeley and his Ph.D. in biochemistry and molecular biology from Harvard University.

  Mr. Hironaka, prior to being elected vice president of corporate development in l996, served as director of business development for Cell Genesys' gene therapy business, a position that he held since joining Cell Genesys in August l994. From 1992 to 1994, Mr. Hironaka was with Aviron, a biotechnology company focusing on viral vaccines, most recently as vice president responsible for business development, finance, human resource and operations. Previously, he was a consultant with McKinsey & Company, a leading international management consulting firm. Mr. Hironaka graduated Phi Beta Kappa with an A.B. in economics from the University of California, Berkeley and holds an M.B.A. and J.D. from Stanford University.

  Ms. McKinley, who is vice president of human resources at Cell Genesys, has played an integral role in building and managing Cell Genesys' human resource function. She joined Cell Genesys in l994 after overseeing corporate human resources for over eight years at Nellcor Puritan Bennett, Inc. Ms. McKinley also worked at Genentech, Inc. for seven years in various human resource positions. She received a B.A. in psychology from the University of California at Santa Barbara.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Cell Genesys Common Stock as of April 22, 1997 by (i) each stockholder known by Cell Genesys to own beneficially more than five percent of the outstanding shares of Cell Genesys Common Stock, (ii) each director of Cell Genesys, (iii) the Chief Executive Officer and the four other most highly compensated (for fiscal year 1996) executive officers of Cell Genesys who were serving as such at the end of fiscal year 1996 and (iv) all executive officers and directors of Cell Genesys as a group.

                                                          NUMBER OF
                                                            SHARES    PERCENT
                                                         BENEFICIALLY OF CLASS
                     BENEFICIAL OWNER                      OWNED(1)   OWNED(2)
                     ----------------                    ------------ --------
   Hoechst Marion Roussel, Inc.(3)......................  2,750,000    15.88%
     9300 Ward Parkway
     Kansas City, Missouri 64114
   Trustees of the General Electric Pension Trust.......  1,856,420    11.21%
     c/o General Electric Investment Corporation
     3003 Summer Street
     Stamford, Connecticut 06904
   T. Rowe Price........................................    952,177     5.75%
     100 E. Pratt Street
     Baltimore, Maryland 21202
   JT America Inc. .....................................    940,477     5.68%
     1825 South Grant Street
     Suite 220
     San Mateo, California 94402
   James M. Gower(4)....................................      6,875      *
   Peter Barton Hutt(5).................................     47,250      *
   Raju S. Kucherlapati, Ph.D.(6).......................    225,398     1.36%
   Joseph E. Maroun(7)..................................     33,325      *
   Stephen A. Sherwin, M.D.(8)..........................    604,542     3.59%
   Eugene L. Step(9)....................................     47,250      *
   Mitchell F. Finer, Ph.D.(10).........................     65,939      *
   Kathleen Sereda Glaub(11)............................    111,708      *
   R. Scott Greer(12)...................................    237,588     1.42%
   Daniel F. Hoth, M.D.(13).............................    122,692      *
   All directors and executive officers as a group (14
    persons)(14)........................................  1,631,541     9.25%

--------
  * Less than 1.0%

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Cell Genesys Common Stock beneficially owned. Unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it or him. This table is based upon information supplied to Cell Genesys by executive officers, directors and principal stockholders. The address of each officer and director identified in this table is that of Cell Genesys' executive offices, 342 Lakeside Drive, Foster City, California 94404.

 (2) Percentage of beneficial ownership is calculated assuming 16,566,348 shares of Cell Genesys Common Stock were outstanding as of April 22, 1997. Shares of Cell Genesys Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 22, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 750,000 shares of Cell Genesys Common Stock subject to a warrant exercisable at $13 per share.
 (4) Includes 6,875 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
 (5) Includes 47,250 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
 (6) Includes 51,312 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
 (7) Includes 15,625 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
 (8) Includes 283,584 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
 (9) Includes 47,250 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
(10) Includes 54,482 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
(11) Includes 109,549 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
(12) Includes 212,541 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
(13) Includes 121,371 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.
(14) Includes 1,070,665 shares of Cell Genesys Common Stock subject to options exercisable within 60 days after April 22, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires Cell Genesys' executive officers and directors, and persons who own more than 10 percent of a registered class of Cell Genesys' equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Cell Genesys Common Stock and other equity securities of Cell Genesys. Executive officers, directors and 10 percent stockholders are required by Commission regulations to furnish Cell Genesys with copies of all Section 16(a) forms they file.

  To Cell Genesys' knowledge (based solely on review of the copies of such reports furnished to Cell Genesys or written representations that no other reports were required), during the fiscal year ended December 31, 1996, all executive officers, directors and 10 percent stockholders complied with all
Section 16(a) filing requirements except for Bridget P. Binko, David F. Broad, Ph.D., Mitchell H. Finer, Ph.D., and Christine McKinley, each of whom was appointed an officer during 1996 and was approximately two weeks late in their initial filing of holdings on Form 3.

EMPLOYMENT CONTRACTS

  Since the time of Dr. Sherwin's initial employment in March 1990 Cell Genesys has agreed to maintain his salary for 12 months after termination of his employment with Cell Genesys, unless Cell Genesys terminates him for cause or he terminates his employment voluntarily.

                      CELL GENESYS EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information concerning the compensation of Cell Genesys' Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Officers") for services to Cell Genesys during fiscal years 1994, 1995 and 1996 in their respective capacities as officers thereof.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                            ANNUAL COMPENSATION          AWARDS
                                       ------------------------------ ------------
                                                            OTHER      SECURITIES
  NAME AND                YEAR ENDING                       ANNUAL     UNDERLYING   ALL OTHER
PRINCIPAL POSITION        DECEMBER 31,  SALARY  BONUS(1) COMPENSATION  OPTIONS(2)  COMPENSATION
------------------        ------------ -------- -------- ------------ ------------ ------------
Stephen A. Sherwin,
 M.D....................      1996     $350,000 $80,000        --       100,000          --
 Chairman, President and      1995     $336,000 $67,500        --       100,000          --
 Chief Executive Officer      1994     $320,000 $48,000        --       100,000          --
Kathleen Sereda Glaub...      1996     $200,000 $56,000        --        75,000          --
 Senior Vice President        1995     $183,210 $38,000        --       100,000          --
 and Chief Financial          1994     $165,000 $20,600        --        27,500          --
 Officer
R. Scott Greer(3).......      1996     $230,000 $55,000    $ 6,580       75,000          --
 President, Abgenix,
  Inc.                        1995     $205,000 $47,000    $ 6,580       50,000          --
                              1994     $191,250 $19,500    $ 4,000       50,000          --
Daniel F. Hoth, M.D.(4).      1996     $240,000 $   --     $ 6,580       25,000          --
 Senior Vice President        1995     $235,000 $   --     $32,000      150,000          --
 and Chief Medical                                                       40,000
 Officer                      1994     $210,000 $21,000    $ 5,000          --       $83,000
Mitchell H. Finer,
 Ph.D...................      1996     $144,454 $24,000        --        12,000          --
 Vice President--             1995     $115,500 $17,325        --         7,500          --
 Research                     1994     $110,000 $17,500        --        14,500          --

--------
(1) These bonuses, which were awarded for the year noted, were paid in the subsequent year.
(2) Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.
(3) The amounts listed under "Other Annual Compensation" for 1994, 1995 and 1996 consist of the imputed interest income on a $100,000 relocation loan made in 1992.
(4) Included in "All Other Compensation" for 1994 is a forgiven note of $50,000 and the related additional tax gross-up payment of $33,000. "Other Annual Compensation" for 1994 and 1996 consists of $5,000 and $6,580, respectively, of imputed interest income. "Other Annual Compensation" for 1995 is comprised of $25,500 of payments to Dr. Hoth for relocation expenses and $6,500 of imputed interest income.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth details regarding stock options granted to the Named Officers in fiscal year 1996.

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                           POTENTIAL REALIZABLE VALUE
                         NUMBER OF                                           AT ASSUMED ANNUAL RATE
                         SECURITIES   % OF TOTAL                           OF STOCK PRICE APPRECIATION
                         UNDERLYING OPTIONS GRANTED  EXERCISE                  FOR OPTION TERMS(3)
                          OPTIONS   TO EMPLOYEES IN    PRICE    EXPIRATION ---------------------------
NAME                     GRANTED(1)     1996(2)     (PER SHARE)    DATE         5%            10%
----                     ---------- --------------- ----------- ---------- ---------------------------
Stephen A. Sherwin,
M.D. ...................  100,000        12.4%        $10.125    2/15/06   $    636,756 $    1,613,664
Kathleen Sereda Glaub...   75,000         9.3%        $10.125    2/15/06   $    477,567 $    1,210,248
R. Scott Greer..........   75,000         9.3%        $10.125    2/15/06   $    477,567 $    1,210,248
Daniel F. Hoth, M.D. ...   25,000         3.1%        $10.125    2/15/06   $    159,189 $      403,416
Mitchell H. Finer,
Ph.D. ..................   12,000         1.5%        $10.125    2/15/06   $     76,411 $      193,640

--------
(1) Options granted under Cell Genesys' 1989 Incentive Stock Plan have a maximum term of 10 years but may be terminated earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48th per month.

(2) Based on an aggregate of 807,975 options granted to employees in 1996.

(3) The potential realizable value is calculated based on the 10-year term of the option and the fair market value of the Cell Genesys Common Stock at the time the option was granted, compounded annually. The five and 10 percent assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the Commission and are not meant to represent Cell Genesys' estimate or a projection by Cell Genesys of future Cell Genesys Common Stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table sets forth certain information concerning option exercises and unexercised options held as of December 31, 1996 by the Named Officers.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED  VALUE   OPTIONS AT DECEMBER 31, 1996      DECEMBER 31, 1996
NAME                       ON EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                     --------------- -------- ---------------------------- ----------------------------
Stephen A. Sherwin,
M.D. ...................     20,000      $100,000      251,083 / 129,167          $1,321,426 / $115,105
Kathleen Sereda Glaub...        --            --        78,059 / 124,441          $  131,085 / $150,165
R. Scott Greer..........        --            --        18,771 /       0          $1,246,895 / $      0
Daniel F. Hoth, M.D. ...        --            --        94,601 / 120,399          $  195,096 / $223,654
Mitchell H. Finer,
Ph.D. ..................        --            --        44,607 /  20,313          $  263,790 / $ 26,759

--------
(1) Fair market value of the Cell Genesys Common Stock at December 31, 1996 minus the exercise price of the options multiplied by the number of shares underlying the option.

            CELL GENESYS COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                                 COMPENSATION

  Decisions regarding compensation of the executive officers of Cell Genesys are made by the compensation committee of the board of directors of Cell Genesys (the "Compensation Committee"). The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of Cell Genesys, including base salaries, bonuses, if any, and stock options. Cell Genesys' executive pay programs are designed to attract and retain executives who will contribute to Cell Genesys' long-term success, to reward executives for achieving both short- and long-term goals of Cell Genesys, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive's total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of Cell Genesys annually, based upon individual performance and the achievement of corporate goals.

GENERAL COMPENSATION POLICY

  Cell Genesys' executive compensation programs seek to accomplish several major goals:

  . To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development;

  . To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

  . To align the interests of executive officers with the long-term interests of stockholders through participation in Cell Genesys' stock option plan.

  The achievement of these goals is based on a mix of compensation elements, as described below.

BASE SALARY

  Base salaries for all employees, including executive officers, are determined based on an established job grade and compensation matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and compensation matrix, the Compensation Committee compared compensation information derived from compensation surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area that may compete for the same pool of employees. The assessment confirmed that Cell Genesys' base compensation overall was comparable to the industry averages. Adjustments to each individual's base salary, including executive officers, are made in connection with annual performance reviews. The amount of such increases are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of their performance review. The recommended percentage increases are adjusted annually to reflect the Compensation Committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

PERFORMANCE-BASED INCENTIVE PLAN

  An annual bonus, set as a percentage of base salary, may be earned by officers and other key employees based on the achievement of individual objectives and company goals. These goals are established at the start of each year in conjunction with the Compensation Committee and the full board of directors. Awards made to executive officers were based upon the achievement of Cell Genesys' established goals as well as selected department goals of the individual officers. These goals included progress made in pre-clinical and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Cell Genesys' compensation policy was also compared to relevant market data and found to be comparable to industry averages. In reflection of Cell Genesys' performance during 1996 and in accord with its existing policy, the Compensation Committee approved 1996 targets for merit increases to base compensation and bonuses comparable to industry averages.

STOCK-BASED INCENTIVE COMPENSATION

  Stock options enable Cell Genesys to provide long-term incentives to its employees that align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys Common Stock. Stock options granted generally have a four-year vesting period and expire 10 years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees, with additional grants made to certain employees upon commencement of employment and occasionally following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both the added incentive to continue the favorable performance of Cell Genesys and the risk attached to the future growth of the biotechnology industry.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Dr. Sherwin's salary, bonus and stock option grant for fiscal 1996 are consistent with the criteria described above and the Compensation Committee's evaluation of his overall leadership and management of Cell Genesys. 1996 was a year of significant accomplishment, both in terms of progress made against Cell Genesys' research and development programs and in terms of the implementation of a new business strategy. Cell Genesys began the year as a single company with two diverse areas of product development--in gene therapy and in antibody therapy. By mid-year, Cell Genesys had implemented a new strategic plan leading to the separation of the two business areas and the creation of a new subsidiary, Abgenix, Inc. This plan allowed both companies to examine separately strategic opportunities to maximize the likelihood of success and to enhance shareholder value. This was particularly true in the gene therapy area, where such efforts culminated in the signing of the Merger Agreement. On the research side, Cell Genesys successfully completed its Phase I clinical trials of its AIDS gene therapy and initiated Phase II clinical studies under two separate clinical trials. Cell Genesys also expanded its gene therapy program to include cancer targets and identified the first such target for which an investigational new drug application is expected to be filed with the FDA in mid-1997. Significant progress was also made in Abgenix' antibody business with the identification of a lead product candidate and the successful demonstration that Cell Genesys' technology produces high affinity human antibodies against multiple antigen targets. On the financial side, Cell Genesys ended the year with over $85 million in cash, up from $82 million at the start of the year. This was made possible, in part, by milestone payments and corporate partnership revenues relating to AIDS gene therapy product development program, as well as unanticipated revenues from the successful renegotiation of a license for gene-activated follicle stimulating hormone and a signature payment from the signing of a letter of intent for a new gene activation deal with Hoechst Marion Roussel. Dr. Sherwin has continued to ensure that Cell Genesys' assets are utilized effectively and to their best advantage, conservatively managing Cell Genesys' cash resources, resulting in an impressive cash balance remaining at the end of the year.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

  Cell Genesys' policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, Cell Genesys reserves the discretion to pay compensation to its executive officers that may not be deductible. In 1994, Cell Genesys' board of directors and stockholders approved an amendment to Cell Genesys' 1989 Incentive Stock Plan to qualify for an exemption from the limit on deductions under Section 162(m) with respect to options and stock purchase rights granted under the 1989 Incentive Stock Plan.

  The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the board of directors of Cell Genesys.

                                     COMPENSATION COMMITTEE

                                     James M. Gower
                                     Eugene L. Step

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Cell Genesys Compensation Committee is composed of Messrs. Gower and Step. The Cell Genesys Compensation Committee makes recommendations to the board of directors concerning salaries and incentive compensation for officers of Cell Genesys. Dr. Sherwin, chairman of the board, president and chief executive officer of Cell Genesys, is not a member of the Cell Genesys Compensation Committee and cannot vote on matters decided by the Cell Genesys Compensation Committee. Dr. Sherwin participates in Cell Genesys Compensation Committee discussions regarding salaries and incentive compensation for all employees of and consultants to Cell Genesys, but is excluded from discussions regarding his own salary and incentive compensation.

                     CELL GENESYS STOCK PERFORMANCE GRAPH

STOCKHOLDER RETURN COMPARISON

  The graph below compares the cumulative total return(1) on Cell Genesys Common Stock for fiscal years 1996, 1995 and 1994 and the fiscal year period commencing January 26, 1993 (the date on which Cell Genesys Common Stock was first publicly traded) and ending December 31, 1996 compared to the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq National Market (United States companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (Standard Industrial Classification Code Number 283). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF CUMULATIVE STOCKHOLDER RETURN(1)
                           AMONG CELL GENESYS, INC.
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           Cell                           NASDAQ-
(Fiscal Year Covered)        Genesys, Inc.     NASDAQ-US    PHARMACEUTICAL
---------------------        ---------------   ---------    --------------
Measurement Pt-01/26/1993    $100.00           $100.00      $100.00
FYE 03/31/1993               $102.00           $098.00      $076.00
FYE 06/30/1993               $123.00           $099.00      $081.00
FYE 09/30/1993               $164.00           $108.00      $087.00
FYE 12/31/1993               $177.00           $110.00      $095.00
FYE 03/31/1994               $132.00           $105.00      $077.00
FYE 06/30/1994               $084.00           $100.00      $067.00
FYE 09/30/1994               $089.00           $109.00      $076.00
FYE 12/31/1994               $075.00           $107.00      $071.00
FYE 03/31/1995               $050.00           $117.00      $077.00
FYE 06/30/1995               $041.00           $134.00      $089.00
FYE 09/30/1995               $057.00           $150.00      $112.00
FYE 12/31/1995               $091.00           $152.00      $130.00
FYE 03/31/1996               $069.00           $159.00      $136.00
FYE 06/30/1996               $069.00           $172.00      $132.00
FYE 09/30/1996               $072.00           $178.00      $135.00
FYE 12/31/1996               $083.00           $187.00      $130.00


--------
(1) Assumes $100 invested on January 26, 1993 in Cell Genesys Common Stock and in each index listed above. The total return for Cell Genesys Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on Cell Genesys Common Stock.

                      OTHER INFORMATION REGARDING SOMATIX

DIRECTORS AND OFFICERS

  The directors and executive officers of Somatix are:

             NAME              AGE           POSITION WITH SOMATIX
             ----              ---           ---------------------
 David W. Carter.............   58 Chairman of the Board of Directors,
                                    President and Chief Executive Officer
 Karen Davis, Ph.D. .........   54 Director
 Michael R. Eisenson.........   41 Director
 Fred H. Gage, Ph.D. ........   46 Director
 John T. Potts, Jr., M.D. ...   64 Director
 Leon E. Rosenberg, M.D. ....   63 Director
 Thomas E. Shenk, Ph.D. .....   49 Director
 Inder M. Verma, Ph.D. ......   48 Director
 Samuel D. Waksal, Ph.D. ....   49 Director
 Edward O. Lanphier II.......   40 Executive Vice President, Commercial
                                    Development and Chief Financial Officer
 Lawrence K. Cohen, Ph.D. ...   43 Vice President Research
 Joseph A. Rokovich, Ph.D. ..   46 Vice President, Regulatory, Clinical
                                    Operations, QA/QC and Project Management

  A biography of the principal occupations for the past five years of each of the directors and executive officers of Somatix is provided below.

  Mr. Carter has served as president and chief executive officer of Somatix since September 1991 and as a director of Somatix since 1988. In September 1994, Mr. Carter was appointed chairman of the board of directors of Somatix. Prior to joining Somatix, he was president and chief operating officer of Northfield Laboratories.

  Dr. Davis has served as a director of Somatix since 1992. She is president of The Commonwealth Fund, a philanthropic foundation in the health care field, which she joined in July 1992 as executive vice president. Dr. Davis is also an adjunct professor of Health Policy and Management at The Johns Hopkins University School of Hygiene and Public Health. From 1982 until 1992, Dr. Davis was chairman of the Department of Health Policy and Management in The Johns Hopkins University School of Hygiene and Public Health. Dr. Davis sits on several boards and committees concerned with health policy issues and is the author of numerous books and articles on health economics and policy analysis. Dr. Davis currently serves as a director of the Mount Sinai Medical Center.

  Mr. Eisenson has served as a director of Somatix since 1988. He is the president and chief executive officer of Harvard Private Capital Group, Inc., which he joined in 1986. Harvard Private Capital Group, Inc. manages the private equity and real estate portfolios of the Harvard University endowment fund. Mr. Eisenson was a principal with the Boston Consulting Group from 1981 to 1985. He serves on the board of directors of Harken Energy Corporation, ImmunoGen, Inc., NHP Incorporated, United Auto Group, Inc. and several private companies.

  Dr. Gage has served as a director of Somatix since September 1993. Dr. Gage has been professor of neuroscience at The Salk Institute since 1995. Prior to that, he was a member of the faculty at the University of California, San Diego, from 1985 to 1995. Dr. Gage was a founder of GeneSys Therapeutics Corporation and has served as a consultant to Somatix since the acquisition of GeneSys Therapeutics Corporation in January 1992.

  Dr. Potts has served as a director of Somatix since March 1995. His career spans 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from University of Pennsylvania, then trained at Massachusetts General Hospital and National Heart Institute. At the National Institutes of Health, he became head of the Section on Polypeptide Hormones prior to becoming chief of Endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Medicine. He is also a member of the board of directors of Genentech, Inc.

  Dr. Rosenberg has served as a director of Somatix since August 1995. Dr. Rosenberg is the president of Bristol-Myers Squibb Pharmaceutical Research Institute, a post he has held since September 1991. Prior to joining Bristol-Myers Squibb, Dr. Rosenberg was the dean of the Yale University School of Medicine from 1984 to 1991. During his 26-year affiliation with Yale, he worked as a research geneticist, teacher, and clinician. Dr. Rosenberg is a member of the board of directors of EntreMed Incorporated, Research America and The Whitehead Institute for Biomedical Research.

  Dr. Shenk has served as a director of Somatix since February 1995. Dr. Shenk, a founder of Merlin Pharmaceutical Corporation, is Howard Hughes Professor of Molecular Biology at Princeton University, where he has been since 1984. He has done extensive work with the adenovirus, and is the author of numerous articles on the subject. He also serves as a member of the board of directors of Cadus Pharmaceutical Corporation.

  Dr. Verma has served as a director of Somatix since June 1996. Dr. Verma is chairman of the Faculty and Academic Council of The Salk Institute, and Co-Director of the Laboratory of Genetics, Salk Institute. He joined The Salk Institute in April, 1974. In 1995, the National Institutes of Health selected Dr. Verma to chair a committee reviewing the scope and advancement of gene therapy. Currently, Dr. Verma is an adjunct professor, Department of Biology, at the University of California, San Diego and he has been a member of the faculty since 1979.

  Dr. Waksal has served as a director of Somatix since February 1995. He has been president and chief executive officer of Imclone Systems, Incorporated, a New York-based biotechnology company, since 1987. He has taught at Mount Sinai School of Medicine and conducted research at the National Cancer Institute, Stanford University Medical and Tufts University School of Medicine. He is author of numerous articles, and also serves as chairman of the board of Cadus Pharmaceutical Corporation.

  Mr. Lanphier joined Somatix in July 1992 as executive vice president, commercial development. Since August 15, 1996, Mr. Lanphier has also served as Somatix' chief financial officer. From December 1991 to July 1992, he was senior vice president of business development and marketing at Celtrix Pharmaceuticals, Inc., a pharmaceutical company. From 1988 to 1991, he was the president and chief executive officer of BioGrowth, Inc., a pharmaceutical company. Mr. Lanphier previously has held positions with Biotherapeutics, Inc., Synergen, Inc. and Eli Lilly & Company.

  Dr. Cohen was named vice president of research of Somatix in December 1993. He joined Somatix Corporation in 1988 as program leader for the vascular graft project. After the Hana-Somatix merger in 1991, he became manager of molecular biology at Somatix. Before joining Somatix Corporation, he was a senior scientist and group leader at Applied bioTechnology.

  Dr. Rokovich joined Somatix in 1992 as director of project management and acting director of regulatory affairs. In July 1994, he was named vice president of regulatory affairs and project management, and, since September 1996, he has served as vice president of regulatory, clinical operations, quality, and project management. His previous experience in biotechnology development includes management positions at BioRad Laboratories, Cetus Corporation and Chiron Corporation.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of Somatix Common Stock as of April 22, 1997 by (i) each stockholder known by Somatix to own beneficially more than five percent of the outstanding shares of Somatix Common Stock, (ii) each director of Somatix,
(iii) the Chief Executive Officer and the four other most highly compensated (for fiscal year 1996) executive officers of Somatix who were serving as such at the end of fiscal year 1996 and (iv) all executive officers and directors of Somatix as a group.

                                           NUMBER OF SHARES      PERCENT OF
   BENEFICIAL OWNER                      BENEFICIALLY OWNED(1) CLASS OWNED(2)
   ----------------                      --------------------- --------------
   Fletcher International Limited(3)....       2,988,988           10.52%
     c/o Midland Bank Trust Corporation
      (Cayman) Limited
     P.O. Box 1109, Mary Street
     Grand Cayman, Cayman Islands
     British West Indies
   Bristol-Myers Squibb(4)..............       2,303,221            8.11%
     Route 206 and Province Line Road
     Princeton, NJ 08543-4000
   Aeneas Venture Corporation(5)........       2,249,882            7.92%
     600 Atlantic Avenue
     Boston, MA 02210
   Legg Mason, Inc.(6)..................       2,132,174            6.97%
     111 South Calvert Street
     Baltimore, MD 21202
   David W. Carter(7)...................         528,150            1.86%
   Thomas E. Shenk, Ph.D.(8)............         430,716            1.52%
   Samuel D. Waksal, Ph.D.(9)...........         235,699               *
   Fred H. Gage, Ph.D.(10)..............         233,051               *
   Edward O. Lanphier II(11)............         177,812               *
   Inder M. Verma, Ph.D.(12)............         143,751               *
   Lawrence K. Cohen, Ph.D.(13).........         131,411               *
   Joseph A. Rokovich, Ph.D.(14)........          35,125               *
   Karen Davis, Ph.D.(15)...............          25,500               *
   John T. Potts, Jr., M.D.(16).........          25,000               *
   Leon E. Rosenberg, M.D.(17)..........          25,000               *
   All directors and executive
    officers as a group (13
    persons)(18)........................       4,294,436           15.12%

-------
  * Less than 1.0%

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Somatix Common Stock beneficially owned. Unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, stockholders named in this table have sole voting and investment power with respect to the shares shown as beneficially owned by them. This table is based upon information supplied to Somatix by executive officers, directors and principal stockholders. The address of each officer and director identified in this table is that of Somatix' executive offices, 950 Marina Village Parkway, Alameda, California 94501.

 (2) Percentage of beneficial ownership is calculated assuming 28,407,932 shares of Somatix Common Stock were outstanding as of April 22, 1997. Shares of Somatix Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 22, 1997, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

 (3)Includes 650,000 shares of Somatix Common Stock subject to the Fletcher Warrant.

 (4) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997. Dr. Rosenberg, a director of Somatix, is the president of Bristol-Myers Pharmaceutical

    Research Institute. He may be deemed the beneficial owner of 2,303,221 shares of Somatix Common Stock. Dr. Rosenberg disclaims beneficial ownership of such shares.

 (5) Mr. Eisenson, a director of Somatix, is a vice president and member of the investment committee of Aeneas Venture Corporation. He may be deemed the beneficial owner of 1,593,726 shares of Somatix Common Stock, including 67,385 shares of preferred stock that is convertible into 421,156 shares of Somatix Common Stock, 210,000 shares of Somatix Common Stock subject to warrants exercisable within 60 days of April 22, 1997, and 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days of April 22, 1997, of which a portion is subject to repurchase rights, held by Aeneas Venture Corporation, with shared voting and investment power with respect thereto. Mr. Eisenson disclaims beneficial ownership of such shares.

 (6) Includes 152,174 shares of Somatix Common Stock subject to warrants exercisable within 60 days after April 22, 1997.

 (7) Includes 478,750 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997.

 (8) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights. Also includes 42,986 shares held by Dr. Shenk's children, for which Dr. Shenk disclaims beneficial ownership and 42,988 shares of Somatix Common Stock subject to warrants held by his wife and exercisable within 60 days after April 22, 1997 for which Dr. Shenk disclaims beneficial ownership.

 (9) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights. Also includes 18,000 shares held by Dr. Waksal's children, for which Dr. Waksal disclaims beneficial ownership and 128,964 shares of Somatix Common Stock held by Sudbury Partners I. Dr. Waksal disclaims beneficial ownership of the shares held by Sudbury, except to the extent of his pecuniary interest arising from his partnership interests.

(10) Includes 115,705 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights. Also includes 104,846 shares of Somatix Common Stock owned by the Gage Trust. Dr. Gage also holds 10,938 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997. Dr. Gage, a director of Somatix, is the trustee of such trust and may be deemed the beneficial owner of these shares with shared voting and investment power with respect thereto.

(11) Includes 177,812 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997.

(12) Includes 43,751 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997.

(13) Includes 104,750 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997.

(14) Includes 33,125 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997. Also includes 2,000 shares held by his wife, for which Dr. Rokovich disclaims beneficial ownership.

(15) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights.

(16) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights.

(17) Includes 25,000 shares of Somatix Common Stock subject to options exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights.

(18) Includes 265,705 shares of Somatix Common Stock subject to options held by officers and directors of Somatix exercisable within 60 days after April 22, 1997, of which a portion is subject to repurchase rights, and 1,221,362 shares of Somatix Common Stock subject to options or warrants exercisable within 60 days after April 22, 1997.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, the boards of directors of Cell Genesys and Somatix know of no matters that will be presented for consideration at the Cell Genesys Annual Meeting or the Somatix Special Meeting, respectively, other than as described in this Joint Proxy Statement/Prospectus. If any other matter properly comes before the Cell Genesys Annual Meeting or the Somatix Special Meeting or any adjournment or postponement thereof and is voted upon, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the respective boards of directors of Cell Genesys and Somatix.

                                    EXPERTS

  The consolidated financial statements of Cell Genesys appearing in Cell Genesys' Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Somatix at June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996, included in Somatix' Annual Report on Form 10-K for the year ended June 30, 1996 included with this Joint Proxy Statement/Prospectus and as an exhibit to the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Somatix at and for the period ending December 31, 1996 appearing in Somatix' Current Report on Form 8-K filed on April 3, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Cell Genesys Common Stock to be issued in connection with the Merger will be passed upon for Cell Genesys by Shearman & Sterling, San Francisco, California.

                             STOCKHOLDER PROPOSALS

  The date by which stockholder proposals must be received by Somatix for inclusion in the proxy statement and form of proxy for its 1997 annual meeting of stockholders, if the Merger has not been consummated prior to the date the meeting is to be held, is July 21, 1997. The date by which stockholder proposals must be received by Cell Genesys for inclusion in the proxy statement and form of proxy for its 1998 annual meeting of stockholders is December 31, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                      APPENDIX A

                                                                  CONFORMED COPY


                              AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                     AMONG
                              CELL GENESYS, INC.,
                                 S MERGER CORP.
                                      AND
                          SOMATIX THERAPY CORPORATION

                         DATED AS OF JANUARY 12, 1997,
                  AS AMENDED AND RESTATED AS OF MARCH 27, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

                                   ARTICLE I

                                  DEFINITIONS

 SECTION  1.01. Certain Defined Terms....................................   A-2

                                   ARTICLE II

                                   THE MERGER

 SECTION  2.01. The Merger...............................................   A-7
 SECTION  2.02. Closing..................................................   A-7
 SECTION  2.03. Effective Time...........................................   A-7
 SECTION  2.04. Effect of the Merger.....................................   A-8
 SECTION  2.05. Certificate of Incorporation; By-laws; Directors and
                Officers of Surviving Corporation........................   A-8

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

 SECTION  3.01. Conversion of Securities.................................   A-8
 SECTION  3.02. Exchange of Shares Other than Treasury Shares............   A-9
 SECTION  3.03. Stock Transfer Books.....................................   A-9
 SECTION  3.04. No Fractional Share Certificates.........................  A-10
 SECTION  3.05. Options and Warrants to Purchase STC Common Stock........  A-11
 SECTION  3.06. Certain Adjustments......................................  A-11

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF STC

 SECTION  4.01. Organization and Qualification; Subsidiaries.............  A-11
 SECTION  4.02. Certificate of Incorporation and By-laws.................  A-12
 SECTION  4.03. Capitalization...........................................  A-12
                Authority Relative to This Agreement and the STC Stock
 SECTION  4.04. Option Agreement.........................................  A-12
 SECTION  4.05. No Conflict; Required Filings and Consents...............  A-13
 SECTION  4.06. Permits; Compliance with Laws............................  A-13
                SEC Filings; Financial Statements; Projected Cash
 SECTION  4.07. Balances; Operating Budget...............................  A-14
 SECTION  4.08. Absence of Certain Changes or Events.....................  A-15
 SECTION  4.09. Employee Benefit Plans; Labor Matters....................  A-15
 SECTION  4.10. Tax Matters..............................................  A-16
 SECTION  4.11. Contracts; Debt Instruments..............................  A-16
 SECTION  4.12. Litigation...............................................  A-16
 SECTION  4.13. Environmental Matters....................................  A-16
 SECTION  4.14. Intellectual Property....................................  A-17
 SECTION  4.15. Taxes....................................................  A-17
 SECTION  4.16. Opinion of Financial Advisor.............................  A-17
 SECTION  4.17. Brokers..................................................  A-17
 SECTION  4.18. Certain Interests........................................  A-17

                                      (i)

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF CGI AND MERGER SUB

                                                                                         PAGE
                                                                                         ----
SECTION  5.01.  Organization and Qualification; Subsidiaries............................ A-18
SECTION  5.02.  Certificate of Incorporation and By-laws................................ A-18
SECTION  5.03.  Capitalization.......................................................... A-18
SECTION  5.04.  Authority Relative to This Agreement and the CGI Stock Option Agreement. A-19
SECTION  5.05.  No Conflict; Required Filings and Consents.............................. A-19
SECTION  5.06.  Permits; Compliance with Laws........................................... A-20
SECTION  5.07.  SEC Filings; Financial Statements....................................... A-20
SECTION  5.08.  Absence of Certain Changes or Events.................................... A-21
SECTION  5.09.  Employee Benefit Plans; Labor Matters................................... A-21
SECTION  5.10.  Tax Matters............................................................. A-22
SECTION  5.11.  Contracts; Debt Instruments............................................. A-22
SECTION  5.12.  Litigation.............................................................. A-22
SECTION  5.13.  Environmental Matters................................................... A-23
SECTION  5.14.  Intellectual Property................................................... A-23
SECTION  5.15.  Taxes................................................................... A-23
SECTION  5.16.  Opinion of Financial Advisor............................................ A-23
SECTION  5.17.  Brokers................................................................. A-23
SECTION  5.18.  Certain Interests....................................................... A-24

                                   ARTICLE VI

                                   COVENANTS

SECTION  6.01.  Conduct of Business by STC Pending the Closing.......................... A-24
SECTION  6.02.  Conduct of Business by CGI Pending the Closing.......................... A-25
SECTION  6.03.  Cooperation; Steering Committee......................................... A-27
SECTION  6.04.  Notices of Certain Events............................................... A-27
SECTION  6.05.  Access to Information; Confidentiality.................................. A-27
SECTION  6.06.  No Solicitation of Transactions......................................... A-27
SECTION  6.07.  Plan of Reorganization.................................................. A-28
SECTION  6.08.  Subsequent Financial Statements......................................... A-28
SECTION  6.09.  Control of Operations................................................... A-28
SECTION  6.10.  Further Action; Consents; Filings....................................... A-28

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

SECTION  7.01.  Registration Statement; Joint Proxy Statement........................... A-29
SECTION  7.02.  Stockholders' Meetings.................................................. A-30
SECTION  7.03.  Affiliates.............................................................. A-30
SECTION  7.04.  Directors' and Officers' Indemnification and Insurance.................. A-31
SECTION  7.05.  No Shelf Registration................................................... A-32
SECTION  7.06.  Public Announcements.................................................... A-32
SECTION  7.07.  Officers and Directors of CGI........................................... A-32
SECTION  7.08.  NMS Listing............................................................. A-32
SECTION  7.09.  Blue Sky................................................................ A-32
SECTION  7.10.  STC Stock Options....................................................... A-32

                                      (ii)

                                                                            PAGE
                                                                            ----
 SECTION  7.11. [INTENTIONALLY LEFT BLANK]...............................   A-33
 SECTION  7.12. Bridge Facility..........................................   A-33
 SECTION  7.13. Audited Financial Statements.............................   A-34
 SECTION  7.14. Additional Debt..........................................   A-34

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

                Conditions to the Obligations of Each Party to Consummate
 SECTION  8.01. the Merger...............................................   A-35
 SECTION  8.02. Conditions to the Obligations of STC.....................   A-35
 SECTION  8.03. Conditions to the Obligations of CGI.....................   A-36

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

 SECTION  9.01. Termination..............................................   A-37
 SECTION  9.02. Effect of Termination....................................   A-38
 SECTION  9.03. Amendment................................................   A-38
 SECTION  9.04. Waiver...................................................   A-38
 SECTION  9.05. Expenses.................................................   A-38

                                   ARTICLE X

                               GENERAL PROVISIONS

 SECTION 10.01. Non-Survival of Representations and Warranties...........   A-39
 SECTION 10.02. Notices..................................................   A-39
 SECTION 10.03. Severability.............................................   A-39
 SECTION 10.04. Assignment; Binding Effect; Benefit......................   A-39
 SECTION 10.05. Incorporation of Exhibits................................   A-40
 SECTION 10.06. Specific Performance.....................................   A-40
 SECTION 10.07. Governing Law............................................   A-40
 SECTION 10.08. Waiver of Jury Trial.....................................   A-40
 SECTION 10.09. Headings.................................................   A-40
 SECTION 10.10. Counterparts.............................................   A-40
 SECTION 10.11. Entire Agreement.........................................   A-40

                                    EXHIBITS

Exhibit 1.00(a) Form of STC Stock Option Agreement
Exhibit 1.00(b) Form of CGI Stock Option Agreement
Exhibit 1.00(c) Form of Bridge Facility Promissory Note
Exhibit 1.01(a) Form of Stockholder Resolution Regarding the CGI Amendment
Exhibit 1.01(b) Form of Stockholder Resolution Regarding the STC Amendment
Exhibit 7.03(a) Form of STC Affiliate Agreement
Exhibit 7.03(b) Form of CGI Affiliate Agreement


                                     (iii)

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 12, 1997 (as amended and restated as of March 27, 1997, and as further amended, supplemented or otherwise modified from time to time, this "Agreement"), among CELL GENESYS, INC., a corporation organized and existing under the laws of the State of Delaware ("CGI"), S MERGER CORP., a corporation organized and existing under the laws of the State of Delaware ("Merger Sub") and a direct wholly owned subsidiary of CGI, and SOMATIX THERAPY CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("STC") (references in this Agreement to the "date hereof" or "the date of this Agreement" or similar terms shall mean and be a reference to January 12,
1997);

                                  WITNESSETH:

  WHEREAS, the boards of directors of CGI, Merger Sub and STC have each determined that it is fair to and in the best interests of their respective stockholders for Merger Sub to merge (the "Merger") with and into STC upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "General Corporation Law");

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to CGI and Merger Sub to enter into this Agreement, CGI, Merger Sub and STC have entered into a stock option agreement, dated as of the date hereof (the "STC Stock Option Agreement"), substantially in the form attached hereto as Exhibit 1.00(a) pursuant to which STC has granted to Purchaser an option to purchase from STC up to 5,441,480 shares of common stock, par value $.01 per share, of STC (the "STC Common Stock"), representing approximately
19.9 percent of the shares of STC Common Stock issued and outstanding on the date hereof, at a price of $3.51 per Share, all upon the terms and subject to the conditions set forth therein;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to STC to enter into this Agreement, CGI and STC have entered into a stock option agreement, dated as of the date hereof (the "CGI Stock Option Agreement"), substantially in the form attached hereto as Exhibit 1.00(b) pursuant to which CGI has granted to STC an option to purchase from CGI up to 3,286,703 shares of common stock, par value $.001 per share, of CGI (the "CGI Common Stock"), representing approximately 19.9 percent of the shares of CGI Common Stock issued and outstanding on the date hereof, at a price of $9.12 per Share, all upon the terms and subject to the conditions set forth therein;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to CGI and Merger Sub to enter into this Agreement, STC has made a promissory note in favor of CGI, dated as of the date hereof (the "Bridge Facility Promissory Note"), substantially in the form attached hereto as
Exhibit 1.00(c) pursuant to which STC has agreed to repay with interest the aggregate principal amount of all Advances (as defined below) made by CGI under the Bridge Facility (as defined below), all upon the terms and subject to the conditions set forth therein; and

  WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

    "Actual Balances" shall mean, on any specified date, the actual balances of cash, cash equivalents and marketable securities held by STC on such date.

    "affiliate" shall have the meaning specified in Rule 144 promulgated under the Securities Act.

    "Agreement" shall have the meaning specified in the preamble to this Agreement.

    "beneficial owner" shall mean, with respect to any shares of capital stock, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of capital stock.

    "Blue Sky Laws" shall mean state securities or "blue sky" laws.

    "Bridge Facility" shall mean the loan facility to be provided by CGI to STC pursuant to, and upon the terms and subject to the conditions set forth in, Section 7.12 and the Bridge Facility Promissory Note.

    "Bridge Facility Maturity Date" shall mean the earliest to occur of (i) December 31, 1997; (ii) the 180th day after termination of this Agreement for any reason whatsoever; and (iii) notwithstanding the immediately preceding clause (ii), the first business day after termination of this Agreement by CGI pursuant to Section 9.01(d).

    "Bridge Facility Promissory Note" shall have the meaning specified in the recitals to this Agreement.

    "business day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in San Francisco, California.

    "Certificate of Merger" shall have the meaning specified in Section 2.03.

    "CGI" shall have the meaning specified in the preamble to this Agreement.

    "CGI Affiliate Agreement" shall have the meaning specified in Section
  7.03(b).

    "CGI Amendment" shall mean the proposed amendment, substantially in the form attached hereto as Exhibit 1.01(a), to the certificate of incorporation of CGI, to be included in the Joint Proxy Statement and voted on at CGI Stockholders' Meeting.

    "CGI Benefit Plans" shall have the meaning specified in Section 5.09(a).

    "CGI Common Stock" shall have the meaning specified in the recitals to this Agreement.

    "CGI Director" shall mean any person serving as a director of CGI on the date hereof who remains a director of CGI after the Effective Time or any other designee selected by CGI.

    "CGI Disclosure Schedule" shall mean the disclosure schedule delivered by CGI to STC prior to the execution of this Agreement and forming a part hereof.

    "CGI Material Adverse Effect" shall mean any change in or effect on the business of CGI and the CGI Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of CGI and the CGI Subsidiaries taken as a whole; provided, however, that any change in or effect upon the business of CGI and the CGI Subsidiaries that directly or indirectly arises out of or is attributable to (i) any decrease in the market price of CGI Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a CGI Material Adverse Effect) or (ii) circumstances or events that generally affect the industries in which CGI or the CGI Subsidiaries operate, shall not constitute a CGI Material Adverse Effect; provided further that the foregoing proviso shall not be deemed to cause the condition contained in Section 8.02(a) or (b) not to have been satisfied.

    "CGI Material Contract" shall have the meaning specified in Section 5.11.

    "CGI Permits" shall have the meaning specified in Section 5.06(a).

    "CGI Reports" shall have the meaning specified in Section 5.07(a).

    "CGI Right" shall mean the preferred share purchase right to be issued with respect to each share of CGI Common Stock issued to holders of STC Capital Stock pursuant to the Merger as provided in Section 3(b) of the CGI Rights Agreement.

    "CGI Rights Agreement" shall mean the preferred shares rights agreement, dated as of July 28, 1995, between CGI and The First National Bank of Boston, as rights agent.

    "CGI Stock Option Agreement" shall have the meaning specified in the recitals to this Agreement.

    "CGI Stock Plans" shall mean CGI's 1989 Incentive Stock Plan, as amended, and 1992 Employee Stock Purchase Plan, as amended.

    "CGI Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

    "CGI Subsidiaries" shall have the meaning specified in Section 5.01.

    "Closing" shall have the meaning specified in Section 2.02.

    "Code" shall have the meaning specified in the recitals to this Agreement.

    "Commitment Termination Event" shall mean any of (i) termination of this Agreement or the Bridge Facility Promissory Note for any reason whatsoever;
  (ii) the occurrence of an Event of Default under the Bridge Facility Promissory Note; and (iii) a material breach of this Agreement or the Bridge Facility Promissory Note.

    "Common Exchange Ratio" shall have the meaning specified in Section
  3.01(a).

    "Competing Transaction" shall mean any of the following involving CGI or STC, as the case may be (other than the Merger contemplated by this Agreement):

      (i) any merger, consolidation, share exchange, business combination or other similar transaction;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15 percent or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions;

      (iii) any tender offer or exchange offer for 25 percent or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith; or

      (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25 percent or more of the outstanding voting securities of such party;

      (v) any solicitation by any person (A) proposing any transaction described in clause (i), (ii), (iii) or (iv) above or (B) who is not a stockholder of CGI or STC on the date hereof, in opposition to the approval of this Agreement by the stockholders of CGI or STC; or

      (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "Confidentiality Agreement" shall mean the confidentiality agreement, dated as of October 14, 1996, between CGI and STC.

    "Costs" shall have the meaning specified in Section 7.04(d).

    "DEA" the United States Drug Enforcement Administration.

    "DLJ" shall mean Donaldson, Lufkin & Jenrette, financial advisors to STC.

    "$" shall mean United States Dollars.

    "Effective Time" shall have the meaning specified in Section 2.03.

    "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

    "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Event of Default" shall have the meaning specified in the Bridge Facility Promissory Note.

    "Excess Shares" shall have the meaning specified in Section 3.04(b).

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "Exchange Agent" shall have the meaning specified in Section 3.02.

    "Exchange Fund" shall have the meaning specified in Section 3.02.

    "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of shareholder approvals, the filing of HSR Act notice, if any, and all other matters related to the closing of the Merger.

    "FDA" shall mean the United States Food and Drug Administration.

    "FDCA" shall mean the Federal Food, Drug, and Cosmetic Act, as amended.

    "Fletcher" shall mean Fletcher International Limited, a company organized under the laws of the Cayman Islands.

    "Fletcher Put Options" shall mean the put options granted by Fletcher to STC pursuant to Section 1(a) of the subscription agreement, dated September 24, 1996, between STC and Fletcher and upon the terms and subject to the conditions set forth in Annex A thereto.

    "Fletcher Warrant" shall mean the warrant, dated September 25, 1996, issued by STC to and in the name of Fletcher.

    "General Corporation Law" shall have the meaning specified in the recitals to this Agreement.

    "Governmental Entity" shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    "Indemnified Parties" shall have the meaning specified in Section
  7.04(d).

    "IRS" shall mean the United States Internal Revenue Service.

    "Joint Proxy Statement" shall have the meaning specified in Section
  7.01(a).

    "Law" shall mean any federal, state or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law of the United States or any other jurisdiction, including, without limitation, the FDCA, the Controlled Substances Act, and any other similar act or law.

    "Lehman Brothers" shall mean Lehman Brothers, Inc., financial advisors to CGI.

    "Liquidity Notice" shall have the meaning specified in Section 7.12(b).

    "Merger" shall have the meaning specified in the recitals to this Agreement.

    "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

    "NASD" shall mean the National Association of Securities Dealers, Inc.

    "NMS" shall mean the National Association of Securities Dealers Automated Quotation System/National Market System.

    "Operating Budget" shall have the meaning specified in Section 4.07(e).

    "Permitted Financing" shall have the meaning specified in Section
  7.14(b).

    "person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    "Presurrender Dividends" shall have the meaning specified in Section
  3.02.

    "Projected Cash Balances" shall have the meaning specified in Section
  4.07(d).

    "Registration Statement" shall have the meaning specified in Section
  7.01(a).

    "Representatives" shall have the meaning specified in Section 6.05(a).

    "SEC" shall have the meaning specified in the recitals to this Agreement.

    "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    "Series A Exchange Ratio" shall have the meaning specified in Section
  3.01(b).

    "Series A Preferred Stock" shall mean the preferred stock of STC designated as "Series A-1 Preferred Stock" and "Series A-2 Preferred Stock" pursuant to the certificate of designation of preferences of preferred shares of STC filed with the Secretary of State of the State of Delaware on June 29, 1995.

    "Series B Exchange Ratio" shall have the meaning specified in Section
  3.01(c).

    "Series B Preferred Stock" shall mean the preferred stock of STC designated as "Series B-1 Preferred Stock" pursuant to the certificate of designation of preferences of preferred shares of STC filed with the Secretary of State of the State of Delaware on September 25, 1996.

    "STC" shall have the meaning specified in the preamble to this Agreement.

    "STC Affiliate Agreement" shall have the meaning specified in Section
  7.05(a).

    "STC Amendment" shall mean the proposed amendment, substantially in the form attached hereto as Exhibit 1.01(b), to the certificate of incorporation of STC, to be included in the Joint Proxy Statement and voted on at the STC Stockholders' Meeting.

    "STC Benefit Plans" shall have the meaning specified in Section 4.09(a).

    "STC Capital Stock" shall mean the STC Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

    "STC Common Stock" shall have the meaning specified in the recitals to this Agreement.

    "STC Director" shall mean any person serving as a director of STC on the date hereof who becomes a director of CGI at the Effective Time or any other designee selected by STC.

    "STC Disclosure Schedule" shall mean the disclosure schedule delivered by STC to CGI prior to the execution of this Agreement and forming a part hereof.

    "STC Material Adverse Effect" shall mean any change in or effect on the business of STC and the STC Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of STC and the STC Subsidiaries taken as a whole; provided, however, that any change in or effect upon the business of STC and the STC Subsidiaries that directly or indirectly arises out of or is attributable to (i) the loss by STC of any of its corporate partners (including, without limitation, any financial consequence of such loss of corporate partners) due primarily to the public announcement of this Agreement and the transactions contemplated hereby,
  (ii) any decrease in the market price of the STC Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute an STC Material Adverse Effect), (iii) circumstances or events that generally affect the industries in which STC or the STC Subsidiaries operate, (iv) so long as STC has not breached
  Section 6.01 in any material respect, any decrease in STC's cash balances and liquidity from the date hereof and (v) in the event CGI has not, pursuant to Section 7.12, made available to STC funds which, together with STC's then existing funds, are sufficient to avoid the triggering of the rights specified in Section 7(B) of the certificate of designation of STC applicable to the Series A Preferred Stock, the triggering of such rights, shall not constitute an STC Material Adverse Effect; provided further that the foregoing proviso shall not be deemed to cause the condition contained in Section 8.03(a) or (b) not to have been satisfied.

    "STC Material Contract" shall have the meaning specified in Section 4.11.

    "STC Permits" shall have the meaning specified in Section 4.06(a).

    "STC Reports" shall have the meaning specified in Section 4.07(a).

    "STC Stock Option" shall have the meaning specified in Section 3.05.

    "STC Stock Option Agreement" shall have the meaning specified in the recitals to this Agreement.

    "STC Stock Plans" shall mean the Hana Biologics, Inc. 1988 Directors Stock Option Plan, STC's 1988 Stock Option Plan, as amended, the GeneSys Therapeutic Corporation 1991 Stock Option Plan, STC's 1992 Stock Option Plan, as amended, and the Merlin Pharmaceutical Corporation 1993 Stock Option Plan.

    "STC Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

    "STC Subsidiaries" shall have the meaning specified in Section 4.01.

    "subsidiary" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "Surviving Corporation" shall have the meaning specified in Section 2.01.

    "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

    "Terminating CGI Breach" shall have the meaning specified in Section
  9.01(h).

    "Terminating STC Breach" shall have the meaning specified in Section
  9.01(g).

    "Trust" shall have the meaning specified in Section 3.04(c).

    "U.S. GAAP" shall mean United States generally accepted accounting principles.

                                  ARTICLE II

                                  THE MERGER

  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law, at the Effective Time, Merger Sub shall be merged with and into STC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and STC shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

  SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 555 California Street, San Francisco, California, unless another date, time or place is agreed to by STC and CGI.

  SECTION 2.03. Effective Time. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the General Corporation Law (the date and time of such filing being the "Effective Time").

  SECTION 2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of STC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of STC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 2.05. Certificate of Incorporation; By-laws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by STC and CGI prior to the Effective Time, at the Effective Time:

    (a) the certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or by-laws;

    (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

    (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

  SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, STC or the holders of any of the following securities:

    (a) Each share of STC Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of STC Common Stock to be cancelled pursuant to Section 3.01(d)) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the number of shares of CGI Common Stock (and associated CGI Rights) equal to .3850 (the "Common Exchange Ratio");

    (b) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock to be cancelled pursuant to Section 3.01(d)) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the number of shares of CGI Common Stock (and associated CGI Rights) equal to the product of 6.25 multiplied by the Common Exchange Ratio (the "Series A Exchange Ratio");

    (c) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be cancelled pursuant to Section 3.01(d)) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for the number of shares of CGI Common Stock (and associated CGI Rights) equal to the quotient of $150.00 divided by the average of the daily closing prices of the CGI Common Stock over the 30-day period ending three days prior to the Effective Time (the "Series B Exchange Ratio");

    (d) Each share of STC Capital Stock held in the treasury of STC and each share of STC Capital Stock owned by CGI or any direct or indirect wholly owned subsidiary of CGI or of STC immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

    (e) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  SECTION 3.02. Exchange of Shares Other than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, CGI shall appoint, and shall retain for a period of at least six months after the Effective Time, an exchange agent to effect the exchange of shares of STC Capital Stock for CGI Common Stock (and associated CGI Rights) in accordance with the provisions of this Article III (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time, CGI will instruct the Exchange Agent to mail to each holder of record of STC Capital Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates evidencing shares of STC Capital Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as CGI may reasonably specify) and (ii) instructions to effect the surrender of certificates evidencing shares of STC Capital Stock in exchange for certificates evidencing shares of CGI Common Stock (and associated CGI Rights) and, in lieu of any fractional shares thereof, cash. From time to time after the Effective Time, CGI shall deposit, or cause to be deposited, certificates representing CGI Common Stock (and associated CGI Rights) for conversion of shares of STC Capital Stock in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore evidencing shares of STC Capital Stock may surrender the same, together with a duly executed letter of transmittal and such other customary documents as CGI may reasonably require, to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate, letter of transmittal and other documents to CGI. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of CGI Common Stock (and associated CGI Rights) into which the shares of STC Capital Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and all such shares of CGI Common Stock (and associated CGI Rights) shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of STC Capital Stock shall be deemed for all corporate purposes of CGI, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of CGI Common Stock (and associated CGI Rights) into which the shares of STC Capital Stock theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing shares of STC Capital Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of CGI Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of STC Capital Stock, however, the record holder of the certificate or certificates representing shares of CGI Common Stock issued in exchange therefor shall receive from the Exchange Agent or from CGI, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of CGI Common Stock ("Presurrender Dividends"). No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of STC Capital Stock. After the appointment of the Exchange Agent shall have been terminated, such holders of CGI Common Stock which have not received payment of Presurrender Dividends shall look only to CGI for payment thereof. Notwithstanding the foregoing provisions of this Section 3.02, risk of loss and title to such certificates representing shares of STC Capital Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of STC Capital Stock for any CGI Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 3.03.

  SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of STC with respect to shares of STC Capital Stock shall each be closed, and there shall be no further registration of transfers of shares of STC Capital Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of STC Capital Stock that is not registered in the stock transfer records of STC, at the Effective Time, a certificate or certificates representing the number of full shares of CGI Common Stock into which such shares of STC Capital Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 3.02, if the certificate or certificates representing such shares of STC Capital Stock is or are surrendered as provided in Section 3.02, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

  SECTION 3.04. No Fractional Share Certificates. (a) No scrip or fractional share certificate for CGI Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of STC Capital Stock, and an outstanding fractional share interest shall not entitle the owner thereof (i) to vote, (ii) to receive dividends or (iii) to any rights of a stockholder of CGI or of the Surviving Corporation with respect to such fractional share interest.

  (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of CGI Common Stock to be issued and delivered to the Exchange Agent pursuant to
Section 3.02 over (ii) the aggregate number of full shares of CGI Common Stock to be distributed to holders of STC Capital Stock pursuant to Section 3.02 (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of STC Capital Stock, shall sell the Excess Shares at then prevailing prices on the NMS, all in the manner provided in subsection (c) of this Section 3.04.

  (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NMS through one or more member firms of such exchange and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of STC Capital Stock, the Exchange Agent shall hold such proceeds in trust for the holders of STC Capital Stock (the "Trust"). CGI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. The Exchange Agent shall determine the portion of the Trust to which each holder of STC Capital Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Trust by a fraction the numerator of which is the amount of fractional share interests to which such holder of STC Capital Stock is entitled (after taking into account all shares of STC Capital Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of STC Capital Stock are entitled.

  (d) Notwithstanding the provisions of subsections (b) and (c) of this
Section 3.04, CGI may, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such subsections, pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of STC Capital Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of STC Capital Stock held at the Effective Time by such holder) by (ii) the closing price for a share of CGI Common Stock on the NMS on the first business day immediately following the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subsection (d). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Section 3.02.

  (e) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of STC Capital Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, excise or similar tax, to such holders of STC Capital Stock, subject to and in accordance with the terms of Section 3.02.

  (f) Any portion of the Exchange Fund or the Trust which remains undistributed for six months after the Effective Time shall be delivered to CGI, and any holder of STC Capital Stock who has not theretofore complied with the provisions of this Article III shall thereafter look only to CGI for satisfaction of their claims for CGI Common Stock or any cash in lieu of fractional shares of CGI Common Stock and any Presurrender Dividends.

  SECTION 3.05. Options and Warrants to Purchase STC Common Stock. At the Effective Time, each option or warrant granted by STC to purchase shares of STC Common Stock (each, an "STC Stock Option") which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by CGI and converted into an option or warrant to purchase shares of CGI Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger):

    (a) the number of shares of CGI Common Stock to be subject to the new option or warrant shall be equal to the product of (i) the number of shares of STC Common Stock subject to the original option or warrant and (ii) the Common Exchange Ratio;

    (b) the exercise price per share of CGI Common Stock under the new option or warrant shall be equal to the quotient of (i) the exercise price per share of STC Common Stock under the original option or warrant divided by
  (ii) the Common Exchange Ratio; and

    (c) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of CGI Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

  The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

  SECTION 3.06. Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of STC Capital Stock or CGI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the exchange ratios established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to the holders of STC Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF STC

  STC hereby represents and warrants to CGI and Merger Sub that:

  SECTION 4.01. Organization and Qualification; Subsidiaries. Each of STC and each subsidiary of STC (the "STC Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. Each of STC and each STC Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  SECTION 4.02. Certificate of Incorporation and By-laws. The copies of STC's certificate of incorporation and by-laws that are incorporated by reference as exhibits to STC's Form 10-K for the period ending June 30, 1996 (the "STC 1996 10-K") are true, complete and correct copies thereof. Such certificate of incorporation and by-laws are in full force and effect. STC is not in violation of any of the provisions of its certificate of incorporation or by-laws.

  SECTION 4.03. Capitalization. The authorized capital stock of STC consists of 40,000,000 shares of STC Common Stock and 1,000,000 shares of preferred stock. As of January 6, 1997, (i) 27,344,121 shares of STC Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of STC Common Stock are held in the treasury of STC, (iii) no shares of STC Common Stock are held by the STC Subsidiaries,
(iv) 3,052,491 shares of STC Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the STC Stock Plans, (v) 5,441,480 shares of STC Common Stock are reserved for issuance pursuant to the STC Stock Option Agreement, (vi) 2,047,651 shares of STC Common Stock are reserved for issuance upon conversion of the Series A Preferred Stock, (vii) 1,500,000 shares of STC Common Stock are reserved for issuance upon conversion of the Series B Preferred Stock, (viii) 224,000 shares of Series A-1 Preferred Stock are issued and outstanding, (ix) 23,651 shares of Series A-2 Preferred Stock are issued and outstanding and (x) 33,333 shares of Series B Preferred Stock are issued and outstanding. There has been no change in the capitalization of STC since January 6, 1997, excluding the exercise of outstanding stock options. Except for the STC Stock Option Agreement and shares of STC Common Stock issuable pursuant to the STC Stock Plans or pursuant to agreements or arrangements described in Section 4.03 of the STC Disclosure Schedule, and the warrants to purchase 889,000 shares of STC Common Stock issued to holders of the Series A-1 Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which STC is a party or by which STC is bound relating to the issued or unissued capital stock of STC or any STC Subsidiary or obligating STC or any STC Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, STC or any STC Subsidiary. All shares of STC Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except for the Fletcher Warrant, there are no outstanding contractual obligations of STC or any STC Subsidiary to repurchase, redeem or otherwise acquire any shares of STC Capital Stock or any capital stock of any STC Subsidiary. Each outstanding share of capital stock of each STC Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by STC or another STC Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on STC's or such other STC Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. Except as set forth in Section 4.03 of the STC Disclosure Schedule, there are no material outstanding contractual obligations of STC or any STC Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any STC Subsidiary or any other person.

  SECTION 4.04. Authority Relative to This Agreement and the STC Stock Option Agreement. STC has all necessary corporate power and authority to execute and deliver this Agreement and the STC Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the STC Stock Option Agreement by STC and the consummation by STC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of STC are necessary to authorize this Agreement or the STC Stock Option Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of STC Capital Stock and Series A Preferred Stock entitled to vote with respect thereto at the STC Stockholders' Meeting, in each case voting together as a single class, and the filing and recordation of the Certificate of Merger as required by the General Corporation Law). This Agreement and the STC Stock Option Agreement have been duly executed and delivered by STC and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of STC, enforceable against STC in accordance with their terms.

  SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the STC Stock Option Agreement by STC do not, and the performance by STC of its obligations hereunder and thereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of STC or any equivalent organizational documents of any STC Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in
Section 4.05(b) have been made, conflict with or violate any Law applicable to STC or any STC Subsidiary or by which any property or asset of STC or any STC Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the STC Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of STC or any STC Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have an STC Material Adverse Effect or (B) to prevent or materially delay the performance by STC of its obligations pursuant to this Agreement or the STC Stock Option Agreement or the consummation of the Merger.

  (b) The execution and delivery of this Agreement and the STC Stock Option Agreement by STC do not, and the performance by STC of its obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by STC with or notification by STC to, any Governmental Entity except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NASD, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the General Corporation Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have an STC Material Adverse Effect or (B) to prevent or materially delay the performance by STC of its obligations pursuant to this Agreement or the STC Stock Option Agreement or the consummation of the Merger.

  SECTION 4.06. Permits; Compliance with Laws. (a) STC and the STC Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the DEA, and similar authorities in other jurisdictions, necessary for STC or any STC Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "STC Permits"), except where the failure to have, or the suspension or cancellation of, any of the STC Permits could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the STC Permits is pending or, to the knowledge of STC, threatened, except where the failure to have, or the suspension or cancellation of, any of the STC Permits could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. Neither STC nor any STC Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to STC or any STC Subsidiary or by which any property or asset of STC or any STC Subsidiary is bound or affected or
(ii) any STC Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  (b) Except as disclosed in the STC Reports or in Section 4.06(b) of the STC Disclosure Schedule or as could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect:

    (i) to the knowledge of STC, all of the clinical studies which have been, or are being, conducted by or for STC and the STC Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements; and

    (ii) to the knowledge of STC, none of STC, the STC Subsidiaries or any of their respective officers, employees or agents (during the term of such person's employment by STC or any STC Subsidiary or while acting as an agent of STC or any STC Subsidiary, or, to STC's knowledge, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or similar Governmental Entity, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy or Law.

  SECTION 4.07. SEC Filings; Financial Statements; Projected Cash Balances; Operating Budget. (a) Except as disclosed in Section 4.07 of the STC Disclosure Schedule, STC has timely filed all forms, reports and documents required to be filed by it with the SEC and the NASD since June 30, 1994 through the date of this Agreement (collectively and as amended, the "STC Reports"). Each STC Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NASD, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No STC Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NASD, any other stock exchange or any other comparable Governmental Entity.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the STC Reports was prepared, and each of the consolidated financial statements (including, in each case, the notes thereto) prepared and delivered pursuant to Section 7.13, if any, will be prepared, in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented or will present fairly, in all material respects, the consolidated financial position of STC and the consolidated STC Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect).

  (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of STC and the STC Subsidiaries as reported in the STC Reports, including the notes thereto, none of STC or any STC Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1996 that have not had and could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  (d) Within five days after the date hereof, STC shall furnish CGI with a detailed schedule of STC's projected balances (the "Projected Cash Balances") of cash, cash equivalents and marketable securities of STC for each month during the period from the date hereof through August 31, 1997. The Projected Cash Balances will be prepared (and any revised Projected Cash Balances delivered after the date hereof will be prepared) by senior management of STC on the basis of assumptions and supplemental data which represent a reasonable basis for such preparation, and will reflect (and any revised Projected Cash Balances delivered after the date hereof will reflect) the best currently available estimates and judgment of senior management of STC as to the expected future balances of cash, cash equivalents and marketable securities of the STC for the periods included.

  (e) Within five days after the date hereof, STC shall furnish CGI with a detailed schedule of STC's projected operating budget (the "Operating Budget") of STC for each month during the period from the date hereof through August 31, 1997. The Operating Budget will be prepared (and any revised Operating Budget delivered after the date hereof will be prepared) by senior management of STC on the basis of assumptions and supplemental data which represent a reasonable basis for such preparation, and will reflect (and any revised Operating Budget delivered after the date hereof will reflect) the best currently available estimates and judgment of senior management of STC as to the future operating expenses of STC expected to be incurred by STC in the ordinary course consistent with past practice for the periods included.

  SECTION 4.08. Absence of Certain Changes or Events. Since June 30, 1996, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 4.08 of the STC Disclosure Schedule or as disclosed in any STC Report filed since June 30, 1996, STC and the STC Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any STC Material Adverse Effect excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which STC and the STC Subsidiaries are involved, (ii) any event that could reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by STC, (iii) any material change by STC in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of STC Capital Stock or any redemption, purchase or other acquisition of any of STC's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of STC or any STC Subsidiary except in the ordinary course of business consistent with past practice.

  SECTION 4.09. Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained or contributed to by STC or any STC Subsidiary, or with respect to which STC or any STC Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "STC Benefit Plans"), STC has delivered or made available to CGI a true, complete and correct copy of (i) such STC Benefit Plan and the most recent summary plan description related to such STC Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such STC Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such STC Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such STC Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such STC Benefit Plan, if it is qualified under Section 401(a) of the Code.

  (b) Each STC Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the STC Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the STC Reports prior to the date of this Agreement. Except as set forth in Section 4.09(b) of the STC Disclosure Schedule, with respect to the STC Benefit Plans, no event has occurred and, to the knowledge of STC, there exists no condition or set of circumstances in connection with which STC or any STC Subsidiary could be subject to any liability under the terms of such STC Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  (c) Except as set forth in Section 4.09(c) of the STC Disclosure Schedule, neither STC nor any STC Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by STC or any STC Subsidiary and no collective bargaining agreement is being negotiated by STC or any STC Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against STC or any STC Subsidiary pending or, to the knowledge of STC, threatened which may interfere with the respective business activities of STC or any STC Subsidiary, except where such dispute, strike or work stoppage could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. As of the date of this Agreement, to the knowledge of STC, none of STC, any STC Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of STC or any STC Subsidiary, and there is no charge or complaint against STC or any STC Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  (d) Except as set forth in Section 4.09(d) of the STC Disclosure Schedule, STC has delivered to CGI true, complete and correct copies of (i) all employment agreements with officers and employees and all consulting agreements of STC and each STC Subsidiary providing for annual compensation in excess of $25,000, (ii) all severance plans, agreements, programs and policies of STC and each STC Subsidiary with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of STC and each STC Subsidiary with or relating to their respective employees or consultants which contain "change of control" provisions.

  (e) Except as provided in Section 4.09(e) of the STC Disclosure Schedule or as otherwise required by Law, no STC Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

  SECTION 4.10. Tax Matters. Except as disclosed in the STC Reports, neither STC nor, to the knowledge of STC, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. STC is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

  SECTION 4.11. Contracts; Debt Instruments. Except as disclosed in the STC Reports or in Section 4.11 of the STC Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of STC and the STC Subsidiaries taken as a whole (each, an "STC Material Contract"). Except as disclosed in the STC Reports or in
Section 4.11 of the STC Disclosure Schedule, neither STC nor any STC Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. Set forth in
Section 4.11 of the STC Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of STC and its subsidiaries as described in the notes to the financial statements incorporated in STC 1996 10-K.

  SECTION 4.12. Litigation. Except as disclosed in the STC Reports or in
Section 4.12 of the STC Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of STC, threatened against STC or any STC Subsidiary before any Governmental Entity that could reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect, and, except as disclosed to CGI, to the knowledge of STC, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. For purposes hereof, nonmeritorious strike-suit litigation challenging the execution, adoption or performance of this Agreement shall not be deemed material. Except as disclosed to CGI, STC is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to STC and the STC Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. Except as disclosed in the STC Reports or in Section 4.12 of the STC Disclosure Schedule, neither STC nor any STC Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  SECTION 4.13. Environmental Matters. Except as disclosed in the STC Reports or in Section 4.13 of the STC Disclosure Schedule or as could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect, (i) STC and the STC Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of STC or any STC Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither STC nor any STC Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by STC or any STC Subsidiary, in violation of any Environmental Law.

  SECTION 4.14. Intellectual Property. Except as set forth in Section 4.14 of the STC Disclosure Schedule, or as could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect, STC and the STC Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of STC and the STC Subsidiaries as currently conducted, and STC is unaware of any assertion or claim challenging the validity of any of the foregoing. Section 4.14 of the STC Disclosure Schedule lists all licenses, sublicenses and other agreements to which STC or any STC Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of STC or any STC Subsidiary and (ii) STC or any STC Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap licenses and noncustomized software licenses) of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. Except as set forth in Section 4.14 of the STC Disclosure Schedule, the conduct of the respective businesses of STC and the STC Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect. To the knowledge of STC, there are no infringements of any proprietary rights owned by or licensed by or to STC or any STC Subsidiary that could reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect.

  SECTION 4.15. Taxes. Except as set forth in Section 4.15 of the STC Disclosure Schedule and except for such matters as could not reasonably be expected to have, individually or in the aggregate, an STC Material Adverse Effect, (i) each of STC and each STC Subsidiary has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of STC and the STC Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been or will be paid, (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against STC or any STC Subsidiary and (iv) each of STC and each STC Subsidiary has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

  SECTION 4.16. Opinion of Financial Advisor. DLJ has delivered to the board of directors of STC its written opinion to the effect that, as of the date hereof, the Common Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio to be offered to the stockholders of STC in the proposed transaction are fair to such stockholders from a financial point of view. DLJ has authorized the inclusion of its opinion in the Joint Proxy Statement.

  SECTION 4.17. Brokers. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of STC. STC has heretofore made available to CGI true, complete and correct copies of all agreements between STC and DLJ pursuant to which such firm would be entitled to any payment relating to the Merger.

  SECTION 4.18. Certain Interests. (a) Except as set forth in Section 4.18(a) of the STC Disclosure Schedule, no officer or director (excluding outside directors) of STC or any STC Subsidiary, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

    (i) has any direct or indirect financial interest in any competitor of STC; provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

    (ii) owns, directly or indirectly, in whole or in part, or has any other interest, in any tangible or intangible property which STC or any STC Subsidiary uses in the conduct of its business or otherwise; or

    (iii) has outstanding any indebtedness to STC or any STC Subsidiary.

  (b) Except as set forth in Section 4.18(b) of the STC Disclosure Schedule, neither STC nor any STC Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or shareholder of STC or any STC Subsidiary, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder, other than immaterial liabilities and obligations incurred in the ordinary course of business which are reflected in the STC Reports or with respect to which adequate reserves have been taken.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF CGI AND MERGER SUB

  CGI and Merger Sub hereby jointly and severally represent and warrant to STC that:

  SECTION 5.01. Organization and Qualification; Subsidiaries. Each of CGI, Merger Sub and each other subsidiary of CGI (the "CGI Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. Each of CGI, Merger Sub and each other CGI Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  SECTION 5.02. Certificate of Incorporation and By-laws. Except as set forth in Section 5.02 of the CGI Disclosure Schedule, the copies of CGI's certificate of incorporation and by-laws that are incorporated by reference as exhibits to CGI's Form 10-K for the period ending December 31, 1995 (the "CGI 1995 10-K") are true, complete and correct copies thereof. CGI has heretofore furnished STC with true, complete and correct copies of the certificate of incorporation and by-laws of Merger Sub. Such certificates of incorporation and by-laws are in full force and effect. Neither CGI nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws.

  SECTION 5.03. Capitalization. The authorized capital stock of CGI consists of 25,000,000 shares of CGI Common Stock and 5,000,000 shares of preferred stock. As of January 10, 1997, (i) 16,516,0099 shares of CGI Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of CGI Common Stock are held in the treasury of STC, (iii) no shares of CGI Common Stock are held by the CGI Subsidiaries,
(iv) 2,363,240 shares of CGI Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the CGI Stock Plans and (v) 3,286,703 shares of CGI Common Stock are reserved for issuance pursuant to the CGI Stock Option Agreement. As of the date hereof, there are no shares of preferred stock of CGI issued and outstanding. Except for the CGI Stock Option Agreement, shares of CGI Common Stock issuable pursuant to the CGI Stock Plans or pursuant to agreements or arrangements described in Section 5.03 of the CGI Disclosure Schedule, the CGI Rights issued and issuable pursuant to the CGI Rights Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which CGI is a party or by which CGI is bound relating to the issued or unissued capital stock of CGI, Merger Sub or any other CGI Subsidiary or obligating CGI, Merger Sub or any other CGI Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, CGI, Merger Sub or any other CGI Subsidiary. All shares of CGI Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of CGI, Merger Sub or any other CGI Subsidiary to repurchase, redeem or otherwise acquire any shares of CGI Common Stock or any capital stock of any CGI Subsidiary. Each outstanding share of capital stock of each CGI Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by CGI or another CGI Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on CGI's or such other CGI Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. Except as set forth in Section 5.03 of the CGI Disclosure Schedule, there are no material outstanding contractual obligations of CGI, Merger Sub or any other CGI Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any CGI Subsidiary or any other person.

  SECTION 5.04. Authority Relative to This Agreement and the CGI Stock Option Agreement. CGI and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the CGI Stock Option Agreement, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CGI Stock Option Agreement by CGI and Merger Sub and the consummation by CGI and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of CGI or Merger Sub are necessary to authorize this Agreement or the CGI Stock Option Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the votes cast by CGI's stockholders with respect thereto at the CGI Stockholders' Meeting and the filing and recordation of the Certificate of Merger as required by the General Corporation Law). This Agreement and the CGI Stock Option Agreement have been duly executed and delivered by CGI and Merger Sub and, assuming the due authorization, execution and delivery by STC, constitute legal, valid and binding obligations of CGI and Merger Sub, enforceable against CGI and Merger Sub in accordance with their terms.

  SECTION 5.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the CGI Stock Option Agreement by CGI and Merger Sub do not, and the performance by CGI and Merger Sub of their obligations hereunder and thereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of CGI or Merger Sub or any equivalent organizational documents of any other CGI Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to CGI or any other CGI Subsidiary or by which any property or asset of CGI, Merger Sub or any other CGI Subsidiary is bound or affected or (iii) except as set forth in Section 5.05(a) of the CGI Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of CGI, Merger Sub or any other CGI Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have a CGI Material Adverse Effect or (B) to prevent or materially delay the performance by CGI or Merger Sub of its obligations pursuant to this Agreement or the CGI Stock Option Agreement or the consummation of the Merger.

  (b) The execution and delivery of this Agreement and the CGI Stock Option Agreement by CGI and Merger Sub do not, and the performance by CGI and Merger Sub of their respective obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by CGI or Merger Sub with or notification by CGI or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NASD, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the General Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a CGI Material Adverse Effect or
(B) to prevent or materially delay the performance by CGI or Merger Sub of its obligations pursuant to this Agreement or the CGI Stock Option Agreement or the consummation of the Merger.

  SECTION 5.06. Permits; Compliance with Laws. (a) Each of CGI, Merger Sub and each other CGI Subsidiary is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, including, without limitation, the FDA, the DEA and similar authorities in other jurisdictions, necessary for it to own, lease and operate its properties or to store, distribute and market its products or otherwise to carry on its business as it is now being conducted (the "CGI Permits"), except where the failure to have, or the suspension or cancellation of, any of the CGI Permits could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the CGI Permits is pending or, to the knowledge of CGI, threatened, except where the failure to have, or the suspension or cancellation of, any of the CGI Permits could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. None of CGI, Merger Sub or any other CGI Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to CGI, Merger Sub or any other CGI Subsidiary or by which any property or asset of CGI, Merger Sub or any other CGI Subsidiary is bound or affected or (ii) any CGI Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  (b) Except as disclosed in the CGI Reports or in Section 5.06(b) of the CGI Disclosure Schedule or as could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect:

    (i) to the knowledge of CGI, all of the clinical studies which have been, or are being, conducted by or for CGI and the CGI Subsidiaries are being conducted in substantial compliance with generally accepted good clinical practices and all applicable government regulatory requirements; and

    (ii) to the knowledge of CGI, none of CGI, the CGI Subsidiaries or any of their respective officers, employees or agents (during the term of such person's employment by CGI or any CGI Subsidiary or while acting as an agent of CGI or any CGI Subsidiary, or, to CGI's knowledge, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or similar Governmental Entity, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or similar Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy or Law.

  SECTION 5.07. SEC Filings; Financial Statements. (a) Except as disclosed in
Section 5.07 of the CGI Disclosure Schedule, CGI has timely filed all forms, reports and documents required to be filed by it with the SEC and the NASD since December 31, 1993 through the date of this Agreement (collectively and as amended, the "CGI Reports"). Each CGI Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the NASD, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No CGI Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NASD, any other stock exchange or any other comparable Governmental Entity.

  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the CGI Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of CGI and the consolidated CGI Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect).

  (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of CGI and its Subsidiaries as reported in the CGI Reports, including the notes thereto, none of CGI or any CGI Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995 that have not had and could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  SECTION 5.08. Absence of Certain Changes or Events. Since December 31, 1995, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 5.08 of the CGI Disclosure Schedule or as disclosed in any CGI Report filed since December 31, 1995, CGI and the CGI Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any CGI Material Adverse Effect excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which CGI and the CGI Subsidiaries are involved, (ii) any event that could reasonably be expected to prevent or materially delay the performance of their obligations pursuant to this Agreement and the consummation of the Merger by Merger Sub, (iii) any material change by CGI in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of CGI Common Stock or any redemption, purchase or other acquisition of any of CGI's securities or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit-sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of CGI or any CGI Subsidiary except in the ordinary course of business consistent with past practice.

  SECTION 5.09. Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA) maintained or contributed to by CGI or any CGI Subsidiary, or with respect to which CGI or any CGI Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the "CGI Benefit Plans", CGI has delivered or made available to STC a true, complete and correct copy of (i) such CGI Benefit Plan and the most recent summary plan description related to such CGI Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such CGI Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such CGI Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such CGI Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such CGI Benefit Plan, if it is qualified under Section 401(a) of the Code.

  (b) Each CGI Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the CGI Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the CGI Reports prior to the date of this Agreement. Except as set forth in Section 5.09(b) of the CGI Disclosure Schedule, with respect to the CGI Benefit Plans, no event has occurred and, to the knowledge of CGI, there exists no condition or set of circumstances in connection with which CGI or any CGI Subsidiary could be subject to any liability under the terms of such CGI Benefit Plans, ERISA, the Code or any other applicable Law which could reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  (c) Except as set forth in Section 5.09(c) of the CGI Disclosure Schedule, neither CGI nor any CGI Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by CGI or any CGI Subsidiary and no collective bargaining agreement is being negotiated by CGI or any CGI Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against CGI or any CGI Subsidiary pending or, to the knowledge of CGI, threatened which may interfere with the respective business activities of CGI or any CGI Subsidiary, except where such dispute, strike or work stoppage could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. As of the date of this Agreement, to the knowledge of CGI, none of CGI, any CGI Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of CGI or any CGI Subsidiary, and there is no charge or complaint against CGI or any CGI Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  (d) CGI has delivered to STC true, complete and correct copies of (i) all employment agreements with officers of CGI and each CGI Subsidiary providing for annual compensation in excess of $25,000, (b) all severance plans, agreements, programs and policies of CGI and each CGI Subsidiary with or relating to their respective employees and (iii) all plans, programs, agreements and other arrangements of CGI and each CGI Subsidiary with or relating to their respective employees which contain "change of control" provisions.

  (e) Except as provided in Section 5.09(e) of the CGI Disclosure Schedule or as otherwise required by Law, no CGI Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

  SECTION 5.10. Tax Matters. Except as disclosed in the CGI Reports, neither CGI nor, to the knowledge of CGI, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. CGI is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

  SECTION 5.11. Contracts; Debt Instruments. Except as disclosed in the CGI Reports or in Section 5.11 of the CGI Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of CGI and the CGI Subsidiaries taken as a whole (each, a "CGI Material Contract"). Except as disclosed in the CGI Reports or in
Section 5.11 of the CGI Disclosure Schedule, neither CGI nor any CGI Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. Set forth in
Section 5.11 of the CGI Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of CGI and its subsidiaries as described in the notes to the financial statements incorporated in the CGI 1995 10-K.

  SECTION 5.12. Litigation. Except as disclosed in the CGI Reports or in
Section 5.12 of the CGI Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CGI, threatened against CGI or any CGI Subsidiary before any Governmental Entity that could reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect, and, except as disclosed to STC, to the knowledge of CGI, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. For purposes hereof, nonmeritorious strike-suit litigation challenging the execution, adoption or performance of this Agreement shall not be deemed material. Except as disclosed to STC, CGI is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to CGI and the CGI Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. Except as disclosed in the CGI Reports or in Section 5.12 of the CGI Disclosure Schedule, neither CGI nor any CGI Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  SECTION 5.13. Environmental Matters. Except as disclosed in the CGI Reports or in Section 5.13 of the CGI Disclosure Schedule or as could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect, (i) CGI and the CGI Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of CGI or any CGI Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither CGI nor any CGI Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by CGI or any CGI Subsidiary in violation of any Environmental Law.

  SECTION 5.14. Intellectual Property. Except as disclosed in Section 5.14 of the CGI Disclosure Schedule or as could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect, CGI and the CGI Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of CGI and the CGI Subsidiaries as currently conducted, and CGI is unaware of any assertion or claim challenging the validity of any of the foregoing. Section 5.14 of the CGI Disclosure Schedule lists all licenses, sublicenses and other agreements to which CGI or any CGI Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of CGI or any CGI Subsidiary and (ii) CGI or any CGI Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap licenses and noncustomized software licenses) of a third party, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. Except as set forth in Section 5.14 of the CGI Disclosure Schedule, the conduct of the respective businesses of CGI and the CGI Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that could reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect. Except as disclosed in Section 5.14 of the CGI Disclosure Schedule, to the knowledge of CGI, there are no infringements of any proprietary rights owned by or licensed by or to CGI or any CGI Subsidiary that could reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

  SECTION 5.15. Taxes. Except as set forth in Section 5.15 of the CGI Disclosure Schedule and except for such matters as could not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect, (i) each of CGI, Merger Sub and each other CGI Subsidiary has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of CGI, Merger Sub and the other CGI Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been or will be paid, (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against CGI, Merger Sub or any other CGI Subsidiary and (iv) each of CGI, Merger Sub and each other CGI Subsidiary has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

  SECTION 5.16. Opinion of Financial Advisor. Lehman Brothers has delivered to the board of directors of CGI its written opinion to the effect that, as of the date hereof, each of the Common Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio is fair to the holders of shares of CGI Common Stock from a financial point of view. Lehman Brothers has authorized the inclusion of its opinion in the Joint Proxy Statement.

  SECTION 5.17. Brokers. No broker, finder or investment banker (other than Lehman Brothers) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of CGI. CGI has heretofore made available to STC true, complete and correct copies of all agreements between CGI and Lehman Brothers pursuant to which such firm would be entitled to any payment relating to the Merger.

  SECTION 5.18. Certain Interests. (a) Except as set forth in Section 5.18(a) of the CGI Disclosure Schedule or in the CGI SEC Reports, no officer or director (excluding outside directors) of CGI or any CGI Subsidiary, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

    (i) has any direct or indirect financial interest in any competitor; provided, however, that the ownership of securities representing no more than two percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

    (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which CGI or any CGI Subsidiary uses in the conduct of its business or otherwise; or

    (iii) has outstanding any indebtedness to CGI or any CGI Subsidiary.

  (b) Except as set forth in Section 5.18(b) of the CGI Disclosure Schedule, neither CGI nor any CGI Subsidiary has any liability or any other material obligation of any nature whatsoever to any officer or director of CGI or any CGI Subsidiary, or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director, other than immaterial liabilities and obligations incurred in the ordinary course of business which are reflected in the CGI Reports or with respect to which adequate reserves have been taken.

                                  ARTICLE VI

                                   COVENANTS

  SECTION 6.01. Conduct of Business by STC Pending the Closing. STC agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the STC Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless CGI shall otherwise agree in writing, (x) the respective businesses of STC and the STC Subsidiaries shall be conducted only in, and STC and the STC Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) STC shall use all reasonable efforts to keep available the services of such of the current officers, employees and consultants of STC and the STC Subsidiaries and to preserve the current relationships of STC and the STC Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which STC or any STC Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 6.01 of the STC Disclosure Schedule or as expressly contemplated by any other provision of this Agreement and the STC Stock Option Agreement, neither STC nor any STC Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of CGI, which consent shall not be unreasonably withheld or delayed:

    (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of STC or any STC Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of STC or any STC Subsidiary, except for (A) issuances of STC Common Stock pursuant to options and warrants thereon outstanding on the date hereof and described in Section 4.03 and (B) issuances of non-cash dividends required to be made under the terms of the certificate of designation of STC applicable to the Series A Preferred Stock, or (ii) any property or assets of STC or any STC Subsidiary;

    (c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof or any assets, other than acquisitions of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money; (iii) terminate, cancel or request any material change in, or agree to any material change in, any STC Material Contract or enter into any corporate partnering transaction or similar arrangement or any other contract or agreement material to the business, results of operations or financial condition of STC and the STC Subsidiaries taken as a whole; (iv) make or authorize any capital expenditure, except for capital expenditures not in excess of $5,000 individually and $50,000 in the aggregate; provided that CGI will not unreasonably withhold its consent to reasonable expenditures in excess thereof; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
  Section 6.01(c);

    (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or the Fletcher Warrant, except that any STC Subsidiary may pay dividends or make other distributions to STC or any other STC Subsidiary and may pay noncash dividends required to be made under the terms of the certificate of designation of STC applicable to the Series A Preferred Stock;

    (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (f) increase the compensation payable or to become payable to its officers, consultants or employees, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of STC that would be triggered by the Merger with, any director, officer, consultant or other employee of STC or any STC Subsidiary who is not currently entitled to such benefits from the Merger, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of STC or any STC Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

    (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

    (h) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of STC and the consolidated STC Subsidiaries dated as of June 30, 1996 included in the 1996 STC 10-K and only to the extent of such reserves; or

    (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

  SECTION 6.02. Conduct of Business by CGI Pending the Closing. CGI agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.02 of the CGI Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless STC shall otherwise agree in writing, (x) the respective businesses of CGI and the CGI Subsidiaries shall be conducted only in, and CGI and the CGI Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) CGI shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of CGI and the CGI Subsidiaries and to preserve the current relationships of CGI and the CGI Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which CGI or any CGI Subsidiary has significant business relations as CGI deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section
6.02 of the CGI Disclosure Schedule or as expressly contemplated by any other provision of this

Agreement and the CGI Stock Option Agreement, neither CGI nor any CGI Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of STC, which consent shall not be unreasonably withheld or delayed:

    (a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

    (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of CGI or any CGI Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of CGI or any CGI Subsidiary, except for (A) issuances of CGI Common Stock pursuant to options and warrants thereon outstanding on the date hereof and described in Section 5.03, (B) issuances of options to new hires of CGI and
  (C) issuances of options to employees, officers and directors of CGI consistent with past practice, or (ii) any property or assets of CGI or any CGI Subsidiary, except in the ordinary course of business consistent with past practice and pursuant to any existing CGI Material Contract or in an aggregate amount not in excess of $10,000,000;

    (c) (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof or any assets, other than acquisitions of assets (excluding the acquisition of a business or substantially all of the stock or assets thereof) in the ordinary course of business consistent with past practice, and any acquisitions for consideration, calculated as of the date of execution of the definitive agreement for any such acquisition, that is not, in the aggregate for all such acquisitions, in excess of 10 percent of the market value of CGI of the date of the execution of any contract related thereto;
  (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money; (iii) terminate, cancel or request any material change in, or agree to any material change in, any CGI Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of CGI and the CGI Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.02(c);

    (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any CGI Subsidiary may pay dividends or make other distributions to CGI or any other CGI Subsidiary;

    (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees or officers of CGI or any CGI Subsidiary (including, without limitation, annual merit increases and bonuses), or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of CGI that would be triggered by the Merger with, any director, officer or other employee of CGI or any CGI Subsidiary who is not currently entitled to such benefits upon the Merger, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of CGI or any CGI Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

    (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

    (h) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of CGI and the consolidated CGI Subsidiaries dated as of December 31, 1995 included in the 1995 CGI 10-K and only to the extent of such reserves; or

    (i) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

  SECTION 6.03. Cooperation; Steering Committee. Upon the execution and delivery of this Agreement, CGI and STC shall establish a committee (the "Steering Committee") for the purpose of, to the extent permitted by applicable Laws, facilitating the efficient transition and combination of the respective businesses of CGI and STC as promptly as practicable following the Effective Time. The Steering Committee shall consist of up to 10 individuals to be designated from time to time by the Chairman of CGI in consultation with the Chairman of STC, and shall be chaired by CGI. The Steering Committee shall be dissolved as of the Effective Time.

  SECTION 6.04. Notices of Certain Events. Each of CGI and STC shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting CGI, STC, the CGI Subsidiaries or the STC Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any STC Material Contract or CGI Material Contract; and (v) any change that could reasonably be expected to have an STC Material Adverse Effect or a CGI Material Adverse Effect or to delay or impede the ability of either STC or CGI to perform its obligations pursuant to this Agreement, the STC Stock Option Agreement or the CGI Stock Option Agreement and to effect the consummation of the Merger.

  SECTION 6.05. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which CGI or STC or any of the CGI Subsidiaries or the STC Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, CGI and STC shall (and shall cause the CGI Subsidiaries and the STC Subsidiaries, respectively, to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made in this Agreement.

  (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.05.

  SECTION 6.06. No Solicitation of Transactions. Each party to this Agreement shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action; provided, however, that nothing contained in this
Section 6.06 shall prohibit the board of directors of CGI or STC from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) after receiving the advice of outside counsel to the effect that the board of directors of STC or CGI, as the case may be, is required to do so in order to discharge properly its fiduciary duties, considering, negotiating and approving and recommending to the shareholders of STC or CGI, as the case may be, an unsolicited bona fide written acquisition proposal which (A) was not received in violation of this Section 6.06, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing and (D) the board of directors of STC or CGI, as the case may be, determines in good faith, after consultation with its financial advisors, would result in a transaction more favorable to STC's or CGI's stockholders, as the case may be, than the transaction contemplated by this Agreement (any such acquisition proposal, a "Superior Proposal"). Each party hereto shall notify the other parties hereto promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding such an acquisition proposal or a Competing Transaction is made. Each party hereto immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. None of the parties hereto shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Each party hereto shall use its best efforts to ensure that its officers, directors, employees and subsidiaries and any investment banker or other advisor or representative retained by such party are aware of the restrictions described in this Section 6.06.

  SECTION 6.07. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor CGI nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

  SECTION 6.08. Subsequent Financial Statements. Prior to the Effective Time, each of STC and CGI (i) shall consult with the other prior to making publicly available its financial results for any period and (ii) shall consult with the other prior to the filing of, and shall timely file with the SEC, each Annual Report on Form10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such party under the Exchange Act and shall promptly deliver to the other copies of each such report filed with the SEC.

  SECTION 6.09. Control of Operations. Nothing contained in this Agreement shall give CGI, directly or indirectly, the right to control or direct the operations of STC and the STC Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of CGI and STC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

  SECTION 6.10. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by CGI, Merger Sub, STC or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NASD, (B) the Securities Act, the Exchange Act and any other applicable federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  SECTION 7.01. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, CGI and STC shall jointly prepare and STC and CGI shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of CGI (together with all amendments thereto, the "Registration Statement"), in connection with the registration under the Securities Act of the CGI Common Stock to be issued to STC's stockholders pursuant to the Merger and (ii) the Joint Proxy Statement with respect to the Merger relating to the special meeting of each of STC's stockholders (the "STC Stockholders' Meeting") and CGI's stockholders (the "CGI Stockholders' Meeting") to be held to consider approval of this Agreement and the Merger contemplated hereby (together with any amendments thereto, the "Joint Proxy Statement"). Copies of the Joint Proxy Statement shall be provided to the NASD in accordance with its rules with respect to the NMS. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after this date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of CGI Common Stock pursuant to the Merger. CGI or STC, as the case may be, shall furnish all information concerning itself as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Joint Proxy Statement shall be mailed to the stockholders of CGI and STC. Each of the parties hereto shall cause the Joint Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NASD and (iv) the General Corporation Law.

  (b) The Joint Proxy Statement shall include (i)(A) subject to the provisos contained in the first sentence of Section 6.06, the approval of the Merger and the STC Amendment and recommendation of the board of directors of STC to the stockholders of STC that they vote in favor of approval of this Agreement and the Merger contemplated hereby and the STC Amendment, and (B) the opinion of DLJ referred to in Section 4.18, and (ii)(A) subject to the provisos contained in the first sentence of Section 6.06, the approval of the Merger and the CGI Amendment and recommendation of the board of directors of CGI to the stockholders of CGI that they vote in favor of approval of this Agreement and the Merger contemplated hereby and the CGI Amendment, and (B) the opinion of Lehman Brothers referred to in Section 5.18.

  (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made without the approval of CGI and STC, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CGI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NASD for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

  (d) The information supplied by STC for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of STC and CGI, (iv) the time of the STC Stockholders' Meeting, (v) the time of the CGI Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to STC or any STC Subsidiary, or their respective officers or directors, should be discovered by STC that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, STC shall promptly inform CGI. All documents that STC is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the NASD, the General Corporation Law, the Securities Act and the Exchange Act.

  (e) The information supplied by CGI for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC, (ii) if different, the time the Registration Statement is declared effective, (iii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of CGI and STC, (iv) the time of the STC Stockholders' Meeting, (v) the time of the CGI Stockholders' Meeting and (vi) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to CGI or any CGI Subsidiary, or their respective officers or directors, should be discovered by CGI that should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, CGI shall promptly inform STC. All documents that CGI is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the NASD, the General Corporation Law, the Securities Act and the Exchange Act.

  SECTION 7.02. Stockholders' Meetings. STC shall call and hold the STC Stockholders' Meeting and CGI shall call and hold the CGI Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement pursuant to the Joint Proxy Statement and the Merger contemplated hereby, and each of CGI and STC shall use all reasonable efforts to hold the CGI Stockholders' Meeting and the STC Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. STC shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby and the Amendment pursuant to the Joint Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the General Corporation Law or applicable stock exchange requirements to obtain such approval. CGI shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby pursuant to the Joint Proxy Statement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the General Corporation Law or applicable stock exchange requirements to obtain such approval. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation and by-laws to effect the Merger.

  SECTION 7.03. Affiliates. (a) Not fewer than 45 days prior to the Effective Time, STC shall deliver to CGI a list of names and addresses of each person who was, in STC's reasonable judgment, at the record date for the STC Stockholders' Meeting, an affiliate of STC. STC shall provide CGI such information and documents as CGI shall reasonably request for purposes of reviewing such list. STC shall use all reasonable efforts to deliver or cause to be delivered to CGI, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit 7.03(a) (each, an "STC Affiliate Agreement"), executed by each of the affiliates of STC identified in the above-referenced list. The foregoing notwithstanding, CGI shall be entitled to place legends as specified in the form of STC Affiliate Agreement on the certificates evidencing any of the CGI Common Stock to be received by

(i) any affiliate of STC or (ii) any person CGI reasonably identifies (by written notice to STC) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such CGI Common Stock, consistent with the terms of the form of STC Affiliate Agreement, regardless of whether such person has executed an STC Affiliate Agreement and regardless of whether such person's name and address appear on
Section 4.16 of the STC Disclosure Schedule.

  (b) CGI shall use all reasonable efforts to obtain or cause to be obtained, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit 7.03(b) (each, a "CGI Affiliate Agreement"), executed by each person who was, in CGI's reasonable judgment, at the record date for the CGI Stockholders' Meeting, an affiliate of CGI.

  SECTION 7.04. Directors' and Officers' Indemnification and
Insurance. (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of STC on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of STC, unless such modification shall be required by law.

  (b) STC shall, to the fullest extent permitted under applicable law and regardless of whether the Merger shall become effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of STC and each STC Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) STC or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to STC or the Surviving Corporation, promptly after statements therefor are received and
(ii) STC and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither STC nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided further that neither STC nor the Surviving Corporation shall be obligated pursuant to this Section 7.04(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action; provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

  (c) The Surviving Corporation shall use all reasonable efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by STC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.04(c) more than an amount per year equal to 125% of current annual premiums paid by STC for such insurance.

  (d) In the event STC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of STC or the Surviving Corporation, as the case may be, or at CGI's option, CGI, shall assume the obligations set forth in this Section 7.04.

  SECTION 7.05. No Shelf Registration. CGI shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of CGI Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of STC or CGI within the meaning of Rule 145 promulgated under the Securities Act.

  SECTION 7.06. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, CGI and STC shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NASD, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

  SECTION 7.07. Officers and Directors of CGI. (a) At the Effective Time, subject to the certificate of incorporation and by-laws of CGI, Stephen A. Sherwin, M.D. shall continue to hold the offices of Chairman, President and Chief Executive Officer of CGI.

  (b) Immediately after the Effective Time, the total number of persons serving on the board of directors of CGI shall be nine (unless otherwise agreed in writing by STC and CGI prior to the Effective Time), and shall consist of the following individuals:

    David W. Carter
    James M. Gower
    Raju S. Kucherlapati, Ph.D.
    Joseph E. Maroun
    John T. Potts, Jr., M.D.
    Thomas E. Shenk, Ph.D.
    Stephen A. Sherwin, M.D.
    Eugene L. Step
    Inder M. Verma, Ph.D.

In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of CGI is unable or unwilling to serve in such position, the party with which such person was affiliated prior to the date hereof shall designate another person to serve in such person's stead in accordance with the provisions of the immediately preceding sentence; provided that any such designee shall be reasonably satisfactory to each of CGI and STC. From and after the Effective Time, the composition of the board of directors shall be determined in accordance with the certificate of incorporation and by-laws of CGI.

  SECTION 7.08. NMS Listing. Each of the parties hereto shall use all reasonable efforts to obtain, prior to the Effective Time, the approval for listing on the NMS, effective upon official notice of issuance, of the shares of CGI Common Stock into which the shares of STC Capital Stock will be converted pursuant to Article III.

  SECTION 7.09. Blue Sky. Each of the parties hereto shall use all reasonable efforts to obtain, prior to the Effective Time, all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of CGI Common Stock to be issued in accordance with the provisions of this Agreement.

  SECTION 7.10. STC Stock Options. At the Effective Time, CGI shall assume, by virtue of this Agreement and without any further action on the part of STC, all of STC's obligations with respect to each outstanding STC Stock Option, whether vested or unvested. STC shall take all corporate action necessary to ensure that, unless otherwise elected by CGI prior to the Effective Time, CGI shall make such assumption in such manner that CGI (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that
Section 424 of the Code does not apply to such STC Stock Option, would be such a corporation were Section 424 of the Code applicable to such STC Stock Option; and, if not so otherwise elected, after the Effective Time, all references to STC in the STC Stock Plans and the applicable STC Stock Option agreements shall be deemed to refer to CGI, which shall have assumed the STC Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of STC or CGI. Each STC Stock Option so assumed by CGI under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable STC Stock Plan and the applicable STC Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in Section 3.05. CGI shall use all reasonable efforts to ensure that the STC Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. As soon as practicable after the Effective Time, CGI shall file with the SEC and use its best efforts to have declared effective a registration statement on Form S-8 with respect to the shares of CGI Common Stock issuable under the assumed STC Stock Plans.

  SECTION 7.11. [INTENTIONALLY LEFT BLANK]

  SECTION 7.12. Bridge Facility. (a) Pursuant to Section 6.01(b), STC is prohibited from, among other things, exercising the Fletcher Put Options.

  (b) During the term of this Agreement, STC shall promptly notify CGI if the Projected Cash Balances are (i) then forecast by senior management of STC to fall below $5,000,000 within 30 days or (ii) then below $5,000,000. Such notice (a "Liquidity Notice") shall include, without limitation, the date on which the Projected Cash Balances are forecast to fall below $5,000,000. STC shall use all reasonable efforts to prevent the Actual Balances from falling below $5,000,000. STC shall borrow under the Bridge Facility to prevent the Actual Balances from falling below $5,000,000.

  (c) Upon receipt of a Liquidity Notice from STC and so long as a Commitment Termination Event shall not have occurred which reduces the then available Bridge Facility amount to $0.00, if so requested by STC, CGI shall lend STC funds under the Bridge Facility as provided in subsection (d) of this Section
7.12 in increments of $50,000. All funds provided to STC under the Bridge Facility shall be used solely to fund ordinary and necessary operating expenses in accordance with the then current Operating Budget.

  (d) In the event that STC elects or is required to borrow funds pursuant to subsection (c) of this Section 7.12 and provided that no Commitment Termination Event shall have occurred which reduces the then available Bridge Facility amount to $0.00, CGI shall, upon the terms and subject to the conditions set forth herein and in the Bridge Facility Promissory Note, make advances (the "Advances") to STC at such times as are reasonably requested until the earlier to occur of (i) the date on which the then available Bridge Facility amount equals $0.00 and (ii) June 30, 1997 in an aggregate principal amount not to exceed at any time outstanding $5,000,000. Each Advance shall be in an amount of $50,000 or an integral multiple of $50,000 in excess thereof. Each Advance shall be made upon notice (which notice may be included in a Liquidity Notice) given by STC to CGI not later than 11:00 a.m. San Francisco time on the second business day prior to the date of the proposed Advance. Such notice shall specify the date and amount of the proposed Advance and identify its intended usage. Not later than 2:00 p.m. San Francisco time on the date of such Advance and upon fulfillment of the applicable conditions set forth in subsection (e) of this Section 7.12, CGI shall make such Advance available to STC in same day funds at STC's address specified above.

  (e) (i) The obligation of CGI to make its initial Advance under the Bridge Facility shall be subject to the conditions precedent that CGI shall have received, on or before the day of such initial Advance, (A) a certificate of the Secretary or an Assistant Secretary of STC dated the day of such initial Advance, in form and substance satisfactory to CGI, certifying (1) copies of the resolutions of the board of directors of STC approving the Bridge Facility Promissory Note, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Bridge Facility Promissory Note, and (2) the names and true signatures of the officers of STC authorized to sign the Bridge Facility Promissory Note and the other documents to be delivered hereunder; and (B) a counterpart executed by Somatix of the security agreement in the form previously agreed between the parties, pursuant to which Somatix shall grant Cell Genesys a security interest in certain Somatix intellectual property to secure the indebtedness at any time outstanding under the Bridge Facility.

  (ii) The obligation of CGI to make each Advance (including the initial Advance) shall be subject to the further conditions precedent that (A) this Agreement shall have been executed and delivered by the parties hereto and shall be in full force and effect; (B) the representations and warranties contained in the Bridge Facility Promissory Note shall be, and CGI shall have received a certificate signed by a duly authorized officer of STC, dated the date of such Advance, certifying that such representations and warranties are, true, complete and correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date;
(C) no event shall have occurred and be continuing, or be reasonably likely to result from such Advance or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and (D) CGI shall have received a certificate signed by a duly authorized officer of STC, dated the date of such Advance, certifying the then Projected Cash Balances and Actual Cash Balances.

  (f) STC shall, in consultation with the Steering Committee, revise the Projected Cash Balances and the Operating Budget from time to time, but in no event less frequently than monthly; provided, however, that in the event STC delivers to CGI a revised Operating Budget materially adversely different than the Operating Budget delivered on the date hereof without the prior written consent of CGI, CGI's obligations under the Bridge Facility shall be suspended until such time as the parties hereto agree to a revised Operating Budget.

  SECTION 7.13. Audited Financial Statements. As soon as practicable after the date hereof or, in the case of the fiscal quarter of STC ending March 31, 1997, as soon as practicable after March 31, 1997 if CGI does not then reasonably expect the Effective Time to occur within 45 days of such date, STC shall cause its independent certified public accountants to prepare and audit balance sheets of STC at and as of December 31, 1996 and March 31, 1997, respectively, and related statements of income, retained earnings, shareholders' equity and changes in financial position of STC for the six-month period ended December 31, 1996 and the nine-month period ending March 31, 1997, respectively, and to render its unqualified report thereon. Within one business day of receipt of the above described audited consolidated financial statements of STC, STC shall deliver to CGI true, complete and correct copies of such financial statements, together with the auditor's reports thereon.

  SECTION 7.14. Additional Debt. (a) Notwithstanding the restrictions contained in Section 6.01 and the provisions of the Bridge Facility referred to in Section 7.12, STC may incur indebtedness in addition to that in effect on the date hereof in a principal amount not in excess of $2,000,000 if, and only if, the following conditions shall have been satisfied to the reasonable satisfaction of CGI on or prior to the date of incurrence of such additional indebtedness (a transaction meeting all of the following conditions being referred to as a "Permitted Financing"):

    (i) STC shall have given CGI not fewer than two business days' notice of its intention to enter into an agreement to incur any additional indebtedness;

    (ii) such additional indebtedness shall be unsecured;

    (iii) any shares of STC Capital Stock (or warrants, options or similar securities convertible into or exchangeable for STC Capital Stock) issued in connection with such additional indebtedness will, by their terms, be converted into shares of CGI Common Stock pursuant to the Merger; and

    (iv) the other terms and conditions thereof shall be reasonably satisfactory to CGI; provided that any term that creates any right whatsoever in any asset or property of STC, or any ongoing obligation or liability on STC or CGI after repayment in full of such additional indebtedness, shall be conclusively not satisfactory.

  (b) All funds provided to STC under any Permitted Financing shall be used solely to fund ordinary and necessary operating expenses in accordance with the then current Operating Budget.

                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER

  SECTION 8.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

    (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

    (b) (i) this Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of each of STC and CGI and (ii) the CGI Amendment shall have been duly approved by the requisite vote of the stockholders of CGI, in each case in accordance with the General Corporation Law;

    (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

    (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated;

    (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of STC or CGI that is materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of CGI and its subsidiaries, taken as a whole; and

    (f) the shares of CGI Common Stock into which the shares of STC Capital Stock will be converted pursuant to Article III and the shares of CGI Common Stock issuable upon the exercise of options pursuant to Section 3.05 shall have been authorized for listing on the NMS, subject to official notice of issuance.

  SECTION 8.02. Conditions to the Obligations of STC. The obligations of STC to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) each of the representations and warranties of CGI contained in this Agreement that is qualified by materiality shall be true, complete and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and STC shall have received a certificate of the Chairman or President and Chief Financial Officer of CGI to such effect;

    (b) CGI shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and STC shall have received a certificate of the Chairman or President and Chief Financial Officer of CGI to that effect; and

    (c) Brobeck, Phleger & Harrison, special counsel to STC, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to STC, and reasonably satisfactory to it, based upon customary representations of STC and customary assumptions (including delivery and non-withdrawal of the opinion referred to in subsection (c) of Section 8.03), to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of STC, Merger Sub and CGI will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinions shall not have been withdrawn or modified in any material respect.

  SECTION 8.03. Conditions to the Obligations of CGI. The obligations of CGI to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

    (a) each of the representations and warranties of STC contained in this Agreement that is qualified by materiality shall be true, complete and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and CGI shall have received a certificate of the Chairman or President and Chief Financial Officer of STC to such effect;

    (b) STC shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and CGI shall have received a certificate of the Chairman or President and Chief Financial Officer of STC to that effect;

    (c) Shearman & Sterling, special counsel to CGI, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to CGI, and reasonably satisfactory to it, based upon customary representations of CGI and customary assumptions (including delivery and non-withdrawal of the opinion referred to in subsection (c) of Section 8.02), to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of CGI, Merger Sub and STC will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinions shall not have been withdrawn or modified in any material respect;

    (d) the STC Amendment shall have been duly approved by the requisite vote of the stockholders of STC in accordance with the General Corporation Law;

    (e) STC shall have executed and delivered the Bridge Facility Promissory Note; and

    (f) the holder(s) of the Fletcher Warrant shall have elected pursuant to the Fletcher Notice and in accordance with Section 10 of the Fletcher Warrant either (i) to resell the Fletcher Warrant to STC for cash or (ii) to permit CGI to assume the Fletcher Warrant pursuant to Section 3.05; provided, however, that any disagreement between STC and Fletcher as to the cash amount so required to be paid shall not constitute a failure of this condition.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

    (a) by mutual written consent duly authorized by the boards of directors of each of CGI and STC;

    (b) by either CGI or STC, if the Effective Time shall not have occurred on or before August 31, 1997; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

    (c) by either CGI or STC, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

    (d) by CGI, if (i) the board of directors of STC withdraws, modifies or changes its recommendation of this Agreement, the Merger or the Amendment in a manner adverse to CGI or its stockholders or shall have resolved to do so, (ii) the board of directors of STC shall have recommended to the stockholders of STC a Competing Transaction or shall have resolved to do so or (iii) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of STC shall have been commenced and the board of directors of STC shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (e) by STC, if (i) the board of directors of CGI withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to STC or its stockholders or shall have resolved to do so, (ii) the board of directors of CGI shall have recommended to the stockholders of CGI a Competing Transaction or shall have resolved to do so or (iii) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of CGI shall have been commenced and the board of directors of CGI shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

    (f) by CGI or STC, if (i) this Agreement and the Merger shall fail to receive the requisite votes for approval at the STC Stockholders' Meeting or any adjournment or postponement thereof or (ii) if this Agreement and the Merger shall fail to receive the requisite votes for approval at the CGI Stockholders' Meeting or any adjournment or postponement thereof;

    (g) by CGI, upon a breach of any representation, warranty, covenant or agreement on the part of STC set forth in this Agreement, or if any representation or warranty of STC shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
  8.03 would not be satisfied (a "Terminating STC Breach"); provided, however, that, if such Terminating STC Breach is curable by STC through the exercise of its reasonable efforts within 60 days and for so long as STC continues to exercise such reasonable efforts, CGI may not terminate this Agreement under this Section 9.01(g); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

    (h) by STC, upon breach of any representation, warranty, covenant or agreement on the part of CGI set forth in this Agreement, or if any representation or warranty of CGI shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
  8.02 would not be
  satisfied (a "Terminating CGI Breach"); provided, however, that, if such Terminating CGI Breach is curable by CGI through the exercise of its reasonable efforts within 60 days and for so long as CGI continues to exercise such reasonable efforts, STC may not terminate this Agreement under this Section 9.01(h); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph
  (b) of this Section 9.01;

    (i) by STC, if (A) the board of directors of STC shall have resolved to accept, accepted or recommended to the shareholders of STC, a Superior Proposal, and (B) in the case of the termination of this Agreement under this Section 9.01(i) by STC, STC shall have paid to CGI all amounts owing by STC to CGI under Section 9.05(b); and

    (j) by CGI, if (A) the board of directors of CGI shall have resolved to accept, accepted or recommended to the shareholders of CGI, a Superior Proposal, and (B) in the case of the termination of this Agreement under this Section 9.01(j) by CGI, CGI shall have paid to STC all amounts owing by CGI to STC under Section 9.05(c).

  SECTION 9.02. Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of CGI or STC or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in Section 9.05(b),
(c), (d) and (e); provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

  SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of STC or CGI, as the case may be, no amendment may be made, except such amendments as have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the General Corporation Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 9.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 9.05. Expenses. (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement, the STC Stock Option Agreement, the CGI Stock Option Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that CGI and STC each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement and any fees required to be paid under the HSR Act.

  (b) In the event that CGI shall terminate this Agreement pursuant to Section 9.01(d), (f)(i) or (g), or STC shall terminate this Agreement pursuant to
Section 9.01(f)(i) or (i), then STC shall pay to CGI an amount equal to $3,000,000 plus all of CGI's Expenses.

  (c) In the event that STC shall terminate this Agreement pursuant to Section 9.01(e), (f)(ii) or (h) or CGI shall terminate this Agreement pursuant to
Section 9.01(f)(ii) or (j), CGI shall pay to STC an amount equal to $3,000,000 plus all of STC's Expenses.

  (d) Any payment required to be made pursuant to Section 9.05(b) or (c) shall be made to the party entitled to receive such payment not later than two business days after delivery to the other party of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 9.05(d); provided, however, that, in the event both CGI and STC would otherwise be entitled to payments under this Section 9.05 in connection with the termination of this Agreement pursuant to both Sections 9.01(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 9.05.

  (e) In the event that CGI or STC, as the case may be, shall fail timely to make any payment on Expense reimbursement required to be made pursuant to
Section 9.05(b) or (c), the amount of any such required payment on Expense reimbursement shall be increased to include the costs and expenses actually incurred or accrued by the other (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.05, together with interest on such unpaid Expense reimbursement, commencing on the date that such Expense reimbursement became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, from time to time, as such bank's base rate plus 3.00 percent per annum.

                                   ARTICLE X

                              GENERAL PROVISIONS

  SECTION 10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement and the CGI Disclosure Schedule and the STC Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

  SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02).

  SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

  SECTION 10.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.06, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

  SECTION 10.05. Incorporation of Exhibits. The CGI Disclosure Schedule, the STC Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

  SECTION 10.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

  SECTION 10.07. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

  SECTION 10.08. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

  SECTION 10.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  SECTION 10.11. Entire Agreement. This Agreement (including the Exhibits, the CGI Disclosure Schedule and the STC Disclosure Schedule), the STC Stock Option Agreement and the CGI Stock Option Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CELL GENESYS, INC.

                                          By:    /s/ Stephen A. Sherwin
                                            ___________________________________
                                                 Stephen A. Sherwin, M.D.
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                          342 Lakeside Drive
                                          Foster City, California 94404
                                          Telephone: (415) 358-9600
                                          Telecopy: (415) 358-0230
                                          Attention: Kathleen Sereda Glaub

                                          with a copy to:

                                          Shearman & Sterling
                                          555 California Street
                                          San Francisco, California 94104-1522
                                          Telephone: (415) 616-1100
                                          Telecopy: (415) 616-1199
                                          Attention: Michael J. Kennedy

                                          S MERGER CORP.

                                          By:  /s/ Kathleen Sereda Glaub
                                            ___________________________________
                                                   Kathleen Sereda Glaub
                                                 Chairman of the Board and
                                                         President

                                          c/o Cell Genesys, Inc.
                                          342 Lakeside Drive
                                          Foster City, California 94404
                                          Telephone: (415) 358-9600
                                          Telecopy: (415) 358-0230
                                          Attention: Kathleen Sereda Glaub

                                          SOMATIX THERAPY CORPORATION

                                          By:    /s/ Edward O. Lanphier
                                            ___________________________________
                                                   Edward O. Lanphier II
                                            Executive Vice President and Chief
                                                     Financial Officer

                                          950 Marina Village Parkway
                                          Suite 100
                                          Alameda, California 94501
                                          Telephone: (510) 748-3000
                                          Telecopy: (510) 814-8002
                                          Attention: Edward O. Lanphier

                                          with a copy to:

                                          Brobeck, Phleger & Harrison
                                          2200 Geng Road
                                          Palo Alto, California 94303
                                          Telephone: (415) 424-0160
                                          Telecopy: (415) 496-2885
                                          Attention: J. Stephen Dolezalek

                                                                     APPENDIX B

                                LEHMAN BROTHERS

                                                               January 12, 1997

Board of Directors
Cell Genesys, Inc.
322 Lakeside Drive
Foster City, CA  94404

Members of the Board:

  We understand that Cell Genesys, Inc. ("Cell Genesys") and Somatix Therapy Corporation ("Somatix") have entered into an Agreement and Plan of Merger and Reorganization dated January 12, 1997 (the "Agreement") pursuant to which a wholly owned subsidiary of Cell Genesys will merge with and into Somatix and each outstanding share of common stock of Somatix and each outstanding share of convertible preferred stock of Somatix, on an as-converted basis, will be converted into and become exchangeable for 0.3850 shares of common stock of Cell Genesys (the "Exchange Ratio"), subject to certain adjustments as set forth in the Agreement (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

  We have been requested by Cell Genesys to render our opinion with respect to the fairness, from a financial point of view, to Cell Genesys of the Exchange Ratio to be offered to the stockholders of Somatix in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of Cell Genesys to proceed with or effect the Proposed Transaction.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) the Form 10-K for the fiscal year ended December 31, 1995 and the Form 10-Q for the quarter ended September 30, 1996 of Cell Genesys and the Form 10-K for the fiscal year ended June 30, 1996 and the Form 10-Q for the quarter ended September 30, 1996 for Somatix, and such other publicly available information concerning Cell Genesys and Somatix which we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of Cell Genesys and Somatix furnished to us by Cell Genesys and Somatix, (4) trading histories of Cell Genesys and Somatix common stock and a comparison of those trading histories with those of other companies that we deemed relevant,
(5) a comparison of the historical financial results and present financial condition of Cell Genesys and Somatix with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of Cell Genesys and Somatix concerning their respective businesses, operations, assets, financial conditions and prospects and the operating synergies and other strategic benefits expected to result from a combination of the businesses of Cell Genesys and Somatix, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Cell Genesys and Somatix that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Cell Genesys and Somatix, upon advice of Cell Genesys, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Cell Genesys as to the future financial performance of the Cell LEHMAN BROTHERS
               3 WORLD FINANCIAL CENTER NEW YORK, NY 10285-1700

Genesys and Somatix and that Cell Genesys and Somatix will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Cell Genesys or Somatix and have not made or obtained any evaluations or appraisals of the assets or liabilities of Cell Genesys or Somatix. Upon the advice of Cell Genesys and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Cell Genesys and Somatix. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of Somatix in the Proposed Transaction is fair to Cell Genesys.

  We have acted as financial advisor to the Cell Genesys in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Cell Genesys has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Cell Genesys in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of Cell Genesys and Somatix for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of Cell Genesys and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Cell Genesys as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                     APPENDIX C

                         DONALDSON, LUFKIN & JENRETTE
              DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
           277 PARK AVENUE, NEW YORK, NEW YORK 10172 (212) 892-3000

                               January 12, 1997

Board of Directors
Somatix Therapy Corporation
850 Marina Village Parkway
Alameda, CA  94501-1034

Lady and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Somatix Therapy Corporation (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 12, 1997 (the "Agreement"), among Cell Genesys, Inc. ("Cell Genesys"), S Merger Corp. ("Merger Sub"), a wholly owned subsidiary of Cell Genesys, and the Company, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") will be converted into, subject to certain adjustments, and become exchangeable for a number of shares of common stock, par value $.001 per share, of Cell Genesys (and the associated preferred share purchase rights) (together, "Cell Genesys Common Stock") equal to .3850 minus (i) in the event that the Series B Exchange Ratio (as defined below) is greater than 16.4384, the Series B Adjustment Amount (as defined below), (ii) in the event the holder(s) of the warrant (the "Warrant") to purchase up to 650,000 shares of the Company Common Stock, issued pursuant to the Subscription Agreement dated September 24, 1996 between the Company and Fletcher International Limited, elect(s) to put the Warrant to, and have the Warrant redeemed by, the Company pursuant to the terns of the Warrant, .0063 and (iii) in the event that the Company issues in connection with a financing permitted pursuant to the Agreement any securities convertible into Cell Genesys Common Stock pursuant to the Agreement, the New Financing Adjustment Amount (as defined below) (such number, the "Common Exchange Ratio"); each share of Series A Preferred (as defined in the Agreement) of the Company will be converted into, subject to certain adjustments, and become exchangeable for a number of shares of Cell Genesys Common Stock equal to the product of 6.25 and the Common Exchange Ratio (the "Series A Exchange Ratio"); and each share of Series B Preferred Stock, (as defined in the Agreement) of the Company will be converted into, subject to certain adjustments, and become exchangeable for a number of shares of Cell Genesys Common Stock equal to the quotient of $150.00 and the average of the daily closing prices of Cell Genesys Common Stock over tho 30-day period ending three days prior to the effectiveness of the Merger (the "Series B Exchange Ratio"). The Series B Adjustment Amount means .3850 minus (I) .3850 multiplied by (II) the quotient of (i) (A) the aggregate number of shares of Cell Genesys Common Stock issuable to the holders of the Company Common Stock and the holders of the Series A Preferred Stock pursuant to the Merger, assuming the Common Exchange Ratio is .3850, less (B) the product of (l) the aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the effectiveness of the Merger and (2) (x) the Series B Exchange Ratio less (y) 16.4384 and;
(ii) the aggregate number of shares of Cell Genesys Common Stock issuable to the holders of the Company Common Stock and the holders of the Series A Preferred Stock pursuant to the Merger, assuming the Common Exchange Ratio is
 .3850. The new Financing Adjustment Amount means .3850 minus (I) .3850 multiplied by (II) the quotient of (i) (A) the aggregate number of shares of Cell Genesys Common stock issuable to the holders of the Company Common Stock and the holders of the Series A Preferred Stock pursuant to the Merger, assuming the Common Exchange Ratio is .3850 less (B) the aggregate number of shares of Cell Genesys Common Stock issuable upon conversion of any securities of the Company issued in connection with a financing permitted pursuant in the Agreement, and (ii) the aggregate number of shares of Cell Genesys Common Stock issuable to the holders of the Company Common Stock and the holders of the Series A Preferred Stock pursuant to the Merger, assuming the Common Exchange Ratio is .3850. For purposes of our opinion we have assumed that the New Financing Adjustment Amount will not exceed 0.03.

  In arriving at our opinion, we have reviewed the draft dated January 12, 1996 of the Agreement and the exhibits thereto, including the draft Stock Option Agreements between Cell Genesys and the Company. We also have reviewed the terms of the Series A Preferred Stock, the Series B Preferred Stock and the Warrant and financial and other information that was publicly available or furnished to us by the Company and Cell Genesys including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company and certain financial projections of Cell Genesys prepared by the management of Cell Genesys. In addition, we have compared certain financial and securities data of the Company and Cell Genesys with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Cell Genesys Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Cell Genesys or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Cell Genesys as to the future operating and financial performance of the Company and Cell Genesys, respectively. With respect to any potential liabilities of, or other impact on, Cell Genesys related to the litigation in which Cell Genesys is involved, we have not been requested to and do not express any opinion regarding the financial impact of these matters on Cell Genesys and the effect, if any, of such matters on the fairness to the stockholders of the Company from a financial point of view of the Common Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio. We have not assumed any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have further assumed that the Merger will qualify as tax-free reorganization under the Internal Revenue Code of 1986, as amended. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which Cell Genesys Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  We understand that this opinion may be included in the joint proxy statement/prospectus of the Company and Cell Genesys relating to the Merger, subject to the approval in form and substance by DLJ and its legal counsel of any description of or reference to DLJ or any summary of this opinion or any presentation of DLJ included in such joint proxy statement/prospectus.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Common Exchange Ratio is fair to the holders of Company Common Stock, the Series A Exchange Ratio is fair to the holders of the Series A Preferred Stock and the Series B Exchange Ratio is fair to the holders of Series B Preferred Stock, in each case, from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                          By: /\s/\ Ralph Carlto_______n
                                          Ralph Carlton
                                          Senior Vice President

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                            [RECYCLED PAPER LOGO]
                                                                      0522-PS-97

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Cell Genesys' certificate of incorporation provides that no director will be personally liable to Cell Genesys or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Cell Genesys or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the payment of a dividend or repurchase of stock or (iv) for any transaction in which the director derived an improper personal benefit.

  Cell Genesys' by-laws provide that Cell Genesys must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cell Genesys) by reason of the fact that he or she is or was a director or officer of Cell Genesys, or that such director or officer is or was serving at the request of Cell Genesys as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Cell Genesys, which approval may not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Cell Genesys, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of Cell Genesys, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

  Cell Genesys' by-laws provide further that Cell Genesys must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Cell Genesys to procure a judgment in its favor by reason of the fact that he is or was an Agent against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in manner he or she reasonably believed to be in or not opposed to the best interests of Cell Genesys and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Cell Genesys unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

  Pursuant to its by-laws, Cell Genesys has the power to purchase and maintain a directors and officers liability policy to insure Cell Genesys' officers and directors against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Amended and restated agreement and plan of merger and
             reorganization, dated as of January 12, 1997, as amended and restated as of March 27, 1997, among Cell Genesys, Inc., S Merger
             Corp. and Somatix Therapy Corporation (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus included as part of this registration statement)
     5.1     Opinion letter of Shearman & Sterling as to the legality of the securities being registered by this registration statement
     8.1     Opinion letter of Shearman & Sterling as to certain tax matters
     8.2     Opinion letter of Brobeck, Phleger & Harrison LLP as to certain tax matters
    13.1     Somatix Therapy Corporation Annual Report on Form 10-K for the
             year ended June 30, 1996
    13.2     Somatix Therapy Corporation Quarterly Report on Form 10-Q for the
             quarter ended December 31, 1996
    23.1     Consent of Shearman & Sterling with respect to its opinion as to the legality of securities being registered by this registration statement (contained in Exhibit 5.1)
    23.2     Consent of Shearman & Sterling with respect to its opinion as to certain tax matters (contained in Exhibit 8.1)
    23.3     Consent of Brobeck, Phleger & Harrison LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2)
    23.4     Consent of Ernst & Young LLP, independent auditors, with respect to financial statements of Cell Genesys
    23.5     Consent of Ernst & Young LLP, independent auditors, with respect to financial statements of Somatix
    23.6     Consent of Lehman Brothers Inc. with respect to its fairness opinion
    23.7     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
             with respect to its fairness opinion
    23.8     Consent of David W. Carter, as a person about to become a director of the registrant
    23.9     Consent of John T. Potts, Jr., M.D., as a person about to become a director of the registrant
    23.10    Consent of Inder M. Verma, Ph.D., as a person about to become a director of the registrant
    23.11    Consent of Thomas E. Shenk, Ph.D., as a person about to become a director of the registrant
    24.1     Power of attorney (included on page II-4)
    99.1     Form of Proxy Card of Cell Genesys
    99.2     Form of Proxy Card of Somatix

  (b) FINANCIAL STATEMENT SCHEDULES

  Financial statements and schedules not included herein have been omitted because of the absence of conditions under which they are required or because the required information, where material, is shown in the consolidated financial statements or notes thereto incorporated by reference in the Joint Proxy Statement/Prospectus.

  (c) REPORTS, OPINIONS AND APPRAISALS

  Opinions of Lehman Brothers Inc. and Donaldson, Lufkin & Jenrette Securities Corporation (attached as Appendix B and Appendix C, respectively, to the Joint Proxy Statement/Prospectus filed as a part of this registration statement).

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, state of California, on April 30, 1997.

                                          CELL GENESYS, INC.

                                          By    /s/ Stephen A. Sherwin
                                            ---------------------------------
                                                Stephen A. Sherwin, M.D.
                                            Chairman of the Board, President
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen A. Sherwin, M.D. and Kathleen Sereda Glaub, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for such person in any and all capacities to sign any amendments to the Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of such attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
    /s/ Stephen A. Sherwin           Chairman of the Board,          April 30, 1997
____________________________________  President and Chief
      Stephen A. Sherwin, M.D.        Executive Officer
    /s/ Kathleen Sereda Glaub        Senior Vice President, Chief    April 30, 1997
____________________________________  Financial Officer and
       Kathleen Sereda Glaub          Secretary
       /s/ James M. Gower            Director                        April 30, 1997
____________________________________
           James M. Gower
     /s/ Peter Barton Hutt           Director                        April 30, 1997
____________________________________
         Peter Barton Hutt
   /s/ Raju S. Kucherlapati          Director                        April 30, 1997
____________________________________
    Raju S. Kucherlapati, Ph.D.
     /s/ Joseph E. Maroun            Director                        April 30, 1997
____________________________________
          Joseph E. Maroun
      /s/ Eugene L. Step             Director                        April 30, 1997
____________________________________
           Eugene L. Step

                               INDEX TO EXHIBITS

  The Exhibit numbers in the following list correspond to the numbers assigned to such exhibits in Item 601 and Regulation S-K.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Amended and restated agreement and plan of merger and
             reorganization, dated as of January 12, 1997, as amended and restated as of March 27, 1997, among Cell Genesys, Inc., S Merger
             Corp. and Somatix Therapy Corporation (incorporated by reference to Appendix A to the Joint Proxy Statement/Prospectus included as part of this registration statement)
     5.1     Opinion letter of Shearman & Sterling as to the legality of the securities being registered by this registration statement
     8.1     Opinion letter of Shearman & Sterling as to certain tax matters
     8.2     Opinion letter of Brobeck, Phleger & Harrison LLP as to certain tax matters
    13.1     Somatix Therapy Corporation Annual Report on Form 10-K for the
             year ended June 30, 1996
    13.2     Somatix Therapy Corporation Quarterly Report on Form 10-Q for the
             quarter ended December 31, 1996
    23.1     Consent of Shearman & Sterling with respect to its opinion as to the legality of securities being registered by this registration statement (contained in Exhibit 5.1)
    23.2     Consent of Shearman & Sterling with respect to its opinion as to certain tax matters (contained in Exhibit 8.1)
    23.3     Consent of Brobeck, Phleger & Harrison LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2)
    23.4     Consent of Ernst & Young LLP, independent auditors, with respect to financial statements of Cell Genesys
    23.5     Consent of Ernst & Young LLP, independent auditors, with respect to financial statements of Somatix
    23.6     Consent of Lehman Brothers Inc. with respect to its fairness opinion
    23.7     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
             with respect to its fairness opinion
    23.8     Consent of David W. Carter, as a person about to become a director of the registrant
    23.9     Consent of John T. Potts, Jr., M.D., as a person about to become a director of the registrant
    23.10    Consent of Inder M. Verma, Ph.D., as a person about to become a director of the registrant
    23.11    Consent of Thomas E. Shenk, Ph.D., as a person about to become a director of the registrant
    24.1     Power of attorney (included on page II-4)
    99.1     Form of Proxy Card of Cell Genesys
    99.2     Form of Proxy Card of Somatix